Exhibit 4.5
$170,000,000
SECOND LIEN CREDIT AGREEMENT
Dated as of November 16, 2006
among
GA EBS MERGER, LLC
(which on the Closing Date will be merged with and into
EMDEON BUSINESS SERVICES LLC),
as Borrower,
MEDIFAX-EDI HOLDING COMPANY,
as Additional Borrower,
EBS MASTER LLC,
as Holdco,
THE LENDERS REFERRED TO HEREIN,
CITIBANK, N.A.,
as Administrative Agent and Collateral Agent,
CITIGROUP GLOBAL MARKETS INC.
and
DEUTSCHE BANK SECURITIES INC.
as Joint Lead Arrangers,
CITIGROUP GLOBAL MARKETS INC.
DEUTSCHE BANK SECURITIES INC.
and
BEAR, STEARNS & CO. INC.
as Joint Bookrunner,
DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Syndication Agent
and
BEAR STEARNS CORPORATE LENDING INC.,
as Documentation Agent
Cahill Gordon & Reindel LLP
80 Pine Street
New York, New York 10005

Page

ARTICLE VIII

THE AGENTS

SECTION 8.01. The Agents	99

ARTICLE IX
MISCELLANEOUS

SECTION 9.01. Notices	103
SECTION 9.02. Survival of Agreement	104
SECTION 9.03. Binding Effect	104
SECTION 9.04. Successors and Assigns	104
SECTION 9.05. Expenses; Indemnity	107
SECTION 9.06. Right of Setoff	109
SECTION 9.07. Applicable Law	109
SECTION 9.08. Waivers; Amendment	109
SECTION 9.09. Interest Rate Limitation	112
SECTION 9.10. Entire Agreement	112
SECTION 9.11. WAIVER OF JURY TRIAL	112
SECTION 9.12. Severability	113
SECTION 9.13. Counterparts	113
SECTION 9.14. Headings	113
SECTION 9.15. Jurisdiction; Consent to Service of Process	113
SECTION 9.16. Confidentiality	114
SECTION 9.17. Fixed Income Direct Website Communications	114
SECTION 9.18. USA PATRIOT Act Notice	116
SECTION 9.19. Intercreditor Agreement	116

ANNEX I Lenders and Commitments

EXHIBIT A Form of Administrative Questionnaire
EXHIBIT B Form of Assignment and Acceptance
EXHIBIT C Form of Borrowing Request
EXHIBIT D Form of Closing Certificate
EXHIBIT E Form of Compliance Certificate
EXHIBIT F Form of Guarantee Agreement
EXHIBIT G Form of Intercompany Note
EXHIBIT H Reserved
EXHIBIT I Reserved
EXHIBIT J Reserved
EXHIBIT K Form of Note
EXHIBIT L Form of Perfection Certificate
EXHIBIT M Form of Security Agreement
EXHIBIT N Form of Section 2.16 Certificate

-iv-

Page

EXHIBIT O Form of Solvency Certificate
EXHIBIT P Form of Intercreditor Agreement

SCHEDULE 1.01(a) Subsidiary Guarantors
SCHEDULE 3.07 Litigation
SCHEDULE 3.09 Subsidiaries
SCHEDULE 3.10(b) Leased and Owned Real Property, Part I
SCHEDULE 3.10(c) Leased and Owned Real Property, Part II
SCHEDULE 3.19(c) Intellectual Property Matters
SCHEDULE 3.20(c) Mortgage Filing Offices
SCHEDULE 5.17 Post-Closing Matters
SCHEDULE 6.01(w) Existing Indebtedness
SCHEDULE 6.02(h) Existing Liens
SCHEDULE 6.06(h) Existing Investments
SCHEDULE 6.12(f) Affiliate Transactions

-v-

          SECOND LIEN CREDIT AGREEMENT (this “Agreement”) dated as of November 16, 2006, among GA EBS MERGER, LLC, a limited liability company organized under the laws of Delaware (“Borrower”), MEDIFAX-EDI HOLDING COMPANY, a corporation organized under the laws of Delaware (the “Additional Borrower” and together with Borrower, “Borrowers” ), EBS MASTER LLC, a limited liability company organized under the laws of Delaware (“Holdco”), the Lenders, CITIBANK, N.A. (“Citibank”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, the “Collateral Agent”), CITIGROUP GLOBAL MARKETS INC. (“CGMI”) and DEUTSCHE BANK SECURITIES INC. (“DBSI”), as joint lead arrangers (in such capacity, the “Lead Arrangers”), CGMI, DBSI and BEAR, STEARNS & CO. INC. (“BSCI”), as joint bookrunners, DEUTSCHE BANK TRUST COMPANY AMERICAS (“DBTCA”), as syndication agent (in such capacity, the “Syndication Agent”) and BEAR STEARNS CORPORATE LENDING INC. (“Bear Stearns”), as documentation agent (in such capacity, the “Documentation Agent”).
          WHEREAS, Borrower, an indirect wholly owned subsidiary of EBS Acquisition LLC, a Delaware limited liability company (the “Purchaser”), will acquire the Acquired Business (as defined below) by way of merger with Emdeon Business Services LLC, a newly formed entity (“NewCo”) and wholly-owned subsidiary of Holdco whose sole assets will be the business services division of Emdeon Corporation (“Target”) and certain related assets (together with the Target, the “Acquired Business”) from Emdeon Corporation ( “Emdeon”), pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of November 15, 2006, among Borrower, the Purchaser, Emdeon, EBS Holdco, Inc., Holdco, the Additional Borrower, EBS Merger Co. and NewCo (the “Merger Agreement”). Borrower will be merged with and into the NewCo (the “Merger”), with NewCo being the surviving limited liability company and thereafter being Borrower under this Agreement. Sponsor (as defined below) will have an indirect 52% interest in NewCo through its ownership in Holdco. Emdeon will retain an indirect 48% interest in NewCo through its ownership in Holdco;
          WHEREAS, Sponsor and its Controlled Investment Affiliates and other equity investors reasonably acceptable to the Lead Arrangers will indirectly make cash common equity investments in Holdco of at least $318,850,000 simultaneously with the merger of Borrower with NewCo, which cash shall be distributed by NewCo to Holdco and Holdco to wholly owned subsidiaries of Emdeon (the “Cash Equity Financing”) and Emdeon will rollover at least $294,320,000 in to Holdco simultaneously herewith (the “Rollover Equity,” and, together with the Cash Equity Financing, the “Equity Financing”);
          WHEREAS, simultaneously herewith, Borrowers will enter into the First Lien Credit Agreement (as defined herein) providing for first lien term loans in the amount of $755,000,000 and revolving loans in an amount of up to $50,000,000, the net proceeds of which will be used to fund a portion of the purchase price of the Merger;
          WHEREAS, on the Closing Date, Borrowers will request the lenders under the First Lien Credit Agreement to extend credit in an aggregate amount of $755,000,000 of Term Loans (as defined in the First Lien Credit Agreement);

          WHEREAS, the Liens securing the Obligations shall be subordinated to the Liens securing the First Lien Obligations;
          WHEREAS, Borrowers have requested that the Lenders extend credit in the form of Loans on the Closing Date in an aggregate principal amount not in excess of $170,000,000; and
          WHEREAS, the proceeds of the Loans are to be used as set forth in Section 5.12;
          NOW, THEREFORE, the Lenders are willing to extend such credit to Borrowers on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
          SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
          “ABR Borrowing” means a Borrowing comprised of ABR Loans.
          “ABR Loan” means any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.
          “Accounting Change” has the meaning assigned to such term in Section 1.03(a).
          “Acquired Business” has the meaning assigned to such term in the recitals hereto.
          “Additional Borrower” has the meaning assigned to such term in the preamble.
          “Additional Collateral” has the meaning assigned to such term in Section 5.10(a).
          “Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
          “Administrative Agent” has the meaning assigned to such term in the preamble hereto and includes each other Person appointed as the successor pursuant to Article IX.
          “Administrative Questionnaire” means an Administrative Questionnaire in the form of Exhibit A.
          “Affiliate” of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Plan). A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power to:
     (a) vote 15% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors, managers or managing general partners of such Person; or
     (b) direct or cause the direction of the management and policies of such Person.
          “Agent Fees” has the meaning assigned to such term in Section 2.10(c).
          “Agents” means the Administrative Agent and the Collateral Agent.
          “Agreement” has the meaning assigned to such term in the preamble hereto.
          “Alternate Base Rate” means for any day, a rate per annum equal to the higher of (a) the Administrative Agent’s Base Rate in effect on such day and (b) the Federal Funds Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Rate shall be effective as of the opening of business on the effective day of such change.
          “Anti-Terrorism Laws” shall have the meaning assigned thereto in Section 3.22.
          “Applicable Prepayment Penalty” means, with respect to any Loan repaid or prepaid, a payment by any Borrower to the Lender of such Loan equal to (a) on or prior to the first anniversary of the Closing Date, 2% of the aggregate principal amount of the Loans so repaid, (b) after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, 1% of the aggregate principal amount of the Loans so repaid and (c) after the second anniversary of the Closing Date, 0%.
          “Applicable Rate” means, for any day, with respect to any Loan that is (x) an ABR Loan, 4.00% per annum and (y) a Eurodollar Loan, 5.00% per annum.
          “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
          “Asset Sale” means any sale, sale-leaseback, transfer, lease, assignment, conveyance or other disposition (including by way of merger or consolidation, but excluding any Taking or Destruction) by Holdco, Borrower or any Subsidiary of any of its property or assets, including the Equity Interests of any Subsidiary, including by issuance of Equity Interests of Borrower or a Subsidiary, except (i) sales and dispositions permitted by Sections 6.05(a), (b), (c), (e), (g), (h), (i), (k) and (l) and (ii) individual sales or dispositions that, together with any other substantially related transactions, relate to assets with aggregate Net Proceeds of less than $1,000,000.

          “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04(b)), and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent and Borrower.
          “Attributable Indebtedness” means, when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.
          “Audited Financial Statements” means the unqualified audited consolidated balance sheets of the Acquired Business for the Fiscal Years ended December 31, 2004 and 2005 and related statements of income, stockholders’ equity and cash flows of the Acquired Business for each of the Fiscal Years ended December 31, 2003, 2004 and 2005.
          “Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Citibank, N.A. as its “prime rate”. Any change in such rate announced by Citibank, N.A. shall take effect at the opening of business on the day specified in the public announcement of such change.
          “Bear Stearns” has the meaning assigned to such term in the preamble hereto.
          “Board” means the Board of Governors of the Federal Reserve System of the United States.
          “Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the manager or the board of directors or board of managers of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.
          “Borrower” has the meaning assigned to such term in the preamble hereto; provided that the phrases “Borrower,” “any Borrower,” “applicable Borrower,” “each Borrower,” “no Borrower,” “other Borrower,” “such Borrower” and any other phrases of the import shall be referenced to one or more of Borrowers, as the context requires.
          “Borrowers” means, collectively, Borrower and the Additional Borrower.
          “Borrowing” means a Loan or group of Loans of the same Type made (including through a conversion or continuation) by the applicable Lenders on a single date and as to which a single Interest Period is in effect.
          “Borrowing Date” means any Business Day specified in a notice pursuant to Section 2.02 as a date on which any Borrower requests Loans to be made hereunder.

          “Borrowing Request” has the meaning assigned to such term in Section 2.02(a).
          “BSCI” has the meaning assigned to such term in the preamble hereto.
          “Business Day” means (a) for all purposes other than as covered by clause (b) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.
          “Capital Expenditures” means, with respect to any Person, for any period, without duplication, expenditures resulting in the aggregate gross increase during that period, in the property, plant or equipment reflected in the consolidated balance sheet of such Person and its consolidated Subsidiaries (including principal amounts in respect of Financing Leases and excluding capitalized interest in respect thereof), in conformity with GAAP, but excluding increases resulting from (i) expenditures made in connection with the replacement, substitution or restoration of property, (ii) expenditures that are reimbursed by an unrelated third party, (iii) expenditures to the extent funded by the Net Proceeds from issuances of Equity Interests (but excluding any Cure Amount), (iv) expenditures to the extent funded by the Net Proceeds from Asset Sales, Takings or Destructions as contemplated by, and in accordance with, clause (b) or (c) (as applicable) of the definition of “Net Proceeds”, (v) Investments in respect of a Permitted Acquisition and (vi) expenditures made with the retained portion of Excess Cash Flow following the application of Section 2.05(c)(iv).
          “Cash Equity Financing” has the meaning assigned to such term in the recitals hereto.
          “Cash Equivalents” means: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing or allowing for liquidation at the original par value at the option of the holder within two years from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits, bankers acceptances or overnight bank deposits having maturities of 12 months or less from the date of acquisition issued by or guaranteed by or placed with, and money market deposit accounts issued or offer by any Lender, or any commercial bank organized under the laws of the United States or any state thereof, the District of Columbia, or any U.S. branch of a foreign bank, in each case having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at the date of acquisition, at least A-2 by S&P or P-2 by Moody’s (or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally) and maturing within one year from the date of acquisition; (d) repurchase obligations for securities described in clause (a) above of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are at the time of acquisition rated at least A by S&P or A2 by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest at least 95% of their assets in assets satisfying the requirements of any of clauses (a) through (f) of this definition.
          “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.
          “CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System List promulgated pursuant to CERCLA.
          “CGMI” has the meaning assigned to such term in the preamble hereto.
          “Change of Control” means any event, transaction or occurrence as a result of which any of the following occurs:
     (a) at any time prior to a Qualified Public Offering, the Permitted Holders shall cease to own, directly or indirectly, 55% of the issued and outstanding Equity Interests of Holdco, on a fully diluted basis; provided, that if there has been an Emdeon Change of Control (as defined in the LLC Agreement as of the date hereof), a Change of Control will be deemed triggered pursuant to this paragraph (a) if, notwithstanding the fact that the Permitted Holders still own, directly or indirectly, 55% of the issued and outstanding Equity Interests of Holdco, both (1) immediately prior to an Emdeon Change of Control, Emdeon has the ability to designate more managers to the Board of Directors of Holdco than the Sponsor and (2) Sponsor shall own, directly or indirectly, less than 35% of the issued and outstanding Equity Interests of Holdco, on a fully diluted basis;
     (b) at any time following a Qualified Public Offering, (i) any Person other than a Permitted Holder, whether singly or in concert with one or more Persons, shall, directly or indirectly, have acquired or acquire the power to vote or direct the voting of 35% or more, on a fully diluted basis, of the outstanding Equity Interests of Holdco, and (ii) at such time the Permitted Holders do not own, directly or indirectly, in the aggregate, issued and outstanding Equity Interests of Holdco representing greater voting power than the voting power of such Person or Persons described in clause (i) above;
     (c) other than in connection with a Qualified Public Offering at any time, Holdco ceases to own, directly or indirectly, 100% of the outstanding Equity Interests of Borrower; or
     (d) at any time after a Qualified Public Offering, the Board of Directors of Borrower ceases to consist of a majority of Continuing Managers.
          “Charges” has the meaning assigned to such term in Section 9.09.

          “Citibank” has the meaning assigned to such term in the preamble hereto.
          “Closing Certificate” means a certificate substantially in the form of Exhibit D.
          “Closing Date” means November 16, 2006, the date of the initial Credit Event hereunder.
          “Closing Date Material Adverse Effect” means any circumstance, event, change or effect that is materially adverse to the results of operations, assets or financial condition of the Acquired Business, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a “Material Adverse Effect”: (i) events, circumstances, changes or effects that generally affect the industries in which the Acquired Business operate (including legal, regulatory or GAAP (as defined in the Merger Agreement) changes), but only to the extent such events, circumstances, changes or effects do not affect the Acquired Business’ businesses in a disproportionate manner; (ii) general economic or political conditions or events, circumstances, changes or effects affecting the financial or securities markets generally, but only to the extent such events, circumstances, changes or effects do not affect the Acquired Business’ businesses in a disproportionate manner; (iii) changes arising from the consummation of the transactions contemplated by, or by the announcement of, the Merger Agreement; (iv) any circumstance, change or effect that results from any action taken that was taken with the express written consent of the Purchaser (as defined in the Merger Agreement); (v) changes caused by a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the date of the Merger Agreement; and (vi) any non-recurring and adverse change or effect that is cured by Parent (as defined in the Merger Agreement) prior to the Closing Date; provided, further, that with respect to references to Material Adverse Effect in the representations and warranties set forth in Sections 3.05 and 3.06 of the Merger Agreement (and to the extent related to such representations and warranties, the conditions set forth in Section 8.02(a) of the Merger Agreement), the exceptions set forth in clause (iii) shall not apply.
          “CNAI” means Citicorp North America, Inc.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          “Collateral” means any and all “Collateral,” “Pledged Collateral,” “Mortgaged Property” or “Trust Property,” as defined in any applicable Security Document, and all other property of whatever kind and nature pledged as collateral under any Security Document.
          “Collateral Account” means the collateral account or sub-account established and maintained by the Collateral Agent in its name as Collateral Agent for the benefit of the Secured Parties, in accordance with the provisions of the Security Agreement.
          “Collateral Agent” has the meaning assigned to such term in the preamble hereto.
          “Collateral Estate” has the meaning assigned to such term in Section 8.01.

          “Commitment” means, with respect to any Lender, the commitment, if any, of such Lender to make a Loan hereunder on the Closing Date, expressed as an amount representing the maximum principal amount of the Loan to be made by such Lender hereunder, as the same may be reduced from time to time pursuant to the provisions of this Agreement. The initial amount of each Lender’s Commitment is set forth on Annex I or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $170,000,000.
          “Communications” has the meaning assigned to such term in Section 9.17(a).
          “Compliance Certificate” means a certificate delivered pursuant to Section 5.01(c), which shall be substantially in the form of Exhibit E.
          “Consolidated Current Assets” means, at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Borrower and its Subsidiaries at such date.
          “Consolidated Current Liabilities” means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Borrower and its Subsidiaries at such date, but excluding, without duplication, (a) the current portion of any Indebtedness of Borrower and its Subsidiaries and any interest thereon, (b) all Indebtedness consisting of Contingent Obligations under outstanding Letters of Credit and Indebtedness consisting of Revolving Loans or Swingline Loans (for purposes of this clause (b), each capitalized term not otherwise defined herein shall have the meaning assigned to it in the First Lien Credit Agreement) and (c) the current portion of deferred tax liabilities.
          “Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus (I) for purposes of determining compliance with the Financial Covenants in Section 6.09 only, the Cure Amount, if any, received by Holdco and contributed to Borrower in cash for such period and permitted to be included in Consolidated EBITDA pursuant to Section 7.04 and (II) to the extent deducted in determining such Consolidated Net Income for such period and without duplication, the sum of:
     (a) total provision for income tax expense and Permitted Tax Distributions;
     (b) total interest expense (including the interest portion that is allocable to Financing Leases);
     (c) depreciation and amortization expense;
     (d) any extraordinary, non-recurring or unusual expenses, charges or losses, including, without limitation, any severance costs, earn-out obligation, costs associated with office openings or closings and consolidation, relocation or integration costs and restructuring charges and expenses;

     (e) losses on sales of assets outside of the ordinary course of business;
     (f) any other non-cash losses, expenses or charges reducing Consolidated Net Income (including non-cash interest expense and write-offs of deferred financing costs), including any non-cash charge that results in an accrual of a reserve for cash charges in any future period;
     (g) management fees to Sponsor, Emdeon or any of their Affiliates accrued and payable or, to the extent permitted to be paid hereunder, paid (to the extent not included in the calculation of Consolidated EBITDA pursuant to this clause (g) in a prior period) pursuant to the terms of the LLC Agreement in an aggregate amount not to exceed $25.0 million;
     (h) fees, costs and expenses incurred in connection with the Transactions (including the closing fee to Sponsor pursuant to Section 6.12(j)); in an amount not to exceed $44.0 million;
     (i) losses with respect to obligations under Hedging Agreements;
     (j) any purchase accounting adjustment which reduces Consolidated Net Income;
     (k) expenses incurred to the extent reimbursed by indemnification provisions in any agreement in connection with the Transactions or any Permitted Acquisitions and such reimbursed amount was not included within the calculation of Consolidated Net Income;
     (l) fees and expenses of the Loan Parties payable in connection with the issuance of Equity Interests, incurrence of Indebtedness permitted hereunder or any Permitted Acquisition (in each case whether or not consummated);
     (m) cost savings to the extent realized or are reasonably expected to be realized in connection with any Permitted Acquisition within the next four quarters after such Permitted Acquisition; provided that such cost savings shall be set forth in an Officer’s Certificate from a Financial Officer of Borrower in reasonable detail describing and quantifying such costs savings;
     (n) expenses in respect of compensation paid to employees of Holdco, Borrower or any Subsidiary by Emdeon in cash (or reimbursed or otherwise provided for by Emdeon in cash), options to purchase Emdeon stock, restricted shares of Emdeon stock or otherwise pursuant to any compensation, bonus, stock or option plan, including any expenses or charges resulting from changes in the value of any compensation, stock or option, or the stock of Emdeon underlying such option, previously paid to such employees, in each case to the extent such expenses or charges reduce Consolidated Net Income; and
     (o) the cumulative effect of accounting changes to the extent such changes result in a reduction of Consolidated Net Income;

minus (X) cash charges made from reserves taken in respect of non-cash charges previously added in the calculation of Consolidated EBITDA pursuant to clause (f) above and (Y) to the extent included in determining such Consolidated Net Income for such period and without duplication:
     (i) all non-cash gain or income for such period (provided that any cash received in a subsequent period in respect of any such non-cash gain or other non-cash item of income shall be included in Consolidated EBITDA for the period in which received);
     (ii) interest income;
     (iii) any extraordinary income or gains;
     (iv) any other non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business); and
     (vi) gains under Hedging Agreements;
all as determined on a consolidated basis; provided that, notwithstanding anything to the contrary contained herein (including the definition of “Test Period”), Consolidated EBITDA shall be deemed to be (i) $37,000,000 for the Fiscal Quarter ended March 31, 2006, (ii) $43,800,000 for the Fiscal Quarter ended June 30, 2006, and (iii) $43,500,000 for the Fiscal Quarter ended September 30, 2006.
          “Consolidated Indebtedness” means, as at any date, the aggregate stated balance sheet amount of all Funded Debt of Borrowers and their Subsidiaries determined on a consolidated basis in accordance with GAAP at such date.
          “Consolidated Interest Coverage Ratio” means, with respect to any Test Period, on a Pro Forma Basis, the ratio of (a) Consolidated EBITDA during such Test Period to (b) Consolidated Interest Expense for such Test Period.
          “Consolidated Interest Expense” means, for any period, total cash interest expense (including that interest portion that is attributable to Financing Leases) of Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and net cash costs under Interest Rate Agreements to the extent such net cash costs are allocable to such period in accordance with GAAP) minus the sum of:
     (a) to the extent included in Borrower’s Consolidated Interest Expense for such period, any one-time financing fees, including those paid in connection with the Transactions or in connection with any amendment of this Agreement;
     (b) to the extent included in Borrower’s Consolidated Interest Expense for such period, amounts attributable to amortization of financing costs; and
     (c) to the extent included in Borrower’s Consolidated Interest Expense for such period, non-cash amounts attributable to amortization of debt discounts or accrued interest payable in kind or other non-cash interest expense.

          “Consolidated Net Income” means, for any period, net income (or loss) of Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that (a) the net income (but not net loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall not be included except to the extent paid in cash as a dividend or distribution to Borrower or (subject to clause (b) below) a Subsidiary, (b) the net income of any Person shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Person (other than Borrower) of such net income is prohibited or not permitted at the date of determination, (c) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Borrower or is merged with or into or consolidated with Borrower or any Subsidiary shall be excluded, (d) the cumulative effect of a change in accounting principles (effected either through a cumulative effect adjustment or a retroactive application) shall be excluded and (e) any non-cash expense or gain relating to recording of the Fair Market Value of Hedging Agreements or non-cash income or loss relating to hedging activities shall be excluded. Consolidated Net Income shall be calculated without giving effect to purchase accounting or similar adjustments required or permitted by GAAP in connection with the Transactions.
          “Consolidated Total Assets” shall mean, as of any date of determination, the total assets of Borrower and its consolidated Subsidiaries, determined in accordance with GAAP, as set forth on the consolidated balance sheet of Borrower most recently delivered by Borrower pursuant to Section 5.01(a) or (b), as applicable, on or prior to such date of determination.
          “Consolidated Working Capital” means, as at any date, Consolidated Current Assets on such date minus Consolidated Current Liabilities on such date.
          “Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount (based on the maximum reasonably anticipated net liability in respect thereof as determined by Borrower in good faith) of the primary obligation or portion thereof in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated net liability in respect thereof (assuming such Person is required to perform thereunder) as determined by Borrower in good faith or, if less, the maximum amount of the guarantees.
          “Continuing Managers” means (i) the managers (or functional equivalents thereof) of Holdco on the Closing Date, after giving effect to the Transactions and the other transactions contemplated hereby, and (ii) each other manager (or functional equivalent thereof) if such manager’s nomination for election to the Board of Directors of Holdco is recommended by at least a majority of the then Continuing Managers or by a nominations committee thereof or is otherwise designated by the Permitted Holders and their Controlled Investment Affiliates.
          “Contractual Obligation” of any Person means any obligation, agreement, undertaking or similar provision of any security issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding a Loan Document) to which such Person is a party or by which it or any of its Property is bound or to which any of its Property is subject.
          “control” means, other than in the case of the definition of “Affiliate,” the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, and “controlling” and “controlled” have meanings correlative thereto.
          “Controlled Investment Affiliate” means, with respect to any Person, any other Person which (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by the former such Person (or by a Person controlling both of such Persons) primarily for the purpose of making equity or debt investments in one or more companies.
          “Credit Event means the making of Loans by the Lenders on the Closing Date.
          “Cure Amount” has the meaning assigned to such term in Section 7.04.
          “Cure Right” has the meaning assigned to such term in Section 7.04.
          “DBTCA” has the meaning assigned to such term in the preamble.
          “Default” means any Event of Default and any event or condition which, if it continues uncured, upon notice, lapse of a grace period or both would constitute an Event of Default.
          “Destruction” means any and all damage to, or loss or destruction of, or loss of title to, all or any material portion of the physical Property of Holdco, Borrower or any of its Subsidiaries.
          “Discharge Conditions” shall have the same meaning as “Discharge of First Lien Obligations” as defined in the Intercreditor Agreement.
          “Disqualified Capital Stock” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is six months following the Final Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in clause (a) above, in each case at any time on or prior to the date that is six months following the Final Maturity Date, or (c) contains any repurchase obligation (other than repurchase obligations with respect to Holdco’s common Equity Interests issued to employees, officers and directors of Holdco and its Subsidiaries upon death, disability, retirement, severance or termination of employment or service) which may come into effect prior to the date that is six months following the Final Maturity Date; provided, however, that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of change in control or an asset sale occurring prior to the date that is six months following the Final Maturity Date shall not constitute Disqualified Capital Stock.
          “Dividend Payments” means dividends (whether in cash, property, obligations or otherwise) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any Equity Interests of Holdco, Borrower or any Subsidiary, but excluding dividends paid through the issuance of additional shares of Equity Interests (other than Disqualified Capital Stock) and any redemption or exchange of any Equity Interests of such Person through the issuance of Equity Interests (other than Disqualified Capital Stock) of such Person.
          “Documentation Agent” has the meaning assigned to such term in the preamble hereto.
          “Dollar Equivalent” means, as to any amount denominated in an currency other than Dollars as of any date of determination, the amount of Dollars that would be required to purchase the amount of such other currency based upon the spot selling rate at which the Administrative Agent offers to sell such other currency for Dollars in the London foreign exchange market at approximately 11:00 a.m. London time on such date for delivery two Business Days later.
          “Dollars” or “$” means lawful money of the United States of America.
          “Eligible Assignee” shall mean (i) any Lender, (ii) an Affiliate of any Lender, (iii) an Approved Fund and (iv) any other person approved by the Administrative Agent and Borrower (each such approval not to be unreasonably withheld or delayed); provided that (x) no approval of Borrower shall be required during the continuance of an Event of Default under Section 7.01(a) and (y) “Eligible Assignee” shall not include Borrower or any of its Affiliates or Subsidiaries or any natural person.
          “Embargoed Person” has the meaning assigned to such term in Section 6.21.
          “Environment” means ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any applicable Environmental Law.
          “Environmental Action” means (a) any notice, claim, demand or other communication alleging liability for investigation, remediation, removal, cleanup, response, corrective action or other costs, damages to natural resources, personal injury (including sickness, disease or death), property damage, fines or penalties resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation of Environmental Law, and shall include, without limitation, any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment and (b) any investigation, monitoring, removal, remedial or response activities undertaken by or on behalf of Holdco or any of their Subsidiaries, whether or not such activities are carried out voluntarily.
          “Environmental Law” means any and all applicable treaties, laws, statutes, ordinances, regulations, rules, decrees, judgments, orders, consent orders, consent decrees and other binding requirements, and the common law, relating to pollution or protection of the Environment, exposure to or the Release or threatened Release of Hazardous Material, natural resource damages, or occupational safety or health.
          “Environmental Liability” means any liability, contingent or otherwise (including, but not limited to, any liability for damages, natural resource damage, costs of Remedial Action, administrative oversight costs, fines, penalties or indemnities), of Holdco, Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Material or (d) the Release or threatened Release of any Hazardous Material.
          “Environmental Permit” means any permit, approval, authorization, certificate, license, variance or permission required by or from any Governmental Authority pursuant to any Environmental Law.
          “Equity Financing” has the meaning assigned to such term in the recitals hereto.
          “Equity Interests” means (i) shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests (including, without limitation, Preferred Stock) in a Person and (ii) warrants, options to purchase and securities or interests convertible into any of the foregoing.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party or Subsidiary, is treated as a single employer under Section 414(b), (c), (m), (o) or (t) of the Code, and for the purpose of Section 302 of ERISA and/or Section 412, 4971, 4977, 4980D, 4980E and/or each “applicable section” under Section 414(t)(2) of the Code, within the meaning of Section 414(b), (c), (m) or (o) of the Code.
          “ERISA Event” means (a) any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan (other than an event for which the 30-day notice period is waived by regulation); (b) with respect to any Pension Plan, the failure to satisfy the Minimum Funding Standard (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (e) the incurrence by any Loan Party or ERISA Affiliate of any liability under Title IV of ERISA with respect to any Pension Plan; (f) the receipt by any Loan Party or ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan, to appoint a trustee to administer any Pension Plan, or to take any other action with respect to a Pension Plan that could result in material liability to a Loan Party or a Subsidiary, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of or the appointment of a trustee to administer, any Pension Plan; (g) the incurrence by any Loan Party or ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (h) the receipt by a Loan Party or ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Pension Plan; (j) the making of any amendment to any Pension Plan which could result in the imposition of a lien or the posting of a bond or other security; or (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to a Loan Party or any of the Subsidiaries.
          “Eurodollar Borrowing” means a Borrowing comprised of Eurodollar Loans.
          “Eurodollar Loan” means any Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.
          “Event of Default” has the meaning assigned to such term in Section 7.01.
          “Excess Cash” means, as of any date of determination, the aggregate amount of non-restricted cash and Cash Equivalents in excess of $2,000,000 that would appear on the consolidated balance sheet of Borrower and its Subsidiaries in conformity with GAAP not to exceed $35,000,000 at any time.
          “Excess Cash Flow” means, for any Fiscal Year, the excess, if any, of:
     (a) the sum, without duplication, of
     (i) Consolidated Net Income adjusted to exclude any amount of gain included in both (x) Consolidated Net Incomes and (y) Net Proceeds actually applied to the prepayment of the Loans pursuant to Section 2.05(c)(ii) or (iii), plus
     (ii) an amount equal to the amount of all non-cash charges (including depreciation, amortization of intangibles, deferred taxes (which may be positive or negative for this purpose) and other non-cash expenses) to the extent deducted in arriving at such Consolidated Net Income, plus

     (iii) amounts actually received as reimbursements during such Fiscal Year in respect of expenses deducted from the calculation of Excess Cash Flow for a previous Fiscal Year pursuant to clause (b) of this definition, plus
     (iv) the amount by which Consolidated Working Capital in such Fiscal Year decreased, less
     (b) the sum, without duplication, of
     (i) the aggregate amount actually paid in cash by Borrower and its Subsidiaries during such Fiscal Year on account of Capital Expenditures (other than Capital Expenditures to the extent funded with the proceeds of the incurrence of Indebtedness (other than Revolving Loans under the First Lien Credit Agreement or loans under any other revolving credit facility) or the issuance of Equity Interests),
     (ii) the aggregate amount of payments of principal in respect of any Indebtedness during such Fiscal Year (other than (A) pursuant to Section 2.05(a) or Section 2.05(c)(i), (ii) or (iii), (B) payments of principal in respect of any revolving credit facility to the extent that there is not an equivalent reduction in the commitments in respect of such facility and (C) any repayment of Indebtedness to the extent made with the proceeds of the incurrence of Indebtedness (other than Revolving Loans under the First Lien Credit Agreement or loans under any other revolving credit facility) or the issuance of Equity Interests),
     (iii) the aggregate amount of Investments (other than Investments among Loan Parties) made in cash during such Fiscal Year pursuant to Section 6.06,
     (iv) to the extent not deducted in arriving at Consolidated Net Income, (A) Permitted Tax Distributions that are paid during such Fiscal Year and (B) any other amount for taxes or tax distributions actually paid or to be paid in cash by Borrowers or their Subsidiaries during such Fiscal Year, provided that any such amount shall not be included in this clause (iv) in respect of more than one Fiscal Year,
     (v) the amount by which Consolidated Working Capital in such Fiscal Year increased,
     (vi) any non-cash gains included in determining Consolidated Net Income for such period,
     (vii) cash expenditures made in respect of Hedging Agreements during such Fiscal Year, to the extent not reflected in the computation of Consolidated Net Income and to the extent made from internally generated funds,
     (viii) working capital adjustments and earn-out payments under the Transaction Documents and Permitted Acquisitions (including in respect of entities acquired prior to the Closing Date), in each case to the extent made from internally generated funds, and
     (ix) amounts paid in cash during such Fiscal Year on account of items that were accounted for as non-cash reductions in determining Consolidated Net Income in the Prior Fiscal Year.
          “Executive Order” has the meaning assigned to such term in Section 3.22.
          “Fair Market Value” means (a) with respect to any asset or group of assets (other than cash, Cash Equivalents and marketable securities) of any Person at any date that is the object of a transaction or series of transactions, the value of the consideration obtainable in a sale of such asset at such date or on the date of such transaction or series of transactions assuming a sale by a willing seller to a willing purchaser, neither of which is under compulsion to complete the transaction and both of which are dealing at arm’s length, having regard to the nature and characteristics of such asset, as reasonably determined by a Financial Officer of such Person or, if such asset shall have been the subject of a relatively contemporaneous appraisal by an independent third party appraiser, the basic assumptions underlying which have not materially changed since its date, the value set forth in such appraisal, (b) with respect to any marketable security (including Cash Equivalents that constitute marketable securities) at any date, the closing sale price of such security on the Business Day next preceding such date, as appearing in any published list of any national securities exchange or the NASDAQ Stock Market or, if there is no such closing sale price of such security, the final price for the purchase of such security at face value quoted on such Business Day by a financial institution of recognized standing regularly dealing in securities of such type and reasonably selected by the Administrative Agent and (c) with respect to cash or Cash Equivalents not constituting marketable securities, the stated value thereof.
          “Federal Funds Rate” means, for any day, the weighted average of the rates (rounded upwards, if necessary, to the nearest 1/100th of 1%) on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate for such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
          “Fee Letter” means the Fee Letter dated September 26, 2006, among CGMI, DBTCA, DBSI, Bear Stearns, BSCI, Holdco and Borrower.
          “Fee Property” has the meaning assigned to such term in Section 3.10(b).
          “Fees” means the Agent Fees.
          “Final Maturity Date” means May 16, 2014 , seven and one-half years after the Closing Date.

          “Financial Covenants” means those covenants and agreements set forth in Section 6.09.
          “Financial Officer” of any corporation, partnership or other entity means the chief financial officer, principal accounting officer, Treasurer or Controller of such corporation, partnership or other entity.
          “Financing Lease” means, with respect to any Person, (a) any lease of property, real or personal, the obligations under which are capitalized on a consolidated balance sheet of such Person and (b) any other such lease to the extent that the then present value of any rental commitment thereunder should, in accordance with GAAP, be capitalized on a balance sheet of the lessee.
          “First Lien Administrative Agent” shall mean the “Administrative Agent” as defined in the First Lien Credit Agreement, and its successors and assigns.
          “First Lien Collateral Agent” shall mean the “Collateral Agent” as defined in the First Lien Credit Agreement, and its successors and assigns.
          “First Lien Credit Agreement” shall mean (i) the Credit Agreement dated as of the date hereof among Borrowers, Holdco, Citibank, N.A., as administrative agent, collateral agent and issuing bank, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as joint lead arrangers, Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Bear, Stearns & Co. Inc. as joint bookrunners, Deutsche Bank Trust Company Americas, as Syndication Agent, Bear Stearns Corporate Lending, as Documentation Agent, and the lenders from time to time party thereto, as amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement and the Intercreditor Agreement or (ii) one or more loan agreements among one or more of Borrowers and Holdco and other parties from time to time party thereto pursuant to which the Indebtedness under the credit agreement referenced in clause (i) above (or, subsequently, a credit agreement referenced in clause (ii) above) has been Refinanced in whole or in part in accordance with this Agreement (including without limitation, Section 6.01(a)) and the Intercreditor Agreement.
          “First Lien Loan Documents” shall mean the First Lien Credit Agreement, each mortgage and other security documents thereunder and the notes issued thereunder.
          “First Lien Loans” shall mean the loans and other extensions of credit made from time to time pursuant to the First Lien Credit Agreement.
          “First Lien Obligations” shall have the meaning set forth in the Intercreditor Agreement.
          “First Lien Secured Parties” shall mean the Agents (as defined in the First Lien Credit Agreement), each Lender that holds First Lien Loans or has Commitments (as defined in the First Lien Credit Agreement) and each Qualified Counterparty (as defined in the First Lien Credit Agreement, in its capacity as such).

          “First Lien Term Loan Obligations” means First Lien Obligations in respect of the Term Loans (as defined under the First Lien Credit Agreement).
          “First Priority” means, with respect to any Lien purported to be created on any Collateral pursuant to any Security Document, that such Lien is the most senior Lien to which such Collateral is subject (subject to (i) in the case of Mortgaged Property, Permitted Encumbrances and (ii) otherwise, Permitted Liens, except in each case (i) and (ii) for Liens permitted by Section 6.02(t)).
          “Fiscal Quarter” means a three-month period ending three, six or nine months after the end of each Fiscal Year, or at the end of a Fiscal Year.
          “Fiscal Year” means any period of twelve consecutive calendar months constituting a fiscal year of Borrower. References to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2005 Fiscal Year”) refer to the Fiscal Year ending in such calendar year.
          “Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to outside the United States by any Loan Party or any Subsidiary primarily for the benefit of employees of any Loan Party or any Subsidiary employed outside the United States.
          “Foreign Subsidiary” means any direct or indirect Subsidiary of Borrower which is organized under the laws of a Non-U.S. Jurisdiction.
          “Fund” shall mean any Person that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.
          “Funded Debt” means, with respect to any Person, all Indebtedness of the types described in (i) clauses (a), (b), (c), (e) and (f) (with respect to drawn letters of credit only) of the definition of “Indebtedness” and (ii) solely to the extent relating to primary obligations of the type described in the foregoing clause (i), Indebtedness of the type described in clauses (g) and (h) of the definition of “Indebtedness”, in each case of such Person that matures more than one year from the date of its creation or incurrence, or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation, and, in the case of Borrower, Indebtedness in respect of the Loans and the First Lien Loans.
          “GAAP” means generally accepted accounting principles in the United States applied on a consistent basis.
          “Governmental Authority” means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body, including any central bank.
          “Governmental Real Property Disclosure Requirements” means any Requirement of Law of any Governmental Authority requiring notification of the buyer, lessee,

mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.
          “Guarantee Agreement” means the Guarantee Agreement, substantially in the form of Exhibit E, made by Holdco and each Subsidiary Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties.
          “Guarantors” means collectively Holdco and each Subsidiary Guarantor, and “Guarantor” means any one of them.
          “Hazardous Material” means any material, substance, waste, constituent, compound, pollutant or contaminant (including, without limitation, petroleum (including, without limitation, crude oil or any fraction thereof or any petroleum product or waste), asbestos or asbestos-containing materials, polychlorinated biphenyls (“PCB”) or PCB-containing equipment) subject to regulation or which could give rise to liability under the federal Comprehensive Environmental Response Compensation and Liability Act, as amended, the federal Resource Conservation Recovery Act, as amended, the federal Clean Water Act, as amended, the federal Clean Air Act, as amended, the federal Toxic Substances Control Act, as amended, the federal Insecticide Fungicide and Rodenticide Act, as amended, the National Oil and Hazardous Substances Pollution Contingency Plan, as amended, the federal Occupation Safety and Health Act, as amended, and any state or local equivalent thereof.
          “Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rate, currency values or commodity prices (including, without limitation, any Interest Rate Agreement).
          “Holdco” has the meaning assigned to such term in the preamble hereto.
          “Impermissible Qualification” means, with respect to the opinion or certification of any independent public accountant as to any financial statement of Borrower, any qualification or exception to such opinion or certification:
     (a) which is of a “going concern” or similar nature;
     (b) which relates to the limited scope of examination of matters relevant to such financial statement; or
     (c) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause Borrowers to be in default of any of their obligations under any of the Financial Covenants.
          “Increased Cost Lender” has the meaning assigned thereto in Section 2.20.
          “Indebtedness” of any Person means, at any date, without duplication:
     (a) all indebtedness of such Person for borrowed money;
     (b) all obligations and accrued expenses of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business and not more than 180 days (270 days if a bona fide dispute exists in respect of such trade payables) overdue and accrued fees and expenses incurred pursuant to the LLC Agreement and the other Merger Agreements);
     (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments;
     (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person upon which interest charges are customarily paid (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);
     (e) all obligations under Financing Leases of such Person and the obligations of such Person under and in respect of synthetic lease transactions under which such Person or any Affiliate of such Person is the lessee, in each case to the extent constituting or representing principal or otherwise required to be capitalized on the balance sheet of such Person in accordance with GAAP;
     (f) the face amount of all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit (whether drawn or undrawn), surety bonds or similar arrangements;
     (g) Attributable Indebtedness;
     (h) all Contingent Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above;
     (i) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation (and for purposes of this Agreement, if such Person is not liable for the payment of such obligation, the amount of such Indebtedness shall be deemed the Fair Market Value of such Property); and

     (j) for the purposes of Section 6.01 and Section 7.01(e) only, all obligations of such Person in respect of Hedging Agreements.
          The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity.
          Notwithstanding the foregoing, Indebtedness shall not mean any operating lease rental expense to the extent that such rental expense is required to be recognized as a deferred liability on any Person’s balance sheet in accordance with Statement of Financial Accounting Standard No.13.
          “Indemnified Taxes” has the meaning assigned to such term in Section 2.16.
          “Indemnitee” has the meaning assigned to such term in Section 9.05.
          “Intellectual Property” has the meaning assigned to such term in Section 3.19(a).
          “Intercompany Note” shall mean a promissory note substantially in the form of Exhibit G.
          “Intercreditor Agreement” means that certain Intercreditor Agreement, substantially in the form of Exhibit P, dated as of November 16, 2006, between the First Lien Collateral Agent and the Collateral Agent, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.
          “Interest Payment Date” means, with respect to any Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, (a) each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to Borrowing and, in addition, (b) the date of any refinancing of such Borrowing with a Borrowing of a different Type.
          “Interest Period” means (a) as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing (including any date on which such Borrowing shall have been converted from a Borrowing of a different Type) or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, two, three or six months (or if available to all applicable Lenders, nine or 12 months) thereafter, as Borrower may elect; provided that prior to the earlier of the (i) 31st day after the Closing Date and (ii) completion of the initial syndication of the Commitments and Loans (as determined by the Lead Arrangers), Borrower shall only be permitted to request Interest Periods of seven days or such longer period as agreed by the Administrative Agent, or (b) as to any ABR Borrowing, the period commencing on the date of such Borrowing (including any date on which such Borrowing shall have been converted from a Borrowing of a different Type) or on the last day of the immediately preceding Interest Period applicable to such

Borrowing, as the case may be, and ending on the earliest of (i) the next succeeding March 15, June 15, September 15 or December 15, (ii) the Final Maturity Date, and (iii) the date such Borrowing is prepaid in accordance with Section 2.05 or converted to a Eurodollar Loan in accordance with Section 2.03; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.
          “Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement.
          “Investment” means, with respect to any Person, (a) any acquisition (including the Merger) (whether for cash, property, services or securities or otherwise) of equity interests, bonds, notes, debentures or other securities of any other Person, (b) the making of any advance, loan or other extension of credit to, any other Person, (c) any capital contribution to (by means of any transfer of cash or other property to others or any non-ordinary course payment for property or services for the account or use of others) any other Person, and (d) the entering into, or direct or indirect incurrence, of any Contingent Obligation with respect to Indebtedness of any other Person. Notwithstanding the foregoing, the term “Investment” shall not include any loan, advance, other extension of credit or capital contribution made directly or indirectly by any Borrower or any Subsidiary to any of their Foreign Subsidiaries if the funds so provided, extended, advanced or contributed are solely used for the purpose of paying bona fide cash operating expenses of such Foreign Subsidiary and such cash operating expenses were incurred or to be incurred within the next three months of date on which such funds are provided; provided that the amount of such cash operating expenses shall be set forth in an Officer’s Certificate from a Financial Officer of Borrower furnished to the Administrative Agent within 45 days after the end of each Fiscal Quarter of each Fiscal Year of Borrower commencing with the Fiscal Quarter ending March 31, 2007.
          For purposes of Article VI, the outstanding amount of any Investment made by any Person at any time shall be calculated as the excess of the initial amount of such Investment made by such Person (including the Fair Market Value of all property transferred by such Person as part of such Investment) over the sum of, without duplication, of (i) all returns of principal or capital thereof received on or prior to such time by such Person (including all cash dividends, cash distributions and cash repayments of Indebtedness received by such Person) and (ii) all liabilities of such Person expressly transferred, prior to such time, in connection with the sale or disposition of such Investment, but only to the extent such Person is fully released from such liabilities by such transfer.
          “Lead Arrangers” has the meaning assigned to such term in the preamble hereto.
          “Leased Property” has the meaning assigned to such term in Section 3.10(b).
          “Leases” means any and all leases, subleases, tenancies, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, granting to any Person the right to use or occupy all or any portion of any Real Property.
          “Lenders” shall mean (a) the financial institutions party hereto on the Closing Date and (b) any financial institution that has become a party hereto pursuant to an Assignment and Acceptance, other than, in each case, any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Acceptance, in each case, with a Commitment or an outstanding Loan.
          “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate supplied to the Administrative Agent at its request quoted by the Reference Banks in the London interbank market as of the day two Business Days prior to the commencement of such Interest Period as the rate for Dollar deposits with a maturity comparable to such Interest Period.
          “Lien” means, with respect to any asset, (a) (i) any mortgage, deed of trust, deed to secure debt, lien, pledge, encumbrance, charge, collateral assignment, hypothecation or security interest in or on such asset or (ii) any authorized filing of any financing statement under the UCC as in effect in the applicable state or jurisdiction or any other similar authorized notice or lien under any similar notice or recording statute of any Governmental Authority, in each of the foregoing cases whether voluntary or imposed by law, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) any other agreement intended to create any of the foregoing (other than in connection with the refinancing of all of the Obligations).
          “Liquidation” has the meaning assigned to such term in the recitals hereto.
          “LLC Agreement” has the meaning assigned to such term in Section 6.12(f).
          “Loan Documents” means (i) this Agreement, (ii) the Security Documents, (iii) the Guarantee Agreement, (iv) each Note, (v) the Intercreditor Agreement and (vi) solely for purposes of Section 7.01(a), the Fee Letter.
          “Loan Parties” means Borrowers, Holdco and the Subsidiary Guarantors.
          “Loan Party Information” has the meaning assigned thereto in Section 9.16.

          “Loans” means term loans made by the lenders pursuant to clause (i) of Section 2.01(a).
          “Material Adverse Effect” means a material adverse effect on (a) the assets, business, financial condition or results of operation of Holdco, Borrower and the Subsidiaries, taken as a whole, (b)  the rights of the Lenders under any Loan Document or (c) the validity, enforceability, perfection or priority of the Liens granted to the Collateral Agent (for the benefit of the Secured Parties) on the Collateral pursuant to the Security Documents.
          “Maximum First Lien Credit Agreement Amount” means the sum of (w) $1,005,000,000 plus (x) any premium, interest, fees, expenses and other amounts payable under the First Lien Credit Agreement in connection therewith, plus (y) any reasonable costs and expenses (including original issue discount and underwriting discounts) incurred in connection with such amendment, supplement, modification or Refinancing thereof, minus (z) the aggregate amount of all mandatory prepayments of First Lien Loans made pursuant to Section 2.05(c)(ii) of the First Lien Credit Agreement.
          “Maximum Rate” has the meaning assigned to such term in Section 9.09.
          “Merger” has the meaning assigned to such term in the recitals hereto.
          “Merger Agreement” has the meaning assigned to such term in the recitals hereto.
          “Merger Documents” means the Merger Agreement, each document attached as an exhibit to the Merger Agreement and each document attached as an exhibit to each document attached as an exhibit to the Merger Agreement.
          “Moody’s” means Moody’s Investors Service, Inc.
          “Mortgage” means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Secured Obligations, including any amendment thereto. Each Mortgage shall be reasonably satisfactory in form and substance to the Collateral Agent, in each case with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law.
          “Mortgaged Property” means each parcel of or interest in owned real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.10(a).
          “Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (i) to which any Loan Party or ERISA Affiliate is then making or accruing an obligation to make contributions, (ii) to which any Loan Party or ERISA Affiliate has within the preceding six plan years made contributions, including any Person which ceased to be an ERISA Affiliate during such six year period, or (iii) with respect to which Loan Party or any Subsidiary could incur liability.

          “Net Proceeds” means the aggregate proceeds received by Holdco, Borrower or any Subsidiary in cash or Cash Equivalents in respect of:
     (a) any issuance or borrowing of any debt securities (including debt securities convertible into, or exchangeable or exercisable for, Equity Interests) or loans by Holdco, Borrower or any Subsidiary;
     (b) any Asset Sale; provided that (i) the proceeds of any Asset Sale shall constitute Net Proceeds only to the extent that such proceeds are not reinvested (or committed to be reinvested) in properties or assets owned (or to be owned) by Borrower or a Subsidiary having a Fair Market Value at least equal to the amount of such proceeds within twelve months from the date of receipt thereof, so long as either (A) no Event of Default has occurred and is continuing at any time from the date of such Asset Sale to the date of such reinvestment or (B) if no Event of Default had occurred and was continuing at the time of such Asset Sale and subsequently an Event of Default has occurred and is continuing, and Holdco, Borrower or such Subsidiary, as applicable, entered into a bona fide binding agreement to make such reinvestment prior to the occurrence of such Event of Default (or the preceding Default related thereto), and (ii) if the property so sold constituted Collateral under the Security Documents, then any property purchased with the net proceeds thereof shall be mortgaged or pledged, as the case may be, to the Collateral Agent for the benefit of the Secured Parties in accordance with Section 5.10;
     (c) any insurance recoveries in respect of any Destruction or any proceeds or awards on account of any Taking; provided that (i) the proceeds of any such insurance recoveries in respect of any Destruction or proceeds or award of any such Taking shall constitute Net Proceeds only to the extent that such proceeds are not reinvested (or committed to be reinvested) in properties or assets owned (or to be owned) by Borrower or a Subsidiary having a Fair Market Value at least equal to the amount of such proceeds within twelve months from the date of receipt thereof and (ii) if the property subject to such Destruction or Taking constituted Collateral under the Security Documents, then any property purchased with the proceeds thereof or awards shall be mortgaged or pledged, as the case may be, to the Collateral Agent, for the benefit of the Secured Parties in accordance with Section 5.10; and
     (d) any cash payments received in respect of promissory notes delivered to Holdco, Borrower or any Subsidiary in respect of an Asset Sale;
in each case, net of (without duplication) (u) the amount required to repay any Indebtedness (other than the Loans) secured by a Lien on any assets of Holdco, Borrower or any of its Subsidiaries (that are collateral for any such debt securities or loans) that are sold or otherwise disposed of in connection with such Asset Sale or subject to the applicable Destruction or Taking, (v) the reasonable expenses (including legal fees and brokers’ and underwriters’ commissions, lenders’ fees or credit enhancement fees) incurred in effecting the applicable event or events described in clauses (a) through (d) above, (w) any Taxes (including any withholding or distributions in respect of taxes) reasonably attributable to the applicable event or events described in clauses (a) through (d) above and reasonably estimated by Borrower to be actually payable, (x) in the case of any receipt of proceeds by a Subsidiary, any amount required to be distributed to the holders of any Equity Interest in the respective Subsidiary other than Holdco, Borrower or any other Subsidiary, (y) Borrower’s good faith estimate of payments required to be made with respect to liabilities retained by Holdco, Borrower or any Subsidiary relating to the disposed properties (provided that to the extent such proceeds are not actually used to make payments in respect of such unassumed liabilities, such proceeds shall constitute Net Proceeds) and (z) in the case of an Asset Sale, amounts provided as a reserve, in accordance with GAAP, against (i) any liabilities under any indemnification obligations or purchase price adjustments associated with such event or (ii) any other liabilities retained by Holdco or any of its Subsidiaries associated with the disposed properties (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Proceeds).
          “Non-Consenting Lender” has the meaning assigned thereto in Section 9.08(e).
          “Non-Guarantor Subsidiary” means any Subsidiary of a Loan Party that is not, and is not required to be, a Subsidiary Guarantor.
          “Non-U.S. Jurisdiction” means each jurisdiction of organization of a Subsidiary of Holdco other than the United States (or any state) or the District of Columbia.
          “Note” means a note substantially in the form of Exhibit K.
          “Notice of Intent to Cure” has the meaning assigned to such term in Section 5.01(m).
          “Obligation Currency” has the meaning assigned to such term in Section 9.19(a).
          “Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Loans made to Borrower or any other Loan Party and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Borrower or any other Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans made to Borrower or any other Loan Party and all other obligations and liabilities of Borrower and each other Loan Party to any Secured Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of or in connection with this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith, whether on account of principal, interest, fees, indemnities, costs or expenses (including, without limitation, all reasonable fees, charges and disbursements of counsel to the extent reimbursable pursuant to the Loan Documents) or otherwise.
          “OFAC” has the meaning assigned to such term in Section 6.21.
          “Officer’s Certificate” means, with respect to any Person, a certificate of a Responsible Officer of such Person, in form and substance reasonably acceptable to the Administrative Agent.
          “Organizational Document” means (i) relative to each Person that is a corporation, its charter and its by-laws (or similar documents), (ii) relative to each Person that is a limited liability company, its certificate of formation and its operating agreement (or similar documents), (iii) relative to each Person that is a limited partnership, its certificate of formation and its limited partnership agreement (or similar documents), (iv) relative to each Person that is a general partnership, its partnership agreement (or similar document) and (v) relative to any Person that is any other type of entity, such documents as shall be comparable to the foregoing.
          “Other List” has the meaning assigned thereto in Section 6.21.
          “Other Taxes” has the meaning assigned thereto in Section 2.16.
          “Participant” has the meaning assigned to such term in Section 9.04(f).
          “Patriot Act” has the meaning assigned to such term in Section 3.22.
          “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
          “Pension Plan” means an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA and is maintained or contributed to by any Loan Party, Subsidiary or ERISA Affiliate or with respect to which a Loan Party or a Subsidiary could incur liability (including under Sections 4063 or 4069 of ERISA).
          “Perfection Certificate” means a certificate substantially in the form of Exhibit L or any other form approved by the Collateral Agent, as the same shall be supplemented from time to time in accordance with this Agreement and the Security Agreement.
          “Permitted Acquisition” means any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the property of any Person, or of any business or division of any Person; (b) acquisition of a majority of the Equity Interests of any Person, and otherwise causing such Person to become a Subsidiary of such Person; or (c) merger or consolidation or any other combination with any Person, if each of the following conditions is met:
     (i) no Default then exists or would result therefrom;
     (ii) after giving effect to such transaction on a Pro Forma Basis, Borrower shall be in compliance with all covenants set forth in Section 6.09 as of the most recent Test Period (assuming, for purposes of Section 6.09, that such transaction, and all other Permitted Acquisitions consummated since the first day of the relevant Test Period for each of the financial covenants set forth in Section 6.09 ending on or prior to the date of such transaction, had occurred on the first day of such relevant Test Period);
     (iii) the Board of Directors of the Person to be acquired shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);

     (iv) all transactions in connection therewith shall be consummated in accordance with all applicable Requirements of Law;
     (v) any Person or assets or division as acquired in accordance herewith shall be in same business or lines of business or substantially related or complementary to such line of business in which Borrower and/or its Subsidiaries are engaged as of the Closing Date;
     (vi) if the purchase price exceeds $10.0 million, at least 10 Business Days prior to the proposed date of consummation of the transaction, Borrower shall have delivered to the Administrative Agent an Officers’ Certificate certifying that (A) such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance), and (B) such transaction would not reasonably be expected to result in a Material Adverse Effect; and
     (vii) except in the case of a Permitted Acquisition for which the purchase price does not exceed $20,000,000, Borrower shall have delivered to the Administrative Agent any information reasonably requested by the Administrative Agent.
          “Permitted Cure Securities” means Equity Interests (other than Disqualified Capital Stock) of Holdco designated as Permitted Cure Securities in an Officer’s Certificate delivered by Borrower to the Administrative Agent that are (i) issued to the Permitted Holders or their Controlled Investment Affiliates or (ii) issued to the then-current holders of Equity Interests in Holdco pursuant to an offer to purchase such Equity Interests made to all such holders on a pro rata basis, in each case in connection with Cure Rights being exercised by Borrower under Section 7.04 (the net proceeds of which are contributed in cash to the common equity of Borrower).
          “Permitted Encumbrances” means, with respect to any Mortgaged Property, the Liens described in Sections 6.02 (a), (b), (e), (f), (h), (j), (k), (s), (t) and (u).
          “Permitted Holders” means any of (i) the Sponsor, (ii) Controlled Investment Affiliates of Sponsor, (iii) Emdeon and its Affiliates and Emdeon Permitted Transferees (as defined in the LLC Agreement) and (iv) any members of management, officers, employees or former employees that are equity holders, directly or indirectly, of Holdco, and any entity through which they may hold their equity interest.
          “Permitted Liens” means Liens permitted to exist under Section 6.02.
          “Permitted Tax Distributions” means all “Tax Distributions” (as such term is defined in Section 5.2 of the LLC Agreement) contemplated or required under the LLC Agreement as in effect on the date hereof.
          “Person” means any natural person, corporation, trust, joint venture, association, company, partnership, limited liability company or government, or any agency or political subdivision thereof.

          “Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA), that is maintained or contributed to by a Loan Party or any Subsidiary or with respect to which a Loan Party or any Subsidiary could incur liability.
          “Platform” has the meaning assigned to such term in Section 9.17(b).
          “Pledged Securities” has the meaning provided in the Security Agreement.
          “Preferred Stock” means, with respect to any Person, any and all preferred or preference Equity Interests (however designated) of such Person whether outstanding on the Closing Date or thereafter.
          “Prepayment Date” has the meaning assigned to such term in Section 2.05(f).
          “Pro Forma Basis” means, with respect to any determination for any period, that such determination shall be made giving pro forma effect to each of the following (without duplication), as applicable:
     (a) the Transactions;
     (b) each Asset Sale, Permitted Acquisition, Destruction, Taking and each other transaction permitted hereunder consummated after the first day of such period, in each case together with all transactions relating thereto consummated during such period (including any incurrence, assumption, refinancing or repayment of Indebtedness); or
     (c) each incurrence, assumption and repayment of Indebtedness consummated after the first day of such period;
as if such transactions had been consummated on the first day of such period, in each case based on historical results accounted for in accordance with GAAP and, to the extent applicable, reasonable assumptions that are specified in detail in the relevant Compliance Certificate, financial statements delivered to the Lenders in accordance with Section 4.01(g) or Section 5.01(a) or (b) or other document provided to the Administrative Agent in connection herewith, in each case as would be in accordance with (i) the definitions and test set forth in this Agreement (including the definition of Consolidated EBITDA), (ii) Regulation S-X under the Securities Act or (iii) as are otherwise reasonably acceptable to the Administrative Agent.
          “Pro Forma Financial Statements” has the meaning assigned to such term in Section 4.01(g).
          “Process Agent” has the meaning assigned to such term in Section 9.15(d).
          “Projected Financial Statements” means the pro forma consolidated income statement projections for Borrower and its Subsidiaries, pro forma consolidated balance sheet projections for Borrower and its Subsidiaries and pro forma consolidated cash flow projections for Borrower and its Subsidiaries, all for the Fiscal Years ending 2006 through 2013, inclusive, and which give effect to the Transactions and all Indebtedness and Liens incurred or created in connection with the Transactions.

          “Property” means any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed, whether tangible or intangible and including any ownership interest of any Person, whether now in existence or owned or hereafter entered into or acquired, including, without limitation, Real Property.
          “Purchase Money Indebtedness” means Indebtedness (excluding Financing Leases) incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment used in the business of Borrower and its Subsidiaries or the cost of installation, construction or improvement thereof; provided that (i) the amount of such Indebtedness shall not exceed such purchase price or cost and (ii) such Indebtedness shall be incurred within 180 days after such acquisition of such asset by Borrower or any Subsidiary or such installation, construction or improvement.
          “Qualified Counterparty” means, with respect to any Hedging Agreement, any counterparty thereto that, at the time such Hedging Agreement was entered into, was a Lender or an Affiliate of a Lender and that executes and delivers to the Administrative Agent a letter agreement in form and substance reasonably acceptable to the Administrative Agent and Borrower pursuant to which such person (i) appoints the Collateral Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Sections 9.05, 9.07 and 9.15 as if it were a Lender.
          “Qualified Public Offering” means any public offering of the common (or other voting) Equity Interests of Holdco pursuant to an effective registration statement (other than a registration statement on Form S-4, S-8 or any successor or similar form) filed under the Securities Act, raising gross proceeds (whether to Holdco, to selling shareholders or otherwise) of not less than $100,000,000.
          “Real Property” means all right, title and interest of any Loan Party or any of its Subsidiaries in and to any and all parcels of or interests in real property owned or held pursuant to a Lease (including, without limitation, any leasehold estate) by any Loan Party or any of its Subsidiaries together with, in each case, all improvements and appurtenant fixtures.
          “Reference Banks” means:
     (a) in connection with the initial syndication of the Loans and Commitments, in respect of LIBO Rate, the principal London office of Citibank, N.A.; and
     (b) in respect of LIBO Rate in all other cases, the principal London office of Citibank, N.A. and such two other banks as may be appointed by the Administrative Agent in consultation with Borrower.
          “Refinance” means to refinance, repay, prepay, replace, renew or refund.
          “Refinancing Indebtedness” means Indebtedness incurred to Refinance other Indebtedness (the “Refinanced Indebtedness”); provided that:
     (i) the principal amount (or accreted value, in the case of Indebtedness issued at a discount) of the Refinancing Indebtedness does not exceed the principal amount (or accreted value, as the case may be) of the Refinanced Indebtedness plus the amount of accrued and unpaid interest on the Refinanced Indebtedness, any premium paid to the holders of the Refinanced Indebtedness and reasonable costs and expenses (including original issue discount and underwriting discounts) incurred in connection with the incurrence of the Refinancing Indebtedness;
     (ii) the Refinancing Indebtedness is the obligation of the same Person as that of the Refinanced Indebtedness and that is not guaranteed by any Person other than to the extent the Refinanced Indebtedness was guaranteed by such Person;
     (iii) if the Refinanced Indebtedness was subordinated to the Loans, then such Refinancing Indebtedness, by its terms, is subordinate in right of payment to the Loans, at least to the same extent as the Refinanced Indebtedness;
     (iv) the Refinancing Indebtedness shall have a maturity that is not earlier than the maturity of the Refinanced Indebtedness;
     (v) the Refinancing Indebtedness shall have a longer or equal Weighted Average Life than the Refinanced Indebtedness; and
     (vi) the Refinancing Indebtedness is secured only to the extent, if at all, and by the assets, that the Refinanced Indebtedness being repaid or amended is secured.
          “Register” has the meaning assigned to such term in Section 9.04(d).
          “Regulation S-X” means Regulation S-X promulgated under the Securities Act.
          “Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, advisors and trustees of such Person and such Person’s Affiliates.
          “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of Hazardous Material in, into, onto or through the Environment.
          “Remedial Action” means (a) “remedial action,” as such term is defined in CERCLA, 42 U.S.C. Section 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) clean up, remove, treat, abate or otherwise take corrective action to address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health, welfare or the Environment; or (iii) perform studies and investigations in connection with, or as a precondition to, (i) or (ii) above.
          “Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.
          “Requisite Lenders” means, at any time, Lenders having more than fifty percent (50%) of the aggregate amount of the Loans.
          “Response Action” means (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the Environment, (ii) prevent the Release or threatened Release, or minimize the further Release, of any Hazardous Material or (iii) perform studies, investigations or monitoring in connection with, or as a precondition to, clause (i) or (ii) above.
          “Responsible Officer” of any Person shall mean any executive officer (including any Vice President, Secretary, Chief Operating Officer or Chief Executive Officer) or Financial Officer of such person and any other officer or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement.
          “S&P” means Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies.
          “SDN List” has the meaning assigned thereto in Section 6.21.
          “Sale and Leaseback Transaction” means any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (it being understood that this definition does not include the sale or transfer of property and the subsequent lease of property with a materially higher Fair Market Value than the property being sold or transferred and that is used for substantially the same purpose).
          “SEC” means the Securities and Exchange Commission.
          “Second Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien is second in priority only to the Liens created under the First Lien Loan Documents (subject to (i) in the case of Mortgaged Property, Permitted Encumbrances and (ii) otherwise, Permitted Liens).
          “Section 2.16 Certificate” has the meaning assigned to such term in Section 2.16.

          “Secured Obligations” means the Obligations.
          “Secured Parties” means the Agents and each Lender that holds Loans or has Commitments (in its capacity as such).
          “Securities Act” means the Securities Act of 1933, as amended.
          “Security Agreement” means the Security Agreement, dated as of the date hereof and substantially in the form of Exhibit M, among the Loan Parties and the Collateral Agent for the benefit of the Secured Parties (as the same may be amended, supplemented or amended and restated from time to time in accordance with the terms of this Agreement).
          “Security Documents” means the Security Agreement, the Mortgages, any Control Agreements (as defined in the Security Agreement), each other security agreement or other instrument or document executed and delivered pursuant to this Agreement (including pursuant to Section 5.10, 5.11 or 5.15) to secure any of the Secured Obligations, and all UCC or other financing statements or instruments of perfection required by this Agreement, any Mortgage or any other such security document or pledge agreement to be filed with respect to the security interests in property and fixtures created pursuant to the Security Agreement or any Mortgage or any other document or instrument utilized to pledge or grant, or purport to pledge or grant, a security interest or lien on any property as collateral for the Secured Obligations.
          “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” of Borrower within the meaning of Rule 1-02(w) of Regulation S-X (replacing references to 10% therein with 5%), or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary.
          “Sponsor” means General Atlantic Partners 83B, LP and its Controlled Investment Affiliates.
          “Statutory Reserve Rate” means a fraction (expressed as a decimal) the numerator of which is the number one and the denominator of which is the number one minus the aggregate (expressed as a decimal) of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority of the United States or of the jurisdiction of such currency or any jurisdiction to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans. Such reserve percentages shall include those imposed pursuant to Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
          “Subordinated Indebtedness” shall mean Indebtedness of Borrower or any other Loan Party that is by its terms expressly subordinated in right of payment to the Obligations of Borrower or such Loan Party, as applicable, provided that (a) such Indebtedness shall be subject to subordination provisions that are reasonably satisfactory to and approved by the Administrative Agent and (b) such Indebtedness (other than intercompany Indebtedness) shall not have any principal payments or mature while any Loans are outstanding.

          “Subsidiary” means, with respect to any Person (the “parent”) at any date, (i) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, and (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more Subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more Subsidiaries of the parent. Unless otherwise indicated, when used in this Agreement, the term “Subsidiary” refers to a Subsidiary of Borrower, but shall in no event refer to any Unrestricted Subsidiary designated as such pursuant to Section 5.16.
          “Subsidiary Guarantor” shall mean each Subsidiary listed on Schedule 1.01(a), and each other Subsidiary that is or becomes a party to the Guarantee Agreement pursuant to Section 5.15.
          “Survey” means a survey of any Mortgaged Property (and all improvements thereon) that is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the state where such Mortgaged Property is located, (ii) dated (or re-dated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or re-dated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Collateral Agent) to the Collateral Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment having the effect of a policy) relating to such Mortgaged Property and issue a survey and other required endorsements, or (b) otherwise acceptable to the Collateral Agent.
          “Syndication Agent” has the meaning assigned to such term in the preamble hereto.
          “Taking” means any taking of any Property of Holdco, Borrower or any Subsidiary or any portion thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, general or special, or by reason of the temporary requisition or use of any Property of Holdco, Borrower or any Subsidiary or any portion thereof, by any Governmental Authority.
          “Tax Benefit” has the meaning assigned to such term in Section 2.16.

          “Taxes” has the meaning assigned to such term in Section 2.16.
          “Terminated Lender” has the meaning assigned thereto in Section 2.20.
          “Test Period” means, at any time, the four consecutive complete Fiscal Quarters of Borrower then last ended (in each case taken as one accounting period) for which financial statements pursuant to Section 5.01(a) or (b) have been, or should have been, delivered for the applicable fiscal period.
          “Title Company” means any title insurance company as shall be retained by Borrower and reasonably acceptable to the Administrative Agent.
          “Title Policy” means, with respect to each Mortgage, a policy of title insurance (or marked up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of such Mortgage as a valid first mortgage Lien on the Mortgaged Property and fixtures described therein in the amount equal to not less than 115% of the fair market value of such Mortgaged Property and fixtures.
          “Total Leverage Ratio” means, as at any date, the ratio of (a) Consolidated Indebtedness less Excess Cash outstanding at such date to (b) Consolidated EBITDA for the most recently completed Test Period, calculated on a Pro Forma Basis.
          “Transaction Documents” shall mean the Merger Documents, the First Lien Loan Documents and the Loan Documents.
          “Transactions” means the Merger, the entry into the First Lien Loan Documents and the borrowings under the First Lien Credit Agreement, the Equity Financing, the execution and delivery of the Loan Documents and the Borrowings made hereunder on the Closing Date, the other transactions contemplated by the Transaction Documents, and the payment of all fees and expenses to be paid in connection with the foregoing.
          “Transferee” has the meaning assigned to such term in Section 2.16.
          “Transition Services Agreement” means the Transition Services Agreement between Emdeon and Emdeon Business Services, LLC dated as of the Closing Date, as the same may be amended from time to time.
          “Trust Indenture Act” has the meaning assigned thereto in Section 8.01.
          “Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
          “Unaudited Financial Statements” has the meaning assigned to such term in Section 4.01(g).
          “Unrestricted Subsidiary” means any Subsidiary of Borrower designated as an Unrestricted Subsidiary in accordance with Section 5.16.

          “Weighted Average Life” means, when applied to any Indebtedness at any date, the period of time (expressed in years) obtained by dividing (a) the sum of the total of the products obtained by multiplying (i) the amount of each scheduled installment, sinking fund, serial maturity or other required payment of principal including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.
          “Welfare Plan” means a “welfare plan,” as such term is defined in Section 3(1) of ERISA, that is maintained or contributed to by a Loan Party or any Subsidiary or with respect to which a Loan Party or any Subsidiary could incur liability.
          “Wholly Owned Subsidiary” means, as to any Person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares) is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person have a 100% equity interest at such time.
          “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.
          SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).
          SECTION 1.03. Terms Generally.
          (a) The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined, other than in the use of “Borrower” and “Borrowers”. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (i) any reference in this Agreement to any Loan Document means such document as amended, restated, supplemented or otherwise modified from time to time and (ii) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time. In the event that any Accounting Change (as defined below) shall occur, Borrower and the Administrative Agent agree to enter into negotiations in order to amend, if reasonably deemed necessary by Borrower, the Administrative Agent or the Requisite Lenders, the relevant provisions of this Agreement to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the financial condition and results of operations of Borrower shall be the same immediately prior to and immediately following the effectiveness of such Accounting Change, it being understood that prior to such amendment, such Accounting Change shall not cause an Event of Default. An “Accounting Change” is any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Boards of the American Institute of Certified Public Accountants or, if applicable, the SEC (or, in each case, successors thereto or agencies with similar functions and applicability) that would affect the method of calculation of any Financial Covenant, standard or other term or provision in this Agreement.
          (b) If any payment under this Agreement or any other Loan Document shall be due on any day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and in the case of any payment accruing interest, interest thereon shall be paid for the period of such extension (except as otherwise provided herein).
          SECTION 1.04. Resolution of Drafting Ambiguities. Each of Holdco and Borrower acknowledge and agree, on behalf of themselves and each other Loan Party, that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.
          SECTION 1.05. Certifications. All certifications and other statements made by any officer, director or employee of a Loan Party pursuant to any Loan Document are and will be made on the behalf of such Loan Party and not in such officer’s, director’s or employee’s individual capacity.
          SECTION 1.06. Joint and Several Liability of Borrowers. All Loans made hereunder are made to or for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the agreement of the other Borrower to accept joint and several liability for the Obligations and Secured Obligations with respect thereto. Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several and direct and primary liability for the full payment when due and performance of all Obligations and Secured Obligations and for the prompt and full payment and performance of all of the promises, covenants, representations and warranties made or undertaken by each Borrower under the Loan Documents and other documents governing the Obligations and Secured Obligations and Borrowers agree that such liability is independent of the duties, obligations and liabilities of each of the joint and several Borrowers. In furtherance of the foregoing, each Borrower jointly and severally, absolutely and unconditionally guarantees to the Administrative Agents, the Collateral Agent, the Lenders and the other Secured Parties the full payment and performance when due of all the Obligations and Secured Obligations.
ARTICLE II
THE CREDITS
          SECTION 2.01. Credit Commitments.
          (a) Subject to the terms and conditions hereof, (i) each Lender severally agrees to make a Loan in Dollars to Borrower and the Additional Borrower on the Closing Date in a principal amount not exceeding its Commitment. Amounts repaid or prepaid in respect of Loans may not be reborrowed.

          (b) The Loans may from time to time be (i) Eurodollar Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by the applicable Borrower and notified to the Administrative Agent in accordance with Sections 2.02 and 2.03.
          (c) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
          SECTION 2.02. Procedure for Borrowing.
          (a) Borrower may borrow under the Commitments on the Closing Date by giving the Administrative Agent notice substantially in the form of Exhibit C (a “Borrowing Request”), which notice must be received by the Administrative Agent prior to (a) 11:00 a.m., New York City time, three Business Days prior to the requested Borrowing Date, in the case of a Eurodollar Borrowing, or (b) 11:00 a.m., New York City time, on the Business Day prior to the requested Borrowing Date, in the case of an ABR Borrowing. The Borrowing Request shall specify (i) the amount to be borrowed (which must not be less than the aggregate amount of Commitments), (ii) the requested Borrowing Date (which must be the Closing Date), (iii) whether the Borrowing is to be of Eurodollar Loans or ABR Loans, (iv) if the Borrowing is to be of Eurodollar Loans, the length of the initial Interest Period therefor, and (vi) the location and number of Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of this Agreement. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.
          (b) [RESERVED].
          (c) Upon receipt of the Borrowing Request, the Administrative Agent shall promptly notify each Lender of the aggregate amount of the Borrowing and of the amount of such Lender’s pro rata portion thereof, which shall be based on their respective Commitments. Each Lender will make the amount of its pro rata portion of the Borrowing available to the Administrative Agent for the account of the applicable Borrower at the New York office of the Administrative Agent specified in Section 9.01 prior to 10:00 a.m., New York City time, on the Closing Date in funds immediately available to the Administrative Agent. Amounts so received by the Administrative Agent will promptly be made available to Borrower or the Additional Borrower, as applicable, by the Administrative Agent crediting the account of Borrower or the Additional Borrower, as applicable, on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.
          SECTION 2.03. Conversion and Continuation Options for Loans.
          (a) Borrower or the Additional Borrower may elect from time to time to convert (i) Eurodollar Loans to ABR Loans, by giving the Administrative Agent prior notice (which may be given by telephone) of such election not later than 11:00 a.m., New York City time, on the Business Day prior to a requested conversion or (ii) ABR Loans to Eurodollar Loans by giving the Administrative Agent prior notice (which may be given by telephone) of such election not later than 11:00 a.m., New York City time, three Business Days prior to a requested conversion; provided that if any such conversion of Eurodollar Loans is made other than on the last day of an Interest Period with respect thereto, Borrower or the Additional Borrower, as applicable, shall pay any amounts due to the Lenders pursuant to Section 2.17 as a result of such conversion. Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. All or any part of the outstanding Eurodollar Loans or ABR Loans may be converted as provided herein; provided that (i) no Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and (ii) no Loan may be converted into a Eurodollar Loan after the date that is one month prior to the Final Maturity Date.
          (b) Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by Borrower or the Additional Borrower, as applicable, giving prior notice (which may be given by telephone) to the Administrative Agent, not later than 11:00 a.m., New York City time, three Business Days prior to a requested continuation setting forth the length of the next Interest Period to be applicable to such Loans; provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and (ii) after the date that is one month prior to the Final Maturity Date; and provided further that if Borrower or the Additional Borrower, as applicable, shall fail to give any required notice as described above in this Section 2.03 or if such continuation is not permitted pursuant to the preceding proviso, then such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period (in which case the Administrative Agent shall notify Borrower of such conversion).
          (c) In connection with any Eurodollar Loans, there shall be no more than 10 Interest Periods outstanding at any time.
          SECTION 2.04. [RESERVED].
          SECTION 2.05. Optional and Mandatory Prepayments of Loans; Repayments of Loans.
          (a) Borrowers may at any time and from time to time prepay the Loans made to it (subject to compliance with the terms of Section 2.17 ), upon irrevocable notice to the Administrative Agent not later than 12:00 noon, New York City time, one Business Day prior to the date of such prepayment, specifying (i) the date and amount of prepayment, and (ii)  whether the prepayment is of Eurodollar Loans, ABR Loans or a combination thereof (including in the case of Eurodollar Loans, the Borrowing to which such prepayment is to be applied and, if of a combination thereof, the amount allocable to each). Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or if less, the remaining outstanding principal amount thereof).
          (b) Prepayment Premium. Each prepayment pursuant to Section 2.05(a) and Section 2.05(c)(i), (ii) and (iii) shall be accompanied by the Applicable Prepayment Penalty, if any.
          (c) (i) Indebtedness. If, subsequent to the Closing Date, Holdco, Borrower or any of Subsidiary shall incur or permit the incurrence of any Indebtedness (including pursuant to debt securities which are convertible into, or exchangeable or exercisable for, Equity Interests), within ten calendar days of receipt of any Net Proceeds therefrom, Borrowers shall, if the First Lien Term Loan Obligations have been repaid in full in accordance with the First Lien Credit Agreement, prepay outstanding Loans in an amount equal to 100% of such Net Proceeds (after giving effect to any Net Proceeds used to prepay First Lien Loans); provided that this Section 2.05(c)(i) shall not apply to Net Proceeds of any Indebtedness permitted to be incurred by Section 6.01.
          (ii) Asset Sales. If, subsequent to the Closing Date, Holdco, Borrower or any Subsidiary shall receive Net Proceeds from any Asset Sale, within ten calendar days of receipt of any Net Proceeds therefrom, Borrowers shall, if the First Lien Obligations have been repaid in full in accordance with the First Lien Credit Agreement, prepay outstanding Loans in an amount equal to 100% of such Net Proceeds (after giving effect to any Net Proceeds used to prepay First Lien Loans).
          (iii) Casualty Events. If, subsequent to the Closing Date, Holdco, Borrower or any Subsidiary shall receive proceeds from insurance recoveries in respect of any Destruction or any proceeds or awards in respect of any Taking, within ten calendar days of receipt of such Net Proceeds, Borrowers shall, if the First Lien Term Loan Obligations have been repaid in full in accordance with the First Lien Credit Agreement, prepay outstanding Loans in an amount equal to 100% of the Net Proceeds (after giving effect to any Net Proceeds used to prepay First Lien Loans) thereof.
          (iv) Excess Cash Flow. If, for any Fiscal Year commencing with the Fiscal Year ending on December 31, 2007, there shall be Excess Cash Flow for such Fiscal Year, not later than the latest permitted date for delivery of financial statements in respect of such Fiscal Year as provided in Section 5.01(b), Borrowers shall, if the First Lien Term Loan Obligations have been repaid in full in accordance with the First Lien Credit Agreement, prepay Loans in an amount equal to (i) 50% of such Excess Cash Flow minus (ii) any voluntary prepayments of Loans during such Fiscal Year (after giving effect to any mandatory prepayments of the First Lien Loans made with the Excess Cash Flow for such Fiscal Year). Such prepayment shall be applied in accordance with Section 2.05(e); provided that such percentage shall be reduced to 25% if, and for so long as, the Total Leverage Ratio as of the end of such Fiscal Year is less than 4.25 to 1.0 but greater than or equal to 3.5 to 1.0; provided further that such percentage shall be reduced to 0% if, and for so long as, the Total Leverage Ratio of the end of such Fiscal Year is less than 3.5 to 1.0.

          (d) To the extent not previously paid, all Loans shall be due and payable on the Final Maturity Date.
          (e) [RESERVED].
          (f) If on any day on which Loans would otherwise be required to be prepaid pursuant to this Section 2.05, but for the operation of this Section 2.05(f) (each a “Prepayment Date”), the amount of such required prepayment exceeds the then outstanding aggregate principal amount of ABR Loans, and no Default or Event of Default exists or is continuing, then on such Prepayment Date, (i) the applicable Borrower may, at its option, deposit funds into the Collateral Account in an amount equal to such excess, and only the outstanding ABR Loans shall be required to be prepaid on such Prepayment Date, and (ii) on the last day of each Interest Period ending on or after such Prepayment Date in effect with respect to a Eurodollar Loan, the Administrative Agent is irrevocably authorized and directed to apply funds from the Collateral Account (and liquidate investments held in the Collateral Account as necessary) to prepay such Eurodollar Loans for which the Interest Period is then ending to the extent funds are available in the Collateral Account.
          SECTION 2.06. [RESERVED].
          SECTION 2.07. Repayment of Loans; Evidence of Debt.
          (a) Borrowers hereby, jointly and severally, unconditionally promise to pay to the Administrative Agent for the account of the Lenders on the Final Maturity Date (or such earlier date as, and to the extent that, such Loan becomes due and payable pursuant to Section 2.05 or Article VII), the unpaid principal amount of each Loan held by each such Lender. Borrower and the Additional Borrower hereby jointly and severally further agree to pay interest in immediately available funds at the applicable office of the Administrative Agent (as specified in Section 2.13(a)) on the unpaid principal amount of the Loans made to them from time to time from the Closing Date until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.08. All payments required hereunder shall be made in Dollars.
          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the applicable Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.
          (c) The Administrative Agent shall maintain the Register pursuant to Section 9.04, and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each such Loan, the Type of each such Loan and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the applicable Borrower to each Lender hereunder in respect of each such Loan and (iii) the amount of any sum received by the Administrative Agent hereunder from the applicable Borrower in respect of each such Loan and each Lender’s share thereof.
          (d) The entries made in the Register and accounts maintained pursuant to Sections 2.07(b) and (c) and the Notes maintained pursuant to Section 2.07(e) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the applicable Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the applicable Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.
          (e) The Loans made by each Lender to the applicable Borrower shall, if requested by the applicable Lender (which request shall be made to the Administrative Agent), be evidenced by a single Note duly executed on behalf of such Borrower, in substantially the form attached hereto as Exhibit K-1 or K-2, as applicable, with the blanks appropriately filled, payable to the order of such Lender.
          SECTION 2.08. Interest Rates and Payment Dates.
          (a) Each Eurodollar Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) for each day during each Interest Period with respect thereto at a rate per annum equal to (A) the Adjusted LIBO Rate determined for such Interest Period plus (B) the Applicable Rate.
          (b) Each ABR Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, or over a year of 360 days when the Alternate Base Rate is determined by reference to clause (b) of the definition of “Alternate Base Rate”) at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.
          (c) If all or a portion of the principal amount of any Loan, any interest payable thereon or other amount payable hereunder shall not be paid when due (whether at the stated maturity thereof or by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal (except as otherwise provided in clause (y) below), the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.08 plus 2.00% per annum or (y) in the case of any overdue interest or other amount, the rate described in Section 2.08(b) applicable to an ABR Loan plus 2.00% per annum, in each case from the date of such nonpayment to (but excluding) the date on which such amount is paid in full (after as well as before judgment).
          (d) Interest shall be payable in arrears on each Interest Payment Date and on the Final Maturity Date; provided that (i) interest accrued pursuant to Section 2.08(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Eurodollar Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment (subject to Section 2.05(f)) and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. Interest in respect of each Loan shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

          SECTION 2.09. Computation of Interest. Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on Borrower and the Lenders in the absence of manifest error.
          SECTION 2.10. Fees.
          (a) [Reserved].
          (b) [Reserved].
          (c) Borrowers agree to pay to the Administrative Agent the administrative fee set forth in the Fee Letter (the “Agent Fees”).
          (d) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution. Once paid, none of the Fees shall be refundable, except to the extent paid in error.
          SECTION 2.11. Termination, Reduction or Adjustment of Commitments. Unless previously terminated, the Commitments shall terminate at 5:00 p.m., New York City time, on the Closing Date.
          SECTION 2.12. Inability to Determine Interest Rate; Unavailability of Deposits; Inadequacy of Interest Rate (i). If prior to 11:00 a.m., London time, two Business Days before the first day of any Interest Period, including an initial Interest Period, for a requested Eurodollar Borrowing, the Administrative Agent shall have determined reasonably and in good faith (which determination shall be conclusive and binding upon Borrowers) that, by reason of circumstances affecting the relevant market generally, adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Eurodollar Borrowing for such Interest Period, then the Administrative Agent shall forthwith so notify Borrower and the Lenders, whereupon each Eurodollar Loan shall automatically, on the last day of the current Interest Period for such Loan, convert into an ABR Loan and the obligations of the Lenders to make Eurodollar Rate Loans or to convert ABR Loans into Eurodollar Loans shall be suspended until the Administrative Agent shall notify Borrower that the Administrative Agent or the Requisite Lenders, as applicable, have determined that the circumstances causing such suspension no longer exist. The Administrative Agent shall provide such notice promptly upon making such a determination.
          SECTION 2.13. Pro Rata Treatment and Payments.
          (a) Each payment (including each prepayment) by the applicable Borrower on account of principal of and interest on Loans which are ABR Loans shall be made pro rata according to the respective outstanding principal amounts of such ABR Loans then held by the Lenders. Each payment (including each prepayment) by the applicable Borrower on account of principal of and interest on Loans which are Eurodollar Loans designated by such Borrower to be applied to a particular Eurodollar Borrowing shall be made pro rata according to the respective outstanding principal amounts of such Loans then held by the Lenders. All payments (including prepayments) to be made by the applicable Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 11:00 a.m., New York time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Administrative Agent’s New York office specified in Section 9.01 in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders entitled thereto in the same currency as received and promptly upon receipt in like funds as received. If any payment hereunder (other than payments on Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.
          (b) Subject to Section 2.12, unless the Administrative Agent shall have been notified in writing by any Lender prior to a Borrowing that such Lender will not make the amount that would constitute its share of such Borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.13(b) shall be conclusive in the absence of manifest error. If such Lender’s share of such Borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder, on demand, from the applicable Borrower, but without prejudice to any right or claim that Borrower may have against such Lender.
          (c) If at any time insufficient funds are received by and available to the Administrative Agent from Borrower or the Additional Borrower, as applicable, to pay fully all amounts of principal, interest and fees then due hereunder from Borrower or the Additional Borrower, as applicable, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder from Borrower or the Additional Borrower, as applicable, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due from Borrower or the Additional Borrower, as applicable, to such parties.
          SECTION 2.14. Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law, or in the interpretation or application thereof, shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall forthwith be suspended until such time as the making or maintaining of Eurodollar Loans shall no longer be unlawful, and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.
          SECTION 2.15. Requirements of Law.
          (a) If at any time any Lender determines that the introduction after the Closing Date of, or any change after the Closing Date in or in the interpretation of, any law, treaty or governmental rule, regulation or order (other than any change by way of imposition or increase of reserve requirements included in determining the Adjusted LIBO Rate) or the compliance by such Lender with any guideline, request or directive from any central bank or other Governmental Authority (whether or not having the force of law), shall have the effect of increasing the cost to such Lender for agreeing to make or making, funding or maintaining any Eurodollar Loans, then Borrower shall from time to time, within five Business Days of demand therefor by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate setting forth in reasonable detail the basis for calculating the amount of such increased cost, submitted to Borrowers and the Administrative Agent by such Lender, shall be prima facie presumed correct. Such Lender shall promptly notify the Administrative Agent and Borrowers in writing, accompanied by a certificate as described above, of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate such Lender for such increased cost or reduced amount. Such additional amounts shall be payable directly to such Lender within five Business Days of Borrowers’ receipt of such notice, and such notice shall be prima facie presumed correct.
          (b) If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other Governmental Authority in each case after the Closing Date affects or would affect the amount of capital required or expected to be maintained by any Lender and such Lender reasonably determines that the rate of return on its capital as a consequence of the Loans made by it is reduced to a level below that which such Lender could have achieved but for the occurrence of any such circumstance, then, in any such case upon delivery to Borrower of a certificate by such Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) (which shall be prima facie presumed correct) from time to time, Borrowers shall pay within 10 Business Days directly to such Lender additional amounts sufficient to compensate such Lender for such reduction in rate of return. In determining such amount, such Lender may use any method of averaging and attribution that it (in its reasonable discretion) shall deem applicable.
          (c) In the event that any Lender determines that any event or circumstance that will lead to a claim under this Section 2.15 has occurred or will occur, such Lender will use its best efforts to so notify Borrowers; provided that, subject to the next succeeding sentence, any failure to provide such notice shall in no way impair the rights of such Lender to demand and receive compensation under this Section 2.15, but without prejudice to any claims of Borrower for compensation for actual damages sustained as a result of any failure to observe this undertaking.

Notwithstanding the foregoing, Borrowers shall not be required to compensate a Lender pursuant to this Section 2.15 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies Borrowers of the event or circumstances giving rise to a right of claim pursuant to this Section 2.15 and of such Lender’s intention to claim compensation therefor (except that, if the event or circumstances giving rise to such right of claim is retroactive, then the nine month period referred to above shall be extended to include the period of retroactive effect thereof).
          SECTION 2.16. Taxes.
          (a) All payments by the Loan Parties of principal of, and interest on, the Loans and all other amounts (including fees) payable hereunder shall be made free and clear of, and without deduction or withholding for, any and all present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, assessments, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority on the Administrative Agent or any Lender (or any assignee of such Lender or a Participant or a change in designation of the lending office of a Lender (a “Transferee”)), including any interest, additions to tax or penalties applicable thereto (“Taxes”), except as required by applicable law, rule or regulation. If any Indemnified Taxes are required to be withheld by applicable law, rule or regulation from any payment by a Loan Party, such Loan Party shall withhold and remit such Taxes in accordance with such requirement. In the event that any withholding or deduction from any payment to be made by a Loan Party hereunder or under any other Loan Documents is required in respect of any Indemnified Taxes pursuant to any applicable law, rule or regulation then such Loan Party will:
     (i) timely pay directly to the relevant authority in accordance with applicable law the full amount required to be so withheld or deducted;
     (ii) promptly forward to the Administrative Agent an official receipt or other documentation (or copy thereof) reasonably satisfactory to the Administrative Agent evidencing such payment to such authority; and
     (iii) pay to the Administrative Agent for the account of the Lenders or Transferees, as the case may be, such additional amount or amounts as are necessary to ensure that the net amount actually received by each Lender or Transferees, as the case may be, will equal the full amount such Lender or Transferees, as the case may be, would have received had no such withholding or deduction of Indemnified Taxes (including any withholding or deduction of Indemnified Taxes applicable to additional amounts payable under this Section 2.16) been required (for the avoidance of doubt, it is understood that no payment shall be made pursuant to this Section 2.16(a)(iii) in respect of the imposition of any Tax other than Indemnified Taxes).
For purposes hereof, “Indemnified Taxes” shall mean all Taxes other than (i) Taxes imposed on or measured by the recipient’s net income (however measured, and including branch profits tax and franchise taxes imposed in lieu of net income taxes) by a jurisdiction under the laws of which such Lender or Transferee is organized or incorporated or in which its principal executive office or applicable lending office is located or in which it conducts a trade or business or has a permanent establishment (other than a trade, business or permanent establishment deemed to arise by virtue of the transactions contemplated by this Agreement) or is otherwise subject to such Taxes without regard to the transactions contemplated by this Agreement, (ii) Taxes that are attributable to any Lender’s or Transferee’s failure to comply with the requirements of Section 2.16(e) and (iii) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement, except (x) to the extent that such Foreign Lender’s assignor (if any) was entitled, at the time of Assignment, to receive additional amounts from Borrowers with respect to Indemnified Taxes pursuant to this section 2.16 or (y) if and to the extent that such Foreign Lender is an assignee pursuant to a request by Borrower under Section 2.20; provided that this clause (iii) shall not apply to any Tax imposed on a lender in connection with and only to the extent relating to an interest or participation in any Loan or other obligation that such Foreign Lender was required to acquire pursuant to Section 2.19.
          (b) The Loan Parties agree to timely pay any and all present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies (including interest, fines and penalties in addition to tax relating thereto) arising from any payment made under any Loan Document or from the execution, delivery, registration or enforcement of, or otherwise with respect to, any Loan Document (“Other Taxes”).
          (c) If any Indemnified Taxes or Other Taxes are directly asserted against the Administrative Agent or any Lender or Transferee with respect to any payment received by the Administrative Agent or such Lender or Transferee hereunder or under any other Loan Documents, the Administrative Agent or such Lender or Transferee may pay such Indemnified Taxes or Other Taxes and shall promptly notify the applicable Loan Party and the applicable Loan Party will promptly pay such additional amounts (including any penalties or interest) as shall be necessary in order that the net amount received by such Person after the payment of such Indemnified Taxes (including any Indemnified Taxes imposed on such additional amount) or Other Taxes shall equal the amount such Person would have received had such Indemnified Taxes or Other Taxes not been asserted (for the avoidance of doubt, it is understood that no payment shall be made pursuant to this Section 2.16(c) in respect of the imposition of any Tax other than Indemnified Taxes or Other Taxes).
          (d) If Borrowers fail to pay any Indemnified Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent, for the account of the respective Lenders or Transferees, the required receipts or other required documentary evidence, Borrowers shall indemnify the Lenders and Transferees for any incremental Indemnified Taxes, Taxes, Other Taxes, interest, penalties or other costs (including reasonable attorneys’ fees and expenses in accordance with Section 9.05) that may become payable by any Lender or Transferee as a result of any such failure. For purposes of this Section 2.16, a distribution hereunder by the Administrative Agent to or for the account of any Lender or Transferee shall be deemed a payment by Borrowers.
          (e) Each Lender or Transferee that is organized under the laws of a jurisdiction other than the United States of America or any state or political subdivision thereof (each, a “Foreign Lender”) shall, on or prior to the Closing Date (in the case of each Lender that is a party hereto on the Closing Date) or on or prior to the date of any assignment, participation or change in the designated lending office hereunder (in the case of a Transferee), execute and deliver to Borrower and the Administrative Agent (i) two or more (as Borrower or the Administrative Agent may reasonably request) accurate and complete original signed and duly executed copies of United States Internal Revenue Service Forms W-8ECI or W-8BEN (or successor forms or documents), establishing that a payment to such Lender or Transferee is exempt from or entitled to a reduced rate of withholding or deduction of Taxes or (ii) if the Lender or Transferee is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit N (any such certificate, a “Section 2.16 Certificate”) and (y) two accurate and complete original signed and duly executed copies of Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s or Transferor’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. Each Lender or Transferee that is not a Foreign Lender shall, on or prior to the Closing Date (in the case of each Lender that is a party hereto on the Closing Date) or on or prior to the date of any assignment, participation or change in the designated lending office hereunder (in the case of a Transferee), execute and deliver to Borrower and the Administrative Agent two or more (as Borrower or the Administrative Agent may reasonably request) accurate and complete original signed and duly executed copies of United States Internal Revenue Service Forms W-9 (or successor forms or documents) if such Form W-9 is required to establish that a payment to such Lender or Transferee is exempt from withholding or deduction of Taxes. In addition, each Lender and Transferee shall upon the obsolescence, expiration or invalidity of any form previously delivered by such Lender or Transferee shall, to the extent legally able to do so, promptly deliver to Borrower or the Administration Agent two new accurate and complete original signed and duly executed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), or Form W-8BEN (with respect to the portfolio interest exemption) and a Section 2.16 Certificate or Form W-9, as the case may be and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under the Loan Documents. Each Lender and Transferee shall promptly notify Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to Borrower (or any form of certification adopted by the United States taxing authorities for such purpose).
          (f) Notwithstanding anything in this Section 2.16 to the contrary, Borrowers shall not be required to indemnify or to pay any additional amounts to any Lender or Transferee with respect to any Indemnified Taxes pursuant to this Section 2.16 to the extent that (i) any obligation of Borrower or the Additional Borrower to withhold, deduct or pay amounts with respect to such Indemnified Tax existed under generally accepted interpretation and application of the law on the date such Lender or Transferee became a party to this Agreement or otherwise becomes a Transferee, except to the extent that, at the time such Lender or Transferee becomes a party to this Agreement or otherwise becomes a Transferee, such Person’s assignor was already entitled to receive indemnification or additional amounts from a Loan Party with respect to any such Indemnified Tax under the provisions hereunder; provided that this clause (i) shall not apply to any Indemnified Tax imposed on a Lender or Transferee in connection with and only to the extent relating to an interest or participation in any Loan or other obligation that such Lender or Transferee was required to acquire pursuant to Section 2.19, (ii) such Indemnified Taxes are imposed solely because any Lender or Transferee fails to timely provide the forms or certificates required by the provisions of the immediately preceding paragraph; or (iii) in the case of a payment of a U.S. source fee (other than a fee treated as interest for U.S. federal income tax purposes) to a Lender or Transferee described in clause (ii) of Section 2.16(e), to the extent that such forms or certificates do not establish a complete exemption from U.S. withholding taxes with respect to such payment. Notwithstanding anything to the contrary, it is understood and agreed, for the avoidance of doubt, that the obligation of the Loan Parties to indemnify for Indemnified Taxes withheld or deducted from any payment (including, without limitation, fees) to be made by the Loan Parties hereunder and to pay additional amounts under this Section 2.16 shall apply with respect to any and all Indemnified Taxes pursuant to the terms of this Agreement imposed on or with respect to each Lender and Transferee as a result of a change in law or regulation or a change in the interpretation or application thereof by any Governmental Authority having jurisdiction over such Person occurring after the time such Person becomes a party to this Agreement.
          (g) In the event that any Lender or Transferee determines that any event or circumstance that will lead to a claim by it under this Section 2.16 has occurred, such Lender or Transferee shall notify Borrower; provided that any failure to provide such notice shall in no way impair the rights of the Administrative Agent, any Lender or any Transferee to demand and receive compensation under this Section 2.16, except to the extent that such failure results in any penalties.
          (h) If Borrower or the Additional Borrower pays any additional amount under this Section 2.16 to a Lender or Transferee and such Lender or Transferee determines in its reasonable discretion that it has actually realized in connection therewith a refund or any reduction of, or credit against, its Tax liabilities (a “Tax Benefit”), such Lender or Transferee shall promptly pay to Borrower or the Additional Borrower, as applicable (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower or the Additional Borrower, as applicable, under this Section 2.16 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund) an amount that the Lender or Transferee shall reasonably determine is equal to the after-tax net benefit obtained, if any, by the Lender or Transferee as consequence of such Tax Benefit net of all reasonable out-of-pocket expenses of such Lender or Transferee incurred in obtaining such Tax Benefit and without interest (other than any interest paid by the relevant Governmental Authority with respect to such Tax Benefit); provided, however, that (i) any Lender or Transferee may determine, in its discretion consistent with the policies of such Lender or Transferee, whether to seek a Tax Benefit; (ii) any Taxes that are imposed on a Lender or Transferee as a result of a disallowance or reduction (including through the expiration of any tax credit carryover or carryback of such Lender or Transferee that otherwise would not have expired) of any Tax Benefit with respect to which such Lender or Transferee has made a payment to Borrower or the Additional Borrower, as applicable, pursuant to this Section 2.16(h) shall be treated as Tax for which Borrower or the Additional Borrower, as applicable, is obligated to indemnify such Lender or Transferee pursuant to this Section 2.16; (iii) nothing in this Section 2.16(h) shall require the Lender or Transferee to disclose any confidential information to any Loan Party (including, without limitation, its tax returns); and (iv) notwithstanding anything to the contrary, in no event will any Lender or Transferee be required to pay any amount to Borrower or the Additional Borrower, as applicable, the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in if the additional amounts giving rise to such Tax Benefits had never been paid.

          SECTION 2.17. Indemnity. In the event any Lender shall incur any loss or expense (including any loss (other than lost profit) or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a Eurodollar Loan) as a result of any conversion of a Eurodollar Loan to an ABR Loan or repayment or prepayment of the principal amount of any Eurodollar Loan on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 2.03, 2.05, 2.07, 2.14, 2.15 or 2.20 or otherwise, or any failure to borrow or convert any Eurodollar Loan after notice thereof shall have been given hereunder, whether by reason of any failure to satisfy a condition to such Borrowing or otherwise, then, upon the written notice (with reasonable documentation supporting such request) of such Lender to Borrowers (with a copy to the Administrative Agent), Borrowers shall, within ten Business Days of their receipt thereof, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall in the absence of manifest error, be conclusive and binding on Borrowers.
          SECTION 2.18. Change of Lending Office. Each Lender (or Transferee) agrees that, upon the occurrence of any event giving rise to the operation of Section 2.14, 2.15 or 2.16 with respect to such Lender (or Transferee), it will, if requested by Borrower, use commercially reasonable efforts (subject to overall policy considerations of such Lender (or Transferee)) to designate another lending office for any Loans affected by such event with the objective of avoiding the consequences of such event; provided that such designation is made on terms that, in the reasonable judgment of such Lender, cause such Lender and its respective lending offices to suffer no material economic, legal or regulatory disadvantage; and provided further, that nothing in this Section 2.18 shall affect or postpone any of the obligations of Borrower or the Additional Borrower, as applicable, or the rights of any Lender (or Transferee) pursuant to Sections 2.14, 2.15 and 2.16.
          SECTION 2.19. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against Borrower (in each case to the extent permitted hereunder), or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loans which at the time shall be due and payable as a result of which the unpaid principal portion of its Loans which at the time shall be due and payable shall be proportionately less than the unpaid principal portion of such Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in such Loans, so that the aggregate unpaid principal amount of such Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all such Loans as prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustments restored without interest. Borrowers expressly consent to the foregoing arrangements and agree that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by Borrowers to such Lender by reason thereof as fully as if such Lender were a direct creditor directly to Borrowers in the amount of such participation.
          SECTION 2.20. Assignment of Commitments Under Certain Circumstances. In the event that any Lender shall have delivered a notice or certificate pursuant to Section 2.14 or 2.15, or Borrower or the Additional Borrower shall be required to make additional payments to any Lender under Section 2.16 (each, an “Increased Cost Lender”), then, with respect to each such Increased Cost Lender (the “Terminated Lender”), Borrower or the Additional Borrower, as applicable, shall have the right, but not the obligation, at its own expense, upon notice to such Terminated Lender and the Administrative Agent, to replace such Terminated Lender with (x) another Lender or (y) an assignee (in accordance with and subject to the restrictions contained in Section 9.04), and such Terminated Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all its interests, rights and obligations under this Agreement to such other Lender or assignee; provided, however, that no Terminated Lender shall be obligated to make any such assignment unless (i) such assignment shall not conflict with any law or any rule, regulation or order of any Governmental Authority and (ii) the affected Terminated Lender shall have been paid in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Terminated Lender all fees and other fees owed to such Terminated Lender hereunder and all other amounts accrued for such Terminated Lender’s account or owed to it hereunder (including, the Applicable Prepayment Penalty that would be payable if such Terminated Lender’s Loans had been repaid at such time). Each Lender agrees that, if it becomes a Terminated Lender, it shall execute and deliver to the Administrative Agent an Assignment and Acceptance to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if the assigning Lender’s Loans are evidenced by Notes) subject to such Assignment and Acceptance; provided, however, that the failure of any Terminated Lender to execute an Assignment and Acceptance shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
          In order to induce the Lenders and the Administrative Agent to enter into this Agreement and to extend credit hereunder and under the other Loan Documents on the Closing Date, Holdco and Borrowers, jointly and severally, make the representations and warranties set forth in this Article III (after giving effect to the Transactions) on and as of the Closing Date.
          SECTION 3.01. Organization, etc. Each Loan Party (a) is a corporation or other form of legal entity, and each of its Subsidiaries is a corporation, partnership, limited liability company or other form of legal entity, validly organized and existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, (b) is duly qualified to do business and is in good standing as a foreign corporation, foreign partnership or foreign limited liability company (or comparable foreign qualification, if applicable, in the case of any other form of legal entity), as the case may be, in each jurisdiction where the nature of its business requires such qualification, other than in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (c) has full power and authority and holds all requisite governmental licenses, permits and other approvals to (i) enter into and perform its obligations under this Agreement and each other Loan Document to which it is a party and (ii) own or hold under lease its Property and to conduct its business substantially as currently conducted by it.
          SECTION 3.02. Due Authorization, Non-Contravention, etc. The execution, delivery and performance by each Loan Party of this Agreement and each other Loan Document to which it is a party, the borrowing of the Loans and the use of the proceeds thereof are within each Loan Party’s corporate, partnership, limited liability company or comparable powers, as the case may be, have been duly authorized by all necessary corporate, partnership, limited liability company or comparable and, if required, stockholder (or comparable) action, as the case may be, and do not:
     (a) contravene the Organizational Documents of any Loan Party or any of its Subsidiaries;
     (b) contravene any law, statute, rule or regulation binding on or affecting any Loan Party or any of its Subsidiaries;
     (c) violate or result in a default or event of default or an acceleration of any rights or benefits under any material indenture or agreement or other material instrument binding upon any Loan Party or any of its Subsidiaries; or
     (d) result in, or require the creation or imposition of, any Lien on any assets of any Loan Party or any of its Subsidiaries, other than Liens created under the Loan Documents.
          SECTION 3.03. Government Approval, Regulation, etc. No consent, authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or other Person is required for the due execution, delivery or performance by Borrowers or any other Loan Party of this Agreement or any other Loan Document, the borrowing of the Loans and the use of the proceeds thereof, nor for the consummation of the Transactions, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Second Priority Liens under the Security Documents and (iii) those, the failure of which to obtain or make, would not reasonably be expected to have a Material Adverse Effect. No Loan Party or any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
          SECTION 3.04. Validity, etc. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party will, upon the due execution and delivery thereof, constitute, the legal, valid and binding obligation of such Loan Party enforceable in accordance with its respective terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

          SECTION 3.05. Financial Information.
          (a) The Audited Financial Statements and Unaudited Financial Statements delivered pursuant to Section 4.01(g), and all financial statements delivered pursuant to Sections 5.01(a) and (b), have been prepared in accordance with GAAP (except (i) with respect to financial statements delivered pursuant to Section 5.01(a) and the Unaudited Financial Statements, for the absence of footnotes and subject, with respect to such financial statements, to year-end audit adjustments and (ii) with respect to financial statements delivered pursuant to Section 4.01(g), as agreed by the Administrative Agent) and present fairly and accurately, in all material respects, the consolidated financial condition and results of operations and cash flows of Holdco or the Acquired Business, as applicable, as of the dates and for the periods to which they relate.
          (b) Except as disclosed in the Pro Forma Financial Statements, the Audited Financial Statements or the Unaudited Financial Statements or the notes thereto or the schedules hereto, after giving effect to the Indebtedness hereunder incurred on the Closing Date and under the First Lien Loan Documents and customary liabilities in respect of expenses incurred in connection with the Transactions, as of the Closing Date there are no material liabilities of any the Loan Parties of any kind (including, without limitation, liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives) required to be set forth on a balance sheet or in the notes thereto prepared in accordance with GAAP, whether accrued, contingent, absolute, determined, determinable or otherwise (except as incurred in the ordinary course of business).
          SECTION 3.06. No Material Adverse Effect. Since the date of the latest delivered audited financial statements (as required by Section 5.01(b)), no event or occurrence has resulted in or would reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.07. Litigation. Except as set forth on Schedule 3.07, there is no pending or, to the knowledge of the Loan Parties, threatened litigation, action or proceeding (including, without limitation, any existing or new litigation relating to the Transactions) against Holdco, Borrowers, the Acquired Business or any of their respective Subsidiaries which would reasonably be expected to have a Material Adverse Effect or which purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (including the Transactions).
          SECTION 3.08. Compliance with Laws and Agreements. None of the Loan Parties has violated, is in violation of or has been given written notice of any violation of any laws (other than Environmental Laws, which are the subject of Section 3.13), regulations or orders of any Governmental Authority applicable to it or its property or any indenture, agreement or other instrument binding upon it or its property, except for any violations which could not reasonably be expected to have a Material Adverse Effect.
          SECTION 3.09. Subsidiaries. Schedule 3.09 sets forth the name of, and the direct or indirect ownership interest of Holdco and Borrower in, each of their respective Subsidiaries and identifies each Subsidiary that is a Loan Party, in each case as of the Closing Date. A majority of the issued and outstanding Equity Interests of Holdco are owned, directly or indirectly, by Sponsor, and all of the issued and outstanding Equity Interests of Borrower are owned directly by Holdco, in each case free and clear of Liens except as created by the Security Documents, the First Lien Loan Documents and non-consensual Permitted Liens.
          SECTION 3.10. Ownership of Properties.
          (a) As of the Closing Date, each of Holdco, Borrower and each Subsidiary has good and valid title to, or a valid leasehold interest in, (or, in the case of Intellectual Property, a valid license to) all of its Property material to its business (other than irregularities or deficiencies in title which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect), in each case free and clear of all Liens except Permitted Liens. Except as would not reasonably be expected to have a Material Adverse Effect, the Property of Holdco, Borrower and the Subsidiaries, taken as a whole, (i) is in operating order, condition and repair (ordinary wear and tear and damage by casualty excepted) and (ii) together with the Intellectual Property provided to Borrower pursuant to the Transition Services Agreement, constitutes all of the Property required for the business and operations of Holdco, Borrower and the Subsidiaries as presently conducted.
          (b) (i) As of the Closing Date, no Real Property was owned by Holdco, Borrower or the Subsidiaries, (ii) each of Holdco, Borrower and the applicable Subsidiaries has valid and enforceable leasehold interests in the leasehold estates in all of the real property leased by it that is used in the operations, or the business, of the Loan Parties and their Subsidiaries, which leased real property is listed on Schedule 3.10(b) under the heading “Leased Properties” (each, a “Leased Property”) and (iii) each of Holdco, Borrower and the applicable Subsidiaries has good and valid and enforceable rights to use the other real property, including easements, licenses, rights to access, rights-of-way and other real property interests, that are used in the operations of the Loan Parties and their subsidiaries, as listed on Schedule 3.10(b) under the heading “Other Real Property” (each an “Other Real Property”), in each case, free and clear of all Liens of any nature whatsoever, except (a) as to Fee Property, Permitted Encumbrances and (b) as to Leased Property, the terms and provisions of the respective Lease therefor, including, without limitation, any matters affecting the fee title and any estate superior to the leasehold estate related thereto. The Fee Properties, the Leased Properties and the Other Real Property constitute, as of the Closing Date, all of the Real Property owned in fee or leased by Holdco, Borrower and the Subsidiaries and used or held for use by Parent Guarantor, Borrower and the Subsidiaries. No Loan Party has received written notice of pending condemnation or similar proceedings affecting any of the Real Property and, to each Loan Party’s knowledge, no such action is currently contemplated or threatened. No Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 5.04.
          (c) Except as set forth on Schedule 3.10(c), each of Holdco, Borrower and each Subsidiary has complied with all obligations under all Leases to which it is a party, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect, and all such Leases are in full force and effect, except those in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect.

Except as set forth on Schedule 3.10(c), each of Holdco, Borrower and each Subsidiary enjoys peaceful and undisturbed possession under all such Leases, other than Leases in respect of which the failure to enjoy peaceful and undisturbed possession could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
          SECTION 3.11. Taxes. Each of Holdco, Borrower and each Subsidiary has timely filed all federal, foreign and all other material tax returns and reports required by law to have been filed by it, except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and all such tax returns are true and correct, except where the failure to be so true and correct could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of Holdco, Borrower and each Subsidiary has duly and timely paid all taxes and governmental charges due (whether or not shown on any tax return), except (x) any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books and such contest of taxes or charges with respect to Collateral satisfies the Contested Collateral Lien Conditions or (y) otherwise to the extent that the failure to pay could not reasonably be expected to have a Material Adverse Effect. Each of Holdco, Borrower and each Subsidiary has made adequate provision in accordance with GAAP for all taxes not yet due and payable. There is no Tax assessment, deficiency or audit pending or proposed that could reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. None of Holdco, Borrower or any of its Subsidiaries has ever been a party to any understanding or arrangement constituting a “tax shelter” within the meaning of Section 6662(d)(2)(C)(iii) of the Code or within the meaning of Section 6111(c) or Section 6111(d) of the Code as in effect immediately prior to the enactment of the American Jobs Creation Act of 2004, or has ever “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4, except as would not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.
          SECTION 3.12. Pension and Welfare Plans. No ERISA Event has occurred or is reasonably expected to occur which could reasonably be expected to have a Material Adverse Effect or give rise to a Lien on the assets of any Loan Party or any Subsidiary thereof. The Loan Parties, Subsidiaries and ERISA Affiliates are in compliance in all respects with the presently applicable provisions of ERISA and the Code with respect to each Plan except for failures to so comply which would not reasonably be expected to have a Material Adverse Effect. No condition exists or event or transaction has occurred with respect to any Plan which reasonably might result in the incurrence by any Loan Party, any Subsidiary or any ERISA Affiliate of any liability, fine or penalty which could reasonably be expected to have a Material Adverse Effect. The present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for purposes of statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the Fair Market Value of the assets of all such underfunded Pension Plans by an amount that would reasonably be expected to have a Material Adverse Effect if the Pension Plans were terminated. Using actuarial assumptions and computation methods consistent with subpart 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of each Loan Party or ERISA Affiliate to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, would not reasonably be expected to result in a Material Adverse Effect. None of Holdco, Borrower or any of its Subsidiaries has any contingent liability with respect to post-retirement benefits provided by Holdco or any of its Subsidiaries under a Welfare Plan, other than (i) liability for continuation coverage described in Part 6 of Subtitle B of Title I of ERISA and (ii) liabilities that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
          SECTION 3.13. Environmental Warranties. As of the Closing Date and, for the purpose of such representations and warranties as may be given subsequent to the Closing Date, except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:
     (a) Each of Holdco, Borrower and its Subsidiaries and each of their respective businesses, operations, real property, facilities and assets are and in the last five years have been in material compliance with, and Holdco, Borrower and its Subsidiaries have no material liability under, Environmental Law.
     (b) Each of Holdco, Borrower and its Subsidiaries has obtained all Environmental Permits that are material to, and required for, the conduct of their businesses and operations, and the ownership, operation and use of their real property, facilities and assets, all as currently conducted under Environmental Law, all such Environmental Permits are valid and in good standing and, under the currently effective business plans of Holdco, Borrower and its Subsidiaries, no material expenditures or operational adjustments will be required during the next five years in order to renew or modify such Environmental Permits.
     (c) There has been no Release or threatened Release of Hazardous Material on, at, under or from any real property or facility presently or formerly owned, leased or operated by Holdco, Borrower or its Subsidiaries or any of their respective predecessors in interest that could reasonably be expected to result in material liability to Holdco, Borrower or its Subsidiaries under Environmental Law.
     (d) There is no material Environmental Action pending or, to the knowledge of any Loan Party, threatened against any of Holdco, Borrower or its Subsidiaries, or relating to the real property currently or formerly owned, leased or operated by or relating to the operations of Holdco, Borrower or its Subsidiaries, and there are no actions, omissions, activities, circumstances, conditions, events or incidents that could reasonably be expected to form the basis of such an Environmental Action.
     (e) (i) None of Holdco, Borrower and its Subsidiaries is obligated to perform any material action or otherwise incur any material expense under Environmental Law pursuant to any written order, decree, judgment or agreement by which it is bound or has assumed by contract or agreement, and none of Holdco, Borrower and its Subsidiaries is conducting or financing any material Response Action pursuant to any Environmental Law with respect to any location, (ii) all known Environmental Actions involving any of Holdco, Borrower and its Subsidiaries or any of their real property, facilities, assets or operations have been resolved without ongoing material obligations or costs and (iii) no circumstances exist that could reasonably be expected to (A) form the basis of a material Environmental Action against Holdco, Borrower or its Subsidiaries or the real property, facilities, assets or operations of any of them or (B) cause any such real property, facilities, assets or operations to be subject to any material restriction on ownership, occupancy, use or transferability under Environmental Law.
     (f) No real property or facility presently or formerly owned, or presently operated or leased by Holdco, Borrower or its Subsidiaries or any of their respective predecessors in interest and, to the knowledge of any Loan Party, no real property or facility formerly operated, leased or used by Holdco, Borrower or its Subsidiaries or any of their predecessors in interest is (i) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA, (ii) listed on the CERCLIS or (iii) included on any similar list maintained by any Governmental Authority including, without limitation, any such list relating to petroleum.
     (g) No Lien has been recorded or, to the knowledge of any Loan Party, threatened under any Environmental Law with respect to any real property or other assets of Holdco, Borrower or its Subsidiaries.
     (h) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not affect the validity or require the transfer of any Environmental Permit held by Holdco, Borrower or its Subsidiaries under Environmental Law, and will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any Environmental Real Property Disclosure Requirement.
     (i) Holdco, Borrower and its Subsidiaries have made available to the Lead Arrangers all material records, documents and files in the possession, custody or control of, or otherwise reasonably available to, any of them concerning compliance with or liability under Environmental Law.
          SECTION 3.14. Regulations T, U and X. None of Holdco, Borrower or any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying “margin stock” (as defined in Regulation U). No part of the proceeds of any Loan will be used for any purpose that entails a violation of the provisions of the regulations of the Board, including Regulation T, Regulation U and Regulation X.
          SECTION 3.15. Disclosure; Accuracy of Information; Pro Forma Balance Sheets and Projected Financial Statements.
          (a) Neither this Agreement nor any other document, certificate or written statement, in each case concerning any Loan Party, any Subsidiary thereof or the Acquired Business (other than general market or economic data), furnished to the Administrative Agent or any Lender by or on behalf of any Loan Party in connection herewith contains, as of the date prepared and taken as a whole, any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein not misleading, in light of the circumstances under which they were made; provided that to the extent this or any such document, certificate or statement was based upon or constitutes a forecast or projection, the Loan Parties represent only that they acted in good faith and utilized assumptions believed by

Borrower to be reasonable at the time made and due care in the preparation of such document, certificate or statement, it being understood that forecast and projections are subject to uncertainties and contingencies and no assurance can be given that any forecast or projection will be realized.
          (b) The Pro Forma Financial Statements delivered pursuant to Section 4.01(g) have been prepared in good faith by the Loan Parties, based on the assumptions stated therein (which assumptions are believed by the Loan Parties on the date hereof and on the Closing Date to be reasonable), and present fairly in all material respects the pro forma consolidated financial position and results of operations of Borrower as of such date and for such periods, assuming that the Transactions had occurred at such dates, it being understood that forecasts and projections are subject to uncertainties and contingencies and no assurance can be given that any forecast or projection will be realized.
          (c) The Projected Financial Statements were prepared in good faith based on assumptions that are believed by Borrower to be reasonable at the time made, and all material assumptions with respect to the Projected Financial Statements are set forth therein. The Projected Financial Statements present a good faith estimate of the consolidated financial information contained therein at the date thereof, it being understood that forecast and projections are subject to uncertainties and contingencies and no assurance can be given that any forecast or projection will be realized.
          SECTION 3.16. Insurance. The properties of Holdco, Borrower and its Subsidiaries are insured with insurance companies in such amounts, with such deductibles and covering such risks as are deemed reasonable by Responsible Officers of Borrower and as otherwise required to be maintained pursuant to the Security Documents. Such insurance (including the related insurance policies) is in full force and effect, all premiums with respect thereto that are due and payable have been duly paid and no Loan Party has received or is aware of any notice of violation or cancellation thereof and each Loan Party has complied in all material respects with the requirements of each such policy.
          SECTION 3.17. Labor Matters. Except as could not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes, lockouts or slowdowns against the Loan Parties or their Subsidiaries pending or, to the knowledge of any Loan Party, threatened, (b) the hours worked by and payments made to employees of the Loan Parties or their Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, and (c) all payments due from the Loan Parties or their Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Loan Parties or their Subsidiaries.
          SECTION 3.18. Solvency. Immediately following the consummation of the Transactions to occur on the Closing Date, (a) the fair value of the assets of the Loan Parties taken as a whole, at a fair valuation on a going concern basis, will exceed their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of the Loan Parties taken as a whole will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Loan Parties taken as a whole will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured (taking into account all available financing options), and (d) the Loan Parties taken as a whole will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted.
          SECTION 3.19. Intellectual Property
          (a) Each Loan Party and each Subsidiary thereof owns, or is licensed to use, all patents, patent applications, trademarks, trade names, service marks, copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”), except for those where the failure to own or have a license to use, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, no claim has been asserted and is pending by any person challenging the validity of any such Intellectual Property, nor does any Loan Party know of any valid basis for any such claim. To each Loan Party’s knowledge, the use of such Intellectual Property by each Loan Party and each Subsidiary thereof does not infringe, dilute, misappropriate or otherwise impair the Intellectual Property rights of any person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          (b) Except pursuant to licenses and other user agreements entered into by each Loan Party and each Subsidiary thereof that are listed in Schedule 12(a) or 12(b) to the Perfection Certificate or otherwise as could not reasonably be expected to have a Material Adverse Effect, each Loan Party and each Subsidiary thereof owns and possesses the right to use, and has not licensed any other Person to use, any copyright, patent or trademark (as such terms are defined in the Security Agreement) listed in Schedule 12(a) or 12(b) to the Perfection Certificate. Each Loan Party has taken all commercially reasonable action to maintain and protect all registrations listed in Schedule 12(a) or 12(b) to the Perfection Certificate, including, without limitation, making timely filings and payments.
          (c) To the knowledge of Holdco and Borrower, there is no material violation by others of any right of any Loan Party or any Subsidiary with respect to any copyright, patent or trademark listed in Schedule 12(a) or 12(b) to the Perfection Certificate, pledged by it under the name of such Loan Party or Subsidiary except as may be set forth on Schedule 3.19(c).
          SECTION 3.20. Security Documents.
          (a) (i) The Security Agreement is effective to create in favor of the Collateral Agent for its benefit and the benefit of the Secured Parties legal, valid and enforceable (subject to bankruptcy and creditors’ rights generally) security interests in the Pledged Collateral (as defined in the Security Agreement) and (ii) (x) when financing statements in appropriate form are filed in the offices specified on Schedule 7 to the Perfection Certificate and (y) upon the taking of possession or control by the Collateral Agent of any such Collateral in which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the

Security Agreement), the Security Agreement shall constitute a fully perfected Second Priority Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Pledged Collateral (other than the Intellectual Property Collateral (as defined in the Security Agreement)) to the extent such Lien and security interest can be perfected by the filing of a financing statement pursuant to the UCC or by possession or control by the Collateral Agent, in each case prior and superior in right to any other Person, other than any holder of Permitted Liens. Without limitation to the foregoing, no consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary in connection with the creation, perfection or Second Priority status of the security interest of the Collateral Agent in any Equity Interests pledged to the Collateral Agent for the benefit of the Secured Parties under the Security Agreement or the exercise by the Collateral Agent of the voting or other rights provided for in the Security Agreement or the exercise of remedies in respect thereof (other than the First Lien Collateral Agent). Prior to the satisfaction of the Discharge Conditions, the representations made in this Section 3.20(a) with respect to possession or control of any Collateral by the Collateral Agent shall be deemed to refer to the possession or control of such Collateral by the First Lien Collateral Agent (holding for the benefit of the Collateral Agent).
          (b) When the filings in clause (ii)(x) of Section 3.20(a) are made and when the Security Agreement (or a short form security agreement substantially in the form of Exhibit 6, Exhibit 7 or Exhibit 8, as applicable, to the Security Agreement) is filed in the United States Patent and Trademark Office and the United States Copyright Office, the Security Agreement shall constitute a fully perfected Second Priority Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property Collateral (as defined in the Security Agreement) in which a security interest may be perfected by such filing, recording or registration (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications and copyrights acquired by the Loan Parties after the Closing Date).
          (c) Each Mortgage (when such Mortgage is filed in the offices identified in the local counsel opinion delivered with respect thereto) is effective to create, in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable (subject to bankruptcy and creditors’ rights generally) Second Priority Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Encumbrances or other Liens acceptable to the Collateral Agent, and when the Mortgages are filed in the offices specified on Schedule 3.20(c) (or, in the case of any Mortgage executed and delivered after the date hereof in accordance with the provisions of Sections 5.10 and 5.11, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 5.10 and 5.11), the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other Person, other than Permitted Encumbrances.
          (d) Each Security Document delivered pursuant to Sections 5.10 and 5.11 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent,

for the benefit of the Secured Parties, legal, valid and enforceable (subject to bankruptcy and creditors’ rights generally) Second Priority Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which such possession or control shall be given to the Collateral Agent to the extent required by any Security Document), such Security Document will constitute a fully perfected Lien on (subject to any exceptions set forth in such Security Document), and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than the applicable Permitted Liens. Prior to the satisfaction of the Discharge Conditions, the representations made in this Section 3.20(d) with respect to possession or control of any Collateral by the Collateral Agent shall be deemed to refer to the possession or control of such Collateral by the First Lien Collateral Agent (holding for the benefit of the Collateral Agent).
          SECTION 3.21. Anti-Terrorism Laws.
          (a) None of the Loan Parties or, to the knowledge of any of the Loan Parties, any of their Affiliates is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including without limitation Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”).
          (b) No Loan Party or, to the knowledge of any of the Loan Parties, any of their Affiliates or their respective brokers or other agents acting or benefiting in any capacity in connection with the Loans is any of the following:
     (i) a Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
     (ii) a Person or entity owned or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
     (iii) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
     (iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or
     (v) a Person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list.
          (c) No Loan Party or, to the knowledge of any Loan Party, any of its brokers or other agents acting in any capacity in connection with the Loans (i) knowingly conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b) above, (ii) knowingly deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) knowingly engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
          SECTION 3.22. Indebtedness. Other than Loans under this Agreement and the related guarantees and the First Lien Loans and the related guarantees, Holdco, Borrower and their respective Subsidiaries have no Indebtedness outstanding as of the Closing Date, and after giving effect to the Transactions, except as set forth on Schedule 6.01(w).
          SECTION 3.23. No Burdensome Restrictions. None of Borrower or any of its Subsidiaries is a party to any Contractual Obligation the compliance with one or more of which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or is subject to one or more Organizational Document restrictions that would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of Borrower, there are no Requirements of Law applicable to any Loan Party or any Subsidiary of any Loan Party the compliance with which by such Loan Party or such Subsidiary, as the case may be, would reasonably be expected in the aggregate, to have a Material Adverse Effect.
          SECTION 3.24. Use of Proceeds. Borrowers will use the proceeds of the Loans to finance the Transactions (including without limitation, to fund the purchase price (including the repayment of the MediFax Note) and pay related fees and expenses).
ARTICLE IV
CONDITIONS
          SECTION 4.01. Closing Date. The obligations of the Lenders to make Loans on the Closing Date are subject, at the time of the making of such Loans to satisfaction of the following conditions on or prior to the Closing Date:
     (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement and each Loan Document to which such Person is a party, executed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and each other Loan Document to which such Person is a party. Without limitation to the foregoing, each Guarantor shall have executed the Guarantee Agreement.
     (b) The Administrative Agent shall have received from Borrower a Closing Certificate, dated the Closing Date and signed on behalf of Borrower by a Financial Officer of Borrower.
     (c) The Administrative Agent shall have received a certificate of the secretary or assistant secretary of each Loan Party dated the Closing Date, certifying (i) that attached thereto is a true and complete copy of each Organizational Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State (or equivalent Governmental Authority) of the state or jurisdiction of its organization, (ii) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of each Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (iii) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (c)) and (iv) that there have been no changes in the certificate of incorporation (or equivalent Organizational Document) of such Loan Party from the certificate of incorporation (or equivalent Organizational Document) delivered pursuant to clause (i) above.
     (d) The Administrative Agent shall have received a favorable written opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to the Loan Parties.
     (e) (i) Borrower shall have received in the aggregate gross proceeds of $775,000,000 from borrowings under the First Lien Credit Agreement and the First Lien Loan Documents shall be in form and substance reasonably satisfactory to the Lead Arrangers and (ii) the Administrative Agent shall have received the Intercreditor Agreement, fully executed by the parties thereto.
     (f) There shall not have occurred any change since December 31, 2005 which has had a Closing Date Material Adverse Effect.
     (g) The Administrative Agent shall have received (i) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Acquired Business for each Fiscal Quarter of the current Fiscal Year ending more than 45 days prior to the Closing Date, for the period from the beginning of the current Fiscal Year to the end of such Fiscal Quarter (the “Unaudited Financial Statements”), and (ii) a pro forma consolidated balance sheet and related statements of income for Borrower (the “Pro Forma Financial Statements”) for the period from the beginning of the current Fiscal Year to the end of the last Fiscal Quarter covered by the Unaudited Financial Statements and for the latest four-quarter period ending more than 45 days prior to the Closing Date, in each case after giving effect to the Transactions. The Unaudited Financial Statements shall be prepared in accordance with GAAP.
     (h) The Administrative Agent shall have received all information and copies of all documents and papers, including records of corporate proceedings, governmental approvals, good standing certificates and bring down telegrams or facsimiles, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or governmental authorities.

     (i) The Administrative Agent shall have received a certificate of the chief financial officer of Borrower in the form of Exhibit O, confirming the solvency of the Loan Parties on a consolidated basis after giving effect to the Transactions.
     (j) The Merger shall have been consummated or shall be consummated concurrently with the initial funding of Loans under this Agreement in accordance with the Merger Agreement and all other related documentation (without any amendment, modification or waiver of any material provision which is material and adverse to the Lenders without the prior consent of the Lead Arrangers), and the Administrative Agent shall have received a true and correct executed copy of each Merger Document.
     (k) The Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information requested by the Administrative Agent and required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (including without limitation, the Patriot Act), including without limitation the information described in Section 9.18.
     (l) The Cash Equity Financing shall have been consummated in an amount of not less than $318,850,000, which shall have been distributed by NewCo to Holdco and Holdco to wholly owned subsidiaries of Emdeon and the Rollover in the amount of $294,320,000 shall have been contributed to Holdco, and the Equity Financing shall have been in an aggregate amount such that immediately after giving effect to the Transactions not less than 20% of the total consolidated capitalization of Borrower shall be attributable to the Cash Equity Financing and not less than 80% of the Cash Equity Financing shall have been provided by the Sponsor. The terms and documentation of the Equity Financing shall be reasonably satisfactory to the Lead Arrangers.
     (m) After giving effect to the Transactions, none of Holdco or its Subsidiaries shall have outstanding any Indebtedness other than (i) the Loans and other extensions of credit under this Agreement and the related guarantees, (ii) the First Lien Loans and the related guarantees and (iii) the Indebtedness set forth on Schedule 6.01(w).
     (n) The Administrative Agent shall have received all Fees payable to the Administrative Agent or any Lender on or prior to the Closing Date under the Fee Letter and all other amounts due and payable pursuant to the Loan Documents on or prior to the Closing Date, including reimbursement or payment of all reasonable out-of-pocket expenses (including the reasonable fees, charges and disbursements of Cahill Gordon & Reindel LLP and one local counsel, if any) required to be reimbursed or paid by Borrower hereunder or under any other Loan Document, in each case to the extent invoiced and supported by documentation.
     (o) The Collateral Agent shall have received counterparts of the Security Agreement signed by each Loan Party and the Collateral Agent shall have received the following in form and substance reasonably satisfactory to the Collateral Agent (provided that in the cases of clauses (i) and (ii) below, such items shall be delivered to the First Lien Collateral Agent, which shall act as bailee for the Collateral Agent):

     (i) certificates representing all certificated Pledged Securities (other than the common stock of Minnesota Medical Communication Network, LLC), together with executed and undated stock powers and/or assignments in blank;
     (ii) all Intercompany Notes, together with executed and undated instruments of assignment endorsed in blank;
     (iii) a copy of, or a certificate as to coverage under, the insurance policies required by Sections 5.04(i), (ii) and (iii) and the applicable provisions of the Security Documents, each of which shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured and loss payee;
     (iv) appropriate financing statements or comparable documents authorized by (and executed by, to the extent applicable) the appropriate entities in proper form for filing under the provisions of the UCC and applicable domestic or local laws, rules or regulations in each of the offices where such filing is necessary or appropriate, in the Collateral Agent’s reasonable discretion, to grant to the Collateral Agent a perfected Second Priority Lien on the Collateral, superior and prior to the rights of all third persons other than the holders of Permitted Liens;
     (v) UCC, judgment and tax lien search reports listing all effective financing statements or comparable documents which name any applicable Loan Party as debtor and which are filed in those jurisdictions in which, any Loan Party is organized, any of the Collateral is located and the jurisdictions in which any applicable Loan Party’s principal place of business is located in the United States, together with copies of such existing financing statements;
     (vi) evidence of the preparation for recording or filing, as applicable, of all recordings and filings of each Security Document, including, without limitation, with the United States Patent and Trademark Office and the United States Copyright Office, and delivery and recordation (or authorization for recordation), if necessary, of such other security and other documents, including, without limitation, mortgage releases and satisfactions, UCC-3 (or other equivalent) termination statements with respect to UCC (or other equivalent) filings that do not constitute Permitted Liens, as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the Liens created, or purported or intended to be created, by such Security Documents; and
     (vii) a completed Perfection Certificate dated the Closing Date and signed on behalf of the Loan Parties by an executive officer or Financial Officer of each Loan Party, together with all attachments contemplated thereby, including the results of a search of the UCC (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate.
     (p) The Administrative Agent shall have received a Borrowing Request required by Section 2.02.

     (q) The representations and warranties set forth in Article III (excluding on the Closing Date Sections 3.03, 3.05, 3.06, 3.07, 3.08, 3.09, 3.10, 3.11, 3.12, 3.13, 3.15, 3.16, 3.17, 3.19, 3.20, 3.22, 3.23 and 3.24) and in the other Loan Documents shall be true and correct in all material respects with the same effect as if then made (unless expressly stated to relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).
     (r) No Default or Event of Default shall have occurred and be continuing.
The Credit Event shall be deemed to constitute a representation and warranty by Borrowers on the date of the Credit Event that the conditions set forth in this Section 4.01 have been satisfied.
ARTICLE V
AFFIRMATIVE COVENANTS
          Each of Holdco and Borrowers hereby, jointly and severally, covenants and agrees with the Lenders that on or after the Closing Date and until the Commitments have expired or terminated and the principal of and interest on each Loan and all Fees and other amounts payable hereunder or under any other Loan Document have been paid in full (other than contingent indemnification obligations that are not then due and payable):
          SECTION 5.01. Financial Information, Reports, Notices, etc. Borrower will furnish, or will cause to be furnished, to the Administrative Agent and each Lender (via Intralinks or any other method reasonably acceptable to the Administrative Agent) copies of the following financial statements, reports, notices and information:
     (a) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of Borrower commencing with the Fiscal Quarter ending March 31, 2007, (i) a consolidated balance sheet of Borrower and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of earnings and cash flow of Borrower and its Subsidiaries for such Fiscal Quarter and for the same period in the prior Fiscal Year and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter (including a note with a consolidated statement of revenues, assets and EBITDA for each Non-Guarantor Subsidiary with revenues in excess of $5 million individually (and in the aggregate with revenues in excess of $10 million)), certified by a Financial Officer of Borrower as fairly presenting in all material respects the financial position, results of operations and cash flows of Borrower and its Subsidiaries in accordance with GAAP consistently applied, (ii) a narrative report and management’s discussion and analysis, in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, as compared to the comparable periods in the previous Fiscal Year and budgeted amounts and (iii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth statement of income items and Consolidated EBITDA of Borrower for such Fiscal Quarter and for the then elapsed portion of the Fiscal Year, showing variance, by dollar amount and percentage, from amounts for the comparable periods in the previous Fiscal

Year and budgeted amounts (it being understood that any such information may be furnished in the form of a Form 10-Q);
     (b) as soon as available and in any event within (x) 120 days (or such earlier time as Borrower may be required to file a Form 10-K with the SEC) after the end of Fiscal Year 2006 (it being agreed that Borrower shall furnish unaudited management accounts in the form of a consolidated balance sheet of Borrower and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of earnings and cash flow of Borrower and its Subsidiaries for such Fiscal Year to the Administrative Agent and the Lenders within 105 days after the end of such Fiscal Year) and (y) 105 days after the end of each Fiscal Year of Borrower thereafter, a copy of the annual audit report for such Fiscal Year for Borrower and its Subsidiaries, including therein a consolidated balance sheet of Borrower and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of earnings and cash flow of Borrower and its Subsidiaries for such Fiscal Year (including a note with a consolidated statement of revenues, assets and EBITDA for each Non-Guarantor Subsidiary with revenues in excess of $5 million individually (and in the aggregate with revenues in excess of $10 million)), in each case certified (without any Impermissible Qualification) by an independent public accounting firm reasonably acceptable to the Administrative Agent, and concurrently with the delivery of the foregoing financial statements, (i) a narrative report and management’s discussion and analysis, in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations of Borrower for such Fiscal Year, as compared to amounts for the previous Fiscal Year and budgeted amounts and (ii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth statement of income items and Consolidated EBITDA of Borrower for such Fiscal Year, showing variance, by dollar amount and percentage, from the previous Fiscal Year and budgeted amounts (it being understood that any such information may be furnished in the form of a Form 10-K);
     (c) concurrently with the delivery of financial statements pursuant to Section 5.01(a) or (b), a Compliance Certificate containing a computation in reasonable detail of, and showing compliance with, each of the financial ratios and restrictions contained in the Financial Covenants and to the effect that, in making the examination necessary for the signing of such certificate, such Financial Officers have not become aware of any Default or Event of Default that has occurred and is continuing, or, if such Financial Officers have become aware of such Default or Event of Default, describing such Default or Event of Default and the steps, if any, being taken to cure it; provided that Compliance Certificates delivered in respect of periods prior to the Fiscal Quarter ending March 31, 2007, shall not be required to include computations showing compliance with the Financial Covenants;
     (d) as soon as practicable and in any event no later than 45 days after the end of each Fiscal Year, commencing with the beginning of Fiscal Year 2008, a detailed consolidated budget by Fiscal Quarter for such Fiscal Year (including a projected consolidated balance sheet and related consolidated statements of projected operations and cash flow as of the end of and for each Fiscal Quarter during such Fiscal Year);

     (e) promptly upon receipt thereof, copies of all material written final reports submitted to Holdco or Borrower by independent certified public accountants in collection with each annual, interim or special audit of the books of Holdco or any of its Subsidiaries made by such accountants, including any final management letters submitted by such accountants to management in connection with their annual audit;
     (f) promptly, and in any event within ten days, after becoming aware of the occurrence of any Default or Event of Default, a statement of a Financial Officer of Borrower setting forth reasonable details of such Default or Event of Default and the action which Borrower has taken and proposes to take with respect thereto;
     (g) promptly, and in any event within ten Business Days, after (i) the occurrence of any adverse development with respect to any litigation, action or proceeding against a Loan Party or any of its Subsidiaries that, would reasonably be expected to have a Material Adverse Effect or (ii) the commencement of any litigation, action or proceeding against a Loan Party or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect or that disputes, or seeks to invalidate, the legality, validity or enforceability of any provision of this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, notice thereof and, to the extent requested by the Administrative Agent, copies of all documentation relating thereto;
     (h) promptly after the sending or filing thereof, copies of all reports, registration statements or other materials (including affidavits with respect to reports) which Holdco or any of its Subsidiaries or any of their officers or directors files with the SEC or any national securities exchange;
     (i) promptly upon becoming aware of the taking of any specific actions by Holdco, any of its Subsidiaries or any other Person to terminate any Pension Plan (other than a termination pursuant to Section 4041(b) of ERISA which can be completed without Holdco, any of its Subsidiaries or any ERISA Affiliate having to provide more than $2,500,000 in addition to the normal contribution required for the plan year in which termination occurs to make such Pension Plan sufficient), or the occurrence of an ERISA Event which could result in a Lien on the assets of any Loan Party or any Subsidiary thereof or in the incurrence by a Loan Party of any liability, fine or penalty which would reasonably be expected to have a Material Adverse Effect, or any increase in the contingent liability of a Loan Party with respect to any post-retirement Welfare Plan benefit if the increase in such contingent liability which would reasonably be expected to have a Material Adverse Effect, notice thereof and copies of all documentation relating thereto;
     (j) upon request by the Administrative Agent, copies of: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Loan Party or ERISA Affiliate with the Internal Revenue Service with respect to each Pension Plan; (ii) to the extent available, the most recent actuarial valuation report for each Pension Plan; (iii) all notices received by any Loan Party or ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan as the Administrative Agent shall reasonably request;

     (k) promptly, and in any event within five Business Days, notice of any other development that has had a Material Adverse Effect;
     (l) promptly, from time to time, such other information respecting the condition or operations, financial or otherwise, of Holdco or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request, subject to confidentiality requirement imposed by law; and
     (m) with respect to each Test Period for which a Cure Right will be exercised, on the date the financial statements pursuant to Section 5.01(a) or (b) have been, or should have been, delivered for the applicable fiscal period, Borrower shall deliver together with such financial statements an Officer’s Certificate of a Financial Officer of Borrower containing a computation in reasonable detail of the applicable Event of Default and a notice of its intent to cure (a “Notice of Intent to Cure”) such Event of Default through the issuance of Permitted Cure Securities as contemplated pursuant to Section 7.04.
          SECTION 5.02. Compliance with Laws, etc. Each of Holdco and Borrower shall, and shall cause each of their respective Subsidiaries to, comply in all respects with all applicable Requirements of Law, except where such noncompliance, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
          SECTION 5.03. Maintenance of Properties. Each of Holdco and Borrower shall, and shall cause each of their respective Subsidiaries to, maintain its material properties and assets in working order and condition, and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, except where the failure to do so would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
          SECTION 5.04. Insurance. Each of Holdco and Borrower shall, and shall cause each of their respective Subsidiaries to, maintain or cause to be maintained such insurance as is reasonably prudent in the good faith judgment of Borrower with respect to its properties material to the business of Holdco, Borrower and their respective Subsidiaries against such casualties and contingencies and of such types and in such amounts with such deductibles as are customary in the case of similar businesses with similar risk factors (including, without limitation, (i) commercial general liability against claims for bodily injury, death or property damage and including the Administrative Agent and the Collateral Agent as additional insured parties or, in the case of property insurance, loss payee, (ii) business interruption insurance (but only to the extent that such coverage has been obtained on the Closing Date and to the extent that Borrower determines that such insurance is advisable) and (iii) worker’s compensation insurance as may be required by any Requirement of Law).
          Each of Holdco and Borrower shall, and shall cause each other Loan Party to, with respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent or the Requisite Lenders may from time to time require, if at any time the area in which any improvements are located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management

Agency (or any successor agency), and otherwise comply, to the extent applicable, with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.
          SECTION 5.05. Books and Records; Visitation Rights; Maintenance of Ratings.
          (a) Each of Holdco and Borrower shall, and shall cause each of their respective Subsidiaries to, keep books and records which accurately reflect in all material respects its business affairs and material transactions and permit the Administrative Agent or any Lender or their representatives, at reasonable times during business hours and at reasonable intervals, to (i) visit all of its offices, (ii) discuss its financial matters (other than privileged information) with its officers and independent public accountant and (iii) upon the reasonable request of the Administrative Agent, examine (and, at the expense of Borrower, photocopy extracts from) any of its books or other corporate or partnership records (other than privileged information), in each case at Borrower’s expense (provided that (x) as long as no Default or Event of Default has occurred and is continuing, Borrower shall not be subject to more than one visit per year by the Administrative Agent and shall bear the expense of such visit by the Administrative Agent, (y) the Administrative Agent shall coordinate the timing of such visits and inspections with Borrower so as to lessen the burden imposed on the Loan Parties and (z) a representative of Borrower shall be given the opportunity to be present for any communication with the independent accountants).
          (b) Borrower shall use commercially reasonable efforts to continue to have this Agreement and the Loans hereunder rated by each of Moody’s and S&P.
          SECTION 5.06. Environmental Covenant. Each of Holdco and Borrower shall, and shall cause each of their respective Subsidiaries to:
     (a) comply in all material respects with all Environmental Laws and Environmental Permits applicable to its operations, facilities and properties; conduct all Response Actions required by, and in accordance with, Environmental Laws; provided that no Loan Party shall be required to undertake any Response Action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP; and keep the Administrative Agent reasonably informed of known, potential and alleged Environmental Liability and actions taken to address such Environmental Liability, except for such Environmental Liability and responsive actions that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;
     (b) at the written request of the Administrative Agent or the Requisite Lenders, upon their reasonable belief that Borrower has breached any representation or warranty or covenant in this Agreement relating to Environmental Laws, which request shall specify in reasonable detail the basis therefor, provide, at such Person’s sole cost and expense, an environmental site assessment report (which may include where appropriate testing and sampling, inter alia, sampling of soil and groundwater) concerning such matter, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Material and the potential cost of any Remedial Action in connection with such Hazardous Material on, at, under or emanating from such property pursuant to Environmental Law; provided that such request may be made only (i) if an Event of Default has occurred and is continuing or (ii) circumstances exist that could reasonably be expected to form the basis of an Environmental Liability that could reasonably be expected to have a Material Adverse Effect individually or in the aggregate with other Environmental Liabilities (in such events as are listed in this paragraph, the environmental site assessment shall be focused upon the noncompliance or other circumstances as applicable). If any Person fails to provide such a report within 45 days after such request was made, the Administrative Agent may order the same, and such Person shall grant and hereby grants to the Administrative Agent and the Requisite Lenders and their agents access to such property and specifically grants the Administrative Agent and the Requisite Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to perform such an assessment in a reasonable manner, all at such Person’s sole cost and expense; and
     (c) promptly, from time to time, provide such information and certifications which the Administrative Agent may reasonably request to evidence compliance with this Section 5.06.
          SECTION 5.07. Information Regarding Collateral.
          (a) Each of Holdco and Borrower shall, and shall cause each of the other Loan Parties to, furnish to the Administrative Agent and the Collateral Agent prompt written notice of any change (i) in such Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Loan Party’s corporate structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, dissolving. liquidating, reorganizing or organizing in any other jurisdiction). Each of Holdco and Borrower shall not, and shall not permit any other Loan Party to, effect or permit any change referred to in the preceding sentence unless (i) it shall have given the Collateral Agent prior written notice of any such change and (ii) prior to or concurrently with such change, all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected Second Priority security interests in all the Collateral. Each of Holdco and Borrower shall, and shall cause each other Loan Party to, promptly notify the Administrative Agent and the Collateral Agent if any material portion of the Collateral is damaged or destroyed.
          (b) At the time of each delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.01(b), Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer or the chief legal officer of Borrower (i) updating, to the extent necessary, to reflect (A) the list of owned and leased Real Property, (B) any changes to the names or locations of any Loan Party or (C) any other information reasonably requested by the Administrative Agent with respect to the Collateral or (ii) confirming that there has been no change in such information since the last such certificate (or, if no such certificate has previously been delivered, since the Closing Date).
          SECTION 5.08. Existence; Conduct of Business. Each of Holdco and Borrower shall, and shall cause each of their respective Subsidiaries to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect (a) its legal existence and (b) the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except (other than in respect of the legal existence of Borrower) where the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that nothing in this Section 5.08 shall prohibit any merger or consolidation, liquidation or dissolution permitted under Section 6.04 or sale or other disposition permitted under Section 6.05.
          SECTION 5.09. Casualty and Condemnation. Each of Holdco and Borrower shall furnish to the Administrative Agent and the Lenders prompt written notice of any casualty, Destruction or other insured damage to any Collateral in an amount in excess of $5,000,000 or the commencement of any action or proceeding for the Taking of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding.
          SECTION 5.10. Pledge of Additional Collateral. Subject to the terms of the Intercreditor Agreement:
          (a) Within 45 days after the Acquisition of assets of the type that would have constituted Collateral on the Closing Date pursuant to the Security Documents (the “Additional Collateral”), each of Holdco and Borrower shall, and shall cause each other Loan Party to, take all necessary action (if any), including the filing of appropriate financing statements under the provisions of the UCC, applicable domestic or local laws, rules or regulations in each of the offices where such filing is necessary or appropriate, or entering into or amending the Guarantee Agreement and the Security Documents, to grant to the Collateral Agent for the benefit of the Secured Parties, a perfected Second Priority Lien, subject in each case only to Permitted Liens, in such Collateral in each case pursuant to and to the full extent required by the Security Documents and this Agreement (including, without limitation, satisfaction of the conditions set forth in Sections 4.01(o)). In the event that any Loan Party acquires any additional Real Property having a Fair Market Value in excess of $7,500,000 as determined in good faith by Borrower (whether or not the subject of a Mortgage or other Security Documents), Holdco or Borrower shall take such actions and execute such documents as the Collateral Agent shall require to confirm the Lien of a Mortgage, if applicable, or to create a new Mortgage or other Security Documents (including, without limitation, satisfaction of the conditions set forth in Sections 4.01(o)) (unless, with respect to any such Real Property, the Administrative Agent determines, in its reasonable discretion, that the fees and expenses of obtaining a Mortgage with respect to such Real Property and the other related deliveries required by this Section 5.10(a) would be disproportionate to the benefits expected to be received by the Secured Parties). Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent and shall constitute valid and enforceable perfected Second Priority Liens subject only to Permitted Encumbrances or other Liens acceptable to the Collateral Agent. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Loan Party shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Collateral Agent shall require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including a Title Policy, a Survey and local counsel opinion (in form and substance reasonably satisfactory to the Collateral Agent) in respect of such Mortgage). All actions taken by the parties in connection with the pledge of Additional Collateral, including, without limitation, reasonable costs of counsel for the Administrative Agent and the Collateral Agent, shall be for the account of Borrower, which shall pay all sums due on demand. Prior to the satisfaction of the Discharge Conditions, the covenants made in this Section 5.11(a) to deliver any Collateral to the Collateral Agent shall be deemed satisfied by the delivery of such Collateral to the First Lien Collateral Agent.
          (b) With respect to any Person that is or becomes a Subsidiary of a Loan Party after the Closing Date (excluding any Unrestricted Subsidiaries), Holdco or Borrower shall, or shall cause the relevant Loan Party to, promptly (and in any event within 30 days after such person becomes a Subsidiary) deliver to the Collateral Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party. Notwithstanding the foregoing, the Equity Interests required to be delivered to the Collateral Agent pursuant to this Section 5.10(b) shall not include any Equity Interests of a Foreign Subsidiary existing on the date hereof or created or acquired after the Closing Date; provided that this exception shall not apply to Equity Interests of any Subsidiary that is a first-tier controlled foreign corporation (as defined in Section 957(a) of the Code) representing 65% of the total Equity Interests of all outstanding Equity Interests of such Subsidiary. Prior to the satisfaction of the Discharge Conditions, the covenants made in this Section 5.11(b) to deliver any Collateral to the Collateral Agent shall be deemed satisfied by the delivery of such Collateral to the First Lien Collateral Agent.
          SECTION 5.11. Further Assurances. Subject to the terms of the Intercreditor Agreement, each of Holdco and Borrower shall, and shall cause each of the other Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and the delivery of appropriate opinions of counsel) that are required under any applicable Requirement of Law, or that the Administrative Agent, the Collateral Agent or the Requisite Lenders may reasonably request, to grant, preserve, protect or perfect the Liens created by the Security Documents or the validity or Second Priority of any such Lien, all at the expense of the Loan Parties. The Loan Parties shall have no obligation to perfect the Collateral Agent’s or Secured Parties’ security interest in Intellectual Property outside of the United States. Each of Holdco and Borrower shall, and shall cause each other Loan Party to, provide to the Collateral Agent, from time to time upon request during the continuation of a Default, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

          SECTION 5.12. Use of Proceeds. Borrowers covenant and agree that the proceeds of the Borrowings received on the Closing Date will be used to effect the Transaction and to pay fees and expenses payable and relating thereto and hereunder as set forth in the Commitment Letter and the Fee Letter.
          SECTION 5.13. Payment of Taxes. Each of Holdco and Borrower shall, and shall cause each of their respective Subsidiaries to, pay and discharge all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any Properties belonging to it, prior to the date on which material penalties attach thereto, and all material lawful claims which, if unpaid, could reasonably be expected to become a Lien or charge (other than (i) a Permitted Encumbrance on Mortgaged Property or (ii) a Permitted Lien on any other Property) upon any Properties of Holdco, Borrower or any of their respective Subsidiaries or cause a failure or forfeiture of title thereto; provided that (x) neither Holdco nor Borrower nor any of their respective Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings diligently conducted, which proceedings have the effect of preventing the forfeiture or sale of the Property or asset that may become subject to such Lien, if it has maintained adequate reserves with respect thereto in accordance with and to the extent required under GAAP and (y) the failure to pay would not have a Material Adverse Effect. Each of Holdco and Borrower shall, and shall cause each of their respective Subsidiaries to, timely file or cause to be timely filed all material tax returns required to be filed by it. Each of Holdco and Borrower does not intend to treat the Loans as being a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4. In the event Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.
          SECTION 5.14. Interest Rate Protection. No later than the 120th day after the Closing Date, Borrowers shall enter into, and for a minimum of 2 years thereafter maintain, Interest Rate Agreements with terms and conditions reasonably acceptable to the Administrative Agent that result in at least 40% of the aggregate principal amount of the Loans and the Term Loans under the First Lien Credit Agreement and any Refinancing Indebtedness in respect thereof being effectively subject to a fixed or maximum interest rate reasonably acceptable to the Administrative Agent.
          SECTION 5.15. Additional Guarantors. Subject to the terms of the Intercreditor Agreement, in the event that any direct or indirect Wholly-Owned Subsidiary (other than a Foreign Subsidiary or Unrestricted Subsidiaries) of Borrower existing on the Closing Date has not previously executed the Guarantee Agreement or in the event that any Person becomes a direct or indirect Wholly-Owned Subsidiary (other than a Foreign Subsidiary or Unrestricted Subsidiaries) of Borrower after the Closing Date, Borrower shall promptly notify the Administrative Agent of that fact and cause such Subsidiary to promptly execute and deliver to the Administrative Agent a counterpart of the Guarantee Agreement and execute and deliver to the Collateral Agent a joinder to the Security Agreement and to take all such further actions and execute all such further documents and instruments (including actions, documents and certificates comparable to those described in Sections 4.01(o)) as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and perfected Second Priority Lien on all of the Property and assets of such Subsidiary described in, and to the extent required by, the applicable Security Documents and Section 5.10; provided, however, Borrower shall not be required to comply with this Section 5.15 with respect to non-Wholly Owned Subsidiary acquired in accordance with Section 6.06(m).
          SECTION 5.16. Designation of Unrestricted Subsidiaries. Borrower’s Board of Directors may, at any time, designate any Subsidiary that is acquired or created after the Closing Date as an Unrestricted Subsidiary by prior written notice to the Administrative Agent; provided that Borrower shall only be permitted to so designate a new Unrestricted Subsidiary after the Closing Date and so long as (a) no Default or Event of Default exists or would result therefrom, (b) such Subsidiary does not own any capital stock or Indebtedness of, or own or hold a Lien on any property of, Borrower or any other Subsidiary that is not a subsidiary of the Subsidiary to be so designated and (c) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by Borrower or any of its Subsidiaries) through Investments permitted by, and in compliance with, Section 6.06(m), with any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof to be treated as Investments pursuant to Section 6.06(m); provided that at the time of the initial Investment by Borrower or any of its Subsidiaries in such Subsidiary, Borrower shall designate such entity as an Unrestricted Subsidiary in a written notice to the Administrative Agent. The Borrower may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided that no Default or Event of Default then exists or would occur as a consequence of any such Subsidiary Redesignation. Notwithstanding the foregoing, no Subsidiary designated an Unrestricted Subsidiary that is subsequently redesignated a Subsidiary shall be redesignated an Unrestricted Subsidiary thereafter.
          SECTION 5.17. Post-Closing Matters. Borrower shall execute and deliver the documents and complete the task set forth on Schedule 5.17, in each case within the time limits specified on such schedule.
ARTICLE VI
NEGATIVE COVENANTS
          Holdco and Borrowers hereby, jointly and severally, agree that they shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, so long as any of the Commitments remain in effect or any Loan or Note remains outstanding and unpaid or any other amount is owing to any Lender or any Agent hereunder or under any other Loan Document:
          SECTION 6.01. Indebtedness; Preferred Stock. Create, incur, assume or suffer to exist any Indebtedness or Preferred Stock, except:
     (a) Indebtedness under the First Lien Credit Agreement in an aggregate principal amount not to exceed Maximum First Lien Credit Agreement Amount at any one time outstanding;
     (b) Indebtedness under the Loan Documents (including any guarantees hereof);
     (c) Contingent Obligations permitted by Section 6.03;

     (d) Indebtedness permitted by Section 6.06(b);
     (e) other Indebtedness of Borrower and the Subsidiary Guarantors in an aggregate principal amount not to exceed $22,000,000 at any time outstanding;
     (f) Indebtedness of Borrower and its Subsidiaries in respect of Financing Leases and Purchase Money Indebtedness of Borrower and its Subsidiaries to finance the purchase of fixed or capital assets in an amount which shall not exceed the purchase price of the assets purchased, and Refinancings thereof, in an aggregate principal amount not to exceed $22,000,000 at any one time outstanding;
     (g) Indebtedness in connection with surety (or similar) bonds, letters of credit, bank guarantees and performance bonds and other similar obligations obtained in the ordinary course of business in connection with workers’ compensation, health, disability or other employee benefits, environmental obligations or property, casualty or liability insurance of Borrower and its Subsidiaries and in connection with other surety and performance bonds in the ordinary course of business;
     (h) Indebtedness under Hedging Agreements permitted by Section 6.08;
     (i) Indebtedness consisting of promissory notes issued to current or former directors, consultants, managers, officers and employees (including, “employees” as defined in Section 6.11(c)) or former employees of Holdco, Borrower or any Subsidiary or their spouses or estates to purchase or redeem Equity Interests of Holdco which promissory notes are issued in accordance with Section 6.11(c);
     (j) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations in connection with Acquisitions or dispositions of any business, assets or Subsidiary of Borrower, other than Indebtedness incurred for the purpose of financing any such Acquisition;
     (k) Indebtedness and cash management obligations in respect of netting services and otherwise in connection with cash management deposit accounts; provided that such Indebtedness and obligations remain outstanding for not more than ten Business Days;
     (l) Subordinated Indebtedness of Holdco to its Parent in an aggregate principal amount not to exceed the amount of Dividend Payments that Borrower would be permitted to make to Holdco pursuant to Section 6.11; provided that Borrower shall be deemed to have made Dividend Payments under Section 6.11 equal to the amount of Indebtedness so incurred;
     (m) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Subsidiary of Borrower after the Closing Date as the result of a Permitted Acquisition, in an aggregate amount not to exceed, at the time of such incurrence, the greater of (x) $60,000,000 and (y) 3.75% of Consolidated Total Assets of the Borrower at any one time outstanding, provided that (x) such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof and (y) such Indebtedness is not guaranteed in any respect by Holdco, Borrower or any Subsidiary (other than by any Person so acquired);
     (n) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business;
     (o) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (n) above;
     (p) Indebtedness in respect of deferred compensation to employees of Borrower incurred in the ordinary course of business;
     (q) Indebtedness representing the Minimum Cash Balance (as such term is defined in the Merger Agreement);
     (r) intercompany Indebtedness among the Loan Parties;
     (s) Borrower may and its Subsidiaries may issue any preferred stock or other preferred Equity Interests, that is (i) non-cash pay Preferred Stock of Borrower, issued to Holdco and pledged pursuant to the Security Agreement or (ii) preferred stock or other preferred Equity Interests of a Subsidiary, issued to a Loan Party and pledged pursuant to the Security Agreement;
     (t) Subordinated Indebtedness in an aggregate amount not to exceed $200,000,000 at any one time outstanding, so long as after giving effect to the incurrence on a Pro Forma Basis, Borrower shall be in compliance with all covenants set forth in Section 6.09 as of the most recent Test Period;
     (u) Indebtedness consisting of Attributable Indebtedness so long as after giving effect to the incurrence on a Pro Forma Basis, Borrower shall be in compliance with all covenants set forth in Section 6.09 as of the most recent Test Period;
     (v) earnout obligations and working capital adjustments under the LLC Agreement or in connection with any Permitted Acquisitions; and
     (w) Indebtedness existing on the Closing Date as set forth in Schedule 6.01(w).
          Holdco and Borrower hereby agree that they shall not, and shall not permit any of their Subsidiaries to, designate, or permit or suffer to exist the designation of, any Indebtedness or other obligation (other than the Secured Obligations and the First Lien Obligations) as “Designated Senior Indebtedness” (or any comparable designation that confers upon the holders of such Indebtedness or other obligation (or any Person acting on their behalf) the right to initiate payment blockage periods) under any Contractual Obligation to which Holdco, Borrower and/or any Subsidiary is bound.
          SECTION 6.02. Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, income or profits, whether now owned or hereafter acquired, except:
     (a) Liens for taxes, assessments or other governmental charges not yet more than 30 days delinquent or which are being contested in good faith and by appropriate proceedings if (i) adequate reserves with respect thereto are maintained on the books of Holdco, Borrower or the relevant Subsidiary, as the case may be, in accordance with GAAP and (ii) all such Liens, individually and in the aggregate, are not reasonably expected to have a Material Adverse Effect;
     (b) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations which are not yet delinquent or which are bonded or which are being contested in good faith and by appropriate proceedings if (i) adequate reserves with respect thereto are maintained on the books of Holdco, Borrower or the relevant Subsidiary, as the case may be, in accordance with GAAP and (ii) such Liens do not, in the aggregate, materially impair the use of the Property of Holdco, Borrower and the Subsidiaries, taken as a whole, in the operation of their business;
     (c) pledges or deposits made and Liens arising in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation or other similar insurance;
     (d) deposits to secure the performance of bids, tenders, trade or government contracts, leases, licenses, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature (in each case, other than for borrowed money) incurred in the ordinary course of business, deposits and/or escrow accounts in respect of divestitures that are otherwise permitted hereunder, in each case for amounts not yet delinquent or, to the extent such amounts are so delinquent, such amounts are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted if (i) adequate reserves with respect thereto are maintained on the books of Holdco, Borrower or the relevant Subsidiary, as the case may be, in accordance with GAAP and (ii) in the case of any such Lien against any of the Collateral, to the extent such Liens are not imposed by law, such Lien shall in no event encumber any Collateral other than cash and Cash Equivalents;
     (e) easements (including, without limitation, reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, minor encroachments, and other similar minor encumbrances defects or irregularities in title which do not, individually or in the aggregate materially detract from the value or marketability of the Real Property to which it relates or, individually or in the aggregate, materially interfere with or adversely affect in any material respect the ordinary conduct of the business of Borrower and its Subsidiaries on the

Real Property subject thereto or which are set forth in the title insurance policy delivered with respect to the Mortgaged Properties;
     (f) Liens securing the Secured Obligations;
     (g) Liens securing Indebtedness permitted by Sections 6.01(f); provided that no such Lien incurred in connection with such Indebtedness shall extend to or cover other Property other than the respective Property so acquired (except that individual financings of equipment provided by a single lender may be cross-collateralized to other financings of equipment provided solely by such lender) and proceeds thereof, and the principal amount of Indebtedness secured by any such Lien shall at no time exceed the greater of (A) the cost of acquiring, constructing or improving such fixed or capital assets, including transaction costs incurred in connection therewith or (B) the original purchase price of such property;
     (h) Liens existing on the Closing Date after giving effect to the consummation of the Transactions and set forth on Schedule 6.02(h) and any Lien granted as a replacement or substitute therefor; provided that (i) no such Lien shall extend to or cover other Property of any Loan Party other than the respective Property encumbered by such Lien on the Closing Date and proceeds thereof, (ii) no such replacement or substitute Lien shall secure Indebtedness in an aggregate amount greater than the amount secured by the replaced or substituted Lien on the Closing Date and (iii) with respect to any Mortgaged Property on the Closing Date, there shall be no Liens other than those Liens set forth on Schedule B to the applicable Mortgage and the other Permitted Encumbrances permitted to exist on the Closing Date pursuant the definition thereof;
     (i) Liens on documents of title and the property covered thereby securing Indebtedness in respect of commercial letters of credit;
     (j) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which Borrower or any Subsidiary has easement rights or on any Leased Property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any Real Property;
     (k) leases or subleases or licenses or sublicenses with respect to the assets or properties of Borrower or any Subsidiary, in each case, entered into in the ordinary course of Borrower’s or such Subsidiary’s business so long as such leases or subleases affecting Mortgaged Property (i) are subordinate in all respects to the Liens granted and evidenced by the Security Documents and, in the case of any lease or sublease entered into after the Closing Date affecting any Mortgaged Property, such lease or sublease shall also be entered into in compliance with the provisions of the applicable Mortgage and (ii) do not, individually or in the aggregate, (A) interfere in any material respect with the ordinary conduct of the business of Borrower or any Subsidiary or (B) materially impair the use (for its intended purposes) or the value of the assets or property subject thereto;

     (l) Liens on goods (and proceeds thereof) financed with drawings under commercial letters of credit securing reimbursement obligations in respect of such commercial letters of credit (other than letters of credit issued in contravention of this Agreement);
     (m) interests of lessors under leases, operating leases, subleases and UCC financing statements in respect thereof;
     (n) interests of a licensor or lessor under a license or sublicense agreement or lease;
     (o) precautionary UCC financing statements filed against a Loan Party as lessee or sublessee or consignee;
     (p) Liens securing Indebtedness permitted pursuant to (i) Section 6.01(e) not to exceed $5.0 million and (ii) Section 6.01 (m);
     (q) judgment Liens with respect to judgments that do not otherwise result in or cause an Event of Default under Section 7.01(f);
     (r) Liens in favor of customs and revenues authorities securing payment of custom duties in connection with the import of goods;
     (s) Liens granted on the Collateral to secure Indebtedness permitted pursuant to Section 6.01(a); provided that such Liens are in accordance with the terms of the Intercreditor Agreement
     (t) Liens against the landlord’s interest in any Real Property with respect to which any Loan Party holds an interest pursuant to a Lease; provided, however, that (i) the landlord is not a Loan Party and (ii) in the case of each such Lease which shall be subject to a Mortgage, each holder of a mortgage lien against the landlord’s interest shall have entered into a non-disturbance agreement in form and substance reasonably acceptable to the Collateral Agent, except to the extent that after using commercially reasonable efforts to do so the Loan Parties and such lienholder were unable to enter such an agreement;
     (u) (i) banker’s liens and rights of setoff relating to deposit accounts or that otherwise arise under Article 4 of the UCC on items in connection (and documents and proceeds related thereto), (ii) Liens relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or (iii) Liens arising as a matter of law relating to purchase orders and other agreements entered into with customers of Borrower or any Subsidiary in the ordinary course of business;
     (v) (i) deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Borrower or any Subsidiary;
     (w) any Lien existing on any property or asset prior to the acquisition thereof by Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Closing Date prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of Borrower or any Subsidiary (other than proceeds and after acquired property of any acquired Subsidiary to the extent required by the terms of any Indebtedness assumed in such acquisition and permitted pursuant to Section 6.10(n) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof (other than by an amount not in excess of fees and expenses, including premium and defeasance costs, associated therewith) or result in a decreased average weighted life thereof;
     (x) Liens solely on any cash earnest money deposits made by Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;
     (y) Liens on securities that are the subject of repurchase agreements constituting Investments permitted under Section 6.06;
     (z) Liens granted by any Subsidiary that is not a Loan Party in favor of Borrower or any other Loan Party in respect of Indebtedness owed by such Subsidiary; and
     (aa) Liens securing Indebtedness or other obligations in an aggregate amount not to exceed $22,000,000 at any one time;
provided that no consensual Liens shall be permitted to exist, directly or indirectly, on any Securities Collateral (as defined in the Security Agreement), other than Liens granted pursuant to the Security Documents or, subject to the Intercreditor Agreement, to secure the First Lien Obligations.
          SECTION 6.03. Contingent Obligations. Create, incur, assume or suffer to exist any Contingent Obligation, except:
     (a) Contingent Obligations pursuant to the Guarantee Agreement, the First Lien Loan Documents and the other Transaction Documents;
     (b) Contingent Obligations to the extent considered Indebtedness permitted by Section 6.01;
     (c) Contingent Obligations of Borrower or any Subsidiary Guarantor with respect to obligations of Borrower or any Subsidiary Guarantor otherwise permitted hereunder; provided that, in each case, if the primary obligation being guaranteed is subordinated to the Loans or the Guarantee Agreement (or the obligations thereunder), such guarantees are subordinated to the Loans or the Guarantee Agreement (and the obligation thereunder) on substantially the same basis as such primary obligation is subordinated;
     (d) Contingent Obligations pursuant to guarantees under leases;
     (e) Contingent Obligations in connection with workers’ compensation obligations, and in connection with performance, surety and appeal bonds, and similar obligations incurred in the ordinary course of business of Borrower and the Subsidiaries;
     (f) Hedging Agreements permitted by Section 6.08 or otherwise entered into in the ordinary course of business to hedge obligations and not for speculative purposes;
     (g) Contingent Obligations to the extent permitted by Section 6.01(j);
     (h) endorsements for collection in the ordinary course of business; and
     (i) Contingent Obligations of Holdco permitted by Section 6.14(iii).
          SECTION 6.04. Fundamental Changes. Enter into any merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except:
     (a) for the transactions otherwise permitted pursuant to Section 6.05(b) or (f) or pursuant to Section 6.06;
     (b) any Subsidiary may be merged with and into Borrower or any Subsidiary; provided that (i) in the case of any merger or consolidation involving Borrower, Borrower is the surviving Person, (ii) in the case of any merger not involving Borrower but involving a Subsidiary Guarantor, a Subsidiary Guarantor is the surviving Person, (iii) in the case of a merger of two Subsidiaries, if either Subsidiary was a Wholly Owned Subsidiary, the surviving Person remains a Wholly Owned Subsidiary of Borrower, (iv) so long as the Additional Borrower has any Loans outstanding, it may only merge or consolidate with Borrower (provided such merger or consolidation is in compliance with clause (i) above) and (v) subject to the requirements of (i) above in the case of Borrower, any Subsidiary may merge or consolidate with any other Person in order to effect a Permitted Acquisition;
     (c) any Subsidiary of Borrower may be liquidated or dissolved; provided that the assets of such Subsidiary that are distributed as part of such liquidation or dissolution are distributed to a Loan Party; and
     (d) any Asset Sale permitted by Section 6.05(f) may be effected through the merger of a Subsidiary of Borrower with a third party;
provided that in connection with the foregoing, the appropriate Loan Parties shall take all actions necessary or reasonably requested by the Administrative Agent or the Collateral Agent to maintain the perfection of (or to perfect, as the case may be), protect and preserve the Liens on the

Collateral granted to the Collateral Agent pursuant to the Security Documents and otherwise comply with the provisions of Section 5.10 to the extent applicable.
          SECTION 6.05. Sale of Assets. Convey, sell, lease (other than a lease or sublease of real property), assign, transfer or otherwise dispose of (including through a transaction of merger or consolidation of any Subsidiary) any of its property, business or assets (including, without limitation, other payments and receivables but excluding leasehold interests), whether now owned or hereafter acquired, except:
     (a) sales or other dispositions of inventory in the ordinary course of business;
     (b) that Borrower or any Subsidiary may sell, lease, transfer, or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to, and any Subsidiary may merge with and into, Borrower or a Subsidiary (subject to the requirements of Section 6.04(b)), and Borrower or any Subsidiary may sell or otherwise dispose of, or part with control of any or all of, the Equity Interests of any Subsidiary to Borrower or a Subsidiary; provided that (i) all actions necessary or reasonably requested by the Administrative Agent or the Collateral Agent shall be taken by the appropriate Loan Parties to maintain the perfection of (or perfect, as the case may be), protect and preserve the Liens on the Collateral granted to the Collateral Agent pursuant to the Security Documents and (ii) in the case of a sale of Equity Interests of a Subsidiary, (x) if such Subsidiary was a Subsidiary Guarantor, such Subsidiary remains a Subsidiary Guarantor and (y) if such Equity Interests were owned by a Subsidiary Guarantor, then the Person purchasing such Equity Interests shall be a Loan Party;
     (c) leases of Fee Properties and other real, personal and mixed property;
     (d) any Taking or Destruction affecting any property or assets subject, however, to the first proviso set forth in clause (c) of the definition of Net Proceeds;
     (e) the sale or other disposition of any property or assets (whether tangible or intangible) that, in the reasonable judgment of Borrower has become uneconomic, obsolete or worn out or is no longer used in the business of Borrower and its Subsidiaries, or the trade-in of equipment for other equipment;
     (f) any other sale or disposition of any interest in property or assets subject, however, to the first proviso set forth in clause (b) of the definition of “Net Proceeds”; provided that the aggregate amount of Net Proceeds from such sales or dispositions shall not exceed the greater of $100,000,000 and (y) 7% of the Consolidated Total Assets from and after the Closing Date;
     (g) Subsidiaries may (x) be dissolved in accordance with Section 6.04 and (y) make Dividends Payments in accordance with Section 6.11;
     (h) Investments permitted by Section 6.06;
     (i) licenses or sublicenses by Borrower or any Subsidiary of software, Intellectual Property and general intangible and leases, licenses or subleases of other property in the ordinary course of business and which do not materially interfere with the business of Borrower or any of its Subsidiaries;
     (j) any disposition or dispositions permitted by Section 6.18 in connection with a Sale and Leaseback Transaction;
     (k) discounts or forgiveness of accounts receivable in the ordinary course of business or in connection with collection or compromise thereof; and
     (l) any sale or disposition of cash or Cash Equivalents;
provided that all sales, transfers, leases and other dispositions pursuant to clause (f) shall be made for Fair Market Value and for at least 75% cash consideration (including for purposes of this calculation as cash consideration the amount of any liabilities (other than subordinated liabilities) assumed from Holdco or any of its Subsidiaries by a purchaser or other transferee.
          SECTION 6.06. Investments. Make any Investment in (including, without limitation, any Acquisition of all or any substantial portion of the assets, and any Acquisition of a business or a product line, of other companies), any Person (except to the extent expressly permitted by Section 6.03 or 6.07), except:
     (a) loans, advances or Indebtedness permitted by Sections 6.01(c), (d) and (m);
     (b) Investments (i) by Borrower or any Subsidiary in Borrower or any Loan Party, (ii) by Holdco in Borrower and (iii) by any Non-Guarantor Subsidiary in any other Non-Guarantor Subsidiary; provided that to the extent that any Investment in the form of a loan or advance is evidenced by the Intercompany Note, such Intercompany Note shall be pledged by such Loan Party as Collateral pursuant to the Security Documents;
     (c) Borrower and its Subsidiaries may invest in, acquire and hold Cash Equivalents;
     (d) Borrower and each Subsidiary Guarantor may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that nothing in this clause (d) shall prevent Borrower or any of its Subsidiaries from offering such concessionary trade terms, or from receiving such investments, in connection with the bankruptcy or reorganization of their respective suppliers or customers or the settlement of disputes with such customers or suppliers arising in the ordinary course of business, as management deems reasonable in the circumstances;
     (e) Borrower or any Subsidiary may make travel and entertainment advances and relocation and other loans and advances in the ordinary course of business to officers and employees of Borrower or any of its Subsidiaries; provided that the aggregate principal amount of all such loans and advances (other than payroll advances in the ordinary course of business) outstanding at any one time shall not exceed $10,000,000 at any one time outstanding;

     (f) other Investments by Borrower or any Subsidiary not exceeding $20,000,000 in the aggregate outstanding at any time (without giving effect to any write-ups, write-downs or write-offs thereof, but net of any cash returns of capital, cash dividends and cash distributions received by Borrower or any Subsidiary in respect thereof); provided, however, that at the time of making any such Investments no Default or Event of Default shall exist or would arise therefrom;
     (g) transactions effected in accordance with Section 6.05;
     (h) Investments existing as of Closing Date and set forth on Schedule 6.06(h) and modifications or replacements thereof;
     (i) Borrower or any Subsidiary may make any Investment; provided that (i) Section 6.14 would not be contravened thereby and (ii) such Investment is funded solely by the issuance of Equity Issuances or from the proceeds of an issuance of Equity Issuances within 180 days;
     (j) loans and advances to directors, employees and officers of Borrower and its Subsidiaries for purposes of purchasing from Holdco newly issued Equity Interests (other than Disqualified Capital Stock) of Holdco to the extent such transactions are consummated on a cashless basis;
     (k) Investments received as the non-cash portion of the consideration in connection with a disposition of property, business or assets permitted by Section 6.05 as contemplated by, and in accordance with, the proviso appearing at the end of that Section;
     (l) to the extent constituting Investments, the Transactions;
     (m) Investments in Permitted Acquisitions; provided that the aggregate amount of such Investments in non Wholly-Owned Subsidiaries that do not become Loan Parties shall not exceed $45,000,000 in the aggregate;
     (n) Contingent Obligations by Borrower or any Subsidiary of Indebtedness permitted by Section 6.01 or of operating leases or other leases;
     (o) Investments resulting from pledges and deposits referred to herein in Sections 6.02(c), (d) and (v);
     (p) Hedging Agreements with Qualified Counterparties;
     (q) loans and advances to Holdco in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Dividend Payments in respect thereof) Dividend Payments to the extent permitted to be made to Holdco in accordance with Sections 6.11(a) and (c) (which loans and advances shall be treated as Dividend Payments for purposes of determining compliance with Sections 6.11(a) and (c)) and Holdco may make to the holders of its Equity Interest loans and advances described in this clause (q);

     (r) guarantees constituting Indebtedness permitted under Section 6.01 and guarantees of leases that do not constitute Indebtedness;
     (s) Investments in joint ventures established after the Closing Date in an aggregate amount not to exceed $22,000,000; and
     (t) Investment by any Loan Party in any Non-Guarantor Subsidiary in an aggregate amount not to exceed $18,000,000.
          SECTION 6.07. [RESERVED].
          SECTION 6.08. Hedging Agreements. Enter into, create, incur, assume or suffer to exist any Hedging Agreements or obligations in respect thereof except in the ordinary course of business for non-speculative purposes or pursuant to Section 5.14.
          SECTION 6.09. Financial Covenants.
          (a) Total Leverage Ratio. At the end of any Test Period ending on any date during any period set forth below, permit the Total Leverage Ratio to be greater than the ratio set forth below opposite such period:

Period	Total Leverage Ratio
January 1, 2007 to March 31, 2007	7.50 to 1.0
April 1, 2007 to June 30, 2007	7.50 to 1.0
July 1, 2007 to September 30, 2007	7.50 to 1.0
October 1, 2007 to December 31, 2007	7.50 to 1.0
January 1, 2008 to March 31, 2008	7.25 to 1.0
April 1, 2008 to June 30, 2008	7.00 to 1.0
July 1, 2008 to September 30, 2008	6.75 to 1.0
October 1, 2008 to December 31, 2008	6.50 to 1.0
January 1, 2009 to March 31, 2009	6.25 to 1.0
April 1, 2009 to June 30, 2009	6.25 to 1.0
July 1, 2009 to September 30, 2009	6.00 to 1.0
October 1, 2009 to December 31, 2009	5.50 to 1.0
January 1, 2010 to March 31, 2010	5.50 to 1.0
April 1, 2010 to June 30, 2010	5.25 to 1.0
July 1, 2010 to September 30, 2010	5.00 to 1.0
October 1, 2010 to December 31, 2010	4.75 to 1.0
January 1, 2011 to March 31, 2011	4.75 to 1.0
April 1, 2011 to June 30, 2011	4.50 to 1.0
July 1, 2011 to September 30, 2011	4.25 to 1.0
October 1, 2011 to December 31, 2011	4.00 to 1.0

Period	Total Leverage Ratio
January 1, 2012 to March 31, 2012	4.00 to 1.0
April 1, 2012 to June 30, 2012	4.00 to 1.0
July 1, 2012 to September 30, 2012	4.00 to 1.0
October 1, 2012 to December 31, 2012	4.00 to 1.0
Thereafter	4.00 to 1.0
          (b) Interest Coverage. For any Test Period ending on the dates or during any period set forth below (as applicable), permit the Consolidated Interest Coverage Ratio to be less than the ratio set forth below opposite such period:

Consolidated Interest
Period	Coverage Ratio
January 1, 2007 to March 31, 2007	1.50 to 1.0
April 1, 2007 to June 30, 2007	1.50 to 1.0
July 1, 2007 to September 30, 2007	1.50 to 1.0
October 1, 2007 to December 31, 2007	1.50 to 1.0
January 1, 2008 to March 31, 2008	1.50 to 1.0
April 1, 2008 to June 30, 2008	1.50 to 1.0
July 1, 2008 to September 30, 2008	1.60 to 1.0
October 1, 2008 to December 31, 2008	1.70 to 1.0
January 1, 2009 to March 31, 2009	1.70 to 1.0
April 1, 2009 to June 30, 2009	1.70 to 1.0
July 1, 2009 to September 30, 2009	1.85 to 1.0
October 1, 2009 to December 31, 2009	2.00 to 1.0
January 1, 2010 to March 31, 2010	2.00 to 1.0
April 1, 2010 to June 30, 2010	2.10 to 1.0
July 1, 2010 to September 30, 2010	2.20 to 1.0
October 1, 2010 to December 31, 2010	2.30 to 1.0
January 1, 2011 to March 31, 2011	2.40 to 1.0
April 1, 2011 to June 30, 2011	2.50 to 1.0
July 1, 2011 to September 30, 2011	2.60 to 1.0

October 1, 2011 to December 31, 2011	2.75 to 1.0
January 1, 2012 to March 31, 2012	2.75 to 1.0
April 1, 2012 to June 30, 2012	2.75 to 1.0
July 1, 2012 to September 30, 2012	2.75 to 1.0
October 1, 2012 to December 31, 2012	2.75 to 1.0
January 1, 2013 to the Final Maturity Date	2.75 to 1.0
          SECTION 6.10. Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary, directly or indirectly, to (a) make Dividend Payments in respect of any Equity Interests of such Subsidiary held by, or pay any Indebtedness owed to, a Loan Party, (b) make loans or advances to, or other Investments in, a Loan Party or (c) transfer any of its assets to a Loan Party, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents or the First Lien Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the disposition of all or substantially all of (A) the Equity Interests of such Subsidiary held by Holdco, Borrower or any of their Subsidiaries or (B) the assets of such Subsidiary, (iii) provisions restricting assignments or sublets of any lease or other agreement entered into in the ordinary course of business, (iv) restrictions under Permitted Liens, (v) customary restrictions contained in an agreement related to the sale of such property that limit the transfer of such property pending the consummation of such sale and (vi) any restriction on a Subsidiary existing prior to such Subsidiary becoming a Subsidiary of Borrower (and that was not created in anticipation thereof or connection therewith).
          SECTION 6.11. Dividends. Declare, make or pay any Dividend Payments on any shares of any class of Equity Interests, either directly or indirectly, except that:
     (a) Subsidiaries of Holdco may pay Dividend Payments pro rata to the holders of their Equity Interests (giving effect to relative preferences and priorities);
     (b) each of Borrower, Holdco and any of its Subsidiaries may pay or make Dividend Payments or distributions to any holder of its Equity Interests in the form of additional shares of Equity Interests of the same class and type; provided that in the case of Subsidiaries, such Dividend Payments or distributions are made to the holders of such Equity Interests on a pro rata basis;
     (c) Borrower may make Dividend Payments to Holdco so long as the proceeds thereof shall ultimately be used by Holdco (and Holdco shall be entitled) to repurchase shares of Equity Interests of Holdco or its parent companies owned by former, present or future employees, officers and directors of Holdco, Borrower or any Subsidiary or their assigns, estates and heirs; provided that the aggregate amount of Dividend Payments made by Borrower pursuant to this paragraph (c) shall not in the aggregate exceed the sum of (i) $25,000,000 during the term of this Agreement plus (ii) the amount of net cash proceeds received by or contributed to Borrower from the issuance and sale of Equity Interests of Holdco or Borrower, to officers, directors or employees of Holdco or any Subsidiary (it being understood that the discharge of any Indebtedness owing from any officer, director or employee to Holdco or Borrower in exchange for the redemption of Equity Interests owned by such officer, director or employee shall not constitute a Dividend Payment) plus (iii) the proceeds of any key man life insurance policies; provided, however, that for the avoidance of doubt, an “employee” shall include each person who would be so classified but for such person’s holding an Equity Interest;
     (d) (i) to the extent actually used by such parent to pay such taxes, costs and expenses, Holdco may make payments to or on behalf of its parent in an amount sufficient to pay franchise taxes and other fees required to maintain the legal existence of Holdco and (ii) Holdco may make payments to or on behalf of its parent in an amount sufficient to pay out-of-pocket legal, accounting and filing costs and other expenses and liabilities in the nature of overhead in the ordinary course of business of such parent, in the case of clause (ii) in an aggregate amount not to exceed such $1,000,000 in any Fiscal Year;
     (e) (i) Borrower may distribute amounts equal to Permitted Tax Distributions to Holdco, so long as Holdco uses funds therefrom to pay its taxes or applies such funds in accordance with the following clause (ii), and (ii) Holdco may make Permitted Tax Distributions to the holders of its Equity Interest;
     (f) to the extent constituting Dividend Payments, the transactions permitted by Section 6.12; and
     (g) provided no Event of Default is continuing or would result therefrom, Borrower may make Dividend Payments to Holdco and Holdco may make Dividend Payments to the holders of its Equity Interest in an aggregate amount not to exceed (x) $30,000,000, so long as the Total Leverage Ratio before and after giving effect to such Dividend Payment is less than or equal to 4.00 to 1.00 and (y) $60,000,000, so long as the Total Leverage Ratio before and after giving effect to such Dividend Payment is less than or equal to 3.00 to 1.00; and
     (h) provided no Event of Default is continuing or would result therefrom, Borrower may make Dividend Payments to Holdco and Holdco may make Dividend Payments to the holders of its Equity Interest in an aggregate amount not to exceed $18,000,000.
          SECTION 6.12. Transactions with Affiliates. Enter into, or permit any of their Subsidiaries to enter into, any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate except for transactions which are otherwise permitted under this Agreement and which are upon fair and reasonable terms no less favorable to Holdco, Borrower or such Subsidiary than it would obtain in a hypothetical comparable arm’s length transaction with a Person not an Affiliate; provided that nothing in this Section 6.12 shall prohibit Holdco, Borrower or any Subsidiary from engaging in the following transactions:
     (a) transactions between or among Loan Parties;
     (b) the performance of Borrower’s or any Subsidiary’s obligations under any employment contract, collective bargaining agreement, employee benefit plan, related trust agreement or any other similar arrangement heretofore or hereafter entered into in the ordinary course of business;
     (c) the payment of fees, compensation and other benefits to, and indemnity and reimbursement provided on behalf of, employees, officers, directors or consultants of Holdco, Borrower or any Subsidiary in the ordinary course of business;
     (d) the maintenance of benefit programs or arrangements for employees, officers or directors, including, without limitation, vacation plans, health and life insurance plans, deferred compensation plans, and retirement or savings plans and similar plans, in each case, in the ordinary course of business;

     (e) transactions permitted by Section 6.11 (without duplication of those transactions permitted by Section 6.11 by reference to this Section 6.12) and Section 6.06(e);
     (f) (i) so long as no Event of Default or payment Default has occurred and is continuing or would result therefrom, the payment of all amounts payable under Section 6.9 of the LLC Agreement between EBS Holdco, Inc., ENVOY/ExpressBill, Inc. and the Purchaser, dated as of November 16, 2006 (the “LLC Agreement”) in aggregate amount not to exceed $25.0 million; provided that to the extent Borrower would have been able to make such payments hereunder in the absence of an Event of Default or payment Default, Borrower shall be permitted to make such payments as soon as such payment Default or Event of Default is no longer continuing, (ii) reimbursement by Borrower of out-of-pocket costs and expenses of Sponsor, Emdeon and their Affiliates when due pursuant to the LLC Agreement, (iii) the payment of all amounts payable under (x) Section 6.10 of the LLC Agreement with respect to Retained Claims (as defined therein) as in effect on the date hereof and (y) Section 6.7 of the LLC Agreement with respect to indemnification and (iv) transactions with respect to Trade Credits (as defined in the Merger Agreement) contemplated by Section 5.24 of the Merger Agreement, including the payment to Emdeon of cash in respect of refunds or credit received by Borrower and the Subsidiaries in connection with the use of such Trade Credits;
     (g) the payment of $190.0 million to Emdeon pursuant to Section 2.15(a) of the Merger Agreement, the payment of $10.0 million to Emdeon pursuant to Section 2.15(b) of the Merger Agreement and the borrowing from and repayment to Emdeon of up to $5.0 million pursuant to Section 5.25 of the Merger Agreement.
     (h) transactions that (i) have been approved by a majority of the disinterested members of the board of directors of Borrower certified by a Responsible Officer of Borrower as being on terms and conditions not less favorable to Borrower or its Subsidiaries than could be obtained on an arm’s-length basis from a Person who is not such an Affiliate or (ii) have been determined by a nationally recognized appraisal or investment banking firm to be fair, from a financial standpoint, to Borrower and its Subsidiaries or on terms and conditions not less favorable to Borrower and its Subsidiaries than could be obtained on an arm’s-length basis from a Person who is not such an Affiliate;
     (i) loans or advances to employees in the ordinary course of business which are approved by a majority of the board of directors of Borrower in good faith, to the extent permitted by Section 6.06;
     (j) transactions pursuant to the Merger Agreement and other agreements governing the Transactions, including payment of fees and expenses in connection with the Transactions, and transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 6.12 or, in each case, pursuant to any amendment thereto to the extent such amendment is not, when taken as a whole, adverse to the Lenders in any material respect;
     (k) any purchase by parents of Holdco of Equity Interests of Holdco or contributions by parents of Holdco to the equity capital of Holdco;

     (l) transactions with Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice;
     (m) exercise of the Cure Right; and
     (n) transactions otherwise permitted under Sections 6.01(i) and (j), 6.02(bb), 6.04(b) and (c), 6.05(b) and 6.06(b), (e), (j), (l), (m) and (u).
          SECTION 6.13. Changes in Fiscal Year. Permit the Fiscal Year of Borrower to end on a day other than on December 31 in any calendar year.
          SECTION 6.14. Lines of Business. Engage in any business, or cause or permit any Subsidiary to engage in any business, except for those businesses in which Borrower and any of its Subsidiaries are engaged on the Closing Date (or which are substantially related thereto or are reasonable extensions thereof); provided that the activities of Holdco shall be limited to (i) the ownership of the Equity Interests of Borrower and any other entity that is a Wholly-Owned subsidiary of Holdco that owns Equity Interests of Borrower, (ii) performance of its obligations under the Loan Documents and the First Lien Loan Documents, (iii) entering into and complying with agreements relating to its Equity Interests or corporate governance to the extent not otherwise prohibited hereunder, (iv) activities incidental to the foregoing clauses (i), (ii) and (iii) and (v) actions required by law.
          SECTION 6.15. Amendments to Certain Documents. On or after the Closing Date,
     (a) amend, modify, change or waive any provisions of (i) any Merger Document in a manner which is materially adverse to the Lenders, (ii) any First Lien Loan Document other than in accordance with the Intercreditor Agreement or (iii) the LLC Agreement or other Merger Agreements (x) in a manner that is materially adverse to the Lenders or (y) such that any fees payable thereunder are materially increased or material new fees are imposed; or
     (b) amend, modify or change any of its Organizational Documents (including (x) by the filing or modification of any certificate of designation and (y) any election to treat any Pledged Securities as a “security” under Section 8-103 of the UCC other than concurrently with the delivery of certificates representing such Pledged Securities to the Collateral Agent) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than any such amendments, modifications or changes or such new agreements which are not adverse in any material respect to the interests of the Lenders.
          SECTION 6.16. Prepayments and Amendments of Certain Debt.
          (a) Optionally prepay, retire, redeem, purchase, defease or exchange, or make or arrange for any mandatory prepayment, retirement, redemption, purchase or defeasance of the principal of, any outstanding Subordinated Indebtedness (other than, so long as no Default or

Event of Default has occurred and is continuing, intercompany Indebtedness permitted hereunder) of Holdco, Borrower or any Subsidiary Guarantor or any Refinancing Indebtedness in respect thereof (other than (i) any refinancing of such Subordinated Indebtedness or Refinancing Indebtedness permitted by this Agreement and (ii) the conversion or exchange of such Subordinated Indebtedness or Refinancing Indebtedness for or into Equity Interests (other than Disqualified Capital Stock));
          (b) waive, amend, supplement, modify, terminate or release any of the provisions with respect to any Subordinated Indebtedness of Holdco, Borrower or any Subsidiary Guarantor or any Refinancing Indebtedness in respect thereof without the prior consent of the Administrative Agent, to the extent that any such waiver, amendment, supplement, modification, termination or release would be materially adverse to the Lenders; or
          (c) waive, amend, supplement, modify, terminate or release any of the provisions of any First Lien Loan Document other than in accordance with the Intercreditor Agreement.
          SECTION 6.17. Negative Pledges. Except with respect to prohibitions against other encumbrances on specific property encumbered to secure payment of particular Indebtedness permitted hereunder or prohibitions in license agreements under which Borrower or any Subsidiary Guarantor is the licensee, enter into any agreement prohibiting the creation or assumption of any Lien upon its properties or assets in favor of the Secured Parties, whether now owned or hereafter acquired, except pursuant to (a) the Loan Documents and the First Lien Loan Documents, (b) any other agreement that does not restrict in any manner (directly of indirectly) Liens created (or required to be created) pursuant to the Loan Documents on property or assets of Holdco, Borrowers or any Subsidiary Guarantor (whether now owned or hereafter acquired) securing the Secured Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of Holdco, Borrowers or any Subsidiary Guarantor to secure the Secured Obligations and (c) customary provisions restricting transfer or assignment contained in any permit or license issued by a Governmental Authority.
          SECTION 6.18. Sales and Leasebacks. Except as provided in Section 6.05(j) and Section 6.01(u), enter into any Sale and Leaseback Transaction.
          SECTION 6.19. Anti-Terrorism Law. Do, or authorize any of their Subsidiaries to do, any of the following: (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 3.21; (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law; or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and each Loan Party shall promptly deliver or cause to be delivered to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 6.19).

          SECTION 6.20. Embargoed Person. Allow (a) the funds or assets of the Loan Parties that are used to repay the Loans to constitute property of, or to be beneficially owned directly or, to the knowledge of any Loan Party, indirectly by, any Person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (i) the “List of Specially Designated Nationals and Blocked Persons” (the “SDN List”) maintained by the Office of Foreign Assets Control (“OFAC”), U.S. Department of the Treasury, and/or to the knowledge of each Loan Party, as of the date thereof, based upon reasonable inquiry by the Loan Parties, on any other similar list (“Other List”) maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the investment in any of the U.S. Loan Parties (whether directly or indirectly) is prohibited by law, or the Loans made by the Lenders hereunder would be in violation of law, or (ii) the Executive Order, any related enabling legislation or any other similar executive orders, or (b) any Embargoed Person to have any direct interest or (to the knowledge of each Loan Party, based upon reasonable inquiry by the Loan Parties), indirect interest, of any nature whatsoever in any of the Loan Parties, if as a result the investment in any of the Loan Parties (whether directly or indirectly) would be prohibited by law or the Loans would be in violation of law.
          SECTION 6.21. Anti-Money Laundering. Knowingly allow any of the funds of any of the Loan Parties that are used to repay the Loans to be derived from any unlawful activity with the result that the investment in any of the Loan Parties (whether directly or indirectly), is prohibited by law or the Loans would be in violation of law.
ARTICLE VII
EVENTS OF DEFAULT
          SECTION 7.01. Listing of Events of Default. Each of the following events or occurrences described in this Section 7.01 shall constitute an “Event of Default”:
     (a) Borrower or the Additional Borrower shall default (i) in the payment when due of any principal of any Loan or any Applicable Prepayment Fee or (ii) in the payment when due of any interest on any Loan, any Fee or any other amount required to be paid under any Loan Document (other than an amount described in the foregoing clauses (i)) and such default shall continue unremedied for a period of five Business Days.
     (b) Any representation or warranty of Holdco, Borrower or any other Loan Party made or deemed to be made hereunder or in any other Loan Document or any other writing or certificate furnished by or on behalf of Borrower, Holdco or any other Loan Party to the Administrative Agent, the Collateral Agent or any Lender for the purposes of or in connection with this Agreement or any such other Loan Document is or shall be incorrect in any material respect when made or deemed made; provided that for the avoidance of doubt, it shall not be considered a Default or an Event of Default if on the Closing Date there has been a breach in any of the following representations: Sections 3.03, 3.05, 3.06, 3.07, 3.08, 3.09, 3.10, 3.11, 3.12, 3.13, 3.15, 3.16, 3.17, 3.19, 3.20, 3.22, 3.23 and 3.24.

     (c) Borrower shall default in the due performance and observance of any of its obligations under clause (f), (g) or (l) of Section 5.01, Section 5.08 (with respect to the maintenance and preservation of Holdco’s or Borrower’s corporate existence), Section 5.12, Article VI (subject to Section 7.04) or the Fee Letter.
     (d) Borrower, Holdco or any other Loan Party shall default in the due performance and observance of any agreement (other than those specified in paragraphs (a) through (c) above) contained herein or in any other Loan Document, and such default shall continue unremedied and unwaived for a period of 30 days after any of the Chief Operating Officer, Chief Financial Officer, Chief Executive Officer and any other similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement becoming aware of such default or receives written notice thereof from any Agent or Lender.
     (e) A default shall occur (i) in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of Indebtedness in an aggregate principal amount in excess of $20,000,000 or (ii) in the performance or observance of any obligation or condition with respect to any Indebtedness in an aggregate principal amount in excess of $20,000,000 if the effect of such default referred to in this clause (ii) is to accelerate the maturity of such Indebtedness or that enables or permits the holder or holders of such Indebtedness or any trustee or agent on its or their behalf to cause any such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that with respect to any such failure under the First Lien Credit Agreement, such failure shall only constitute an Event of Default under this Section 7.01(e) if (x) the First Lien Obligations have been accelerated due to such failure or (y) there is a payment default under the First Lien Credit Agreement and such default has not been cured within 10 calendar days.
     (f) Any judgment or order (or combination of judgments and orders) for the payment of money equal to or in excess of $18,000,000 (other than amounts covered by (x) insurance for which the insurer thereof has been notified of such claim and has not challenged such coverage or (y) valid third party indemnifications for which the indemnifying party thereof has been notified of such claim and has not challenged such indemnification) individually or in the aggregate shall be rendered by a court or Governmental Authority against Holdco, Borrower or any of their respective Subsidiaries (or any combination thereof) and there shall be any period (after any applicable statutory grace period) of 45 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect and such judgment remains unpaid.
     (g) Any of the following events shall occur with respect to any Pension Plan:
     (i) the taking of any specific actions by a Loan Party, any ERISA Affiliate or any other Person to terminate a Pension Plan if, as a result of such termination, a Loan Party or any ERISA Affiliate could reasonably be expected to incur a liability or obligation to such Pension Plan which could reasonably be expected to have a Material Adverse Effect; or

     (ii) an ERISA Event, or similar events with respect to Foreign Plans, shall have occurred that gives rise to a Lien on the assets of any Loan Party or a Subsidiary or, when taken together with all other ERISA Events and similar events with respect to Foreign Plans that have occurred, could reasonably be expected to have a Material Adverse Effect.
     (h) Any Change in Control shall occur.
     (i) Holdco, Borrower, the Additional Borrower or any of Borrower’s Significant Subsidiaries shall
     (i) become insolvent or generally fail to pay debts as they become due;
     (ii) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for Holdco, Borrowers or any of such Significant Subsidiaries or substantially all of the property of any thereof, or make a general assignment for the benefit of creditors;
     (iii) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for either Parent Guarantor, either Borrower or any of such Significant Subsidiary or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged or stayed within 60 days, provided that such Parent Guarantor, such Borrower and each such Significant Subsidiary hereby expressly authorizes the Administrative Agent, the Collateral Agent and each Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents;
     (iv) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of either Parent Guarantor, either Borrower or any such Significant Subsidiary and, if any such case or proceeding is not commenced by such Parent Guarantor, such Borrower or such Significant Subsidiary, such case or proceeding shall be consented to or acquiesced in by Holdco, such Borrower or such Significant Subsidiary or shall result in the entry of an order for relief or shall remain for 60 days undismissed and unstayed; provided that such Parent Guarantor, such Borrower and each such Significant Subsidiary hereby expressly authorizes the Administrative Agent, the Collateral Agent and each Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or
     (v) take any corporate, limited liability company or partnership action (or comparable action, in the case of any other form of legal entity) authorizing any of the foregoing clauses (ii), (iii) or (iv).

     (j) The obligations of Holdco or of any Subsidiary Guarantor under the Guarantee Agreement shall cease to be in full force and effect (except in accordance with the terms thereof) or Holdco or any such Subsidiary Guarantor shall repudiate its obligations thereunder.
     (k) Any security interest or Lien purported to be created by any Security Document shall cease to be in full force and effect with respect to a material portion of the Collateral, or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Document (including a perfected Second Priority security interest (subject to (i) in the case of Mortgaged Property, Permitted Encumbrances and (ii) otherwise, Permitted Liens) in and Lien on all of the Collateral thereunder (except as otherwise expressly provided in such Security Document)) in favor of the Collateral Agent, or shall be asserted by Borrower or any other Loan Party not to be a valid, perfected, Second Priority (except for an immaterial portion thereof or as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby.
     (l) At a time when any Borrowing of the Additional Borrower is outstanding, the Additional Borrower ceases to be (x) a direct Wholly Owned Subsidiary of Borrower or (y) a corporation organized under the laws of any state of the United States of America or the District of Colombia (other than to the extent permitted by Section 6.04(b)(ii).
          SECTION 7.02. Action if Bankruptcy. If any Event of Default described in Section 7.01(i) (other than clause (i) thereof) with respect to Holdco or Borrowers shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand, all of which are hereby waived by Borrowers.
          SECTION 7.03. Action if Other Event of Default. If any Event of Default (other than any Event of Default described in Section 7.01(i) (other than clause (i) thereof) with respect to Holdco or Borrowers) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Requisite Lenders, shall by written notice to Borrower and each Lender declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment and the Commitments shall terminate.
          SECTION 7.04. Certain Cure Rights. Notwithstanding anything to the contrary contained in Section 7.01, in the event that Borrower fails to comply with any Financial Covenant contained in Section 6.09, Holdco shall have the right, no later than 10 days after the delivery of a Notice of Intent to Cure, to issue Permitted Cure Securities for cash or otherwise make cash contribution to the capital of the Borrower in an aggregate amount not in excess of the minimum amount necessary to cure the relevant failure to comply with such Financial Covenant, the net cash proceeds of which shall be contributed to the common equity capital of Borrower (collectively, the “Cure Right”), and upon the receipt by Borrower of such cash (the “Cure Amount”), such Financial Covenant shall be recalculated giving effect to the following pro forma adjustments:
     (a) Consolidated EBITDA shall be increased, as provided in the definition thereof, solely for the purpose of measuring such Financial Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount;
     (b) if, after giving effect to the foregoing recalculations, Borrower shall then be in compliance with the requirements of such Financial Covenant, Borrower shall be deemed to have satisfied the requirements of such Financial Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of such Financial Covenant which had occurred shall be deemed cured for all purposes of this Agreement and the other Loan Documents;
     (c) to the extent that the Cure Amount proceeds are used to repay Indebtedness, such Indebtedness shall not be deemed to have been repaid for purposes of calculating the Financial Covenants for the Test Period with respect to which such Cure Right was exercised; and
     (d) to the extent a Fiscal Quarter ended for which such Financial Covenant is initially recalculated as a result of a Cure Right is included in the calculation of a Financial Covenant in a subsequent fiscal period, the Cure Amount shall be included in the amount of Consolidated EBITDA for such initial Fiscal Quarter;
provided that in each eight Fiscal Quarters there shall be at least four fiscal quarters in which no Cure Right is exercised. If Borrower shall have delivered a Notice of Intent to Cure, in accordance with Section 5.01(m), then (subject to the preceding sentence) the right of the Lenders to declare the Loans due and payable and to terminate the Commitments pursuant to Section 7.03 solely as a result of such Default under Section 6.09 shall be suspended for a period of 10 Business days following the date of delivery of such Notice of Intent to Cure.
          SECTION 7.05. Application of Proceeds. Subject to the terms of the Intercreditor Agreement, the proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement, promptly by the Collateral Agent as follows:
     (a) First, to the First Lien Collateral Agent, if and as required by the Intercreditor Agreement, to apply to the First Lien Obligations;
     (b) Second, to the payment of all reasonable out-of-pocket costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith and all amounts for which the Collateral Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;
     (c) Third, to the payment of all other reasonable out-of-pocket costs and expenses of such sale, collection or other realization including compensation to the other Secured Parties and their agents and counsel and all reasonable out-of-pocket costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;
     (d) Fourth, to the payment in full in cash, pro rata, of interest and other amounts constituting Secured Obligations (other than principal and contingent indemnification obligations) under this Agreement and the other Loan Documents in each case equally and ratably in accordance with the respective amounts thereof then due and owing;
     (e) Fifth, to the payment in full in cash, pro rata, of principal amount of the Obligations (including contingent indemnification obligations due or claimed with respect thereto);
     (f) Sixth, the balance, if any, to the applicable Loan Party or its successors or assigns, or as a court of competent jurisdiction may direct.
          In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (f) of this Section 7.05, the Loan Parties shall remain liable, jointly and severally, for any deficiency.
ARTICLE VIII
THE AGENTS
          SECTION 8.01. The Agents. Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Person under this Agreement and the other Loan Documents, and each such Person irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Person, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent. The Administrative Agent is hereby expressly authorized by the Lenders, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders all payments of principal of and interest on the Loans, all payments and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to Borrower of any Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by or on behalf of Borrower or any other Loan Party pursuant to this Agreement as received by such Agent.
          None of the Agents nor any of their Related Parties shall be liable to the Lenders as such for any action taken or omitted to be taken by any of them except to the extent finally judicially determined to have resulted from its or his or her own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by any Loan Party of any of the terms, conditions, covenants or agreements contained in any Loan Document. The Agents shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or any other Loan Documents or other instruments or agreements. Each Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Requisite Lenders (or such other proportion of the Lenders as may be expressly required hereby) and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders. Each Agent shall, in the absence of actual knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. None of the Agents nor any of their Related Parties shall have any responsibility to the Loan Parties on account of the failure of or delay in performance or breach by any Lender of any of its obligations hereunder or to any Lender on account of the failure of or delay in performance or breach by any other Lender or the Loan Parties of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith. Each Agent may execute any and all duties hereunder by or through any of its Related Parties or any sub-agent appointed by it and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.
          The Lenders hereby acknowledge that no Agent shall be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of any Loan Document unless it shall be requested in writing to do so by the Requisite Lenders (or such other proportion of the Lenders as may be expressly required hereby).
          The Collateral Agent hereby agrees that it holds and will hold all of its right, title and interest in, to and under the Security Documents and the Collateral granted to the Collateral Agent thereunder whether now existing or hereafter arising (all such right, title and interest being hereinafter referred to as the “Collateral Estate”) under and subject to the conditions set forth in this Agreement; and the Collateral Agent further agrees that it will hold such Collateral Estate for the benefit of the Secured Parties, for the enforcement of the payment of all Secured Obligations (subject to the limitations and priorities set forth herein and in the respective Security Documents) and as security for the performance of and compliance with the covenants and conditions of this Agreement and each of the Security Documents.

          All of the powers, remedies and rights of the Collateral Agent as set forth in this Agreement may be exercised by the Collateral Agent in respect of any Security Document as though set forth in full therein and all of the powers, remedies and rights of the Collateral Agent as set forth in any Security Document may be exercised from time to time as herein and therein provided.
          Subject to the appointment and acceptance of a successor Agent as provided below and subject to the next succeeding paragraph with respect to the Collateral Agent, any Agent may resign at any time by notifying the Lenders and Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor, subject (so long as no Default or Event of Default is continuing) to Borrower’s approval (not to be unreasonably withheld or delayed). If no successor shall have been so appointed by the Requisite Lenders and approved by Borrower and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank or financial institution with an office in New York, New York, having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank or financial institution. Upon the acceptance of any appointment as an Agent hereunder by such a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder. After an Agent’s resignation hereunder, the provisions of this Section 8.01 and Section 9.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an Agent.
          The Collateral Agent may resign upon 30 days’ notice to the Lenders and Borrower. If the Collateral Agent shall resign as the Collateral Agent under this Agreement and the other Loan Documents, then the Requisite Lenders shall appoint from among the Lenders a successor agent for the Lenders, whereupon such successor agent shall succeed to the rights, powers and duties of the Collateral Agent, and the term “Collateral Agent” means such successor agent effective upon such appointment and approval, and such former Collateral Agent’s rights, powers and duties as the Collateral Agent shall be terminated, without any other or further act or deed on the part of such former Collateral Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as the Collateral Agent by the date that is 30 days following a retiring Collateral Agent’s notice of resignation, the retiring Collateral Agent shall, in consultation with Borrower, appoint a successor Collateral Agent (which successor agent shall be a financial institution of nationally-recognized standing that, in the ordinary course of business, performs functions equivalent to those of the Collateral Agent hereunder), and the retiring Collateral Agent’s resignation shall become effective upon such appointment. After any retiring Collateral Agent’s resignation as the Collateral Agent, the provisions of this Section 8.01 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Agreement and the other Loan Documents.
          With respect to the Loans made by it hereunder, each Agent in its individual capacity and not as an Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not an Agent, and such Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdco, Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent.

          Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.
          Notwithstanding anything herein to the contrary, each Lender also acknowledges that the Lien and security interest granted to the Collateral Agent pursuant to the Security Documents and the exercise of any right or remedy by the Collateral Agent thereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and the Security Documents, the terms of the Intercreditor Agreement shall govern and control. The Collateral Agent is authorized to execute and deliver the Intercreditor Agreement and each Lender by making or purchasing an interest in any Loan at any time shall be deemed to have agreed to be bound by the terms and conditions of such agreement.
          The Lenders irrevocably authorize and instruct the Administrative Agent and the Collateral Agent (and the Administrative Agent and the Collateral Agent are authorized to and hereby agree):
     (a) to release any Lien granted to or held by the Collateral Agent under any Loan Document on any property and to return any Pledged Collateral (i) upon termination or expiration of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations that are not then due and payable), (ii) that is sold or to be sold as part of or in connection with any sale or disposition permitted hereunder and under the Loan Documents, to the extent that the Lien of the First Lien Secured Parties on such property is released on the same terms, (iii) subject to Section 9.08, if approved, authorized or ratified in writing by the Requisite Lenders or (iv) owned by any Subsidiary Loan Party upon the consummation of any transaction permitted under this Agreement as a result of which such Subsidiary Loan Party ceases to be a Subsidiary of the Borrower or is designated an Unrestricted Subsidiary pursuant to Section 5.16; and
     (b) to release any Guarantor from its obligations under the Guarantee Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.
          Notwithstanding anything to the contrary in this Agreement, neither the Lead Arranger nor the Syndication Agent, in such respective capacities, shall have any obligations, duties or responsibilities, or shall incur any liabilities, under this Agreement or any other Loan Document.
          In the event that Citibank, N.A. or any of its Affiliates shall be or become an indenture trustee under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act”) in respect of any securities issued or guaranteed by any Loan Party, the parties hereto acknowledge and agree that any payment or property received in satisfaction of or in respect of any Obligation of such Loan Party hereunder or under any other Loan Document by or on behalf of Citibank, N.A. in its capacity as the Administrative Agent or the Collateral Agent for the benefit of any Secured Party under any Loan Document (other than Citibank N.A. or an Affiliate of Citibank, N.A.) and which is applied in accordance with the Loan Documents shall be deemed to be exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act.
ARTICLE IX
MISCELLANEOUS
          SECTION 9.01. Notices. Except as set forth in Section 9.17 and except as set forth in Section 2.03, notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by telecopy or electronic mail, as follows:
     (i) if to Borrower, the Additional Borrower or Holdco, to it c/o General Atlanta Partners 82, L.P., at Three Pickwick Plaza, Greenwich, Connecticut 06830; Attention: Mark Dzialga (telecopy: 203-618-9207) (e-mail:MDzialga@generalatlantic.com), and with a copy to Emdeon Corporation, at River Drive Center 2, 666 River Drive, Elmwood Park, New Jersey 07407; Attention: General Counsel (telecopy: 202-703-3443) (e-mail: cmele@emdeon.com), and with a copy to Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, 10019, Attention: Dale M. Sarro, Esq. (telecopy: 212-492-0393) (e-mail: dsarro@paulweiss.com);
     (ii) if to the Administrative Agent, Collateral Agent or Issuing Bank, to it at Citibank, N.A., 390 Greenwich St., New York, New York 10013, Attention: Suzanne Crymes (telecopy: 646-291-1621) (e-mail: suzanne.crymes@citigroup.com);
     (iii) if to the Lead Arrangers, to them at (A) Citigroup Global Markets Inc., 390 Greenwich St., New York, New York 10013, Attention: Suzanne Crymes (telecopy: 646-291-1621) (e-mail: suzanne.crymes@citigroup.com), (B) Deutsche Bank Securities Inc., 60 Wall Street, New York, New York 10007; Attention: Patricia Ciocco (telecopy: 201-593-2309) (e-mail: Patricia.Ciocco@DB.com) and (C) Bear Stearns Corporate Lending Inc., 83 Madison Avenue New York, New York 10179; Attention: Santiago Caraballo (telecopy: 212-272-9184) (e-mail: Scaraballo@bear.com), in each case with a copy to Cahill Gordon & Reindel LLP, 80 Pine Street, New York, New York 10005, Attention: (i) Michael E. Michetti, Esq. (telecopy: 212-269-5420) (e-mail: mmichetti@cahill.com); (ii) Luis R. Penalver, Esq. (telecopy: 212-269-5420) (e-mail: lpenalver@cahill.com); and
     (iv) if to a Lender, to it at its address (or telecopy number) set forth on Annex I or in its Administrative Questionnaire or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.
          All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or electronic mail or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. Each Loan Party and each Lender hereunder agrees to notify the Administrative Agent in writing promptly of any change to the notice information provided above or in its Administrative Questionnaire or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.
          SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by or on behalf of any Loan Parties herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by Lenders hereto and shall survive the making by the Lenders of the Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Collateral Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document (other than contingent obligations) is outstanding and unpaid and so long as the Commitments have not been terminated. The provisions of Sections 2.16, 9.02, 9.05 and 9.16 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, and the Commitments or the termination of this Agreement or any provision hereof.
          SECTION 9.03. Binding Effect. Subject to Section 4.01, this Agreement shall become effective when it shall have been executed by Holdco and Borrowers and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.
          SECTION 9.04. Successors and Assigns.
          (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party. All covenants, promises and agreements by or on behalf of Holdco, Borrowers, the Agents or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.04(f)(iii) and, solely to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that (i) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or in connection with the initial syndication of the Commitments and Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 and increments of $1,000,000 in excess thereof (or (A) if the aggregate amount of the Commitment or Loans of the assigning Lender is a lesser amount, the entire amount of such Commitment or Loans, or (B) in any other case, such lesser amount as Borrower and the Administrative Agent otherwise agree), (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, (iii) except in the case of the assignment to an Affiliate of such Lender or an assignment required to be made pursuant to Section 2.20, the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (it being understood that only one fee shall be required to be paid by a Lender in respect of concurrent assignments to two or more Approved Funds), and (iv) the assignee, if it shall not already be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Subject to acceptance and recording pursuant to Section 9.04(e), from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof (unless otherwise determined by the Administrative Agent), (A) the assignee thereunder shall be a party hereto (as a Lender) and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16 and 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment, as well as to any Fees accrued for its account and not yet paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(f).
          (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Loans, without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of Borrower or any Subsidiary or the performance or observance by Holdco, Borrowers or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements, if any, delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon any Agent, the assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Agent by the terms hereof, together with such powers as are reasonably incidental thereto; (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender; and (viii) Annex I shall be deemed to be amended to reflect the assigning Lender thereunder and the assignee thereunder after giving effect thereto; provided that any waiver, amendment or modification of the Intercreditor Agreement (and any related definitions) may be effected by an agreement or agreements in writing entered into among the Collateral Agent (with the consent of the Requisite Lenders) and the First Lien Collateral Agent (without the consent of any Loan Party, so long as such amendment, waiver or modification does not impose any additional duties or obligations on the Loan Parties or alter or impair any right of any Loan Party under the Loan Documents).
          (d) The Administrative Agent, acting for this purpose as an agent of Borrowers, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Except to the extent inconsistent with Section 2.07(d), the entries in the Register shall be conclusive and Holdco, Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 9.04(b) above and, if required, the written consent of Borrower and the Administrative Agent to such assignment, the Administrative Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Lenders. No assignment shall be effective unless it has been recorded in the Register as provided in this Section 9.04(e).
          (f) Each Lender may without the consent of Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) each Participant shall be entitled to the benefit of the cost protection provisions contained in Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b) (provided that (A) no Participant shall be entitled to receive any greater amount pursuant to such Section than the Lender would have been entitled to receive in respect of the interest transferred and (B) in order to be entitled to the cost protection provisions contained in Section 2.16 but subject to clause (A) of this proviso, such Participant shall provide to the Borrower and the Administrative Agent the duly executed forms and certificates that it would be required to deliver pursuant to Section 2.16 if it were a Lender and shall otherwise comply with Section 2.16 as if it were a Lender), and (iv) Holdco, Borrowers, the Agents and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right (which each Lender agrees will not be limited by the terms of any participation agreement or other agreement with a participant) to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents (other than, without the consent of the Participant, amendments, modifications or waivers described in Section 9.08(c) that affect such Participant).
          (g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to Holdco, Borrowers and their Subsidiaries furnished to such Lender by or on behalf of any of the Loan Parties; provided that, prior to any such disclosure of information, each such assignee or participant or proposed assignee or participant shall execute a confidentiality agreement in form and substance consistent with provisions of Section 9.16.
          (h) Any Lender may, without the consent of Holdco, Borrowers or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that (x) no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto and (y) any foreclosure or similar action shall be subject to the provisions of Section 9.04(b) concerning assignments and shall not be effective to transfer any rights under this Agreement or in any Loan, Note or other instrument evidencing the rights of a Lender under this Agreement until the requirements of Section 9.04(b) concerning assignments are fully satisfied. In order to facilitate such a pledge or assignment, Borrowers or the Additional Borrowers shall, at the request of the assigning Lender, duly execute and deliver to the assigning Lender a promissory note or notes evidencing the Loans made to Borrowers by the assigning Lender hereunder.
          (i) Holdco and Borrowers shall not assign or delegate any of their respective rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.
          SECTION 9.05. Expenses; Indemnity.
          (a) Holdco and Borrowers, jointly and severally, agree to pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and the

Lead Arrangers, including the reasonable fees, charges and disbursements of Cahill Gordon & Reindel LLP, counsel for the Administrative Agent and the Lead Arrangers, and local counsel, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof and (ii) all reasonable out-of-pocket expenses incurred by Lead Arrangers, the Administrative Agent, the Collateral Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement (including its rights under this Section), the other Loan Documents or the Loans made, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans, and, in connection with any such enforcement or protection, the fees, charges and disbursements of one counsel for all of the Administrative Agent, the Collateral Agent, the Lead Arrangers and the Lenders; provided, however, that Holdco and Borrowers shall not be obligated to pay for expenses incurred by a Lender in connection with the assignment of Loans to an assignee Lender (except pursuant to Section 2.20) or the sale of Loans to a Participant pursuant to Section 9.04.
          (b) Each of Holdco and Borrowers, jointly and severally, agrees to indemnify the Administrative Agent, the Collateral Agent, the Syndication Agent, the Lead Arranger, each Lender, each Affiliate of any of the foregoing Persons and each of their respective Related Parties (each such Person, an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable out-of-pocket expenses, including reasonable counsel fees, charges and disbursements, incurred by any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto or thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iv) any actual or alleged presence or Release of Hazardous Materials on any property, or any Environmental Liability or Environmental Action related in any way to Holdco, Borrowers or the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related reasonable expenses are finally judicially determined to have arisen by reason of the Indemnitee’s bad faith, gross negligence or willful misconduct.
          (c) To the extent that Holdco or Borrowers fail to promptly pay any amount to be paid by them under paragraph (a) or (b) of this Section 9.05 (and without limiting their obligation so do so), each Lender severally agrees to pay to such Agent, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (other than syndication expenses); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the applicable Agent, the applicable Lead Arranger in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Loans and unused Commitments at the time.
          (d) To the extent permitted by applicable law, Holdco and Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions or any Loan or the use of the proceeds thereof.
          (e) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender. All amounts due under this Section 9.05 shall be payable within 10 Business Days after delivery of written demand therefor.
          SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Loan Party against any of and all the then due and payable obligations of any Loan Party now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document to the extent such obligations are due and payable. In connection with exercising its rights pursuant to the previous sentence, a Lender may at any time use credit balances of any Loan Party with the Lender to purchase at the Lender’s applicable spot rate of exchange any other currency or currencies which the Lender considers necessary to reduce or discharge any amount due by any Loan Party to the Lender, and may apply that currency or those currencies in or towards payment of those amounts. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees promptly to notify Borrower and any other relevant Loan Party and the Administrative Agent upon making any such setoff.
          SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
          SECTION 9.08. Waivers; Amendment.
          (a) No failure or delay of any Agent or any Lender or any Loan Party in exercising any power or right hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Lenders and the Loan Parties hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by Section 9.08(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default regardless of whether an Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.
          (b) Subject to the terms of the Intercreditor Agreement and to Sections 9.08(c) and (d), no amendment, modification, termination or waiver of any provision of any Loan Document, or consent to any departure by any Loan Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders and Borrower.
          (c) Subject to the terms of the Intercreditor Agreement, without the written consent of Borrower and each Lender that would be directly affected thereby (whose consent shall be sufficient therefor without the consent of the Requisite Lenders), no amendment, modification, termination, waiver or consent shall be effective if the effect thereof would:
     (i) extend the scheduled final maturity of any Loan or Note;
     (ii) waive, reduce or postpone any scheduled repayment (but not prepayment);
     (iii) [Reserved];
     (iv) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.08(c)) or any fee payable hereunder or any Applicable Prepayment Penalty payable hereunder, it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (iv);
     (v) extend the time for payment of any such interest or fees or Applicable Prepayment Penalty;
     (vi) reduce or forgive the principal amount of any Loan;
     (vii) amend, modify, terminate or waive any provision of Section 2.13(a), Section 2.13(c), Section 2.19, Section 7.05, Section 9.08(b), this Section 9.08(c), Section 9.08(d) or Section 9.08(e);
     (viii) amend the definition of “Requisite Lenders”;
     (ix) release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guarantee Agreement except as expressly provided in the Loan Documents or subordinate the Liens under any Security Document, it being understood that additional extensions of credit under this Agreement consented to by the Requisite Lenders may be equally and ratably secured by the Collateral with the then existing secured obligations under the Security Documents; or
     (x) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under any Loan Document.

          (d) No amendment, modification, termination, waiver or consent with respect to any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall:
     (i) increase any Commitment of any Lender over the amount thereof then in effect without the consent of such Lender and of Borrower; provided no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Commitment of any Lender;
     (ii) [Reserved];
     (iii) [Reserved];
     (iv) [Reserved];
     (v) [Reserved];
     (vi) amend, modify, terminate or waive any provision of Article VIII as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent and of Borrower; or
     (vii) amend, modify, terminate or waive any provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination to grant any consent thereunder without the written consent of each Lender (or each Lender and of Borrower).
               (e) If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement (other than as contemplated by Sections 9.08(d)(i), (ii), (v) and (vi)), the consent of the Requisite Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (such Lender, a “Non-Consenting Lender”), then Borrower, at its sole cost and expense, shall have the right, so long as all Non-Consenting Lenders whose individual consent is required are treated as described below, to transfer or assign, without recourse, all of the rights, obligations and interests of each such Non-Consenting Lender or Lenders with respect to either this Agreement or the Loans or Commitments that are subject to the related change, waiver, discharge or termination to one or more assignees (in accordance with and subject to the restrictions contained in Section 9.04) approved by the Administrative Agent, which approval shall not be unreasonably withheld, so long as at the time of such transfer or assignment, each such assignee consents to the proposed change, waiver, discharge or termination; provided, however, that no Non-Consenting Lender shall be obligated to make any such assignment unless, (x) such assignment shall not conflict with any law or any rule, regulation or order of any Governmental Authority and (y) such assignee or Borrower shall pay to the affected Non-Consenting Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Non-Consenting Lender all fees owed to such Non-Consenting Lender hereunder and all other amounts accrued for such Non-Consenting Lender’s account or owed to it hereunder (including, the Applicable Prepayment Penalty that would be payable if such Non-

Consenting Lender’s Loans had been repaid at such time). Each Lender agrees that, if it becomes a Non-Consenting Lender, it shall execute and deliver to the Administrative Agent an Assignment and Acceptance to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if the assigning Lender’s Loans are evidenced by Notes) subject to such Assignment and Acceptance; provided, however, that the failure of any Non-Consenting Lender to execute an Assignment and Acceptance shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register.
          SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
          SECTION 9.10. Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents; provided that any letter agreement relating to the subject matter hereof between Borrower and one or more Agents or Lenders shall remain effective in accordance with its terms to the extent it expressly survives the effectiveness of this Agreement. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.
          SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

          SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
          SECTION 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
          SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
          SECTION 9.15. Jurisdiction; Consent to Service of Process.
          (a) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any Loan Party or their respective properties in the courts of any jurisdiction.
          (b) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

          SECTION 9.16. Confidentiality. None of the Administrative Agent, the Collateral Agent, the Syndication Agent nor any Lender may disclose to any Person any non-public information of the Loan Parties furnished to the Administrative Agent, the Collateral Agent, the Syndication Agent or the Lenders by the Loan Parties (such information being referred to collectively herein as the “Loan Party Information”), except that each of the Administrative Agent, the Collateral Agent, the Syndication Agent and the Lenders may disclose Loan Party Information (i) to its and its affiliates’ employees, officers, directors, agents, accountants, attorneys and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Loan Party Information and instructed to keep such Loan Party Information confidential on substantially the same terms as provided herein), (ii) to the extent required by any regulatory authority with jurisdiction over the Administrative Agent or such Lender or to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided that to the extent practicable and permitted by applicable law, the party requested or required to disclose the Loan Party Information will provide prompt written notice of such request to Borrower, will allow Borrower a reasonable opportunity to seek appropriate protective measures prior to disclosure and will disclose the minimum amount of Loan Party Information sufficient to comply with such request or requirement of law, (iii) to any other party to this Agreement, (iv) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (v) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to any pledgee referred to in Section 9.04(h) or any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement and (vi) to the extent such Loan Party Information (A) is or becomes generally available to the public on a nonconfidential basis other than as a result of a breach of this Section 9.16 by the Administrative Agent, the Collateral Agent, the Syndication Agent or such Lender, or (B) is or becomes available to the Administrative Agent, the Collateral Agent, the Syndication Agent or such Lender on a nonconfidential basis from a source other than the Loan Parties that is not known by such party to be under a confidentiality agreement with the Loan Parties. Nothing in this provision shall imply that any party has waived any privilege it may have with respect to advice it has received.
          SECTION 9.17. Fixed Income Direct Website Communications.
          (a) Delivery. (i) Each of Holdco and Borrowers hereby agrees that it will use commercially reasonable efforts to provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or Interest Period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium and in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement but only to the extent requested by the Administrative Agent. The Administrative Agent agrees that receipt of the Communications by the Administrative Agent at the e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of this Agreement and any other Loan Documents. Nothing in this Section 9.17 shall prejudice the right of the Agents, the Syndication Agent, the Lead Arrangers or any Lender to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document.
          (ii) Each Lender agrees that receipt of e-mail notification that such Communications have been posted pursuant to paragraph (b) below at the e-mail address(es) set forth on Annex I or in the Administrative Questionnaire of such Lender or pursuant to the notice provisions of any Assignment and Acceptance shall constitute effective delivery of the Communications to such Lender for purposes of this Agreement and any other Loan Document. Each Lender further agrees to notify the Administrative Agent in writing (including by electronic communication) promptly of any change in its e-mail address or any extended disruption in its internet delivery services.
          (b) Each Loan Party and Lender further agrees that the Administrative Agent and/or the Loan Parties may make the Communications available to the Lenders by posting the Communications on Intralinks, Fixed Income Direct or a substantially similar electronic transmission systems (the “Platform”) and that the posting of any document or Communication on such Platform shall be deemed to be delivery of such document or Communication to the Lenders. Each of Parent Guarantor and Borrower acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.
          (c) THE COMMUNICATIONS TRANSMITTED PURSUANT TO THIS SECTION 9.17 AND THE PLATFORM ARE PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE PLATFORM AND EACH CITIGROUP PARTY EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS OR THE PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY CITIGROUP PARTY IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE RELATED PARTIES HAVE ANY LIABILITY TO THE LOAN PARTIES, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF

COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT’S BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
          (d) Termination. The provisions of this Section 9.17 shall automatically terminate on the date that Citibank or any of its Affiliates ceases to be the Administrative Agent under this Agreement.
          SECTION 9.18. USA PATRIOT Act Notice. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower or the Additional Borrower, which information includes the name, address and tax identification number of Borrower or the Additional Borrower and other information regarding Borrower that will allow such Lender or the Administrative Agent, as applicable, to identify Borrower or the Additional Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Lenders and the Administrative Agent.
          SECTION 9.19. Intercreditor Agreement. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.
[Signature Pages Follow]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective duly authorized officers as of the day and year first above written.

GA EBS MERGER, LLC, as Borrower (to be merged with and into EMDEON BUSINESS SERVICES LLC)
By:	/s/ Christopher Lanning
	Name:	Christopher Lanning
	Title:	Executive Vice President and Secretary

MEDIFAX – EDI HOLDING COMPANY, as Additional Borrower
By:	/s/ Bob A. Newport, Jr.
	Name:	Bob A. Newport, Jr.
	Title:	CFO

EBS MASTER LLC, as Holdco
By:	/s/ Bob A. Newport, Jr.
	Name:	Bob A. Newport, Jr.
	Title:	CFO

S-1

CITIGROUP GLOBAL MARKETS INC., as Joint Lead Arranger and Joint Bookrunner
By:	/s/ Caesar Wyszomirski
	Name:	Caesar Wyszomirski
	Title:	Director

CITIBANK, N.A., as Administrative Agent, Collateral Agent and Lender
By:	/s/ Caesar Wyszomirski
	Name:	Caesar Wyszomirski
	Title:	Vice President

S-2

DEUTSCHE BANK SECURITIES INC., as Joint Lead Arranger and Joint Bookrunner
By:	/s/ Keith C. Braun
	Name:	Keith C. Braun
	Title:	Director

By:	/s/ William Franen
	Name:	William Franen
	Title:	Managing Director

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Syndication Agent and Lender
By:	/s/ Stephen Cayer
	Name:	Stephen Cayer
	Title:	Director

By:	/s/ David Mayhew
	Name:	David Mayhew
	Title:	Managing Director

S-3

BEAR, STEARNS & COMPANY INC., as Joint Bookrunner
By:	/s/ Richard Bram Smith
	Name:	Richard Bram Smith
	Title:	Senior Managing Director

BEAR STEARNS CORPORATE LENDING INC., as Documentation Agent and Lender
By:	/s/ Victor Bulzacchelli
	Name:	Victor Bulzacchelli
	Title:	Vice President

S-1

ANNEX 1
Lenders and Commitments

Lender	Commitment
Citicorp North America, Inc.	$68,000,000

Address for Notices:
390 Greenwich St. New York, New York 10013 Attention: Suzanne Crymes Fax: 646 291 1621

Deutsche Bank Trust Company Americas	$68,000,000

Address for Notices:
60 Wall Street New York, New York 10007 Attention: Patricia Ciocco Fax: 201 593 2309

Bear Stearns Corporate Lending Inc.	$34,000,000

Address for Notices:
383 Madison Avenue New York, New York 10179 Attention: Santiago Caraballo Fax: 212 272 9184

EXHIBIT A
[FORM OF]
ADMINISTRATIVE QUESTIONNAIRE

Agent Address:	Citibank, N.A.	Return form to:	Carl Cho

	390 Greenwich Street	Facsimile:	(866) 492-5916

	New York, New York 10013	E-Mail:	carl.cho@citigroup.com

It is very important that all of the requested information be completed accurately and that this questionnaire be returned promptly. If your institution is sub-allocating its allocation, please fill out an administrative questionnaire for each legal entity.
Legal Name of Lender to appear in Documentation:

Signature Block Information:

•	Signing Second Lien Credit Agreement ☐ Yes ☐ No

•	Coming in via Assignment ☐ Yes ☐ No

Type of Lender:

(Bank, Asset Manager, Broker/Dealer, CLO/CDO; Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other—please specify)

Lender Parent:

Domestic Address	Eurodollar Address

Contacts/Notification Methods: Borrowings, Paydowns, Interest, Fees, etc.

	Primary Credit Contact	Secondary Credit Contact
Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

	Primary Operations Contact	Secondary Operations Contact
Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

	Bid Contact	L/C Contact
Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

Lender’s Domestic Wire Instructions

Bank Name:

ABA/Routing No.:

Account Name:

Account No.:

FCC Account Name:

FCC Account No.:

Attention:

Reference:

Lender’s Foreign Wire Instructions

Currency:

Bank Name:

Swift/Routing No.:

Account Name:

Account No.:

FCC Account Name:

FCC Account No.:

Attention:

Reference:

Agent’s Wire Instructions

Bank Name:

ABA/Routing No.:

Account Name:

Account No.:

FCC Account Name:

FCC Account No.:

Attention:

Reference:

Tax Documents
NON-U.S. LENDER INSTITUTIONS:
I. Corporations:
If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).
A U.S. taxpayer identification number is required for any institution submitting Form W-8ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.
II. Flow-Through Entities:
If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.
U.S. LENDER INSTITUTIONS:
If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we request that you submit an original Form W-9.
Pursuant to the language contained in the tax section of the Second Lien Credit Agreement, the applicable tax form for your institution must be completed and returned prior to the first payment of income. Failure to provide the proper tax form when requested may subject your institution to U.S. tax withholding.

EXHIBIT B
[FORM OF]
ASSIGNMENT AND ACCEPTANCE
     Reference is made to the Second Lien Credit Agreement, dated as of November [ ], 2006 (as may be amended, restated, refinanced or otherwise modified from time to time, the “Credit Agreement”), among GA EBS MERGER, LLC, a limited liability company organized under the laws of Delaware (“Borrower”), MEDIFAX-EDI HOLDING COMPANY, a corporation organized under the laws of Delaware (the “Additional Borrower” and together with Borrower, “Borrowers” ), EBS MASTER LLC, a limited liability company organized under the laws of Delaware (“Holdco”), the Lenders, CITIBANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, as collateral agent (in such capacity, the “Collateral Agent”), CITIGROUP GLOBAL MARKETS INC. (“CGMI”) and DEUTSCHE BANK SECURITIES INC. (“DBSI”), as joint lead arrangers (in such capacity, the “Lead Arrangers”), CGMI, DBSI and BEAR, STEARNS & CO. INC., as joint bookrunners, DEUTSCHE BANK TRUST COMPANY AMERICAS, as syndication agent (in such capacity, the “Syndication Agent”) and BEAR STEARNS CORPORATE LENDING INC., as documentation agent (in such capacity, the “Documentation Agent”). Terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.
     [          ] (the “Assignor”) and [          ] (the “Assignee”) agree as follows:
     I. The Assignor hereby sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth below, the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the Loans owing to the Assignor which are outstanding on the Assignment Date but excluding accrued interest and fees to and excluding the Assignment Date. Each of the Assignor and the Assignee hereby makes and agrees to be bound by all the representations, warranties and agreements set forth in Section 9.04 of the Credit Agreement, a copy of which has been received by each such party. From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Loan Documents and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.
     II. This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if the Assignee is organized under the laws of a jurisdiction outside the United States, the forms specified in Section 2.16 of the Credit Agreement duly completed and executed by the Assignee, (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form of Exhibit A to the Credit Agreement and (iii) except in the case of an assignment to an affiliate of the assignor, a processing and recordation fee of $3,500.
     III. This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.
Effective Date of Assignment:
Legal Name of Assignor:
Legal Name of Assignee:
Assignee’s Address for Notices:

Percentage Assigned of
aggregate Commitments (set
forth, to at least 8 decimals, as a
percentage of the aggregate
	Principal Amount	Commitments of all Lenders
	Assigned	thereunder)
Loans:
     IV. This Assignment and Acceptance shall become effective when counterparts hereof have been executed on behalf of each of the parties required pursuant to Section 9.04(b) of the Credit Agreement.
[Signature Page Follows]

The terms set forth above
and on the reverse side
hereof are hereby agreed to:	Accepted:*

, as Assignor	CITIBANK, N.A.,
as Administrative Agent

By:	By:

Name:	Name:
Title:	Title:

Accepted:*

, as Assignee	EMDEON BUSINESS SERVICES LLC,
as Borrower

By:	By:

Name:	Name:
Title:	Title:

*	To be completed only if consents are required under Section 9.04(b) of the Credit Agreement.

EXHIBIT C
[FORM OF]
BORROWING REQUEST
To:
Citibank, N.A.
     as Administrative Agent for the Lenders
     390 Greenwich Street
     New York, NY 10013
Attention: Carl Cho
[Insert Date]
Ladies and Gentlemen:
     Reference is made to the Second Lien Credit Agreement, dated as of November [ ], 2006 (as may be amended, restated, refinanced or otherwise modified from time to time, the “Credit Agreement”), among GA EBS MERGER, LLC, a limited liability company organized under the laws of Delaware (“Borrower”), MEDIFAX-EDI HOLDING COMPANY, a corporation organized under the laws of Delaware (the “Additional Borrower” and together with Borrower, “Borrowers” ), EBS MASTER LLC, a limited liability company organized under the laws of Delaware (“Holdco”), the Lenders, CITIBANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, as collateral agent (in such capacity, the “Collateral Agent”), CITIGROUP GLOBAL MARKETS INC. (“CGMI”) and DEUTSCHE BANK SECURITIES INC. (“DBSI”), as joint lead arrangers (in such capacity, the “Lead Arrangers”), CGMI, DBSI and BEAR, STEARNS & CO. INC., as joint bookrunners, DEUTSCHE BANK TRUST COMPANY AMERICAS, as syndication agent (in such capacity, the “Syndication Agent”) and BEAR STEARNS CORPORATE LENDING INC., as documentation agent (in such capacity, the “Documentation Agent”). Terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.
     Pursuant to Section 2.02 of the Credit Agreement, the Borrower hereby gives you notice that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A) Borrowing	Loan

(B) Date of Borrowing (which is a Business Day)

(C) Currency of Borrowing	U.S. Dollars

(D) Principal amount of Borrowing [1]

(E) Type of Borrowing [2]	[ABR][Eurodollar]

(F) Interest Period and the last day thereof [3]

(G) Funds are requested to be disbursed to the following account(s) of applicable Borrower[4]

     Upon acceptance of any or all of the Loans offered by the Lenders in response to this request, the Borrowers shall be deemed to have represented and warranted that the conditions to lending specified in Section 4.02 of the Credit Agreement have been satisfied.
[Signature Page Follows]

[1]	Each Borrowing shall be in a minimum aggregate principal amount of $1.0 million or an integral multiple of $500,000 in excess thereof.

[2]	Each of the Loans may from time to time be (i) Eurodollar Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by Borrower and notified to the Administrative Agent in accordance with Sections 2.02 and 2.03 of the Credit Agreement.

[3]	If borrowing is to be of Eurodollar loans, shall be subject to the definition of “Interest Period” in the Credit Agreement.

[4]	Specify the location and number of Borrower’s account to which funds are to be disbursed.

GA EBS MERGER, LLC (to be merged with and into EMDEON BUSINESS SERVICES LLC), as Borrower
By:
Name:
Title:

MEDIFAX-EDI HOLDING COMPANY, as Additional Borrower
By:
Name:
Title:

EXHIBIT D
[FORM OF]
CLOSING CERTIFICATE
     This Closing Certificate is being delivered pursuant to Section 4.01(b) of the Second Lien Credit Agreement, dated as of November [ ], 2006 (as may be amended, restated, refinanced or otherwise modified from time to time, the “Credit Agreement”), among GA EBS MERGER, LLC, a limited liability company organized under the laws of Delaware, which on the Closing Date will be merged with and into EMDEON BUSINESS SERVICES LLC (“Borrower”), MEDIFAX-EDI HOLDING COMPANY, a corporation organized under the laws of Delaware (the “Additional Borrower” and together with Borrower, “Borrowers” ), EBS MASTER LLC, a limited liability company organized under the laws of Delaware (“Holdco”), the Lenders, CITIBANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, as collateral agent (in such capacity, the “Collateral Agent”), CITIGROUP GLOBAL MARKETS INC. (“CGMI”) and DEUTSCHE BANK SECURITIES INC. (“DBSI”), as joint lead arrangers (in such capacity, the “Lead Arrangers”), CGMI, DBSI and BEAR, STEARNS & CO. INC., as joint bookrunners, DEUTSCHE BANK TRUST COMPANY AMERICAS, as syndication agent (in such capacity, the “Syndication Agent”) and BEAR STEARNS CORPORATE LENDING INC., as documentation agent (in such capacity, the “Documentation Agent”). Terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement. The undersigned Financial Officer of the Borrower hereby certifies on behalf of each Loan Party as follows:
     I. The representations and warranties set forth in Article III of the Credit Agreement and in the other Loan Documents are true and correct in all material respects;
     II. No Default or Event of Default has occurred and is continuing or will result from the making of any Loans to be made on the date hereof; and
     III. There are no liquidation or dissolution proceedings pending or to my knowledge threatened against any Loan Party.

D-1

     IN WITNESS WHEREOF, the undersigned has executed this certificate on behalf of the Loan Parties and caused the same to be delivered as of this                      day of November, 2006.

EMDEON BUSINESS SERVICES LLC,
By:
Name:
Title:

D-2

EXHIBIT E
[FORM OF]
COMPLIANCE CERTIFICATE
To: Each of the Lenders (as defined below)
and
Citibank, N.A.
     as Administrative Agent for such Lenders
     390 Greenwich Street
     New York, NY 10013
     Attention: Carl Cho
GA EBS MERGER, LLC
Ladies and Gentlemen:
     This Compliance Certificate is being delivered pursuant to Section 5.01(c) of the the Second Lien Credit Agreement, dated as of November [ ], 2006 (as may be amended, restated, refinanced or otherwise modified from time to time, the “Credit Agreement”), among GA EBS MERGER, LLC, a limited liability company organized under the laws of Delaware (“Borrower”), MEDIFAX-EDI HOLDING COMPANY, a corporation organized under the laws of Delaware (the “Additional Borrower” and together with Borrower, “Borrowers” ), EBS MASTER LLC, a limited liability company organized under the laws of Delaware (“Holdco”), the Lenders, CITIBANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, as collateral agent (in such capacity, the “Collateral Agent”), CITIGROUP GLOBAL MARKETS INC. (“CGMI”) and DEUTSCHE BANK SECURITIES INC. (“DBSI”), as joint lead arrangers (in such capacity, the “Lead Arrangers”), CGMI, DBSI and BEAR, STEARNS & CO. INC., as joint bookrunners, DEUTSCHE BANK TRUST COMPANY AMERICAS, as syndication agent (in such capacity, the “Syndication Agent”) and BEAR STEARNS CORPORATE LENDING INC., as documentation agent (in such capacity, the “Documentation Agent”). Terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.
     The Borrower hereby certifies, represents and warrants that as of [          ] (the “Test Date”):5

[5]	Test Date should be date of most recent financial statements delivered under Section 5.01 of the Credit Agreement.

     (a) The Total Leverage Ratio was [___:1.0], as computed on Attachment 1 hereto, and such ratio [complies] [does not comply] with the provisions of Section 6.09(a) of the Credit Agreement; 6
     (b) The Consolidated Interest Coverage Ratio was [___:1.0], as computed on Attachment 2 hereto, and such ratio [complies] [does not comply] with the provisions of Section 6.09(b) of the Credit Agreement; 7
     (c) The Excess Cash Flow was [          ], as computed on Attachment 3 hereto;8
     (d) No Default has occurred and is continuing [other than as follows:].
[Signature Page Follows]

[6]	To be provided in connection with financial statement delivered in respect of periods following the Fiscal Quarter ending March 31, 2007.

[7]	To be provided in connection with financial statement delivered in respect of periods following the Fiscal Quarter ending March 31, 2007.

[8]	To be provided only after the First Lien Term Loan Obligations have been repaid in full in accordance with the First Lien Credit Agreement and in connection with annual financial statement deliveries pursuant to Section 5.01(b) only.

IN WITNESS WHEREOF, Borrower has caused
   this Compliance Certificate to be executed and
   delivered by its duly authorized Financial Officer on
   this [ ] day of [     ], 20[ ].

EMDEON BUSINESS SERVICES LLC,
   as Borrower

By:
Name:
Title:

ATTACHMENT 1
Total Leverage Ratio

Total Leverage Ratio: Consolidated Indebtedness less Excess Cash to Consolidated EBITDA

Consolidated Indebtedness as of [ ], 20[ ]

less Excess Cash

Consolidated EBITDA for the four Fiscal Quarter period ended [ ], 200[ ]

Consolidated Indebtedness to Consolidated EBITDA	[ ]:1.00

Covenant Requirement for Fiscal Quarter Ending Closest to [ ], 20[ ]	No more than [ ]:1.00

ATTACHMENT 2
Consolidated Interest Coverage Ratio

Consolidated Interest Coverage Ratio: Consolidated EBITDA to Consolidated Interest Expense

Consolidated EBITDA

Consolidated Interest Expense

Consolidated EBITDA to Consolidated Interest Expense	[ ]:1.00

Covenant Requirement	Greater than or equal to [ ]:1.00

ATTACHMENT 3
Excess Cash Flow

the sum, without duplication, of:

Consolidated Net Income adjusted to exclude any amount of gain included in both (x) Consolidated Net Income and (y) Net Proceeds actually applied to the prepayment of the Loans pursuant to Section 2.05(c)(ii) or (iii), plus an amount equal to the amount of all non-cash charges (including depreciation, amortization of intangibles, deferred taxes (which may be positive or negative for this purpose) and other non-cash expenses) to the extent deducted in arriving at such Consolidated Net Income, plus amounts actually received as reimbursements during such Fiscal Year in respect of expenses deducted from the calculation of Excess Cash Flow for a previous Fiscal Year pursuant to clause (b) of this definition, plus the amount by which Consolidated Working Capital in such Fiscal Year decreased; less the sum without duplication, of:

the aggregate amount actually paid in cash by Borrower and its Subsidiaries during such Fiscal Year on account of Capital Expenditures (other than Capital Expenditures to the extent funded with the proceeds of the incurrence of Indebtedness (other than Revolving Loans under the First Lien Credit Agreement or loans under any other revolving credit facility) or the issuance of Equity Interests), the aggregate amount of payments of principal in respect of any Indebtedness during such Fiscal Year (other than (A) pursuant to Section 2.05(a) or Section 2.05(c)(i), (ii) or (iii), (B) payments of principal in respect of any revolving credit facility to the extent that there is not an equivalent reduction in the commitments in respect of such facility and (C) any repayment of Indebtedness to the extent made with the proceeds of the incurrence of Indebtedness (other than Revolving Loans under the First Lien Credit Agreement or loans under any other revolving credit facility) or the issuance of Equity Interests), the aggregate amount of Investments (other than Investments among loan parties) made in cash during such Fiscal Year pursuant to Section 6.06,

to the extent not deducted in arriving at Consolidated Net Income, (A) Permitted Tax Distributions that are paid during such Fiscal Year, and (B) any other amount for taxes or tax distributions actually paid or to be paid in cash by Borrowers or their Subsidiaries during such Fiscal Year or set aside to be paid; provided that any such amount shall not be included in this clause (iv) in respect of more than one Fiscal Year, the amount by which Consolidated Working Capital in such Fiscal Year increased,

any non-cash gains included in determining Consolidated Net Income for such period,

cash expenditures made in respect of Swap Agreements during such Fiscal Year, to the extent not reflected in the computation of Consolidated Net Income and to the extent made from internally generated funds, working capital adjustments and earn-out payments under the Transaction Documents and Permitted Acquisitions (including in respect of entities acquired prior to the Closing Date), in each case to the extent made from internally generated funds, and amounts paid in cash during such Fiscal Year on account of items that were accounted for as non-cash reductions in determining Consolidated Net Income in the Prior Fiscal Year.

EXHIBIT F
[FORM OF]
Second Lien GUARANTEE AGREEMENT
      Second Lien Guarantee Agreement, dated as of November [15], 2006, by GA EBS MERGER, LLC, a limited liability company organized under the laws of Delaware (“Borrower”), MEDIFAX-EDI HOLDING COMPANY, a corporation organized under the laws of Delaware (the “Additional Borrower” and together with Borrower, “Borrowers”) EBS MASTER LLC, a limited liability company organized under the laws of Delaware (“Parent Guarantor”) and each of the other entities that becomes a party hereto pursuant to Section 23 hereof (collectively, together with Parent Guarantor, the “Guarantors” and each, individually, a “Guarantor” and each Guarantor other than Parent Guarantor and any other Person that is the beneficial owner of all of the Equity Interests of Borrowers and Parent Guarantor, a “Subsidiary Guarantor”), in favor of Citibank, N.A., as administrative agent and collateral agent for the Secured Parties (in such capacity, the “Administrative Agent” and “Collateral Agent”), and each other Agent, Lender and each other holder of a Secured Obligation (as each such term is defined in the Credit Agreement referred to below) (each, a “Guarantied Party” and, collectively, the “Guarantied Parties”).
W i t n e s s e t h:
     Whereas, pursuant to the Second Lien Credit Agreement, dated as of November [ ], 2006 (together with all appendices, exhibits and schedules thereto and as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Credit Agreement) among Borrowers, Parent Guarantor and the Lenders party thereto, Citibank, N.A., as Administrative Agent and Collateral Agent, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as joint lead arrangers, Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Bear, Stearns & Co. Inc. as joint bookrunners, Deutsche Bank Trust Company Americas as syndication agent and the Lenders have severally agreed to make extensions of credit to Borrowers upon the terms and subject to the conditions set forth therein;
     Whereas, Parent Guarantor is the sole shareholder of Borrower as of the date hereof;
     Whereas, each Guarantor will receive substantial direct and indirect benefits from the making of the Loans, the issuance of the Letters of Credit and the granting of the other financial accommodations to Borrowers under the Credit Agreement; and
     Whereas, a condition precedent to the obligation of the Lenders to make their respective extensions of credit to Borrowers under the Credit Agreement is that the Guarantors shall have executed and delivered this Guarantee Agreement for the benefit of the Guarantied Parties;
     Now, Therefore, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     Section 1. Guarantee
     (a) To induce the Lenders to make the Loans, each Guarantor hereby absolutely, unconditionally and irrevocably guarantees, jointly and severally with all other Guarantors, as primary obligor and not merely as surety, the full and punctual payment when due, whether at stated maturity or earlier, by reason of acceleration, mandatory prepayment or otherwise in accordance herewith or any other Loan Document, of all the Secured Obligations, whether or not from time to time reduced or extinguished or hereafter increased or incurred, whether or not recovery may be or hereafter may become barred by any statute of limitations, whether or not enforceable against Borrowers, whether now or hereafter existing, and whether due or to become due, including principal, interest (including interest at the contract rate applicable upon default accrued or accruing after the commencement of any proceeding under Title 11 of the United States Code (the “Bankruptcy Code”), whether or not such interest is an allowed claim in such proceeding), reasonable fees and costs of collection. This Guarantee Agreement constitutes a guarantee of payment and not of collection.
     (b) Each Guarantor further agrees that, if (i) any payment made by Borrowers or any other Person and applied to the Secured Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid or (ii) the proceeds of Collateral are required to be returned by any Guarantied Party to Borrowers, or their respective estates, trustees or receivers or any other party, including any Guarantor, under any bankruptcy law, equitable cause or any other Requirement of Law, then, to the extent of such refund, return or repayment, any such Guarantor’s liability hereunder (and any Lien or other Collateral securing such liability) shall be and remain in full force and effect, as fully as if such payment had never been made. If, prior to any of the foregoing, this Guarantee Agreement shall have been cancelled or surrendered, this Guarantee Agreement shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of any such Guarantor in respect of the amount of such payment.
     Section 2. Limitation of Guarantee
     Any term or provision of this Guarantee Agreement or any other Loan Document to the contrary notwithstanding, the maximum aggregate amount of the Secured Obligations for which any Subsidiary Guarantor shall be liable shall not exceed the maximum amount for which such Subsidiary Guarantor can be liable without rendering this Guarantee Agreement or any other Loan Document, as it relates to such Subsidiary Guarantor, subject to avoidance under applicable law relating to fraudulent conveyance or fraudulent transfer (including Section 548 of the Bankruptcy Code or any applicable provisions of comparable state law) (collectively, “Fraudulent Transfer Laws”), in each case after giving effect (a) to all other liabilities of such Subsidiary Guarantor, contingent or otherwise, that are relevant under such Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Subsidiary Guarantor in respect of intercompany Indebtedness to Borrowers to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by such Subsidiary Guarantor hereunder) and (b) to the value as assets of such Subsidiary Guarantor (as determined under the applicable provisions of such Fraudulent Transfer Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights held by such Subsidiary Guarantor pursuant to (i) applicable Requirements of Law, (ii) Section 3 of this Guarantee Agreement or (iii) any other Contractual Obligations providing for an equitable allocation among such Subsidiary Guarantor and other Subsidiaries or Affiliates of Parent Guarantor or Borrowers of obligations arising under this Guarantee Agreement or other guaranties of the Secured Obligations by such parties.
     Section 3. Contribution
     To the extent that any Subsidiary Guarantor shall be required hereunder to pay a portion of the Secured Obligations exceeding the greater of (a) the amount of the economic benefit actually received by such Subsidiary Guarantor from the Loans and (b) the amount such Subsidiary Guarantor would otherwise have paid if such Subsidiary Guarantor had paid the aggregate amount of the Secured Obligations (excluding the amount thereof repaid by the Parent Guarantor and/or Borrowers) in the same proportion as such Subsidiary Guarantor’s net worth at the date enforcement is sought hereunder bears to the aggregate net worth of all the Subsidiary Guarantors at the date enforcement is sought hereunder, then such Subsidiary Guarantor shall be reimbursed by such other Subsidiary Guarantors for the amount of such excess, pro rata, based on the respective net worths of such other Subsidiary Guarantors at the date enforcement hereunder is sought.
     Section 4. Authorization; Other Agreements
     The Guarantied Parties are hereby authorized, without notice to, or demand upon, any Guarantor, which notice and demand requirements each are expressly waived hereby (to the extent permitted by law), and without discharging or otherwise affecting the obligations of any Guarantor hereunder (which obligations shall remain absolute and unconditional notwithstanding any such action or omission to act), from time to time, to do each of the following (in each case, to the extent applicable, in accordance with the terms of the other Loan Documents):
     (a) supplement, renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to, the Secured Obligations, or any part of them, or otherwise modify, amend or change the terms of any Loan Document, any Hedging Agreement or any other document relating to the Secured Obligations, in each case now or hereafter executed by Borrowers and delivered to the Guarantied Parties or any of them, including any increase or decrease of principal or the rate of interest thereon;
     (b) waive or otherwise consent to noncompliance with any provision of any instrument evidencing the Secured Obligations, or any part thereof, or any other instrument or agreement in respect of the Secured Obligations (including the other Loan Documents) now or hereafter executed by Borrowers and delivered to the Guarantied Parties or any of them;
     (c) accept partial payments on the Secured Obligations;
     (d) receive, take and hold additional security or collateral for the payment of the Secured Obligations or any part of them and exchange, enforce, waive, substitute,

liquidate, terminate, abandon, fail to perfect, subordinate, transfer, otherwise alter and release any such additional security or collateral;
     (e) settle, release, compromise, collect or otherwise liquidate the Secured Obligations or accept, substitute, release, exchange or otherwise alter, affect or impair any security or collateral for the Secured Obligations or any part of them or any other guarantee therefor, in any manner;
     (f) add, release or substitute any one or more other guarantors, makers or endorsers of the Secured Obligations or any part of them and otherwise deal with Borrowers or any other guarantor, maker or endorser;
     (g) apply to the Secured Obligations any payment or recovery (x) from Borrowers, or any other guarantor, maker or endorser of the Secured Obligations or any part of them or (y) from any Guarantor in such order as provided herein, in each case whether such Secured Obligations are secured or unsecured or guaranteed or not guaranteed by others;
     (h) apply to the Secured Obligations any payment or recovery from any Guarantor of the Secured Obligations or any sum realized from security furnished by such Guarantor upon its indebtedness or obligations to the Guarantied Parties or any of them, in each case whether or not such indebtedness or obligations relate to the Secured Obligations; and
     (i) refund at any time any payment received by any Guarantied Party in respect of any Secured Obligation, and payment to such Guarantied Party of the amount so refunded shall be fully guaranteed hereby even though prior thereto this Guarantee Agreement shall have been cancelled or surrendered, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of any Guarantor hereunder in respect of the amount so refunded;
even if any right of reimbursement or subrogation or other right or remedy of any Guarantor is extinguished, affected or impaired by any of the foregoing (including any election of remedies by reason of any judicial, non-judicial or other proceeding in respect of the Secured Obligations that impairs any subrogation, reimbursement or other right of such Guarantor).
     Section 5. Guarantee Absolute and Unconditional
     To the extent allowed under applicable law, each Guarantor hereby waives any defense (other than payment in full) of a surety or guarantor or any other obligor on any obligations arising in connection with or in respect of any of the following and hereby agrees that its obligations under this Guarantee Agreement are absolute and unconditional and shall not be discharged or otherwise affected as a result of any of the following:
     (a) the invalidity or unenforceability of any of Parent Guarantor’s or Borrowers’ obligations under the Credit Agreement or any other Loan Document or any other agreement or instrument relating thereto or any Loan Party’s obligations in respect of the

Secured Obligations, or any security for, or other guarantee of the Secured Obligations or any part of them, or the lack of perfection or continuing perfection or failure of priority of any security for the Secured Obligations or any part of them;
     (b) the absence of any attempt to collect the Secured Obligations or any part of them from Borrowers or any Guarantor or other action to enforce the same;
     (c) failure by any Guarantied Party to take any steps to perfect and maintain any Lien on, or to preserve any rights to, any Collateral;
     (d) any Guarantied Party’s election, in any proceeding instituted under chapter 11 of the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code;
     (e) any borrowing or grant of a Lien by Borrowers, as debtor-in-possession, or extension of credit, under Section 364 of the Bankruptcy Code;
     (f) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of any Guarantied Party’s claim (or claims) for repayment of the Secured Obligations;
     (g) any use of cash collateral under Section 363 of the Bankruptcy Code;
     (h) any agreement or stipulation as to the provision of adequate protection in any bankruptcy proceeding;
     (i) the avoidance of any Lien in favor of the Guarantied Parties or any of them for any reason;
     (j) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against Borrowers, any Guarantor or any of Borrowers’ or Parent Guarantor’s respective other Subsidiaries, including any discharge of, or bar or stay against collecting, any Secured Obligation (or any part of them or interest thereon) in or as a result of any such proceeding;
     (k) failure by any Guarantied Party to file or enforce a claim against Borrowers or its estate in any bankruptcy or insolvency case or proceeding;
     (l) any action taken by any Guarantied Party if such action is authorized hereby;
     (m) any election following the occurrence of an Event of Default by any Guarantied Party to proceed separately against the personal property Collateral in accordance with such Guarantied Party’s rights under the UCC or, if the Collateral consists of both personal and real property, to proceed against such personal and real property in accordance with such Guarantied Party’s rights with respect to such real property; or

     (n) any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor or any other obligor on any obligations, other than the payment in full of the Secured Obligations.
     Section 6. Waivers
     To the extent allowed under applicable law, each Guarantor hereby waives diligence, promptness, presentment, demand for payment or performance and protest and notice of protest, notice of acceptance and any other notice in respect of the Secured Obligations or any part of them, and any defense arising by reason of any disability or other defense of Borrowers. Each Guarantor shall not, until the Secured Obligations are paid in full, assert any claim or counterclaim it may have against Borrowers or set off any of its obligations to Borrowers or any other Guarantor against any obligations of Borrowers or any other Guarantor to it. In connection with the foregoing, each Guarantor covenants that its obligations hereunder shall not be discharged until the Secured Obligations are paid in full.
     Section 7. Reliance
     Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of Borrowers and any endorser and other guarantor of all or any part of the Secured Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Secured Obligations, or any part thereof, that diligent inquiry would reveal, and each Guarantor hereby agrees that no Guarantied Party shall have any duty to advise any Guarantor of information known to it regarding such condition or any such circumstances. In the event any Guarantied Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any Guarantor, such Guarantied Party shall be under no obligation (a) to undertake any investigation not a part of its regular business routine, (b) to disclose any information that such Guarantied Party, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (c) to make any other or future disclosures of such information or any other information to any Guarantor.
     Section 8. Non-Enforcement of Subrogation and Contribution Rights
     Until the Secured Obligations have been paid in full, the Guarantors shall not enforce or otherwise exercise any right of subrogation to any of the rights of the Guarantied Parties or any part of them against any Loan Party or any right of reimbursement or contribution or similar right against any Loan Party by reason of this Agreement or by any payment made by any Guarantor in respect of the Secured Obligations.
     Section 9. Subordination
     Each Guarantor hereby agrees that any Indebtedness of any Loan Party permitted pursuant to Section 6.01(d) (the “Guarantor Subordinated Debt”) shall be subordinated to such Loan Party’s Secured Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness and that, except as permitted under Section 6.16 of the Credit Agreement, the Guarantor Subordinated Debt shall not be paid in whole or in part until the Secured Obligations have been paid in full and this Guarantee Agreement is terminated and of no further force or effect. No Guarantor shall accept any payment of or on account of any Guarantor Subordinated Debt at any time in contravention of the foregoing. Upon the occurrence and during the continuance of an Event of Default, the Loan Parties shall at Administrative Agent’s direction pay to the Administrative Agent any payment of all or any part of the Guarantor Subordinated Debt and any amount so paid to the Administrative Agent shall be applied to payment of the Secured Obligations in the order of priority set forth in Section 7.05 of the Credit Agreement, as though the Administrative Agent were the Collateral Agent. Each payment on the Guarantor Subordinated Debt received in violation of any of the provisions hereof shall be deemed to have been received by such Guarantor as trustee for the Guarantied Parties and shall be paid over to the Administrative Agent immediately on account of the Secured Obligations, but without otherwise affecting in any manner such Guarantor’s liability hereof. Each Guarantor agrees to file all claims against any Loan Party in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any Guarantor Subordinated Debt, and the Administrative Agent shall be entitled to all of such Guarantor’s rights thereunder. If for any reason a Guarantor fails to file such claim at least five Business Days prior to the last date on which such claim should be filed, such Guarantor hereby irrevocably appoints the Administrative Agent as its true and lawful attorney-in-fact and is hereby authorized to act as attorney-in-fact in such Guarantor’s name to file such claim or, in the Administrative Agent’s discretion, to assign such claim to and cause proof of claim to be filed in the name of the Administrative Agent or its nominee. In all such cases, whether in administration, bankruptcy or otherwise, the Person or Persons authorized to pay such claim shall pay to the Administrative Agent the full amount payable on the claim in the proceeding, and, to the full extent necessary for that purpose, each Guarantor hereby assigns to the Administrative Agent all of such Guarantor’s rights to any payments or distributions to which such Guarantor otherwise would be entitled. If the amount so paid is greater than such Guarantor’s liability hereunder, the Administrative Agent shall promptly pay the excess amount to the party entitled thereto. In addition, each Guarantor hereby irrevocably appoints the Administrative Agent as its attorney-in-fact to exercise all of such Guarantor’s voting rights as a Creditor in connection with any bankruptcy proceeding or any plan for the reorganization of any other Loan Party.
     Section 10. Default; Remedies
     The obligations of each Guarantor hereunder are independent of and separate from the Secured Obligations. Upon the occurrence and continuance of any Event of Default, the Administrative Agent may, at its sole election, proceed directly and at once, without notice, against any Guarantor to collect and recover the full amount or any portion of the Secured Obligations then due, without first proceeding against Borrowers or any other guarantor of the Secured Obligations, or against any Collateral under the Loan Documents or joining Borrowers or any other such guarantor in any proceeding against any Guarantor. At any time after maturity of the Secured Obligations, the Administrative Agent may (unless the Secured Obligations have been paid in full), without notice to any Guarantor and regardless of the acceptance of any Collateral for the payment hereof, appropriate and apply toward the payment of the Secured Obligations (a) any indebtedness due or to become due from any Guarantied Party to such Guarantor and (b) any moneys, credits or other property belonging to such Guarantor at any time held by or coming into the possession of any Guarantied Party or any of its respective Affiliates.

     Section 11. Irrevocability
     This Guarantee Agreement shall be irrevocable as to the Secured Obligations (or any part thereof) until the Commitments have been terminated and all Secured Obligations then outstanding have been paid in full, at which time this Guarantee Agreement shall automatically terminate and be cancelled. Upon such termination or cancellation and at the written request of any Guarantor or its successors or assigns, and at the cost and expense of such Guarantor or its successors or assigns, the Administrative Agent shall execute in a timely manner a satisfaction of this Guarantee Agreement and such instruments, documents or agreements as are necessary or desirable to evidence the termination of this Guarantee Agreement.
     Section 12. Setoff
     If an Event of Default shall have occurred and be continuing, each Guarantied Party and each Affiliate of a Guarantied Party is hereby authorized at any time and from time to time during such Event of Default, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Guarantied Party or Affiliate of a Guarantied Party to or for the credit or the account of any Guarantor against any of and all the due and payable obligations of any Guarantor now or hereafter existing under the Credit Agreement and other Loan Documents held by such Guarantied Party or Affiliate of a Guarantied Party, irrespective of whether or not such Guarantied Party or Affiliate of a Guarantied Party shall have made any demand under the Credit Agreement or such other Loan Document to the extent such obligations are due and payable. The rights of each Guarantied Party under this Section 12 are in addition to the other rights and remedies (including other rights of setoff) that such Guarantied Party may have.
     Section 13. No Marshalling
     Each Guarantor consents and agrees that no Guarantied Party or Person acting for or on behalf of any Guarantied Party shall be under any obligation to marshal any assets in favor of any Guarantor or against or in payment of any or all of the Secured Obligations.
     Section 14. Enforcement; Amendments; Waivers
     No delay on the part of any Guarantied Party in the exercise of any right or remedy arising under this Guarantee Agreement, the Credit Agreement, any other Loan Document or otherwise with respect to all or any part of the Secured Obligations, the Collateral or any other guarantee of or security for all or any part of the Secured Obligations shall operate as a waiver thereof, and no single or partial exercise by any such Person of any such right or remedy shall preclude any further exercise thereof. No modification or waiver of any provision of this Guarantee Agreement shall be binding upon any Guarantor or Guarantied Party, except as expressly set forth in a writing duly signed and delivered by the party making such modification or waiver. Failure by any Guarantied Party at any time or times hereafter to require strict performance by Borrowers, any Guarantor, any other guarantor of all or any part of the Secured Obligations or any other Person of any provision, warranty, term or condition contained in any Loan Document now or at any time hereafter executed by any such Persons and delivered to any Guarantied Party shall not waive, affect or diminish any right of any Guarantied Party at any time or times hereafter to demand strict performance thereof and such right shall not be deemed to have been waived by any act or knowledge of any Guarantied Party, or its respective agents, officers or employees, unless such waiver is contained in an instrument in writing, directed and delivered to Borrowers and/or such Guarantor, as applicable, specifying such waiver, and is executed by the party or parties necessary to give such waiver under the Credit Agreement. No waiver of any Event of Default by any Guarantied Party shall operate as a waiver of any other Event of Default or the same Event of Default or on a future occasion, and no action by any Guarantied Party permitted hereunder shall in any way affect or impair any Guarantied Party’s rights and remedies or the obligations of any Guarantor under this Guarantee Agreement. Any final, non-appealable determination by a court of competent jurisdiction of the amount of any principal or interest owing by Borrowers to a Guarantied Party shall be conclusive and binding on each Guarantor irrespective of whether such Guarantor was a party to the suit or action in which such determination was made.
     Section 15. Successors and Assigns
     This Guarantee Agreement shall be binding upon each Guarantor and upon the successors and assigns of such Guarantors and shall inure to the benefit of the Guarantied Parties and their respective successors and assigns (in accordance with the Credit Agreement); all references herein to Borrowers and to the Guarantors (in each case, singly or collectively) shall be deemed to include their respective successors and assigns. The successors and assigns of the Guarantors and Borrowers shall include, without limitation, their respective receivers, trustees and debtors-in-possession. All references to the singular shall be deemed to include the plural where the context so requires.
     Section 16. Representations and Warranties; Covenants
     Each Guarantor hereby (a) represents and warrants that the representations and warranties as to such Guarantor made by the Parent Guarantor and Borrowers in Article III of the Credit Agreement are true and correct on each date as required by Section 4.02(b) of the Credit Agreement and (b) agrees to take, or refrain from taking, as the case may be, each action necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor.
     Section 17. Governing Law
     This Guarantee Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.
     Section 18. Submission to Jurisdiction; Service of Process
     (a) Each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each Guarantor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to the Credit Agreement or the other Loan Documents against each Guarantor or their respective properties in the courts of any jurisdiction.
     (b) Each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court referred to in paragraph (a) of this Section. Each Guarantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (c) Each Guarantor irrevocably consents to service of process in the manner provided for notices in Section 9.01 of the Credit Agreement. Nothing contained in the Credit Agreement or any other Loan Document shall affect the right of the Collateral Agent or any other Guarantied Party to serve process in any other manner permitted by law.
     Section 19. Certain Terms
     The following rules of interpretation shall apply to this Guarantee Agreement: (a) the terms “herein,” “hereof,” “hereto” and “hereunder” and similar terms refer to this Guarantee Agreement as a whole and not to any particular Article, Section, subsection or clause in this Guarantee Agreement, (b) unless otherwise indicated, references herein to an Exhibit, Article, Section, subsection or clause refer to the appropriate Exhibit to, or Article, Section, subsection or clause in this Guarantee Agreement and (c) the term “including” means “including without limitation” except when used in the computation of time periods.
     Section 20. Waiver of Jury Trial
          Each of the Administrative Agent, the other Guarantied Parties and each Guarantor irrevocably waives trial by jury in any action or proceeding with respect to this Guarantee Agreement and any other Loan Document.
     Section 21. Notices
     Any notice or other communication herein required or permitted shall be given as provided in Section 9.01 of the Credit Agreement and, in the case of any Guarantor, to such Guarantor in care of Borrowers.
     Section 22. Severability

     Wherever possible, each provision of this Guarantee Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guarantee Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guarantee Agreement.
     Section 23. Additional Guarantors
     Each of the Guarantors agrees that, if, pursuant to Section 5.15 of the Credit Agreement, Borrowers shall be required to cause any of its respective Subsidiaries (or any Subsidiary of any Loan Party) that is not a Guarantor to become a Guarantor hereunder, or if for any reason Borrowers desire any such Subsidiary to become a Guarantor hereunder, such Subsidiary shall execute and deliver to the Administrative Agent a Guarantee Supplement in substantially the form of Exhibit A attached hereto and shall thereafter for all purposes be a party hereto and have the same rights, benefits and obligations as a Guarantor party hereto on the Closing Date.
     Section 24. Collateral
     Each Guarantor hereby acknowledges and agrees that its obligations under this Guarantee Agreement are secured pursuant to the terms and provisions of the Security Documents executed by it in favor of the Administrative Agent, for the benefit of the Secured Parties, and covenants that it shall not grant any Lien (other than Liens permitted under Section 6.02 of the Credit Agreement) with respect to its Property in favor, or for the benefit, of any Person other than the Collateral Agent, for the benefit of the Secured Parties.
     Section 25. Waiver of Consequential Damages
          Each Guarantor, to the maximum extent allowed by law, hereby irrevocably and unconditionally waives, releases and agrees not to sue upon any claim, whether or not accrued and whether or not suspected to exist in its favor, for any special, consequential or punitive damages (including, without limitation, any loss or profits, business or anticipated savings) in respect of this Guarantee Agreement or any other Loan Document. Each Guarantor also agrees to be bound by the provisions of Section 9.05 of the Credit Agreement as though it were borrower or additional borrower.
     Section 26. Entire Agreement
     This Guarantee Agreement, taken together with all of the other Loan Documents executed and delivered by the Guarantors, represents the entire agreement and understanding of the parties hereto and supersedes all prior understandings, written and oral, relating to the subject matter hereof.
     Section 27. Termination
     This Guarantee Agreement (other than the reinstatement provisions of Section 1(b), Section 17, Section 18, Section 20 and Section 25) shall terminate upon the payment in full of the Secured Obligations. “Payment in full” shall mean, with respect to any Secured Obligation, the occurrence of all of the following: (a) payment in full in cash (or otherwise to the written satisfaction of the Secured Parties owed such Secured Obligations) of the Secured Obligations other than (i) contingent indemnification obligations, Hedging Agreement Obligations, Interest Rate Agreement Obligations and Secured Obligations not then due and payable and (b) the termination of all Commitments and all other obligations of the Secured Parties under the Loan Documents.
     Section 28. Instrument for the Payment of Money
     Each Guarantor hereby acknowledges that this Guarantee Agreement constitutes an instrument for the payment of money, and consents and agrees that any Secured Party, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.
     Section 29. Release of Guarantors
     If, in compliance with the terms and provisions of the Loan Documents, all or substantially all of the Equity Interests or property of any Guarantor is sold or otherwise transferred to a Person or Persons, none of which is a Loan Party or a Subsidiary thereof in accordance with the Credit Agreement (a “Transferred Guarantor”) such Transferred Guarantor shall, upon the consummation of such sale, transfer or designation, be released from its obligations under this Agreement and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and, in the case of a sale of all or substantially all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Security Agreement shall be released, and the Collateral Agent shall take such actions as are necessary to effect each release described in this Section 29 in accordance with the relevant provisions of the Security Documents.
[Signature Pages Follow]

     In witness whereof, this Guarantee Agreement has been duly executed by the Guarantors as of the day and year first set forth above.

EBS MASTER LLC, as Parent Guarantor

By:
Name:
Title:

ADVANCED BUSINESS FULFILLMENT, LLC
CAREINSITE LLC
CLAIMS PROCESSING SERVICE LLC
DAKOTA IMAGING LLC
EMDEON CLINICAL SERVICES, LLC
ENVOY LLC
EXPRESSBILL LLC
HEALTHCARE INTERCHANGE LLC
ILLINOIS MEDICAL INFORMATION NETWORK LLC
IMS-NET OF CENTRAL FLORIDA LLC
IMS-NET OF COLORADO LLC
IMS-NET OF ILLINOIS LLC
INTERACTIVE PAYER NETWORK LLC
KINETRA LLC
MEDE AMERICA LLC
MEDE AMERICA OF OHIO LLC
MEDI, INC.
MEDIFAX, INC.
MEDIFAX-EDI HOLDINGS, INC.
MEDIFAX-EDI, LLC
MEDIFAX-EDI SERVICES, INC.
THINC, L.L.C.
THINC ACQUISITION LLC,
each as a Subsidiary Guarantor

By:
Name:
Title:
[Signature Page to Guarantee Agreement]

Acknowledged and Agreed
as of the date first above written:
Citibank, N.A.
as Administrative Agent and Collateral Agent

By:
Name:
Title:
[Signature Page to Guarantee Agreement]

Exhibit A
to
Guarantee Agreement
Form of Guarantee Supplement
     The undersigned hereby agrees to be bound as a Guarantor for purposes of the Second Lien Guarantee Agreement, dated as of November [ ], 2006, (the “Guarantee Agreement”), by EBS Master LLC and the Subsidiary Guarantors party thereto and acknowledged by Citibank, N.A., as Administrative Agent and Collateral Agent, and the undersigned hereby acknowledges receipt of a copy of the Guarantee Agreement. The undersigned hereby represents and warrants that each of the representations and warranties contained in Section 16 of the Guarantee Agreement applicable to it is true and correct on and as the date hereof as if made on and as of such date. Capitalized terms used herein but not defined herein are used with the meanings given them in the Guarantee Agreement.
     In witness whereof, the undersigned has caused this Guarantee Supplement to be duly executed and delivered as of                     , ___.

[Name of Subsidiary Guarantor]
By:
Name:
Title:
Acknowledged and Agreed
     as of the date first above written:
Citibank, N.A.
as Administrative Agent and Collateral Agent

By:
Name:
Title:

F-Exhibit A

EXHIBIT G
[FORM OF]
INTERCOMPANY NOTE
New York, New York
[     ], 200[ ]
     FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other entity listed on the signature page hereto (each, in such capacity, a “Payor”), hereby promises to pay on demand to the order of such other entity listed below (each, in such capacity, a “Payee”), in lawful money of the United States of America in immediately available funds, at such location in the United States of America as a Payee shall from time to time designate, the unpaid principal amount of all loans and advances (including trade payables) made by such Payee to such Payor. Each Payor promises also to pay interest on the unpaid principal amount of all such loans and advances in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.
     This note (“Note”) is an Intercompany Note referred to in (i) the First Lien Credit Agreement, dated as of November [ ], 2006 (as may be amended, restated, refinanced or otherwise modified from time to time, the “Credit Agreement”), among GA EBS MERGER, LLC, a limited liability company organized under the laws of Delaware (“Borrower”), MEDIFAX-EDI HOLDING COMPANY, a corporation organized under the laws of Delaware (the “Additional Borrower” and together with Borrower, “Borrowers” ), EBS MASTER LLC, a limited liability company organized under the laws of Delaware (“Holdco”), the Lenders, CITIBANK, N.A. (“Citibank”), as administrative agent for the Lenders, as collateral agent, as Swingline Lender and as Issuing Bank, CITIGROUP GLOBAL MARKETS INC. (“CGMI”) and DEUTSCHE BANK SECURITIES INC. (“DBSI”), as joint lead arrangers, CGMI, DBSI and BEAR, STEARNS & CO. INC. (“BSCI”), as joint bookrunners, DEUTSCHE BANK TRUST COMPANY AMERICAS (“DBTCA”), as syndication agent and BEAR STEARNS CORPORATE LENDING INC. (“Bear Stearns”), as documentation agent and (ii) the Second Lien Credit Agreement, dated as of November [ ], 2006 (as may be amended, restated, refinanced or otherwise modified from time to time, the “Second Lien Credit Agreement”), among Borrowers, Holdco, the Lenders, Citibank, as administrative agent for the Lenders and as collateral agent, CGMI and DBSI, as joint lead arrangers, CGMI, DBSI and BSCI, as joint bookrunners, DBTCA, as syndication agent and Bear Stearns, as documentation agent. This note is subject to the terms thereof, and shall be pledged by each Payee pursuant to, the “Security Agreement” as defined in the First Lien Credit Agreement and the “Security Agreement” as defined in the Second Lien Credit Agreement (together, the “Security Agreements”), to the extent required pursuant to the terms thereof. Each Payee hereby acknowledges and agrees that the administrative agents (the “Administrative Agents”) and collateral agents (the “Collateral Agents”) under the Credit Agreements may exercise all rights provided in the Credit Agreements and the Security Agreements with respect to this Note, subject to the terms of the Intercreditor Agreement. Capitalized terms used herein that are not defined shall have the meanings ascribed to such terms in the First Lien Credit Agreement.
     Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note owed by any Payor that is Borrower, Additional Borrower or a Guarantor to any Payee other than Borrower shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Secured Obligations (such term used herein to encompass the “Secured Obligations” as defined under both Credit Agreements) of such Payor, including, without limitation, where applicable, under such Payor’s guarantee of the Obligations (such term used herein to encompass the “Obligations” as defined under both Credit Agreements) (such Secured Obligations and other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”):
     (i) In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Payor or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Payor, whether or not involving insolvency or bankruptcy, then (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness before any Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness, any payment or distribution to which such Payee would otherwise be entitled (other than debt securities of such Payor that are subordinated, to at least the same extent as this Note, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall be made to the holders of Senior Indebtedness;
     (ii) if any Event of Default occurs and is continuing under either Credit Agreement and the Senior Indebtedness has been accelerated, then no payment or distribution of any kind or character shall be made by or on behalf of the Payor or any other Person on its behalf with respect to this Note; and
     (iii) if any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), in respect of this Note shall (despite these subordination provisions) be received by any Payee in violation of clause (i) or (ii) before all Senior Indebtedness shall have been paid in full in cash, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to the administrative agent under the First Lien Credit Agreement, for application to the Secured Obligations in accordance with the terms of the First Lien Credit Agreement and the Intercreditor Agreement.
     To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Payor or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Payee and each Payor hereby agree that the subordination of this Note is for the benefit of the Secured Parties (such term used herein to encompass the “Secured Parties” as defined under both Credit Agreements) and the Secured Parties are obligees under this Note to the same extent as if their names were written herein as such and the Administrative Agents or the Collateral Agents may, on behalf of themselves, or the Secured Parties, proceed to enforce the subordination provisions herein.
     The indebtedness evidenced by this Note owed by any Payor that is not Borrower or the Parent Guarantor shall not be subordinated to, and shall rank pari passu in right of payment with, any other obligation of such Payor.
     Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness.
     Each Payee is hereby authorized to record all loans and advances made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.
     Each Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note. All payments under this Note shall be made without offset, counterclaim or deduction of any kind.
[Signature Page Follows]

     THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

ADVANCED BUSINESS FULFILLMENT, LLC
CAREINSITE LLC
CLAIMS PROCESSING SERVICE LLC
DAKOTA IMAGING LLC
EBS MASTER LLC
EMDEON BUSINESS SERVICES LLC
EMDEON CLINICAL SERVICES, LLC
ENVOY LLC
EXPRESSBILL LLC
GA EBS MERGER LLC
HEALTHCARE INTERCHANGE LLC
ILLINOIS MEDICAL INFORMATION NETWORK LLC
IMS-NET OF CENTRAL FLORIDA LLC
IMS-NET OF COLORADO LLC
IMS-NET OF ILLINOIS LLC
INTERACTIVE PAYER NETWORK LLC
KINETRA LLC
MEDE AMERICA LLC
MEDE AMERICA OF OHIO LLC
MEDI, INC.
MEDIFAX, INC.
MEDIFAX-EDI HOLDING COMPANY
MEDIFAX-EDI HOLDINGS, INC.
MEDIFAX-EDI, LLC
MEDIFAX-EDI SERVICES, INC.
THINC, L.L.C.
THINC ACQUISITION LLC

By:
Name:
Title:

EXHIBIT H
[RESERVED]

H-6

EXHIBIT I
[RESERVED]

I-1

EXHIBIT J
[RESERVED]

I-1

EXHIBIT K
[FORM OF]
NOTE

$[ ]	New York, New York
[Insert date]
     FOR VALUE RECEIVED, the undersigned, GA EBS MERGER, LLC, a limited liability company organized under the laws of Delaware (“Borrower”) and MEDIFAX-EDI HOLDING COMPANY, a corporation organized under the laws of Delaware (the “Additional Borrower” and together with Borrower, “Borrowers” ), hereby unconditionally promise to pay [Lender] (the “Lender”), at the office of the Administrative Agent specified in Section 2.13 of the Second Lien Credit Agreement, on each date set forth under the Second Lien Credit Agreement and on the Final Maturity Date (terms used without definition shall have the meanings assigned to such terms in that certain Second Lien Credit Agreement, dated as of November [ ], 2006 (as may be amended, restated, refinanced or otherwise modified from time to time, the “Credit Agreement”), among Borrowers, EBS MASTER LLC, a limited liability company organized under the laws of Delaware (“Holdco”), the Lenders, CITIBANK, N.A., as administrative agent for the Lenders and as collateral agent, CITIGROUP GLOBAL MARKETS INC. (“CGMI”) and DEUTSCHE BANK SECURITIES INC. (“DBSI”), as joint lead arrangers, CGMI, DBSI and BEAR, STEARNS & CO. INC., as joint bookrunners, DEUTSCHE BANK TRUST COMPANY AMERICAS, as syndication agent and BEAR STEARNS CORPORATE LENDING INC., as documentation agent, the principal amount of $[       ] or the unpaid principal amount of the Loan made by the Lender to the Borrowers, pursuant to Section 2.01 of the Credit Agreement, whichever is less, such payment or payment to be in immediately available funds, and to pay interest from the date hereof on the unpaid principal amount from time to time outstanding, at said office, at a rate or rates per annum and payable on such dates as are determined pursuant to the Credit Agreement.
     Borrowers promise to pay interest on any overdue principal of and, to the extent permitted by law, overdue interest on the Loan made by such Lender to Borrowers from their due dates at a rate or rates determined as set forth in the Credit Agreement, payable as set forth in the Credit Agreement.
     Borrowers hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.
     The Loan evidenced by this Note and all payments and prepayments of the principal hereof and interest hereon (including the currencies in which such payments, prepayments and interest are denominated) and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that any failure of the holder hereof to make such a notation or any error in such notation shall not in any manner affect the obligation of Borrowers to make payments of principal and interest in accordance with the terms of this Note and the Credit Agreement.
     This Note evidences a Loan referred to in the Credit Agreement which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. This Note is entitled to the benefit of the Credit Agreement, including the guarantees thereunder, and the Security Documents. THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
[Signature Page Follows]

     In the event of a conflict between this Note and the Credit Agreement, the provisions of the Credit Agreement will govern.

[GA EBS MERGER, LLC (to be merged with and into EMDEON BUSINESS SERVICES LLC), as Borrower
By:
Name:
	Title:	][9]

[EMDEON BUSINESS SERVICES LLC, as Borrower
By:
Name:
	Title:	][10]

MEDIFAX-EDI HOLDING COMPANY, as Additional Borrower
By:
Name:
Title:

[9]	If executed and delivered on the Closing Date.

[10]	If executed and delivered after the Closing Date.

LOANS, CONVERSIONS AND REPAYMENTS OF ABR LOANS

Amount of
			Amount of	ABR
			Principal of	Loans	Unpaid Principal
	Amount	Amount	ABR	Converted to	Balance of
	of ABR	Converted to	Loans	Eurodollar	ABR
Date	Loans	ABR Loans	Repaid	Loans	Loans	Notation Made by

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans	Amount Converted to Eurodollar Loans	Interest Period and Eurodollar Rate with Respect Thereto	Amount of Principal of Eurodollar Loans Repaid	Amount of Eurodollar Loans Converted to ABR Loans	Unpaid Principal Balance of Eurodollar Loans	Notation Made by

EXHIBIT L
[Form of]
PERFECTION CERTIFICATE
See attached.
FORM OF PERFECTION CERTIFICATE
     Reference is herby made to (i) that certain First Lien Security Agreement dated as of November ___, 2006 (the “First Lien Security Agreement”), between GA EBS Merger LLC, a Delaware limited liability company (“Borrower”), MediFAX-EDI Holding Company, a Delaware corporation (“Additional Borrower”), EBS Master LLC, a Delaware limited liability company (“Holdings”), the guarantors party thereto (collectively, the “Guarantors”) and Citicorp USA, Inc., as first lien collateral agent (in such capacity, the “First Lien Collateral Agent”), (ii) that certain Second Lien Security Agreement dated as of November ___, 2006 (the “Second Lien Security Agreement” and, together with the First Lien Security Agreement, the “Security Agreements”), between Borrower, Holdings, the Guarantors and Citicorp USA, Inc., as second lien collateral agent (in such capacity, the “Second Lien Collateral Agent” and, together with the First Lien Collateral Agent, the “Collateral Agents”), (iii) that certain First Lien Credit Agreement dated as of November 16, 2006 (the “First Lien Credit Agreement”) among Borrower, Additional Borrower, Holdings, the Guarantors, the Lenders (as defined therein) and Agents named therein and (iv) that certain Second Lien Credit Agreement dated as of November 16, 2006 (the “Second Lien Credit Agreement” and , together with the First Lien Credit Agreement, the “Credit Agreements”) among Borrower, Additional Borrower, Holdings, the Guarantors, the Lenders (as defined therein) and Agents named therein. Capitalized terms used herein and not otherwise defined here shall have the respective meanings provided in the Credit Agreements.
     As used herein, the term “Companies” means Holdings, Borrower and each of its wholly owned, domestic Subsidiaries.
     The undersigned hereby certify to the Collateral Agent, after giving effect to the Transactions, as follows:
     1. Names:
     (a) The exact legal name of each Company, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a). Each Company is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Company that is a registered organization, the Federal Taxpayer Identification Number of each Company and the jurisdiction of formation of each Company.
     (b) Set forth in Schedule 1(b) hereto is any other corporate or organizational names each Company has had in the past five years, together with the date of the relevant change.
     (c) Set forth in Schedule 1(c) is a list of all other names used by each Company, or any other business or organization to which each Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, on any filings with the Internal Revenue Service at any time between June 1, 2001 and the date hereof. Except as set forth in Schedule 1(c), no Company has changed its jurisdiction of organization at any time during the past four months.
     2. Current Locations. The chief executive office of each Company is located at the address set forth in Schedule 2 hereto.
     3. Locations in Alabama, Arizona, Florida and Mississippi. (a) Set forth in Schedule 3(a) are all locations in Alabama, Arizona, Florida and Mississippi where each Company maintains a place of business or any tangible Collateral or any books or records relating to any Collateral.
     (b) Set forth in Schedule 3(b) hereto are the names and addresses of all persons or entities other than each company, such as lessees, consignees, warehousemen or purchasers of chattel paper, located in Alabama, Arizona, Florida and Mississippi, which have possession or are intended to have possession of any of the collateral consisting of instruments, chattel paper, inventory or equipment.
     (c) Set forth in Schedule 3(c) is the information required by Schedule 3(a) and Schedule 3(b) with respect to each location or place of business previously maintained by each Company at any time during the past four months in Alabama, Arizona, Florida or Mississippi.
     4. Extraordinary Transactions. Except for those purchases, acquisitions and other transactions described on Schedule 4 attached hereto, all of the collateral has been originated by each Company in the ordinary course of business or consists of goods which have been acquired by such Company in the ordinary course of business from a person in the business of selling goods of that kind.
     5. File Search Reports. Attached hereto as Schedule 5 is a true and accurate summary of file search reports from (A) the Uniform Commercial Code filing offices (i) in each jurisdiction identified in Section 1(a), Section 2 or Section 3 with respect to each legal name set forth in Section 1 and (ii) in each jurisdiction described in Schedule 1(c) or Schedule 4 relating to any of the transactions described in Schedule (1)(c) or Schedule 4 with respect to each legal name of the person or entity from which each Company purchased or otherwise acquired any of the Collateral and (B) each filing officer in each real estate recording office identified on Schedule 8 with respect to real estate on which Collateral consisting of fixtures is or is to be located. A true copy of each financing statement, including judgment and tax liens, bankruptcy and pending lawsuits or other filing identified in such file search reports has been delivered to the collateral Agent.
     6. UCC Filings. The financing statements (duly authorized by each company constituting the debtor therein), including the indications of the collateral, attached as Schedule 6 relating to the Security Agreements or the applicable Mortgage, are in the appropriate forms for filing in the filing offices in the jurisdictions identified in Schedule 7 hereof.
     7. Schedule of Filings. Attached hereto as Schedule 7 is a schedule of (i) the appropriate filing offices for the financing statements attached hereto as Schedule 6 and (ii) the appropriate filing offices for the filings described in Schedule 12(c) and (iii) any other actions required to create, preserve, protect and perfect the security interests in the Pledged Collateral (as defined in the Security Agreements) granted to the Collateral Agent pursuant to the collateral Documents. No other filings or actions are required to create, preserve, protect and perfect the security interests in the Pledged Collateral granted to the Collateral Agent pursuant to the Collateral Documents.
     8. Real Property. Attached hereto as Schedule 8(a) is a list of all real property owned or leased by Company noting Mortgaged Property as of the Closing Date and filing offices for Mortgages as of the Closing Date. Except as described on Schedule 8(b) attached hereto, no Company has entered into any leases, subleases, tenancies, franchise agreements, licenses or other occupancy arrangements as owner, lessor, sublessor, licensor, franchisor or grantor with the respect to any of the real property described on Schedule 8(a) and no Company has any Leases which require the consent of the landlord, tenant or other party thereto to the Transactions.
     9. Termination Statements. Attached hereto as Schedule 9(a) are the duly authorized termination statements in the appropriate form for filing in each applicable jurisdiction identified in Schedule 9(b) hereto with respect to each Lien described therein.
     10. Stock Ownership and Other Equity Interests. Attached hereto as Schedule 10(a) is a true and correct list of each of all of the authorized, and the issued and outstanding, stock, partnership interests, limited liability company membership interests or other equity interest of each Company and its Subsidiaries and the record owners of such stock, partnership interests, membership interests or other equity interests. Also set forth on Schedule 10(b) is each equity investment of each Company that represents 50% or less of the equity of the entity in which such investment was made.
     11. Instruments and Tangible Chattel Paper. Attached hereto as Schedule 11 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness held by each Company as of the date hereof, including all intercompany notes between or among any two or more Companies.
     12. Intellectual Property. (a) Attached hereto as Schedule 12(a) is a schedule setting forth all of each Company’s Patents and Trademarks (each as defined in the Security Agreements) registered with the United States Patent and Trademark Office, and all other Patents and Trademarks, including the name of the registered owner and the registration number of each Patent and Trademark owned by each Company. Attached hereto as Schedule 12(b) is a schedule setting forth all of each Company’s United States Copyrights (as defined in the Security Agreements), and all other Copyrights, including the name of the roistered owner and the registration number of each Copyright owned by each Company.
     (b) Attached hereto as Schedule 12(c) in proper form for filing with the United States Patent and Trademark Office and United States Copyright Office are the filings necessary to preserve, protect and perfect the security interests in the United States Trademarks, Patents and Copyrights set forth on the Schedule 12(a) and Schedule 12(b), including duly signed copies of each of the Patent Security Agreement, Trademark Security Agreement and the Copyright Security Agreement, as applicable.
     13. Commercial Tort Claims. Attached hereto as Schedule 13 is a true and correct list of all Commercial Tort Claims (as defined in the Security Agreements) held by each Company, including a brief description thereof.
     14. Letter-of-Credit Rights. Attached hereto as Schedule 14 is a true and correct list of all Letters of Credit issued in favor of each Company, as beneficiary hereunder.
[The Remainder of this Page has been intentionally left blank]

ADVANCED BUSINESS FULFILLMENT, LLC
CAREINSITE LLC
CLAIMS PROCESSING SERVICE LLC
DAKOTA IMAGING LLC
EMDEON CLINICAL SERVICES, LLC
ENVOY LLC
EXPRESSBILL LLC
HEALTHCARE INTERCHANGE LLC
ILLINOIS MEDICAL INFORMATION NETWORK LLC
IMS-NET OF CENTRAL FLORIDA LLC
IMS-NET OF COLORADO LLC
IMS-NET OF ILLINOIS LLC
INTERACTIVE PAYER NETWORK LLC
KINETRA LLC
MEDE AMERICA LLC
MEDE AMERICA OF OHIO LLC
MEDI, INC.
MEDIFAX, INC.
MEDIFAX-EDI HOLDINGS, INC.
MEDIFAX-EDI, LLC
MEDIFAX-EDI SERVICES, INC.
THINC, L.L.C.
THINC ACQUISITION LLC,
each as a Pledgor

By:
Name:
Title:

[Perfection Certificate]

     IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of this ___ day of November, 2006.

EMDEON BUSINESS SERVICES LLC
By:
Name:
Title:

MEDIFAX-EDI HOLDING COMPANY
By:
Name:
Title:

EBS MASTER LLC
By:
Name:
Title:

[Perfection Certificate]

EXHIBIT M
SECOND LIEN SECURITY AGREEMENT
By
GA EBS MERGER, LLC,
(which on the Closing Date will be merged with and into
EMDEON BUSINESS SERVICES LLC)
as Borrower,
and
MEDIFAX-EDI HOLDING COMPANY,
as Additional Borrower,
and
THE GUARANTORS PARTY HERETO
and
CITIBANK, N.A.,
as Collateral Agent

Dated as of November 16, 2006

TABLE OF CONTENTS

Page
PREAMBLE	M-6

RECITALS	M-6

AGREEMENT	M-7

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1. DEFINITIONS	M-7
SECTION 1.2. INTERPRETATION	M-14
SECTION 1.3. RESOLUTION OF DRAFTING AMBIGUITIES	M-14
SECTION 1.4. PERFECTION CERTIFICATE	M-14

ARTICLE II

GRANT OF SECURITY AND SECURED OBLIGATIONS

SECTION 2.1. GRANT OF SECURITY INTEREST	M-14
SECTION 2.2. FILINGS	M-15
SECTION 2.3. SECOND PRIORITY NATURE OF LIENS	M-16

ARTICLE III

PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES;
USE OF PLEDGED COLLATERAL

SECTION 3.1. DELIVERY OF CERTIFICATED SECURITIES COLLATERAL	M-16
SECTION 3.2. PERFECTION OF UNCERTIFICATED SECURITIES COLLATERAL	M-17
SECTION 3.3. FINANCING STATEMENTS AND OTHER FILINGS; MAINTENANCE OF PERFECTED SECOND PRIORITY SECURITY INTEREST	M-18
SECTION 3.4. OTHER ACTIONS	M-19
SECTION 3.5. JOINDER OF ADDITIONAL GUARANTORS	M-20
SECTION 3.6. SUPPLEMENTS; FURTHER ASSURANCES	M-20

Page
ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

SECTION 4.1. TITLE	M-21
SECTION 4.2. VALIDITY OF SECURITY INTEREST	M-21
SECTION 4.3. DEFENSE OF CLAIMS; TRANSFERABILITY OF PLEDGED COLLATERAL	M-21
SECTION 4.4. OTHER FINANCING STATEMENTS	M-21
SECTION 4.5. [RESERVED].	M-22
SECTION 4.6. DUE AUTHORIZATION AND ISSUANCE	M-22
SECTION 4.7. CONSENTS, ETC.	M-22
SECTION 4.8. PLEDGED COLLATERAL	M-22
SECTION 4.9. INSURANCE	M-22

ARTICLE V

CERTAIN PROVISIONS CONCERNING SECURITIES COLLATERAL

SECTION 5.1. PLEDGE OF ADDITIONAL SECURITIES COLLATERAL	M-23
SECTION 5.2. VOTING RIGHTS; DISTRIBUTIONS; ETC.	M-23
SECTION 5.3. DEFAULTS, ETC	M-24
SECTION 5.4. CERTAIN AGREEMENTS OF PLEDGORS AS ISSUERS AND HOLDERS OF EQUITY INTERESTS	M-25

ARTICLE VI

CERTAIN PROVISIONS CONCERNING INTELLECTUAL
PROPERTY COLLATERAL

SECTION 6.1. GRANT OF INTELLECTUAL PROPERTY LICENSE	M-25
SECTION 6.2. PROTECTION OF COLLATERAL AGENT’S SECURITY	M-25
SECTION 6.3. AFTER-ACQUIRED PROPERTY	M-26
SECTION 6.4. LITIGATION	M-26

ARTICLE VII

CERTAIN PROVISIONS CONCERNING RECEIVABLES

SECTION 7.1. MAINTENANCE OF RECORDS	M-27
SECTION 7.2. LEGEND	M-27
SECTION 7.3. MODIFICATION OF TERMS, ETC	M-27
SECTION 7.4. COLLECTION	M-28

Page
SECTION 11.15. COLLATERAL AGENT	M-37

SIGNATURES	S-1

EXHIBIT 1 Reserved
EXHIBIT 2 Form of Securities Pledge Amendment
EXHIBIT 3 Form of Joinder Agreement
EXHIBIT 4 Form of Second Lien Copyright Security Agreement
EXHIBIT 5 Form of Second Lien Patent Security Agreement
EXHIBIT 6 Form of Second Lien Trademark Security Agreement

SECOND LIEN SECURITY AGREEMENT
          This Second Lien SECURITY AGREEMENT dated as of November 16, 2006 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof, this “Agreement”) made by GA EBS MERGER, LLC, a limited liability company organized under the laws of Delaware (the “Borrower”), MEDIFAX-EDI HOLDING COMPANY, a corporation organized under the laws of Delaware (the “Additional Borrower” and together with Borrower, “Borrowers” ), and the Guarantors from to time to time party hereto (the “Guarantors”), as pledgors, assignors and debtors (the Borrowers, together with the Guarantors, in such capacities and together with any successors in such capacities, the “Pledgors,” and each, a “Pledgor”), in favor of CITIBANK, N.A., in its capacity as collateral agent pursuant to the Second Lien Credit Agreement (as hereinafter defined), as pledgee, assignee and secured party (in such capacities and together with any successors in such capacities, the “Collateral Agent”).
R E C I T A L S :
          A. The Borrowers, the Guarantors, the Collateral Agent and the lending institutions listed therein have, in connection with the execution and delivery of this Agreement, entered into that certain second lien credit agreement, dated as of November 16, 2006 (as amended, amended and restated, supplemented, replaced, Refinanced or otherwise modified from time to time, the “Credit Agreement”; which term shall also include and refer to any increase in the amount of indebtedness under the Credit Agreement and any refinancing or replacement of the Credit Agreement (whether under a bank facility, securities offering or otherwise) or one or more successor or replacement facilities whether or not with a different group of agents or lenders (whether under a bank facility, securities offering or otherwise) and whether or not with different obligors upon the Administrative Agent’s acknowledgment of the termination of the predecessor Credit Agreement).
          B. Each Guarantor has, pursuant to the Guarantee Agreement, unconditionally guaranteed the Secured Obligations.
          C. The Borrowers and each Guarantor will receive substantial benefits from the execution, delivery and performance of the obligations under the Credit Agreement and the other Loan Documents and each is, therefore, willing to enter into this Agreement.
          D. This Agreement is given by each Pledgor in favor of the Collateral Agent for the benefit of the Secured Parties to secure the payment and performance of all of the Secured Obligations.
          F. It is a condition to the obligations of the Lenders to make the Loans under the Credit Agreement that each Pledgor execute and deliver the applicable Loan Documents, including this Agreement.

A G R E E M E N T :
          NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Pledgor and the Collateral Agent hereby agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION
          SECTION 1.1. Definitions.
          (a) Unless otherwise defined herein or in the Credit Agreement, capitalized terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC; provided that in any event, the following terms shall have the meanings assigned to them in the UCC:
          “Accounts”; “Bank”; “Chattel Paper”; “Commercial Tort Claim”; “Commodity Account”; “Commodity Contract”; “Commodity Intermediary”; “Documents”; “Electronic Chattel Paper”; “Entitlement Order”; “Equipment”; “Financial Asset”; “Fixtures”; “Goods”, “Inventory”; “Letter-of-Credit Rights”; “Letters of Credit”; “Money”; “Payment Intangibles”; “Proceeds”; “ Records”; “Securities Account”; “Securities Intermediary”; “Security Entitlement”; “Supporting Obligations”; and “Tangible Chattel Paper.”
          (b) Terms used but not otherwise defined herein that are defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement. Sections 1.03 and 1.05 of the Credit Agreement shall apply herein mutatis mutandis.
          (c) The following terms shall have the following meanings:
          “Account Debtor” shall mean each person who is obligated on a Receivable or Supporting Obligation related thereto.
          “Additional Borrower” shall have the meaning assigned to such term in the Preamble hereof.
          “Agreement” shall have the meaning assigned to such term in the Preamble hereof.
          “Borrower” shall have the meaning assigned to such term in the Preamble hereof.
          “Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
          “Collateral Agent” shall have the meaning assigned to such term in the Preamble hereof.
          “Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Pledged Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.
          “Contracts” shall mean, collectively, with respect to each Pledgor, the Merger Documents, all sale, service, performance, equipment or property lease contracts, agreements and grants and all other contracts, agreements or grants (in each case, whether written or oral, or third party or intercompany), between such Pledgor and any third party, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof.
          “Copyrights” shall mean, collectively, with respect to each Pledgor, all copyrights (whether statutory or common law, whether established or registered in the United States or any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished) and all copyright registrations and applications made by such Pledgor, in each case, whether now owned or hereafter created or acquired by or assigned to such Pledgor, together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor’s use of such copyrights, (ii) reissues, renewals, continuations and extensions thereof and amendments thereto, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.
          “Copyright Security Agreement” shall mean an agreement substantially in the form of Exhibit 4 hereto.
          “Credit Agreement” shall have the meaning assigned to such term in Recital A hereof.
          “Discharge of First Lien Obligations” shall have the meaning assigned to such term in the Intercreditor Agreement.
          “Distributions” shall mean, collectively, with respect to each Pledgor, all dividends, options, warrants, rights, instruments, distributions, returns of capital or principal, income, interest, profits and other property, interests (debt or equity) or proceeds, including as a result of a split, revision, reclassification or other like change of the Pledged Securities, from time to time received, receivable or otherwise distributed to such Pledgor in respect of or in exchange for any or all of the Pledged Securities or Intercompany Notes.
     “Excluded Property” shall mean
     (a) any permit or license issued by a Governmental Authority to any Pledgor or any agreement to which any Pledgor is a party, in each case, only to the extent and for so long as (i) the terms of such permit, license or agreement or any Requirement of Law applicable thereto, validly prohibit the creation by such Pledgor of a security interest in such permit, license or agreement in favor of the Collateral Agent (after giving effect to Sections 9-406(d), 9-407(a), 9-408(a) or 9-409 of the UCC (or any successor provision or provisions) or any other applicable law (including the Bankruptcy Code) or principles of equity), or (ii) the grant of a security interest under the Loan Documents (A) would invalidate the underlying rights of such Pledgor in such permit, license or agreement, (B) would give any other party to such permit, license or agreement the right to terminate its obligations thereunder or (iii) is not permitted without consent of a third party (other than a Pledgor), unless in each case, all necessary consents to such grant of a security interest have been obtained from the other parties thereto; provided, that in any event any Accounts Receivables or any money or other amounts due or to become due under any such permit, license or agreement shall not be Excluded Property to the extent that any of the foregoing is subject to Section 9-406 of the UCC,
     (b) Equipment owned by any Pledgor on the date hereof or hereafter acquired that is subject to a Lien securing Purchase Money Indebtedness or a Capital Lease Obligation permitted to be incurred pursuant to the provisions of the Credit Agreement if (i) the contract or other agreement in which such Lien is granted (or the documentation providing for such Purchase Money Indebtedness or Capital Lease Obligation) validly prohibits the creation of any other Lien on such Equipment or (ii) the grant of a security interest under the Loan Documents (A) would invalidate the underlying rights of such Pledgor in such asset, (B) would give any other party to such contact or agreement the right to terminate its obligations thereunder, or (iii) is not permitted without consent of a third party (other than a Pledgor), unless in each case, all necessary consents to such grant of a security interest have been obtained from the other parties thereto; provided, that in any event any Accounts Receivable or any money or other amounts due or to become due under any such contract, agreement or instrument shall not be Excluded Property to the extent that any of the foregoing is subject to Section 9-406 of the UCC,
     (c) (i) any real property held by a Pledgor as a lessee under a lease, (ii) any Equity Interests acquired after the date hereof in accordance with the Credit Agreement if, and to the extent that, and for so long as (a) doing so would violate applicable law or (other than Equity Interests of any non-Wholly Owned Subsidiary) a contractual obligation binding on such Equity Interests and (b) with respect to contractual obligations, such obligation existed at the time of the acquisition thereof and was not created or made binding on such Equity Interests in contemplation of or in connection with the acquisition of such Equity Interests, (iii) any vehicle covered by a certificate of title or ownership and

(iv) any Equity Interest or asset with respect to which the Collateral Agent determines in its reasonable discretion that the cost of obtaining a security interest is excessive in relation to the value of the security to be afforded thereby, and
     (d) any Equity Interests not required to be pledged pursuant to Section 5.10(b) of the Credit Agreement.
provided, however, that Excluded Property shall not include any Proceeds, substitutions or replacements of any Excluded Property referred to in clause (a), (b) or (c) (unless such Proceeds, substitutions or replacements would constitute Excluded Property referred to in clause (a), (b) or (c)).
          “First Lien Collateral Agent” shall have the meaning assigned to such term in the Intercreditor Agreement.
          “General Intangibles” shall mean, collectively, with respect to each Pledgor, all “general intangibles,” as such term is defined in the UCC, of such Pledgor and, in any event, shall include (i) all of such Pledgor’s rights, title and interest in, to and under all Contracts and insurance policies (including all rights and remedies relating to monetary damages, including indemnification rights and remedies, and claims for damages or other relief pursuant to or in respect of any Contract), (ii) all know-how and warranties relating to any of the Pledged Collateral, (iii) any and all other rights, claims, choses-in-action and causes of action of such Pledgor against any other person and the benefits of any and all collateral or other security given by any other person in connection therewith, (iv) all guarantees, endorsements and indemnifications on, or of, any of the Pledged Collateral, (v) all lists, books, records, correspondence, ledgers, printouts, files (whether in printed form or stored electronically), tapes and other papers or materials containing information relating to any of the Pledged Collateral, including all customer or tenant lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, appraisals, recorded knowledge, surveys, studies, engineering reports, test reports, manuals, standards, processing standards, performance standards, catalogs, research data, computer and automatic machinery software and programs and the like, field repair data, accounting information pertaining to such Pledgor’s operations or any of the Pledged Collateral and all media in which or on which any of the information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data, (vi) all licenses, consents, permits, variances, certifications, authorizations and approvals, however characterized, now or hereafter acquired or held by such Pledgor, including building permits, certificates of occupancy, environmental certificates, industrial permits or licenses and certificates of operation and (vii) all rights to reserves, deferred payments, deposits, refunds, indemnification of claims and claims for tax or other refunds against any Governmental Authority.
          “Goodwill” shall mean, collectively, with respect to each Pledgor, the goodwill connected with such Pledgor’s business including all goodwill connected with (i) the use of and symbolized by any Trademark or Intellectual Property License with respect to any Trademark in which such Pledgor has any interest, (ii) all know-how, trade secrets, customer and supplier lists, proprietary information, inventions, methods, procedures, formulae, descriptions, compositions, technical data, drawings, specifications, name plates, catalogs, confidential information and the right to limit the use or disclosure thereof by any person, pricing and cost information, business and marketing plans and proposals, consulting agreements, engineering contracts and such other assets which relate to such goodwill and (iii) all product lines of such Pledgor’s business.
          “Guarantors” shall have the meaning assigned to such term in the Preamble hereof.
          “Instruments” shall mean, collectively, with respect to each Pledgor, all “instruments,” as such term is defined in Article 9, rather than Article 3, of the UCC, and shall include all promissory notes, drafts, bills of exchange or acceptances.
          “Intellectual Property Collateral” shall mean, collectively, the Patents, Trademarks, Copyrights, Intellectual Property Licenses and Goodwill.
          “Intellectual Property Licenses” shall mean, collectively, with respect to each Pledgor, all license and distribution agreements with, and covenants not to sue, any other party with respect to any Patent, Trademark or Copyright or any other patent, trademark or copyright, whether such Pledgor is a licensor or licensee, distributor or distributee under any such license or distribution agreement, together with any and all (i) renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements or violations thereof, (iii) rights to sue for past, present and future infringements or violations thereof and (iv) other rights to use, exploit or practice any or all of the Patents, Trademarks or Copyrights or any other patent, trademark or copyright.
          “Intercompany Notes” shall mean, with respect to each Pledgor, all intercompany notes described in Schedule 11 to the Perfection Certificate and intercompany notes hereafter acquired by such Pledgor and all certificates, instruments or agreements evidencing such intercompany notes, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof to the extent permitted pursuant to the terms hereof.
          “Intercreditor Agreement” shall mean that certain intercreditor agreement, dated as of the date hereof, between the Collateral Agent and Citibank, N.A., as First Lien Collateral Agent substantially in the form of Exhibit P to the Credit Agreement, as it may be amended, restated, supplemented or modified from time to time.
          “Investment Property” shall mean a security, whether certificated or uncertificated, Security Entitlement, Securities Account, Commodity Contract or Commodity Account, excluding, however, the Securities Collateral.
          “Joinder Agreement” shall mean an agreement substantially in the form of Exhibit 3 hereto.

          “Material Intellectual Property Collateral” shall mean any Intellectual Property Collateral that is material (i) to the use and operation of the Pledged Collateral or Mortgaged Property or (ii) to the business, results of operations, prospects or condition, financial or otherwise, of any Pledgor.
          “Mortgaged Property” shall have the meaning assigned to such term in the Mortgages.
          “Patents” shall mean, collectively, with respect to each Pledgor, all patents issued or assigned to, and all patent applications and registrations made by, such Pledgor (whether established or registered or recorded in the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor’s use of any patents, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof and amendments thereto, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.
          “Patent Security Agreement” shall mean an agreement substantially in the form of Exhibit 5 hereto.
          “Perfection Certificate” shall mean that certain perfection certificate dated the date hereof, executed and delivered by each Pledgor in favor of the Collateral Agent for the benefit of the Secured Parties, and each other Perfection Certificate (which shall be in form and substance reasonably acceptable to the Collateral Agent) executed and delivered by the applicable Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties contemporaneously with the execution and delivery of each Joinder Agreement executed in accordance with Section 3.5 hereof, in each case, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the Credit Agreement or upon the request of the Collateral Agent.
          “Pledge Amendment” shall have the meaning assigned to such term in Section 5.1 hereof.
          “Pledged Collateral” shall have the meaning assigned to such term in Section 2.1 hereof.
          “Pledged Securities” shall mean, collectively, with respect to each Pledgor, (i) all issued and outstanding Equity Interests of each issuer set forth on Schedules 10(a) and 10(b) to the Perfection Certificate as being owned by such Pledgor and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such issuer acquired by such Pledgor (including by issuance), together with all rights, privileges, authority and powers of such Pledgor relating to such Equity Interests in each such issuer or under any Organizational Document of each such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such Equity Interests, (ii) all Equity Interests of any issuer, which Equity Interests are hereafter acquired by such Pledgor (including by issuance) and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such issuer acquired by such Pledgor (including by issuance), together with all rights, privileges, authority and powers of such Pledgor relating to such Equity Interests or under any Organizational Document of any such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such Equity Interests, from time to time acquired by such Pledgor in any manner, and (iii) all Equity Interests issued in respect of the Equity Interests referred to in clause (i) or (ii) upon any consolidation or merger of any issuer of such Equity Interests; provided, however, that Pledged Securities shall not include any Equity Interests which are not required to be pledged pursuant to Section 5.10(b) of the Credit Agreement.
          “Pledgor” shall have the meaning assigned to such term in the Preamble hereof.
          “Receivables” shall mean all (i) Accounts, (ii) Chattel Paper, (iii) Payment Intangibles, (iv) General Intangibles, (v) Instruments and (vi) all other rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, regardless of how classified under the UCC together with all of Pledgors’ rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Records relating thereto.
          “Second Priority” shall mean, with respect to any Lien purported to be created in any Pledged Collateral pursuant to any Loan Document, that such Lien is second in priority only to the Liens created under the First Lien Loan Documents, subject to other Permitted Liens.
          “Secured Obligations” shall have the meaning set forth in the Credit Agreement.
          “Securities Collateral” shall mean, collectively, the Pledged Securities, the Intercompany Notes and the Distributions.
          “Trademarks” shall mean, collectively, with respect to each Pledgor, all trademarks (including service marks), slogans, logos, certification marks, trade dress, uniform resource locations (URL’s), domain names, corporate names and trade names, whether registered or unregistered, owned by or assigned to such Pledgor and all registrations and applications for the foregoing (whether statutory or common law and whether established or registered in the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor’s use of any trademarks, (ii) reissues, continuations, extensions and renewals thereof and amendments thereto, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and

(v) rights to sue for past, present and future infringements thereof; provided, however, that the foregoing definition shall not include any “intent-to-use” based application for a Trademark until such time that a statement of use has been filed with the United States Patent and Trademark Office.
          “Trademark Security Agreement” shall mean an agreement substantially in the form of Exhibit 6 hereto.
          “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s and the Secured Parties’ security interest in any item or portion of the Pledged Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.
          SECTION 1.2. Interpretation. The rules of interpretation specified in the Credit Agreement (including Section 1.03 thereof) shall be applicable to this Agreement.
          SECTION 1.3. Resolution of Drafting Ambiguities. Each Pledgor acknowledges and agrees that it was represented by counsel in connection with the execution and delivery hereof, that it and its counsel reviewed and participated in the preparation and negotiation hereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party (i.e., the Collateral Agent) shall not be employed in the interpretation hereof.
          SECTION 1.4. Perfection Certificate. The Collateral Agent and each Secured Party agree that the Perfection Certificate and all descriptions of Pledged Collateral, schedules, amendments and supplements thereto are and shall at all times remain a part of this Agreement.
ARTICLE II
GRANT OF SECURITY AND SECURED OBLIGATIONS
          SECTION 2.1. Grant of Security Interest. As collateral security for the payment and performance in full of all the Secured Obligations, each Pledgor hereby pledges and grants to the Collateral Agent for the benefit of the Secured Parties, a lien on and security interest in all of the right, title and interest of such Pledgor in, to and under the following property, wherever located, and whether now existing or hereafter arising or acquired from time to time (collectively, the “Pledged Collateral”):
(i)	all Accounts;

(ii)	all Equipment, Goods, Inventory and Fixtures;

(iii)	all Documents, Instruments and Chattel Paper;

(iv)	all Letters of Credit and Letter-of-Credit Rights;

(v)	all Securities Collateral;

(vi)	all Investment Property;

(vii)	all Intellectual Property Collateral;

(viii)	the Commercial Tort Claims described on Schedule 13 to the Perfection Certificate;

(ix)	all General Intangibles;

(x)	all money;

(xi)	all Supporting Obligations;

(xii)	all books and records relating to the Pledged Collateral; and

(xiii)	to the extent not covered by clauses (i) through (xii) of this sentence, all other personal property of such Pledgor, whether tangible or intangible, and all Proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to such Pledgor from time to time with respect to any of the foregoing.
          Notwithstanding anything to the contrary contained in clauses (i) through (xiii) above, the security interest created by this Agreement shall not extend to, and the term “Pledged Collateral” shall not include, any Excluded Property and the Pledgors shall from time to time at the request of the Collateral Agent give written notice to the Collateral Agent identifying in reasonable detail the Excluded Property.
          SECTION 2.2. Filings. (a) Each Pledgor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any financing statements (including fixture filings) and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Pledged Collateral, including (i) whether such Pledgor is an organization, the type of organization and any organizational identification number issued to such Pledgor, (ii) any financing or continuation statements or other documents without the signature of such Pledgor where permitted by law, including the filing of a financing statement describing the Pledged Collateral as “all assets now owned or hereafter acquired by the Pledgor or in which Pledgor otherwise has rights” and (iii) in the case of a financing statement filed as a fixture filing or covering Pledged Collateral constituting minerals or the like to be extracted or timber to be cut, a sufficient description of the real property to which such Pledged Collateral relates. Each Pledgor agrees to provide all information described in the immediately preceding sentence to the Collateral Agent promptly upon request by the Collateral Agent.
          (b) Each Pledgor hereby ratifies its authorization for the Collateral Agent to file in any relevant jurisdiction any financing statements relating to the Pledged Collateral if filed prior to the date hereof.
          (c) Each Pledgor hereby further authorizes the Collateral Agent to file filings with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country), including this Agreement, the Copyright Security Agreement, the Patent Security Agreement and the Trademark Security Agreement, or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by such Pledgor hereunder, without the signature of such Pledgor, and naming such Pledgor, as debtor, and the Collateral Agent, as secured party.
          SECTION 2.3. Second Priority Nature of Liens. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent pursuant to this Agreement and the other Security Documents shall be a Second Priority lien on and security interest in the Pledged Collateral and the exercise of any right or remedy by the Collateral Agent hereunder is subject to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control. Notwithstanding anything herein to the contrary, prior to the Discharge of First Lien Obligations, the requirements of this Agreement to deliver Collateral to the Collateral Agent shall be deemed satisfied by delivery of such Collateral to the First Lien Collateral Agent.
ARTICLE III
PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES;
USE OF PLEDGED COLLATERAL
          SECTION 3.1. Delivery of Certificated Securities Collateral. Each Pledgor represents and warrants that all certificates, agreements or instruments representing or evidencing the Securities Collateral in existence on the date hereof have been delivered to the First Lien Collateral Agent (or following the Discharge of First Lien Obligations to the Collateral Agent) in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank and that the Collateral Agent has a perfected Second Priority security interest therein. Each Pledgor hereby agrees that all certificates, agreements or instruments representing or evidencing Securities Collateral acquired by such Pledgor after the date hereof shall promptly (but in any event within ten Business Days after receipt thereof by such Pledgor) be delivered to and held by or on behalf of the First Lien Collateral Agent (or the Collateral Agent, as applicable) pursuant hereto. All certificated Securities Collateral shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the First Lien Collateral Agent (or the Collateral Agent, as applicable). The Collateral Agents shall have the right, at any time upon the occurrence and during the continuance of any Event of Default, to endorse, assign or otherwise transfer to or to register in the name of the Collateral Agent or any of its nominees or endorse for negotiation any or all of the Securities Collateral, without any indication that such Securities Collateral is subject to the security interest hereunder. In addition, upon the occurrence and during the continuance of an Event of Default (and following the Discharge of First Lien Obligations), the Collateral Agent shall have the right at any time to exchange certificates representing or evidencing Securities Collateral for certificates of smaller or larger denominations. Unless an Event of Default is ongoing, each Pledgor shall have full rights to vote all shares representing the Pledged Securities.
          SECTION 3.2. Perfection of Uncertificated Securities Collateral. Each Pledgor represents and warrants that the Collateral Agent has a perfected Second Priority security interest in all uncertificated Pledged Securities pledged by it hereunder that are in existence on the date hereof. Each Pledgor hereby agrees that if any of the Pledged Securities are at any time not evidenced by certificates of ownership, then each applicable Pledgor shall, to the extent permitted by applicable law, (A) cause the security interest in such Pledged Securities to be recorded on the equityholder register or the books of the issuer and (B) after the occurrence and during the continuance of any Event of Default, upon request by the Collateral Agent, (i) execute any customary pledge forms or other documents necessary or appropriate to give the First Lien Collateral Agent (or following the Discharge of First Lien Obligations, to the Collateral Agent) the right to transfer such Pledged Securities in the pursuit of remedies under the terms hereof, (ii) upon request by the First Lien Collateral Agent (or following the Discharge of First Lien Obligations, to the Collateral Agent), provide to the First Lien Collateral Agent (or following the Discharge of First Lien Obligations, to the Collateral Agent) an opinion of counsel, in form and substance reasonably satisfactory to the Collateral Agent, confirming, after the certification per clause (iii) below, such pledge and perfection thereof and (iii) cause Organizational Documents of each such issuer that is a Subsidiary of either Borrower to be amended to provide that such Pledged Securities shall be treated as “securities” for purposes of the UCC and cause such Pledged Securities to become certificated and delivered to the First Lien Collateral Agent (or following the Discharge of First Lien Obligations, to the Collateral Agent) in accordance with the provisions of Section 3.1. Each issuer of Pledged Securities party hereto hereby agrees (i) to notify the Collateral Agent upon obtaining knowledge of any interest in favor of any person (other than holders of Permitted Liens) in the applicable Securities Collateral that is adverse to the interest of the Collateral Agent therein and (ii) that after the occurrence and during the continuance of any Event of Default, upon request by the First Lien Collateral Agent (or following the Discharge of First Lien Obligations, to the Collateral Agent), it will comply with instructions of the Collateral Agent, with respect to the applicable Securities Collateral without further consent by the applicable parent Pledgor.
          SECTION 3.3. Financing Statements and Other Filings; Maintenance of Perfected Second Priority Security Interest. Each Pledgor represents and warrants that all financing statements, agreements, instruments and other documents necessary to perfect the security interest (to the extent such security interest can be perfected by filing) granted by it to the Collateral Agent in respect of the Pledged Collateral have been delivered to the Collateral Agent in completed and, to the extent necessary or appropriate, duly executed form for filing in each governmental, municipal or other office specified in Schedule 7 to the Perfection Certificate. Each Pledgor agrees that at the sole cost and expense of the Pledgors, such Pledgor will maintain the security interest created by this Agreement in the Pledged Collateral as a perfected Second Priority security interest subject only to Permitted Liens.
          SECTION 3.4. Other Actions. In order to further ensure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Collateral Agent’s security interest in the Pledged Collateral, each Pledgor represents and warrants (as to itself) as follows and agrees, in each case at such Pledgor’s own expense, to take the following actions with respect to the following Pledged Collateral:
     (a) Instruments and Tangible Chattel Paper. As of the date hereof, no amounts payable under or in connection with any of the Pledged Collateral are evidenced by any Instrument or Tangible Chattel Paper other than such Instruments and Tangible Chattel Paper listed in Schedule 11 to the Perfection Certificate. Each Instrument and each item of Tangible Chattel Paper listed in Schedule 11 to the Perfection Certificate has been properly endorsed, assigned and delivered to the First Lien Collateral Agent, accompanied by instruments of transfer or assignment duly executed in blank. If any amount then payable under or in connection with any of the Pledged Collateral shall be evidenced by any Instrument or Tangible Chattel Paper, and such amount, together with all amounts payable evidenced by any Instrument or Tangible Chattel Paper not previously delivered to the Collateral Agent or the First Lien Collateral Agent exceeds $2,000,000 in the aggregate for all Pledgors, the Pledgor acquiring such Instrument or Tangible Chattel Paper shall promptly (but in any event within five days after receipt thereof) endorse, assign and deliver the same to the First Lien Collateral Agent (or following the Discharge of First Lien Obligations, to the Collateral Agent), accompanied by such instruments of transfer or assignment duly executed in blank as the First Lien Collateral Agent (or following the Discharge of First Lien Obligations, to the Collateral Agent) may from time to time reasonably require.
     (b) Electronic Chattel Paper and Transferable Records. As of the date hereof, no amount under or in connection with any of the Pledged Collateral is evidenced by any Electronic Chattel Paper or any “transferable record” (as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction) other than such Electronic Chattel Paper and transferable records listed in Schedule 11 to the Perfection Certificate. If any amount payable under or in connection with any of the Pledged Collateral shall be evidenced by any Electronic Chattel Paper or any transferable record, the Pledgor acquiring such Electronic Chattel Paper or transferable record shall, after the Discharge of First Lien Obligations, promptly notify the Collateral Agent thereof and shall take such action as the Collateral Agent may reasonably request to vest in the Collateral Agent, after the Discharge of First Lien Obligations, control of such Electronic Chattel Paper under Section 9-105 of the UCC or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The requirement in the preceding sentence shall not apply to the extent that such amount, together with all amounts payable evidenced by Electronic Chattel Paper or any transferable record in which the Collateral Agent or the First Lien Collateral Agent has not been vested control within the meaning of the statutes described in the immediately preceding sentence, does not exceed $2,000,000 in the aggregate for all Pledgors. The Collateral Agent agrees with such Pledgor that the Collateral Agent will arrange, pursuant to procedures reasonably satisfactory to the Collateral Agent and so long as such procedures will not result in the Collateral Agent’s loss of control, for the Pledgor to make alterations to the Electronic Chattel Paper or transferable record permitted under Section 9-105 of the UCC or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Pledgor with respect to such Electronic Chattel Paper or transferable record.
     (c) Letter-of-Credit Rights. If any Pledgor is at any time a beneficiary under a Letter of Credit now or hereafter issued, such Pledgor shall promptly notify the Collateral Agent thereof and such Pledgor shall, at the request of the Collateral Agent, to the extent the same has been requested by the First Lien Collateral Agent, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (i) arrange for the issuer and any confirmer of such Letter of Credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under the Letter of Credit or (ii) arrange for the Collateral Agent to become the transferee beneficiary of such Letter of Credit, with the Collateral Agent agreeing, in each case, that, during the continuance of an Event of Default, upon the Collateral Agent’s election, the proceeds of any drawing under the Letter of Credit are to be applied as provided in the Credit Agreement. The actions in the preceding sentence shall not be required to the extent that the amount of any such Letter of Credit, does not exceed $2,000,000 in the aggregate for all Pledgors.
     (d) Commercial Tort Claims. As of the date hereof, each Pledgor hereby represents and warrants that it holds no Commercial Tort Claims other than those listed in Schedule 13 to the Perfection Certificate. If any Pledgor shall at any time hold or acquire a Commercial Tort Claim, such Pledgor shall promptly and in any event within 30 days notify the Collateral Agent in writing signed by such Pledgor of the brief details thereof and grant to the Collateral Agent in such writing a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent. The requirement in the preceding sentence shall not apply to the extent that the amount of such Commercial Tort Claim, together with the amount of all other Commercial Tort Claims held by any Pledgor in which the Collateral Agent does not have a security interest, does not exceed $2,000,000 in the aggregate for all Pledgors.
          SECTION 3.5. Joinder of Additional Guarantors. The Pledgors shall cause each Subsidiary of the Borrowers which, from time to time, after the date hereof shall be required to pledge any assets to the Collateral Agent for the benefit of the Secured Parties pursuant to the provisions of the Credit Agreement (for the avoidance of doubt, such Subsidiaries shall not include any Foreign Subsidiary), to execute and deliver to the Collateral Agent (i) a Joinder Agreement substantially in the form of Exhibit 3 hereto and (ii) a Perfection Certificate, in each case, within thirty (30) days of the date on which it was acquired or created, upon such execution and delivery, such Subsidiary shall constitute a “Guarantor” and a “Pledgor” for all purposes hereunder with the same force and effect as if originally named as a Guarantor and Pledgor herein. The execution and delivery of such Joinder Agreement shall not require the consent of any Pledgor hereunder. The rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor and Pledgor as a party to this Agreement.
          SECTION 3.6. Supplements; Further Assurances. Each Pledgor shall take such further actions, and execute and/or deliver to the Collateral Agent such additional financing statements, amendments, assignments, agreements, supplements, powers and instruments, as the Collateral Agent may in its reasonable judgment deem necessary or appropriate in order to create, perfect, preserve and protect the security interest in the Pledged Collateral as provided herein and the rights and interests granted to the Collateral Agent hereunder, or permit the Collateral Agent to exercise and enforce its rights, powers and remedies hereunder with respect to any Pledged Collateral, including the filing of financing statements, continuation statements and other documents under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interest created hereby, all in form reasonably satisfactory to the Collateral Agent and in such offices (including the United States Patent and Trademark Office and the United States Copyright Office) wherever required by law to perfect, continue and maintain the validity, enforceability and priority of the security interest in the Pledged Collateral as provided herein and to preserve the other rights and interests granted to the Collateral Agent hereunder, as against third parties, with respect to the Pledged Collateral. Without limiting the generality of the foregoing, each Pledgor shall make, execute, endorse, acknowledge, file or refile and/or deliver to the Collateral Agent from time to time upon reasonable request by the Collateral Agent such lists, schedules, descriptions and designations of the Pledged Collateral as the Collateral Agent shall reasonably request. If an Event of Default has occurred and is continuing, after the Discharge of First Lien Obligations, the Collateral Agent may institute and maintain, in its own name or in the name of any Pledgor, such suits and proceedings as the Collateral Agent may be advised by counsel shall be necessary or expedient to prevent any impairment of the security interest in or the perfection thereof in the Pledged Collateral. All of the foregoing shall be at the sole cost and expense of the Pledgors.
ARTICLE IV
REPRESENTATIONS, WARRANTIES AND COVENANTS
          Each Pledgor represents, warrants and covenants as follows:
          SECTION 4.1. Title. Except for the security interest granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement and Permitted Liens, such Pledgor owns and has rights and, as to Pledged Collateral acquired by it from time to time after the date hereof, will own and have rights in each item of Pledged Collateral pledged by it hereunder, free and clear of any and all Liens or claims of others. In addition, no Liens or claims exist on the Securities Collateral, other than as permitted by Section 6.02 of the Credit Agreement.
          SECTION 4.2. Validity of Security Interest. The security interest in and Lien on the Pledged Collateral granted to the Collateral Agent for the benefit of the Secured Parties hereunder constitutes (a) a legal and valid security interest in all the Pledged Collateral securing the payment and performance of the Secured Obligations, and (b) subject to the filings and other actions described in Schedule 7 to the Perfection Certificate (to the extent required to be listed on the schedules to the Perfection Certificate as of the date this representation is made or deemed made), a perfected security interest in all the Pledged Collateral. The security interest and Lien granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement in and on the Pledged Collateral will at all times constitute a perfected, continuing security interest therein, prior to all other Liens on the Pledged Collateral except for Permitted Liens.
          SECTION 4.3. Defense of Claims; Transferability of Pledged Collateral. Subject to Section 5.05 of the Credit Agreement, each Pledgor shall, at its own cost and expense, defend title to the Pledged Collateral pledged by it hereunder and the security interest therein and Lien thereon granted to the Collateral Agent and the priority thereof against all claims and demands of all persons, at its own cost and expense, at any time claiming any interest therein adverse to the Collateral Agent or any other Secured Party other than Permitted Liens. There is no agreement, order, judgment or decree, and no Pledgor shall enter into any agreement or take any other action (in each case, other than with respect to Permitted Liens), that would restrict the transferability of any of the Pledged Collateral or otherwise impair or conflict with such Pledgor’s obligations or the rights of the Collateral Agent hereunder.
          SECTION 4.4. Other Financing Statements. It has not filed, nor authorized any third party to file (nor will there be), any valid or effective financing statement (or similar statement, instrument of registration or public notice under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Pledged Collateral, except such as have been filed in favor of the Collateral Agent pursuant to this Agreement or in favor of any holder of a Permitted Lien with respect to such Permitted Lien or financing statements or public notices relating to the termination statements listed on Schedule 9 to the Perfection Certificate. No Pledgor shall execute, authorize or permit to be filed in any public office any financing statement (or similar statement, instrument of registration or public notice under the law of any jurisdiction) relating to any Pledged Collateral, except financing statements and other statements and instruments filed or to be filed in respect of and covering the security interests granted by such Pledgor to the holder of the Permitted Liens.
          SECTION 4.5. [Reserved].
          SECTION 4.6. Due Authorization and Issuance. All of the Pledged Securities existing on the date hereof have been, and to the extent any Pledged Securities are hereafter issued, such Pledged Securities will be, upon such issuance, duly authorized, validly issued and fully paid and non-assessable to the extent applicable. There is no amount or other obligation owing by any Pledgor to any issuer of the Pledged Securities in exchange for or in connection with the issuance of the Pledged Securities or any Pledgor’s status as a partner or a member of any issuer of the Pledged Securities.
          SECTION 4.7. Consents, etc. In the event that the Collateral Agent desires to exercise during the continuance of an Event of Default any remedies, voting or consensual rights or attorney-in-fact powers set forth in this Agreement and determines it necessary to obtain any approvals or consents of any Governmental Authority or any other person therefor, then, upon the reasonable request of the Collateral Agent, such Pledgor agrees to use commercially reasonable efforts to assist and aid the Collateral Agent to obtain as soon as practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers.
          SECTION 4.8. Pledged Collateral. All information set forth herein, including the schedules hereto, and all information contained in any documents, schedules and lists heretofore delivered to any Secured Party, including the Perfection Certificate and the schedules thereto, in connection with this Agreement, in each case, relating to the Pledged Collateral, is accurate and complete in all material respects. The Pledged Collateral described on the schedules to the Perfection Certificate constitutes all of the property of such type of Pledged Collateral owned or held by the Pledgors.
          SECTION 4.9. Insurance. After the Discharge of First Lien Obligations, in the event that the proceeds of any insurance claim are paid to any Pledgor after the Collateral Agent has exercised its right to foreclose after an Event of Default, such net cash proceeds shall be held in trust for the benefit of the Collateral Agent and promptly after receipt thereof shall be paid to the Collateral Agent for application in accordance with the Credit Agreement.

ARTICLE V
CERTAIN PROVISIONS CONCERNING SECURITIES COLLATERAL
          SECTION 5.1. Pledge of Additional Securities Collateral. Each Pledgor shall, upon obtaining any Pledged Securities or Intercompany Notes of any person, accept the same in trust for the benefit of the Collateral Agent and promptly (but in any event within ten Business Days after receipt thereof) deliver to the Collateral Agent (or the First Lien Collateral Agent as required by Section 3.1 and Section 3.2) a pledge amendment, duly executed by such Pledgor, in substantially the form of Exhibit 2 hereto (each, a “Pledge Amendment”), and the certificates and other documents required under Section 3.1 and Section 3.2 hereof in respect of the additional Pledged Securities or Intercompany Notes which are to be pledged pursuant to this Agreement, and confirming the attachment of the Lien hereby created on and in respect of such additional Pledged Securities or Intercompany Notes. Each Pledgor hereby authorizes the Collateral Agent to attach each Pledge Amendment to this Agreement and agrees that all Pledged Securities or Intercompany Notes listed on any Pledge Amendment delivered to the Collateral Agent shall for all purposes hereunder be considered Pledged Collateral.
          SECTION 5.2. Voting Rights; Distributions; etc.
     (a) So long as no Event of Default shall have occurred and be continuing:
     (i) Each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Securities Collateral or any part thereof for any purpose not inconsistent with the terms or purposes hereof, the Credit Agreement or any other document evidencing the Secured Obligations; provided, however, that no Pledgor shall in any event exercise such rights in any manner which would reasonably be expected to have a Material Adverse Effect.
     (ii) Each Pledgor shall be entitled to receive and retain, and to utilize free and clear of the Lien hereof, any and all Distributions, but only if and to the extent made in accordance with the provisions of the Credit Agreement; provided, however, that any and all such Distributions consisting of rights or interests in the form of certificated securities shall be forthwith delivered to the First Lien Collateral Agent (or following the Discharge of First Lien Obligations, the Collateral Agent) to hold as Pledged Collateral and shall, if received by any Pledgor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of such Pledgor and be promptly (but in any event within five days after receipt thereof) delivered to the First Lien Collateral Agent (or following the Discharge of First Lien Obligations, the Collateral Agent) as Pledged Collateral in the same form as so received (with any necessary endorsement).
          (b) So long as no Event of Default shall have occurred and be continuing, the Collateral Agent shall be deemed without further action or formality to have granted to each Pledgor all necessary consents relating to voting rights and shall, if necessary, upon written request of any Pledgor and at the sole cost and expense of the Pledgors, from time to time execute and deliver (or cause to be executed and delivered) to such Pledgor all such instruments as such Pledgor may reasonably request in order to permit such Pledgor to exercise the voting and other rights which it is entitled to exercise pursuant to Section 5.2(a)(i) hereof and to receive the Distributions which it is authorized to receive and retain pursuant to Section 5.2(a)(ii) hereof.
          (c) Upon the occurrence and during the continuance of any Event of Default, and subject to the Intercreditor Agreement:
     (i) All rights of each Pledgor to exercise the voting and other consensual rights it would otherwise be entitled to exercise pursuant to Section 5.2(a)(i) hereof shall immediately cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise such voting and other consensual rights.
     (ii) All rights of each Pledgor to receive Distributions which it would otherwise be authorized to receive and retain pursuant to Section 5.2(a)(ii) hereof shall immediately cease and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to receive and hold as Pledged Collateral such Distributions.
          (d) After the Discharge of First Lien Obligations, each Pledgor shall, at its sole cost and expense, from time to time execute and deliver to the Collateral Agent appropriate instruments as the Collateral Agent may reasonably request in order to permit the Collateral Agent to exercise the voting and other rights which it may be entitled to exercise pursuant to Section 5.2(c)(i) hereof and to receive all Distributions which it may be entitled to receive under Section 5.2(c)(ii) hereof.
          (e) All Distributions which are received by any Pledgor contrary to the provisions of Section 5.2(a)(ii) hereof shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Pledgor and shall promptly and in any event within two Business Days be paid over to the First Lien Collateral Agent (or following the Discharge of First Lien Obligations, the Collateral Agent) as Pledged Collateral in the same form as so received (with any necessary endorsement).
          SECTION 5.3. Defaults, etc. Such Pledgor is not in violation of any provisions of any agreement to which such Pledgor is a party relating to Pledged Securities pledged by it, or otherwise in default or violation thereunder. No Securities Collateral pledged by such Pledgor is subject to any defense, offset or counterclaim, nor have any of the foregoing been asserted or alleged against such Pledgor by any person with respect thereto, and as of the date hereof, there are no certificates, instruments, documents or other writings (other than the Organizational Documents and certificates representing such Pledged Securities that have been delivered to the Collateral Agent or the First Lien Collateral Agent) which evidence any Pledged Securities of such Pledgor.

          SECTION 5.4. Certain Agreements of Pledgors As Issuers and Holders of Equity Interests.
          (a) In the case of each Pledgor which is an issuer of Securities Collateral, such Pledgor agrees to be bound by the terms of this Agreement relating to the Securities Collateral issued by it and will comply with such terms insofar as such terms are applicable to it.
          (b) In the case of each Pledgor which is a partner, shareholder or member, as the case may be, in a partnership, limited liability company or other entity, such Pledgor hereby consents to the extent required by the applicable Organizational Document (i) to the pledge by each other Pledgor, pursuant to the terms hereof, of the Pledged Securities in such partnership, limited liability company or other entity and, upon the occurrence and during the continuance of an Event of Default, to the transfer of such Pledged Securities to the Collateral Agent or its nominee and (ii) to the substitution of the Collateral Agent or its nominee as a substituted partner, shareholder or member in such partnership, limited liability company or other entity with all the rights, powers and duties of a general partner, limited partner, shareholder or member, as the case may be solely in connection with any exercise of remedies hereunder.
ARTICLE VI
CERTAIN PROVISIONS CONCERNING INTELLECTUAL
PROPERTY COLLATERAL
          SECTION 6.1. Grant of Intellectual Property License. For the purpose of enabling the Collateral Agent, during the continuance of an Event of Default, to exercise rights and remedies under Article IX hereof at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Pledgor hereby grants to the Collateral Agent, to the extent assignable, an irrevocable, non-exclusive license to use, assign, license or sublicense any of the Intellectual Property Collateral now owned or hereafter acquired by such Pledgor, wherever the same may be located. Such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof.
          SECTION 6.2. Protection of Collateral Agent’s Security. On a continuing basis, each Pledgor shall, at its sole cost and expense, (i) promptly following its becoming aware thereof, notify the Collateral Agent of any adverse determination in any proceeding or the institution of any proceeding in any federal, state or local court or administrative body or in the United States Patent and Trademark Office or the United States Copyright Office regarding any Material Intellectual Property Collateral, such Pledgor’s right to register such Material Intellectual Property Collateral or its right to keep and maintain such registration in full force and effect, (ii) maintain all Material Intellectual Property Collateral as presently used and operated except as shall be consistent with commercially reasonable business judgment, (iii) not permit to lapse or become abandoned any Material Intellectual Property Collateral, and not settle or compromise any pending or future litigation or administrative proceeding with respect to any such Material Intellectual Property Collateral, in either case except as shall be consistent with commercially reasonable business judgment, (iv) upon such Pledgor obtaining knowledge thereof, promptly notify the Collateral Agent in writing of any event which may be reasonably expected to materially and adversely affect the value or utility of any Material Intellectual Property Collateral or the rights and remedies of the Collateral Agent in relation thereto including a levy or threat of levy or any legal process against any Material Intellectual Property Collateral, (v) not license any Intellectual Property Collateral other than licenses entered into by such Pledgor in, or incidental to, the ordinary course of business, or amend or permit the amendment of any of the licenses in a manner that materially and adversely affects the right to receive payments thereunder, or in any manner that would materially impair the value of any Intellectual Property Collateral or the Lien on and security interest in the Intellectual Property Collateral created therein hereby, without the consent of the Collateral Agent, (vi) diligently keep adequate records respecting all Intellectual Property Collateral and (vii) furnish to the Collateral Agent from time to time upon the Collateral Agent’s request therefor during the continuance of an Event of Default reasonably detailed statements and amended schedules further identifying and describing the Intellectual Property Collateral and such other materials evidencing or reports pertaining to any Intellectual Property Collateral as the Collateral Agent may from time to time reasonably request.
          SECTION 6.3. After-Acquired Property. If any Pledgor shall at any time after the date hereof (i) obtain any rights to any additional Intellectual Property Collateral or (ii) become entitled to the benefit of any additional Intellectual Property Collateral or any renewal or extension thereof, including any reissue, division, continuation, or continuation-in-part of any Intellectual Property Collateral, or any improvement on any Intellectual Property Collateral, the provisions hereof shall automatically apply thereto and any such item enumerated in the preceding clause (i) or (ii) shall automatically constitute Intellectual Property Collateral as if such would have constituted Intellectual Property Collateral at the time of execution hereof and be subject to the Lien and security interest created by this Agreement without further action by any party. Each Pledgor shall on a quarterly basis provide to the Collateral Agent written notice of the registration, or the filing of an application for registration, of any Intellectual Property Collateral that occurred during such period, if any, and confirm the attachment of the Lien and security interest created by this Agreement therein by execution of an instrument in form reasonably acceptable to the Collateral Agent and the filing of any instruments or statements as shall be reasonably necessary to create, preserve, protect or perfect the Collateral Agent’s security interest in such Intellectual Property Collateral. Further, each Pledgor authorizes the Collateral Agent to modify this Agreement by amending Schedules 12(a) and 12(b) to the Perfection Certificate to include any Intellectual Property Collateral of such Pledgor acquired or arising after the date hereof.
          SECTION 6.4. Litigation. Unless there shall occur and be continuing any Event of Default, each Pledgor shall have the right to commence and prosecute in its own name, as the party in interest, for its own benefit and at the sole cost and expense of the Pledgors, such applications for protection of the Intellectual Property Collateral and suits, proceedings or other actions to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value or other damage as are necessary to protect the Intellectual Property Collateral. Upon the occurrence and during the continuance of any Event of Default, after the Discharge of First Lien Obligations, the Collateral Agent shall have the right but shall in no way be obligated to file applications for protection of the Intellectual Property Collateral and/or bring suit in the name of any Pledgor, the Collateral Agent or the Secured Parties to enforce the Intellectual Property Collateral and any license thereunder. In the event of such suit, each Pledgor shall, at the reasonable request of the Collateral Agent, do any and all lawful acts and execute any and all documents requested by the Collateral Agent in aid of such enforcement and the Pledgors shall promptly reimburse and indemnify the Collateral Agent for all reasonable, out-of-pocket costs and expenses incurred by the Collateral Agent in the exercise of its rights under this Section 6.4 in accordance with Section 10.03 of the Credit Agreement. In the event that the Collateral Agent shall elect not to bring suit to enforce the Intellectual Property Collateral, each Pledgor agrees, at the reasonable request of the Collateral Agent, to take all commercially reasonable actions necessary, whether by suit, proceeding or other action, to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value of or other damage to any of the Material Intellectual Property Collateral by any person.
ARTICLE VII
CERTAIN PROVISIONS CONCERNING RECEIVABLES
          SECTION 7.1. Maintenance of Records. Each Pledgor shall keep and maintain at its own cost and expense complete records of each Receivable, in a manner consistent with prudent business practice, including records of all payments received, all credits granted thereon, all merchandise returned and all other documentation relating thereto. Each Pledgor shall, at such Pledgor’s sole cost and expense, upon the Collateral Agent’s demand, after the Discharge of First Lien Obligations, made at any time after the occurrence and during the continuance of any Event of Default, deliver all tangible evidence of Receivables, including all documents evidencing Receivables and any books and records relating thereto to the Collateral Agent or to its representatives (copies of which evidence and books and records may be retained by such Pledgor).
          SECTION 7.2. Legend. Each Pledgor shall legend, upon the occurrence and during the continuance of an Event of Default and at the request of the Collateral Agent and in form and manner satisfactory to the Collateral Agent, the Receivables and the other books, records and documents of such Pledgor evidencing or pertaining to the Receivables in the amount in excess of $1.0 million in the aggregate, with an appropriate reference to the fact that the Receivables have been assigned to the Collateral Agent for the benefit of the Secured Parties and that the Collateral Agent has a Second Priority security interest therein.
          SECTION 7.3. Modification of Terms, etc. No Pledgor shall rescind or cancel any obligations evidenced by any Receivable or modify any term thereof or make any adjustment with respect thereto except in the ordinary course of business consistent with current or past business practice, or extend or renew any such obligations except in the ordinary course of business consistent with current or past business practice or compromise or settle any dispute, claim, suit or legal proceeding relating thereto or sell any Receivable or interest therein except in the ordinary course of business consistent with prudent business practice without the prior written consent of the Collateral Agent. Each Pledgor shall timely fulfill all obligations on its part to be fulfilled under or in connection with the Receivables.
          SECTION 7.4. Collection. Each Pledgor shall use commercially reasonable efforts to cause to be collected from the Account Debtor of each of the Receivables, as and when due in the ordinary course of business and consistent with current or past business practice (including Receivables that are delinquent, such Receivables to be collected in accordance with current or past business practice), except that any Pledgor may, with respect to a Receivable, allow in the ordinary course of business (i) a refund or credit due as a result of returned or damaged or defective merchandise and (ii) such extensions of time to pay amounts due in respect of Receivables and such other modifications of payment terms or settlements in respect of Receivables as shall be commercially reasonable in the circumstances, all in accordance with such Pledgor’s ordinary course of business consistent with its collection practices as in effect from time to time. The costs and expenses (including attorneys’ fees) of collection, in any case, whether incurred by any Pledgor, the Collateral Agent or any Secured Party, shall be paid by the Pledgors.
ARTICLE VIII
TRANSFERS
          SECTION 8.1. Transfers of Pledged Collateral. No Pledgor shall sell, convey, assign or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral pledged by it hereunder except as permitted by the Credit Agreement.
ARTICLE IX
REMEDIES
          SECTION 9.1. Remedies. Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent may from time to time exercise in respect of the Pledged Collateral, in addition to the other rights and remedies provided for herein or otherwise available to it, the following remedies subject to the Intercreditor Agreement:
          (i) Personally, or by agents or attorneys, immediately take possession of the Pledged Collateral or any part thereof, from any Pledgor or any other person who then has possession of any part thereof after notice and for that purpose may enter upon any Pledgor’s premises where any of the Pledged Collateral is located, remove such Pledged Collateral, remain present at such premises to receive copies of all communications and remittances relating to the Pledged Collateral and use in connection with such removal and possession any and all services, supplies, aids and other facilities of any Pledgor;
          (ii) Demand, sue for, collect or receive any money or property at any time payable or receivable in respect of the Pledged Collateral including instructing the obligor or obligors on any agreement, instrument or other obligation constituting part of the Pledged Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Collateral Agent, and in connection with any of the foregoing, compromise, settle, extend the time for payment and make other modifications with respect thereto; provided, however, that in the event that any such payments are made directly to any Pledgor, prior to receipt by any such obligor of such instruction, such Pledgor shall segregate all amounts received pursuant thereto in trust for the benefit of the Collateral Agent and shall promptly (but in no event later than five (5) Business Days after receipt thereof) pay such amounts to the Collateral Agent;
          (iii) In connection with the Collateral Agent’s exercise of its remedies hereunder after an Event of Default, sell, assign, grant a license to use or otherwise liquidate, or direct any Pledgor to sell, assign, grant a license to use or otherwise liquidate, any and all investments made in whole or in part with the Pledged Collateral or any part thereof, and take possession of the proceeds of any such sale, assignment, license or liquidation;
          (iv) Take possession of the Pledged Collateral or any part thereof, by directing any Pledgor in writing to deliver the same to the Collateral Agent at any place or places so designated by the Collateral Agent, in which event such Pledgor shall at its own expense forthwith cause the same to be moved to the place or places designated by the Collateral Agent and therewith delivered to the Collateral Agent. Each Pledgor’s obligation to deliver the Pledged Collateral as contemplated in this Section 9.1(iv) is of the essence hereof. Upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to a decree requiring specific performance by any Pledgor of such obligation;
          (v) Withdraw all moneys, instruments, securities and other property in any bank, financial securities, deposit or other account of any Pledgor constituting Pledged Collateral for application to the Secured Obligations as provided in Article X hereof;
          (vi) Retain and apply the Distributions to the Secured Obligations as provided in Article X hereof;
          (vii) Exercise any and all rights as beneficial and legal owner of the Pledged Collateral, including perfecting assignment of and exercising any and all voting, consensual and other rights and powers with respect to any Pledged Collateral; and

          (viii) Exercise all the rights and remedies of a secured party on default under the UCC, and the Collateral Agent may also in its sole discretion, without notice except as specified in Section 9.2 hereof, sell or assign the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable. The Collateral Agent or any other Secured Party or any of their respective Affiliates may be the purchaser, licensee, assignee or recipient of the Pledged Collateral or any part thereof at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Pledged Collateral sold, assigned or licensed at such sale, to use and apply any of the Secured Obligations owed to such person as a credit on account of the purchase price of the Pledged Collateral or any part thereof payable by such person at such sale. Each purchaser, assignee, licensee or recipient at any such sale shall acquire the property sold, assigned or licensed absolutely free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives, to the fullest extent permitted by law, all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Collateral Agent shall not be obligated to make any sale of the Pledged Collateral or any part thereof regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Pledgor hereby waives, to the fullest extent permitted by law, any claims against the Collateral Agent arising by reason of the fact that the price at which the Pledged Collateral or any part thereof may have been sold, assigned or licensed at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Pledged Collateral to more than one offeree.
          SECTION 9.2. Notice of Sale. Each Pledgor acknowledges and agrees that, to the extent notice of sale or other disposition of the Pledged Collateral or any part thereof shall be required by law, ten (10) days’ prior notice to such Pledgor of the time and place of any public sale or of the time after which any private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters. No notification need be given to any Pledgor if it has signed, after the occurrence of an Event of Default, a statement renouncing or modifying any right to notification of sale or other intended disposition.
          SECTION 9.3. Waiver of Notice and Claims. Each Pledgor hereby waives, to the fullest extent permitted by applicable law, notice or judicial hearing in connection with the Collateral Agent’s taking possession or the Collateral Agent’s disposition of the Pledged Collateral or any part thereof, including any and all prior notice and hearing for any prejudgment remedy or remedies and any such right which such Pledgor would otherwise have under law, and each Pledgor hereby further waives, to the fullest extent permitted by applicable law: (i) all damages occasioned by such taking of possession, (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Collateral Agent’s rights hereunder and (iii) all rights of redemption, appraisal, valuation, stay, extension or moratorium now or hereafter in force under any applicable law. The Collateral Agent shall not be liable for any incorrect or improper payment made pursuant to this Article IX in the absence of gross negligence or willful misconduct on the part of the Collateral Agent.
          SECTION 9.4. Certain Sales of Pledged Collateral.
          (a) Each Pledgor recognizes that, by reason of certain prohibitions contained in law, rules, regulations or orders of any Governmental Authority, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Pledged Collateral, to limit purchasers to those who meet the requirements of such Governmental Authority. Each Pledgor acknowledges that any such sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such restricted sale shall be deemed to have been made in a commercially reasonable manner and that, except as may be required by applicable law, the Collateral Agent shall have no obligation to engage in public sales.
          (b) Each Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act, and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Securities Collateral and Investment Property, to limit purchasers to persons who will agree, among other things, to acquire such Securities Collateral or Investment Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Pledgor acknowledges that any such private sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Securities Collateral or Investment Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would agree to do so.
          (c) If the Collateral Agent determines to exercise its right to sell any or all of the Securities Collateral or Investment Property, upon written request, the applicable Pledgor shall from time to time furnish to the Collateral Agent all such information as the Collateral Agent may reasonably request in order to determine the number of securities included in the Securities Collateral or Investment Property which may be sold by the Collateral Agent as exempt transactions under the Securities Act and the rules of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.
          (d) Each Pledgor further agrees that a breach of any of the covenants contained in this Section 9.4 will cause irreparable injury to the Collateral Agent and the other Secured Parties, that the Collateral Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 9.4 shall be specifically enforceable against such Pledgor, and such Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred and is continuing.
          SECTION 9.5. No Waiver; Cumulative Remedies.
          (a) No failure on the part of the Collateral Agent to exercise, no course of dealing with respect to, and no delay on the part of the Collateral Agent in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, privilege or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy; nor shall the Collateral Agent be required to look first to, enforce or exhaust any other security, collateral or guaranties. All rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies provided by law or otherwise available.
          (b) In the event that the Collateral Agent shall have instituted any proceeding to enforce any right, power, privilege or remedy under this Agreement or any other Loan Document by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such case, the Pledgors, the Collateral Agent and each other Secured Party shall be restored to their respective former positions and rights hereunder with respect to the Pledged Collateral, and all rights, remedies, privileges and powers of the Collateral Agent and the other Secured Parties shall continue as if no such proceeding had been instituted.
          SECTION 9.6. Certain Additional Actions Regarding Intellectual Property. If any Event of Default shall have occurred and be continuing, upon the written demand of the Collateral Agent in connection with the Collateral Agent’s exercise of its remedies hereunder, each Pledgor shall execute and deliver to the Collateral Agent an assignment or assignments of the registered Patents, Trademarks and/or Copyrights and Goodwill and such other documents as are necessary or appropriate to carry out the intent and purposes hereof.
ARTICLE X
APPLICATION OF PROCEEDS
          SECTION 10.1. Application of Proceeds. The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Pledged Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, together with any other sums then held by the Collateral Agent pursuant to this Agreement, in accordance with the Credit Agreement.

ARTICLE XI
MISCELLANEOUS
          SECTION 11.1. Concerning Collateral Agent.
          (a) The Collateral Agent has been appointed as collateral agent pursuant to the Credit Agreement. The actions of the Collateral Agent hereunder are subject to the provisions of the Credit Agreement. The Collateral Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including the release or substitution of the Pledged Collateral), in accordance with this Agreement and the Credit Agreement. The Collateral Agent may employ agents and attorneys-in-fact in connection herewith. The Collateral Agent may resign and a successor Collateral Agent may be appointed in the manner provided in the Credit Agreement. Upon the acceptance of any appointment as the Collateral Agent by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement, and the retiring Collateral Agent shall thereupon be discharged from its duties and obligations under this Agreement. After any retiring Collateral Agent’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was the Collateral Agent.
          (b) The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if such Pledged Collateral is accorded treatment substantially equivalent to that which the Collateral Agent, in its individual capacity, accords its own property consisting of similar instruments or interests, it being understood that neither the Collateral Agent nor any of the Secured Parties shall have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Securities Collateral, whether or not the Collateral Agent or any other Secured Party has or is deemed to have knowledge of such matters or (ii) taking any necessary steps to preserve rights against any person with respect to any Pledged Collateral.
          (c) The Collateral Agent shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person, and, with respect to all matters pertaining to this Agreement and its duties hereunder, upon advice of counsel selected by it.
          (d) The Collateral Agent may rely on advice of counsel as to whether any or all UCC financing statements of the Pledgors need to be amended as a result of any of the changes described in Section 5.13(a) of the Credit Agreement. If any Pledgor fails to provide information to the Collateral Agent about such changes on a timely basis, the Collateral Agent shall not be liable or responsible to any party for any failure to maintain a perfected security interest in such Pledgor’s property constituting Pledged Collateral, for which the Collateral Agent needed to have information relating to such changes. The Collateral Agent shall have no duty to inquire about such changes if any Pledgor does not inform the Collateral Agent of such changes, the parties acknowledging and agreeing that it would not be feasible or practical for the Collateral Agent to search for information on such changes if such information is not provided by any Pledgor.
          SECTION 11.2. Collateral Agent May Perform; Collateral Agent Appointed Attorney-in-Fact. After the Discharge of First Lien Obligations, if any Pledgor shall fail to perform any covenants contained in this Agreement (including such Pledgor’s covenants to (i) pay the premiums in respect of all required insurance policies hereunder, (ii) pay and discharge any taxes, assessments and special assessments, levies, fees and governmental charges imposed upon or assessed against, and landlords’, carriers’, mechanics’, workmen’s, repairmen’s, laborers’, materialmen’s, suppliers’ and warehousemen’s Liens and other claims arising by operation of law against, all or any portion of the Pledged Collateral, (iii) discharge Liens or (iv) pay or perform any obligations of such Pledgor under any Pledged Collateral) or if any representation or warranty on the part of any Pledgor contained herein shall be breached, the Collateral Agent may (but shall not be obligated to), following notice to the Pledgor, do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose; provided, however, that the Collateral Agent shall in no event be bound to inquire into the validity of any tax, Lien, imposition or other obligation which such Pledgor fails to pay or perform as and when required hereby and which such Pledgor does not contest in accordance with the provisions of the Credit Agreement. Any and all amounts so expended by the Collateral Agent shall be paid by the Pledgors in accordance with the provisions of Section 10.03 of the Credit Agreement. Neither the provisions of this Section 11.2 nor any action taken by the Collateral Agent pursuant to the provisions of this Section 11.2 shall prevent any such failure to observe any covenant contained in this Agreement nor any breach of representation or warranty from constituting an Event of Default. Each Pledgor hereby appoints the Collateral Agent its attorney-in-fact, with full power and authority in the place and stead of such Pledgor and in the name of such Pledgor, or otherwise, from time to time in the Collateral Agent’s discretion to take any action and to execute any instrument consistent with the terms of the Credit Agreement, this Agreement and the other Security Documents which the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof (but the Collateral Agent shall not be obligated to and shall have no liability to such Pledgor or any third party for failure to so do or take action). The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof. Each Pledgor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.
          SECTION 11.3. Continuing Security Interest; Assignment. This Agreement shall create a continuing security interest in the Pledged Collateral and shall (i) be binding upon the Pledgors, their respective successors and assigns and (ii) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and the other Secured Parties and each of their respective successors, transferees and assigns. No other persons (including any other creditor of any Pledgor) shall have any interest herein or any right or benefit with respect hereto. Without limiting the generality of the foregoing clause (ii), any Secured Party may assign or otherwise transfer any indebtedness held by it secured by this Agreement to any Lender, and such Lender shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party, herein or otherwise, subject however, to the provisions of the Credit Agreement or the Intercreditor Agreement. Each of the Pledgors agrees that its obligations hereunder and the security interest created hereunder shall continue to be effective or be reinstated, as applicable, if at any time payment, or any part thereof, of all or any part of the Secured Obligations is rescinded or must otherwise be restored by the Secured Party upon the bankruptcy or reorganization of any Pledgor or otherwise.
          SECTION 11.4. Termination; Release. When all the Secured Obligations have been paid in full (other than contingent obligations that have not matured) and the Commitments of the Lenders to make any Loan under the Credit Agreement shall have expired or been sooner terminated, this Agreement shall terminate. Upon termination of this Agreement the Pledged Collateral shall be automatically released from the Lien of this Agreement. In addition, the Pledged Collateral shall be released in accordance with the provisions of the Intercreditor Agreement. Upon the sale or disposition of any Pledged Collateral pursuant to a transaction permitted under the Credit Agreement to a person that is not a Pledgor hereunder, such Pledged Collateral shall be automatically released from the Lien of this Agreement. Upon such release or any release of Pledged Collateral or any part thereof in accordance with the provisions of the Credit Agreement, the Collateral Agent shall, upon the request and at the sole cost and expense of the Pledgors, assign, transfer and deliver to Pledgor, against receipt and without recourse to or warranty by the Collateral Agent except as to the fact that the Collateral Agent has not encumbered the released assets, such of the Pledged Collateral or any part thereof to be released (in the case of a release) as may be in possession of the Collateral Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Pledged Collateral, proper documents and instruments (including UCC-3 termination financing statements or releases) acknowledging the termination hereof or the release of such Pledged Collateral, as the case may be.
          SECTION 11.5. Modification in Writing. No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by any Pledgor therefrom, shall be effective unless the same shall be made in accordance with the terms of the Credit Agreement or the Intercreditor Agreement and unless in writing and signed by the Collateral Agent. Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by any Pledgor from the terms of any provision hereof in each case shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement or any other document evidencing the Secured Obligations, no notice to or demand on any Pledgor in any case shall entitle any Pledgor to any other or further notice or demand in similar or other circumstances.
          SECTION 11.6. Notices. Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Credit Agreement, as to any

Pledgor, addressed to it at the address of the Borrowers set forth in the Credit Agreement and as to the Collateral Agent, addressed to it at the address set forth in the Credit Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 11.6.
          SECTION 11.7. Governing Law, Consent to Jurisdiction and Service of Process; Waiver of Jury Trial. Sections 10.09 and 10.10 of the Credit Agreement are incorporated herein, mutatis mutandis, as if a part hereof.
          SECTION 11.8. Severability of Provisions. Any provision hereof which is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof or affecting the validity, legality or enforceability of such provision in any other jurisdiction.
          SECTION 11.9. Execution in Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.
          SECTION 11.10. Business Days. In the event any time period or any date provided in this Agreement ends or falls on a day other than a Business Day, then such time period shall be deemed to end and such date shall be deemed to fall on the next succeeding Business Day, and performance herein may be made on such Business Day, with the same force and effect as if made on such other day.
          SECTION 11.11. No Credit for Payment of Taxes or Imposition. Such Pledgor shall not be entitled to any credit against the principal, premium, if any, or interest payable under the Credit Agreement, and such Pledgor shall not be entitled to any credit against any other sums which may become payable under the terms thereof or hereof, by reason of the payment of any Tax on the Pledged Collateral or any part thereof.
          SECTION 11.12. [Reserved].
          SECTION 11.13. No Release. Nothing set forth in this Agreement or any other Loan Document, nor the exercise by the Collateral Agent of any of the rights or remedies hereunder, shall relieve any Pledgor from the performance of any term, covenant, condition or agreement on such Pledgor’s part to be performed or observed under or in respect of any of the Pledged Collateral or from any liability to any person under or in respect of any of the Pledged Collateral or shall impose any obligation on the Collateral Agent or any other Secured Party to perform or observe any such term, covenant, condition or agreement on such Pledgor’s part to be so performed or observed or shall impose any liability on the Collateral Agent or any other Secured Party for any act or omission on the part of such Pledgor relating thereto or for any breach of any representation or warranty on the part of such Pledgor contained in this Agreement, the

Credit Agreement or the other Loan Documents, or under or in respect of the Pledged Collateral or made in connection herewith or therewith. Anything herein to the contrary notwithstanding, neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any contracts, agreements and other documents included in the Pledged Collateral by reason of this Agreement, nor shall the Collateral Agent or any other Secured Party be obligated to perform any of the obligations or duties of any Pledgor thereunder or to take any action to collect or enforce any such contract, agreement or other document included in the Pledged Collateral hereunder. The obligations of each Pledgor contained in this Section 11.13 shall survive the termination hereof and the discharge of such Pledgor’s other obligations under this Agreement, the Credit Agreement and the other Loan Documents.
          SECTION 11.14. Obligations Absolute. To the extent allowed under applicable law, all obligations of each Pledgor hereunder shall be absolute and unconditional irrespective of:
     (i) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any other Pledgor;
     (ii) any lack of validity or enforceability of the Credit Agreement or any other Loan Document, or any other agreement or instrument relating thereto;
     (iii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement or any other Loan Document or any other agreement or instrument relating thereto;
     (iv) any pledge, exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Obligations;
     (v) any exercise, non-exercise or waiver of any right, remedy, power or privilege under or in respect hereof, the Credit Agreement or any other Loan Document except as specifically set forth in a waiver granted pursuant to the provisions of Section 11.5 hereof; or
     (vi) any other circumstances which might otherwise constitute a defense available to, or a discharge of, any Pledgor.
          SECTION 11.15. Collateral Agent. The Collateral Agent acknowledges and agrees, on behalf of itself and any Secured Party, that, any provision of this Agreement or any other Loan Document to the contrary notwithstanding, until the Discharge of First Lien Obligations the Pledgors shall not be required to act or refrain from acting pursuant to this Agreement or any other Loan Document or with respect to any Pledged Collateral in any manner that would result in a default under the terms and provisions of the First Lien Loan Documents (as defined in the Intercreditor Agreement) or any document governing the First Lien Collateral (as defined in the Intercreditor Agreement).
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

S-1

          IN WITNESS WHEREOF, each Pledgor and the Collateral Agent have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

GA EBS MERGER, LLC, as Pledgor
By:
Name:
Title:

MEDIFAX — EDI HOLDING COMPANY, as Pledgor
By:
Name:
Title:

EBS MASTER LLC, as Pledgor
By:
Name:
Title:

[GUARANTORS], as Pledgor
By:
Name:
Title:

S-2

CITIBANK, N.A., as Collateral Agent
By:
Name:
Title:

EXHIBIT 1
[RESERVED]

EXHIBIT 2
[Form of]
SECURITIES PLEDGE AMENDMENT
          This Securities Pledge Amendment, dated as of [                    ], is delivered pursuant to Section 5.1 of the Second Lien Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of November 16, 2006, made by GA EBS MERGER, LLC, a limited liability company organized under the laws of Delaware (the “Borrower”), MEDIFAX-EDI HOLDING COMPANY, a corporation organized under the laws of Delaware (the “Additional Borrower” and together with Borrower, “Borrowers” ), the Guarantors party thereto and CITIBANK, N.A., as collateral agent (in such capacity and together with any successors in such capacity, the “Collateral Agent”). The undersigned hereby agrees that this Securities Pledge Amendment may be attached to the Security Agreement and that the Pledged Securities and/or Intercompany Notes listed on this Securities Pledge Amendment shall be deemed to be and shall become part of the Pledged Collateral and shall secure all Secured Obligations.
PLEDGED SECURITIES

	CLASS			NUMBER OF	PERCENTAGE OF
	OF STOCK			SHARES	ALL ISSUED CAPITAL
	OR	PAR	CERTIFICATE	OR	OR OTHER EQUITY
ISSUER	INTERESTS	VALUE	NO(S).	INTERESTS	INTERESTS OF ISSUER

INTERCOMPANY NOTES

	PRINCIPAL	DATE OF	INTEREST	MATURITY
ISSUER	AMOUNT	ISSUANCE	RATE	DATE

[ ], as Pledgor
By:
Name:
Title:

AGREED TO AND ACCEPTED:
CITIBANK, N.A.,
as Collateral Agent

By:
Name:
Title:

EXHIBIT 3
[Form of]
JOINDER AGREEMENT
[Name of New Pledgor]
[Address of New Pledgor]
[Date]

Ladies and Gentlemen:
          Reference is made to the Second Lien Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of November 16, 2006, made by GA EBS MERGER, LLC, a limited liability company organized under the laws of Delaware (the “Borrower”), MEDIFAX-EDI HOLDING COMPANY, a corporation organized under the laws of Delaware (the “Additional Borrower” and together with Borrower, “Borrowers” ), the Guarantors party thereto and CITIBANK, N.A., as collateral agent (in such capacity and together with any successors in such capacity, the “Collateral Agent”).
          This Joinder Agreement supplements the Security Agreement and is delivered by the undersigned, [                                             ] (the “New Pledgor”), pursuant to Section 3.5 of the Security Agreement. The New Pledgor hereby agrees to be bound as a Guarantor and as a Pledgor party to the Security Agreement by all of the terms, covenants and conditions set forth in the Security Agreement to the same extent that it would have been bound if it had been a signatory to the Security Agreement on the date of the Security Agreement. The New Pledgor also hereby agrees to be bound as a party by all of the terms, covenants and conditions applicable to it set forth in Articles V and VI of the Credit Agreement and the Guarantee Agreement to the same extent that it would have been bound if it had been a signatory to the Credit Agreement and the Guarantee Agreement on the execution date of the Credit Agreement and the Guarantee Agreement. Without limiting the generality of the foregoing, the New Pledgor hereby grants and pledges to the

Collateral Agent, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, a Lien on and security interest in, all of its right, title and interest in, to and under the Pledged Collateral and expressly assumes all obligations and liabilities of a Guarantor and Pledgor thereunder. The New Pledgor hereby makes each of the representations and warranties and agrees to each of the covenants applicable to the Pledgors contained in the Security Agreement and Article III of the Credit Agreement.
     Annexed hereto are supplements to each of the schedules to the Security Agreement and the Credit Agreement, as applicable, with respect to the New Pledgor. Such supplements shall be deemed to be part of the Security Agreement or the Credit Agreement, as applicable.
     This Joinder Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.
     THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

          IN WITNESS WHEREOF, the New Pledgor has caused this Joinder Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

[NEW PLEDGOR]
By:
Name:
Title:

AGREED TO AND ACCEPTED:
CITIBANK, N.A.,
as Collateral Agent

By:
Name:
Title:

[Schedules to be attached]

EXHIBIT 4
[Form of]
Second Lien Copyright Security Agreement
          Second Lien Copyright Security Agreement, dated as of [                                        ], by [                     ] and [                    ] (individually, a “Pledgor”, and, collectively, the “Pledgors”), in favor of CITIBANK, N.A., in its capacity as collateral agent pursuant to the Credit Agreement (in such capacity, the “Collateral Agent”).
W i t n e s s e t h:
          Whereas, the Pledgors are party to a second lien security agreement of even date herewith (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Collateral Agent pursuant to which the Pledgors are required to execute and deliver this Second Lien Copyright Security Agreement;
          Now, Therefore, in consideration of the premises and to induce the Collateral Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Pledgors hereby agree with the Collateral Agent as follows:
          SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.
          SECTION 2. Grant of Security Interest in Copyright Collateral. Each Pledgor hereby pledges and grants to the Collateral Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Pledged Collateral of such Pledgor:
          (a) Copyrights of such Pledgor listed on Schedule I attached hereto (other than Excluded Property); and
          (b) all Proceeds of any and all of the foregoing (other than Excluded Property).
          SECTION 3. Security Agreement. The security interest granted pursuant to this Second Lien Copyright Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Security Agreement and Pledgors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Copyrights made and granted hereby are more fully set forth in the Security

Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Second Lien Copyright Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent pursuant to this Second Lien Copyright Security Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Second Lien Copyright Security Agreement, the terms of the Intercreditor Agreement shall govern and control.
          SECTION 4. Termination. Upon the payment in full of the Secured Obligations (other than contingent obligations which are not due and payable on the Closing Date) and termination of the Security Agreement, the Collateral Agent shall execute, acknowledge, and deliver to the Pledgors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Copyrights under this Copyright Security Agreement.
          SECTION 5. Counterparts. This Second Lien Copyright Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Second Lien Copyright Security Agreement by signing and delivering one or more counterparts.
[signature page follows]

          In Witness Whereof, each Pledgor has caused this Second Lien Copyright Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours, [PLEDGORS]
By:
Name:
Title:

Accepted and Agreed:
CITIBANK, N.A.,
as Collateral Agent

By:
Name:
Title:

SCHEDULE I
to
SECOND LIEN COPYRIGHT SECURITY AGREEMENT
COPYRIGHT REGISTRATIONS AND COPYRIGHT APPLICATIONS
Copyright Registrations:

registration
owner	number	title

Copyright Applications:

owner	title

EXHIBIT 5
[Form of]
Second Lien Patent Security Agreement
           Second Lien Patent Security Agreement, dated as of [                                          ], by [                      ] and [                     ] (individually, a “Pledgor”, and, collectively, the “Pledgors”), in favor of CITIBANK, N.A., in its capacity as collateral agent pursuant to the Second Lien Credit Agreement (in such capacity, the “Collateral Agent”).
W i t n e s s e t h:
          Whereas, the Pledgors are party to a second lien security agreement of even date herewith (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Collateral Agent pursuant to which the Pledgors are required to execute and deliver this Second Lien Patent Security Agreement;
          Now, Therefore, in consideration of the premises and to induce the Collateral Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Pledgors hereby agree with the Collateral Agent as follows:
          SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.
          SECTION 2. Grant of Security Interest in Patent Collateral. Each Pledgor hereby pledges and grants to the Collateral Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Pledged Collateral of such Pledgor:
          (a) Patents of such Pledgor listed on Schedule I attached hereto (other than Excluded Property); and
          (b) all Proceeds of any and all of the foregoing (other than Excluded Property).
          SECTION 3. Security Agreement. The security interest granted pursuant to this Second Lien Patent Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Security Agreement and Pledgors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Patents made and granted hereby are more fully set forth in the Security

Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Second Lien Patent Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent pursuant to this Second Lien Patent Security Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Second Lien Patent Security Agreement, the terms of the Intercreditor Agreement shall govern and control.
          SECTION 4. Termination. Upon the payment in full of the Secured Obligations (other than contingent obligations which are not due and payable on the Closing Date) and termination of the Security Agreement, the Collateral Agent shall execute, acknowledge, and deliver to the Pledgors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Patents under this Second Lien Patent Security Agreement.
          SECTION 5. Counterparts. This Second Lien Patent Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Second Lien Patent Security Agreement by signing and delivering one or more counterparts.
[signature page follows]

          In Witness Whereof, each Pledgor has caused this Second Lien Patent Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours, [PLEDGORS]
By:
Name:
Title:

Accepted and Agreed:
CITIBANK, N.A.,
as Collateral Agent

By:
Name:
Title:

SCHEDULE I
to
SECOND LIEN PATENT SECURITY AGREEMENT
PATENT REGISTRATIONS AND PATENT APPLICATIONS
Patent Registrations:

registration
owner	number	name

Patent Applications:

application
owner	number	name

EXHIBIT 6
[Form of]
Second Lien Trademark Security Agreement
           Second Lien Trademark Security Agreement, dated as of [                                ], by [                     ] and [                    ] (individually, a “Pledgor”, and, collectively, the “Pledgors”), in favor of CITIBANK, N.A., in its capacity as collateral agent pursuant to the Credit Agreement (in such capacity, the “Collateral Agent”).
W i t n e s s e t h:
          Whereas, the Pledgors are party to a second lien security agreement of even date herewith (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Collateral Agent pursuant to which the Pledgors are required to execute and deliver this Second Lien Trademark Security Agreement;
          Now, Therefore, in consideration of the premises and to induce the Collateral Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Pledgors hereby agree with the Collateral Agent as follows:
          SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.
          SECTION 2. Grant of Security Interest in Trademark Collateral. Each Pledgor hereby pledges and grants to the Collateral Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Pledged Collateral of such Pledgor:
          (a) Trademarks of such Pledgor listed on Schedule I attached hereto (other than Excluded Property), provided that the grant of security interest shall not include any Trademark that may be deemed invalidated, canceled or abandoned due to the grant and/or enforcement of such security interest unless and until such time that the grant and/or enforcement of the security interest will not affect the validity of such Trademark;
          (b) all Goodwill associated with such Trademarks; and
          (c) all Proceeds of any and all of the foregoing (other than Excluded Property).

          SECTION 3. Security Agreement. The security interest granted pursuant to this Second Lien Trademark Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Security Agreement and Pledgors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Trademarks made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Second Lien Trademark Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent pursuant to this Second Lien Trademark Security Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Second Lien Trademark Security Agreement, the terms of the Intercreditor Agreement shall govern and control.
          SECTION 4. Termination. Upon the payment in full of the Secured Obligations (other than contingent obligations that are not due and payable on the Closing Date) and termination of the Security Agreement, the Collateral Agent shall execute, acknowledge, and deliver to the Pledgors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Trademarks under this Second Lien Trademark Security Agreement.
          SECTION 5. Counterparts. This Second Lien Trademark Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Second Lien Trademark Security Agreement by signing and delivering one or more counterparts.
[signature page follows]

          In Witness Whereof, each Pledgor has caused this Second Lien Trademark Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours, [PLEDGORS]
By:
Name:
Title:

Accepted and Agreed:
CITIBANK, N.A.,
as Collateral Agent

By:
Name:
Title:

SCHEDULE I
to
SECOND LIEN TRADEMARK SECURITY AGREEMENT
TRADEMARK REGISTRATIONS AND TRADEMARK APPLICATIONS
Trademark Registrations:

registration
owner	number	TRADEMARK

Trademark Applications:

application
owner	number	trademark

EXHIBIT N
[FORM OF]
SECTION 2.16 CERTIFICATE
     Reference is hereby made to the Second Lien Credit Agreement, dated as of November [  ], 2006 (as may be amended, restated, refinanced or otherwise modified from time to time, the “Credit Agreement”), among GA EBS MERGER, LLC, a limited liability company organized under the laws of Delaware (“Borrower”), MEDIFAX-EDI HOLDING COMPANY, a corporation organized under the laws of Delaware (the “Additional Borrower” and together with Borrower, “Borrowers” ), EBS MASTER LLC, a limited liability company organized under the laws of Delaware (“Holdco”), the Lenders, CITIBANK, N.A., as administrative agent for the Lenders and as collateral agent, CITIGROUP GLOBAL MARKETS INC. (“CGMI”) and DEUTSCHE BANK SECURITIES INC. (“DBSI”), as joint lead arrangers, CGMI, DBSI and BEAR, STEARNS & CO. INC., as joint bookrunners, DEUTSCHE BANK TRUST COMPANY AMERICAS, as syndication agent and BEAR STEARNS CORPORATE LENDING INC., as documentation agent. Terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement. Pursuant to the provisions of Section 2.16(e) of the Credit Agreement, the undersigned hereby certifies under penalties of perjury to the Administrative Agent and Borrower that (i) it is the sole record and beneficial owner of the loans or the obligations evidenced by the Note(s) in respect of which it is providing this certificate, (ii) it is not a “bank” as such term is used in Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” (as such term is used in Section 881(c)(3)(B) of the Code) of Borrower and (iv) it is not a controlled foreign corporation related to Borrower within the meaning of Section 864(d)(4) of the Code.

[NAME OF LENDER]
By:
Name:
Title:

N-1

EXHIBIT O
[FORM OF]
SOLVENCY CERTIFICATE
     This Solvency Certificate is being delivered pursuant to Section 4.01(i) of the Second Lien Credit Agreement, dated as of November [  ], 2006 (as may be amended, restated, refinanced or otherwise modified from time to time, the “Credit Agreement”), among GA EBS MERGER, LLC, a limited liability company organized under the laws of Delaware, which on the Closing Date will be merged with and into EMDEON BUSINESS SERVICES LLC (“Borrower”), MEDIFAX-EDI HOLDING COMPANY, a corporation organized under the laws of Delaware (the “Additional Borrower” and together with Borrower, “Borrowers” ), EBS MASTER LLC, a limited liability company organized under the laws of Delaware (“Holdco”), the Lenders, CITIBANK, N.A., as administrative agent for the Lenders and as collateral agent, CITIGROUP GLOBAL MARKETS INC. (“CGMI”) and DEUTSCHE BANK SECURITIES INC. (“DBSI”), as joint lead arrangers, CGMI, DBSI and BEAR, STEARNS & CO. INC., as joint bookrunners, DEUTSCHE BANK TRUST COMPANY AMERICAS, as syndication agent and BEAR STEARNS CORPORATE LENDING INC., as documentation agent. Capitalized terms used herein and not otherwise defined have the meanings given in the Credit Agreement.
     Solely in my capacity as Chief Financial Officer of Borrower and not in my personal capacity, I hereby certify that I am familiar with the historical and current financial condition of the Loan Parties and their respective Subsidiaries and that immediately following the consummation of the Transactions and immediately following the making of each Loan made on the Closing Date and after giving effect to the application of the proceeds of such Loans:
     A. The fair value of the assets of the Loan Parties taken as a whole, at a fair valuation on a going concern basis, will exceed the value of their debts and liabilities, subordinated, contingent or otherwise;
     B. The present fair saleable value of the property of the Loan Parties taken as a whole will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;
     C. The Loan Parties taken as a whole will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured (taking into account all available financing options); and
     D. The Loan Parties taken as a whole will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted.
[Signature Page Follows]

O-1

     IN WITNESS WHEREOF, I have executed this Certificate on behalf of the Borrower this [          ] day of [          ], 2006.

EMDEON BUSINESS SERVICES LLC
By:
Name:
	Title:	Chief Financial Officer

O-2

EXHIBIT P
INTERCREDITOR AGREEMENT
          This INTERCREDITOR AGREEMENT is dated as of November 16, 2006 and entered into by and among CITIBANK, N.A., in its capacity as collateral agent for the First Lien Lenders (as defined below), including its successors and assigns from time to time (the “First Lien Collateral Agent”), CITIBANK, N.A., in its capacity as collateral agent for the Second Lien Obligations (as defined below), including its successors and assigns from time to time (the “Second Lien Collateral Agent”) and GA EBS MERGER, LLC, a limited liability company organized under the laws of Delaware (“Borrower”). Capitalized terms used herein but not otherwise defined herein have the meanings set forth in Section 1 below.
RECITALS
          WHEREAS, Borrower, MEDIFAX-EDI HOLDING COMPANY, a corporation organized under the laws of Delaware (the “Additional Borrower” and together with Borrower, “Borrowers” ), MASTER LLC, a limited liability company organized under the laws of Delaware (“Holdco”), the Lenders, CITIBANK, N.A. (“Citibank”), as administrative agent (in such capacity, the “Administrative Agent”) for the First Lien Lenders, as collateral agent (in such capacity, the “Collateral Agent”), as Swingline Lender and as Issuing Bank, CITIGROUP GLOBAL MARKETS INC. (“CGMI”) and DEUTSCHE BANK SECURITIES INC. (“DBSI”), as joint lead arrangers (in such capacity, the “Lead Arrangers”), CGMI, DBSI and BEAR, STEARNS & CO., INC. (“BSCI”), as joint bookrunners (in such capacity, the “Joint Bookrunners”), DEUTSCHE BANK TRUST COMPANY AMERICAS (“DBTCA”), as syndication agent (in such capacity, the “Syndication Agent”) and BEAR STEARNS CORPORATE LENDNG INC. (“Bear Stearns”), as documentation agent (in such capacity, the “Documentation Agent”), have entered into that $805,000,000 First Lien Credit Agreement dated as of the date hereof providing for a revolving credit facility and term loan (as amended, restated, supplemented, replaced, modified or Refinanced from time to time, the “First Lien Credit Agreement”);
          WHEREAS, the Borrowers, Holdco, the Second Lien Lenders, CITIBANK, N.A., as administrative agent for the Second Lien Lenders and as Second Lien Collateral Agent; CITIGROUP GLOBAL MARKETS INC and DEUTSCHE BANK SECURITIES INC., as joint lead arrangers (in such capacity, the “Second Lien Lead Arrangers”), CITIGROUP GLOBAL MARKETS INC, DEUTSCHE BANK SECURITIES INC. and BEAR, STEARNS & CO., INC., as joint bookrunners (in such capacity, the “Second Lien Joint Bookrunners”); DEUTSCHE BANK TRUST COMPANY AMERICAS, as syndication agent (in such capacity, the “Second Lien Syndication Agent”) and BEAR STEARNS CORPORATE LENDING INC. as documentation agent (in such capacity, the “Second Lien Documentation Agent”) have entered into that $170,000,000 Second Lien Credit Agreement dated as of the date hereof providing for a term loan (as amended, restated, supplemented, replaced, modified or Refinanced from time to time, the “Second Lien Credit Agreement”);
          WHEREAS, the obligations of the Loan Parties under the First Lien Credit Agreement, certain other obligations of the Loan Parties and certain Hedging Agreements will be secured by substantially all the assets of the Borrowers, Holdco and certain Subsidiaries (such Subsidiaries and any future Subsidiaries of the Borrowers providing a guaranty thereof, the “Guarantor Subsidiaries”), respectively, pursuant to the terms of the First Lien Security Documents;
          WHEREAS, the obligations of the Loan Parties under the Second Lien Credit Agreement will be secured by substantially all the assets of the Borrowers, Holdco and the Guarantor Subsidiaries, respectively, pursuant to the terms of the Second Lien Security Documents;
          WHEREAS, the First Lien Loan Documents and the Second Lien Loan Documents provide, among other things, that the parties thereto shall set forth in this Agreement their respective rights and remedies with respect to the Collateral; and
          WHEREAS, in order to induce the First Lien Collateral Agent and the First Lien Secured Parties to consent to the Loan Parties incurring the Second Lien Obligations and to induce the First Lien Secured Parties to extend credit and other financial accommodations and lend monies to or for the benefit of the Borrowers or any other Loan Party, the Second Lien Collateral Agent on behalf of the Second Lien Secured Parties has agreed to the subordination (including the intercreditor and other) provisions set forth in this Agreement.
          NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
          SECTION 1. Definitions.
          1.1 Defined Terms. As used in the Agreement, the following terms shall have the following meanings:
          “Additional First Lien Agreement” means any agreement approved for designation as such by the First Lien Administrative Agent in accordance with the terms hereof or otherwise with the consent of the Second Lien Administrative Agent provided that the administrative agent or another representative under such agreement executes an acknowledgment in the form of Exhibit A hereto.
          “Additional Second Lien Agreement” means any agreement approved for designation as such by the First Lien Administrative Agent and the Second Lien Administrative Agent provided that the administrative agent or another representative under such agreement executes an acknowledgment in the form of Exhibit A hereto.
          “Affiliate” shall mean, when used with respect to a specified Person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.
          “Agreement” means this Agreement, as amended, renewed, extended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

          “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
          “Bankruptcy Law” means the Bankruptcy Code and any similar federal, state, territory or foreign law for the relief of debtors.
          “Business Day” has the meaning ascribed to such term in the First Lien Credit Agreement.
          “Collateral” means all of the assets and property of any Loan Party, whether real, personal or mixed, constituting both First Lien Collateral and Second Lien Collateral.
          “Comparable Second Lien Security Document” means, in relation to any Collateral subject to any Lien created under any First Lien Security Document, that Second Lien Security Document which creates a Lien on the same Collateral, granted by the same Loan Party.
          “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.
          “DIP Financing” has the meaning set forth in Section 6.1.
          “Discharge of First Lien Obligations” means, except to the extent otherwise provided in Section 5.6, (a) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding at the rate set forth in the First Lien Credit Agreement, whether or not such interest would be allowed in such Insolvency or Liquidation Proceeding) and premium, if any, on all Indebtedness outstanding under the First Lien Loan Documents, (b) payment in full in cash of all other First Lien Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (including monetary obligations incurred during the pendency of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such proceeding), (c) termination, cancellation or cash collateralization (in accordance with Section 2.06(j) of the First Lien Credit Agreement) of all letters of credit issued under the First Lien Loan Documents and (d) termination of all other commitments of the First Lien Secured Parties under the First Lien Loan Documents.
          “Disposition” has the meaning set forth in Section 5.1.
          “First Lien Administrative Agent” means the “Administrative Agent” under and as defined in the First Lien Credit Agreement and shall also include any Person identified as an “Administrative Agent” under any other First Lien Loan Document.
          “First Lien Collateral” means all of the assets and property of any Loan Party, whether real, personal or mixed, with respect to which a Lien is granted or purported to be granted as security for any First Lien Obligations.

          “First Lien Collateral Agent” has the meaning set forth in the preamble hereto and shall also include any Person identified as “Collateral Agent” under any other First Lien Loan Document.
          “First Lien Credit Agreement” has the meaning set forth in the recitals hereto.
          “First Lien Lenders” means the “Lenders” under and as defined in the First Lien Credit Agreement.
          “First Lien Loan Documents” means the collective reference to (i) the First Lien Credit Agreement, (b) any Additional First Lien Agreements and (c) any other credit agreement, loan agreement, note agreement, promissory notes, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, increase, replace, refinance or refund in whole or in part the indebtedness and other obligations outstanding under the First Lien Credit Agreement, any Additional First Lien Agreement or any other agreement or instrument referred to in this clause (c) unless such agreement or instrument expressly provides that it is not intended to be and is not a First Lien Loan Document hereunder (a “Replacement First Lien Agreement”). Any reference to the First Lien Loan Documents hereunder shall be deemed a references to any First Lien Loan Documents then extant.
          “First Lien Loans” means “Loans” under and as defined in the First Lien Credit Agreement.
          “First Lien Mortgages” means, if any, a collective reference to each mortgage, deed of trust and any other document or instrument under which any Lien on real property owned or leased by any Loan Party is granted to secure any First Lien Obligations or under which rights or remedies with respect to any such Liens are governed.
          “First Lien Obligations” means (a) the unpaid principal of and interest on (including interest accruing after the maturity of the First Lien Loans made to Borrowers or any other Loan Party and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Borrower or any other Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the First Lien Loans made to or LC Disbursements (as defined in the First Lien Credit Agreement) made pursuant to Letters of Credit (as defined in the First Lien Credit Agreement) issued for the account of Borrower or any other Loan Party and all other obligations and liabilities of Borrower and each other Loan Party to any First Lien Secured Party or the Issuing Bank (as defined in the First Lien Credit Agreement), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of or in connection with the First Lien Credit Agreement, any other First Lien Loan Document or any other document made, delivered or given in connection therewith, whether on account of principal, interest, fees, indemnities, costs or expenses (including, without limitation, all reasonable fees, charges and disbursements of counsel to the extent reimbursable pursuant to the First Lien Loan Documents) or otherwise, (b) the due and punctual payment and performance of all obligations of Borrowers and the other Loan Parties under each Hedging Agreement entered into with a Qualified Counterparty (as defined in the First Lien Credit Agreement) and (c) the due and punctual payment and performance of all obligations in respect of overdrafts and related liabilities owed to any First Lien Lender, any Affiliate of a First Lien Lender, the First Lien Administrative Agent or the First Lien Collateral Agent arising from treasury, depositary and cash management services or in connection with any automated clearinghouse transfer of funds.
          “First Lien Secured Parties” means, the First Lien Administrative Agent, the First Lien Collateral Agent, the First Lien Secured Parties and any other holders of First Lien Obligations.
          “First Lien Security Documents” means the Security Documents (as defined in the First Lien Credit Agreement) and any other agreement, document or instrument pursuant to which a Lien is granted or purported to be granted securing any First Lien Obligations or under which rights or remedies with respect to such Liens are governed.
          “Guarantor Subsidiaries” has the meaning set forth in the recitals hereto.
          “Hedging Agreements” has the meaning ascribed to such term in the First Lien Credit Agreement.
          “Holdco” has the meaning set forth in the recitals hereto.
          “Indebtedness” means and includes all obligations that constitute “Indebtedness” within the meaning of the First Lien Credit Agreement or the Second Lien Credit Agreement.
          “Insolvency or Liquidation Proceeding” shall mean, with respect to any person, any (a) insolvency, bankruptcy, receivership, reorganization, readjustment, composition or other similar proceeding relating to such person or its property or creditors in such capacity, (b) proceeding for any liquidation, dissolution or other winding up of such person, voluntary or involuntary, whether or not involving insolvency or proceedings under the Bankruptcy Code, whether partial or complete and whether by operation of law or otherwise, (c) assignment for the benefit of creditors of such person or (d) other marshalling of the assets of such person.
          “Lien” has the meaning ascribed to such term in the First Lien Credit Agreement.
          “Loan Parties” means the Borrowers, Holdco and each of the Guarantor Subsidiaries that have executed and delivered, or may from time to time hereafter execute and deliver, a First Lien Security Document or a Second Lien Security Document.
          “Maximum First Lien Credit Agreement Amount” means in connection with any amendment, supplement, modification or Refinancing of the First Lien Credit Agreement, the sum of (w) $1,005,000,000 plus (x) any premium, interest, fees, expenses and other amounts payable under the First Lien Credit Agreement in connection therewith, plus (y) any reasonable costs and expenses (including original issue discount and underwriting discounts) incurred in connection with such amendment, supplement, modification or Refinancing, minus (z) the aggregate amount of all mandatory prepayments of First Lien Loans made pursuant to Section 2.05(c)(ii) of the First Lien Credit Agreement.

          “New Agent” has the meaning set forth in Section 5.6.
          “Person” has the meaning ascribed to such term in the First Lien Credit Agreement.
          “Pledged Collateral” has the meaning set forth in Section 5.5 hereof.
          “Purchase Event” has the meaning set forth in Section 5.7 hereof.
          “Recovery” has the meaning set forth in Section 6.5 hereof.
          “Refinance” means, in respect of any Indebtedness, to refinance, increase, extend, renew, defease, amend, modify, supplement, restructure, replace, refund or repay, or to issue other Indebtedness, in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.
          “Second Lien Administrative Agent” means the “Administrative Agent” under and as defined in the Second Lien Credit Agreement and shall also include any Person identified as “Administrative Agent” under any other Second Lien Loan Document.
          “Second Lien Collateral” means all of the assets and property of any Loan Party, whether real, personal or mixed, with respect to which a Lien is granted or purported to be granted as security for any Second Lien Obligations.
          “Second Lien Collateral Agent” has the meaning set forth in the preamble hereof and shall also include any Person identified as “Collateral Agent” under any other Second Lien Loan Document.
          “Second Lien Credit Agreement” has the meaning set forth in the recitals hereto.
          “Second Lien Lenders” means the “Lenders” under and as defined in the Second Lien Credit Agreement.
          “Second Lien Loan Documents” means the collective reference to (i) the Second Lien Credit Agreement, (b) any Additional Second Lien Agreements and (c) any other credit agreement, loan agreement, note agreement, promissory notes, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, increase, replace, refinance or refund in whole or in part the indebtedness and other obligations outstanding under the Second Lien Credit Agreement, any Additional Second Lien Agreement or any other agreement or instrument referred to in this clause (c) unless such agreement or instrument expressly provides that it is not intended to be and is not a Second Lien Loan Document hereunder (a “Replacement Second Lien Agreement”). Any reference to the Second Lien Loan Documents hereunder shall be deemed a references to any Second Lien Loan Documents then extant.
          “Second Lien Loans” means “Loans” under and as defined in the Second Lien Credit Agreement.

          “Second Lien Mortgages” means, if any, a collective reference to each mortgage, deed of trust and any other document or instrument under which any Lien on real property owned or leased by any Loan Party is granted to secure any Second Lien Obligations or under which rights or remedies with respect to any such Liens are governed.
          “Second Lien Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Second Lien Loans made to Borrowers or any other Loan Party and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Borrowers or any other Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Second Lien Loans made to Borrowers or any other Loan Party and all other obligations and liabilities of Borrowers and each other Loan Party to any Second Lien Secured Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of or in connection with the Second Lien Credit Agreement, any other Second Lien Loan Document or any other document made, delivered or given in connection therewith, whether on account of principal, interest, fees, indemnities, costs or expenses (including, without limitation, all reasonable fees, charges and disbursements of counsel to the extent reimbursable pursuant to the Second Lien Loan Documents) or otherwise.
          “Second Lien Secured Parties” means, at any relevant time, the holders of Second Lien Obligations at such time, including without limitation the Second Lien Lenders and the agents under the Second Lien Credit Agreement.
          “Second Lien Security Documents” means the Security Documents (as defined in the Second Lien Credit Agreement) and any other agreement, document or instrument pursuant to which a Lien is granted securing any Second Lien Obligations or under which rights or remedies with respect to such Liens are governed.
          “Standstill Period” shall have the meaning set forth in Section 3.1 hereof.
          “Subsidiary” shall have the meaning ascribed to such term in the First Lien Credit Agreement.
          “Uniform Commercial Code” or “UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.
          1.2 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections shall be construed to refer to Sections of this Agreement, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
          SECTION 2. Lien Priorities.
          2.1 Relative Priorities. Notwithstanding the date, manner or order of grant, attachment or perfection of any Liens securing the Second Lien Obligations granted on the Collateral or of any Liens securing the First Lien Obligations granted on the Collateral and notwithstanding any provision of the UCC, or any applicable law or the Second Lien Loan Documents or any other circumstance whatsoever, the Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties, hereby agrees that: (a) any Lien on the Collateral securing any First Lien Obligations now or hereafter held by or on behalf of the First Lien Collateral Agent or any First Lien Secured Parties or any agent or trustee therefor, regardless of how acquired, whether by judgment, grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the Collateral securing any of the Second Lien Obligations, regardless of how acquired, whether by judgment, grant, possession, statute, operation of law, subrogation or otherwise; and (b) any Lien on the Collateral now or hereafter held by or on behalf of the Second Lien Collateral Agent, any Second Lien Secured Parties or any agent or trustee therefor regardless of how acquired, whether by judgment, grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Collateral securing any First Lien Obligations. All Liens on the Collateral securing any First Lien Obligations shall be and remain senior in all respects and prior to all Liens on the Collateral securing any Second Lien Obligations for all purposes, whether or not such Liens securing any First Lien Obligations are subordinated to any Lien securing any other obligation of the Borrowers, any other Loan Party or any other Person. The Second Lien Collateral Agent for itself and on behalf of the Second Lien Secured Parties expressly agrees that any Lien purported to be granted on any Collateral as security for the First Lien Obligations shall be and remain senior in all respects and prior to all Liens on the Collateral securing any Second Lien Obligations for all purposes regardless of whether the Lien purported to be granted is found to be improperly granted, improperly perfected, a fraudulent conveyance or legally or otherwise deficient in any manner.
          2.2 Prohibition on Contesting Liens. Each of the Second Lien Collateral Agent, for itself and on behalf of each of the Second Lien Secured Parties, and the First Lien Collateral Agent, for itself and on behalf of each of the First Lien Secured Parties, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the priority, validity or enforceability of a Lien held by or on behalf of any of the First Lien Secured Parties in the First Lien Collateral or by or on behalf of any of the Second Lien Secured Parties in the Second Lien Collateral, as the case may be; provided that nothing in this Agreement shall be construed to prevent or impair the rights of the First Lien Collateral Agent or any First Lien Secured Parties to

enforce this Agreement, including the priority of the Liens securing the First Lien Obligations as provided in Sections 2.1 and 3.1.
          2.3 No New Liens. So long as the Discharge of First Lien Obligations has not occurred, the parties hereto agree that (i) no Loan Party shall grant or permit any additional Liens on any asset or property to secure any Second Lien Obligations unless it has granted a Lien on such asset or property to secure the First Lien Obligations, and (ii) no Loan Party shall grant or permit any additional Liens on any asset to secure any First Lien Obligations unless it has granted a Lien on such asset to secure the Second Lien Obligations. To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to the First Lien Collateral Agent and/or the First Lien Secured Parties, the Second Lien Collateral Agent, on behalf of Second Lien Secured Parties, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.3 shall be subject to Section 4.2.
          2.4 Similar Liens and Agreements. The parties hereto agree that it is their intention that the First Lien Collateral and the Second Lien Collateral be identical. In furtherance of the foregoing and of Section 8.9, the parties hereto agree, subject to the other provisions of this Agreement:
     (a) upon request by the First Lien Collateral Agent or the Second Lien Collateral Agent, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the First Lien Collateral and the Second Lien Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the First Lien Loan Documents and the Second Lien Loan Documents; and
     (b) that the documents and agreements creating or evidencing the First Lien Collateral and the Second Lien Collateral shall be in all material respects the same forms of documents other than with respect to the first lien and the second lien nature of the obligations thereunder.
          SECTION 3. Enforcement.
          3.1 Exercise of Remedies. (a) So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrowers or any other Loan Party: (i) the Second Lien Collateral Agent and the Second Lien Secured Parties (x) will not exercise or seek to exercise any rights or remedies (including setoff) with respect to any Collateral (including, without limitation, the exercise of any right under any lockbox agreement, account control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which the Second Lien Collateral Agent or any Second Lien Secured Parties is a party or the enforcement of or execution on any judgment Lien) or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure); provided, that the Second Lien Collateral Agent may exercise any or all such rights (but not rights the exercise of which is otherwise prohibited by this Agreement including, without limitation, Section 6 hereof) after a period (the “Standstill Period”) of 180 consecutive days has elapsed from the date of delivery of written notice to the First Lien Collateral

Agent stating that the existence of any Event of Default as defined under the Second Lien Credit Agreement has occurred and is continuing thereunder and stating its intention to exercise its rights to take such actions only so long as (1) no such Event of Default relating to the payment of interest, principal, fees or other First Lien Obligations shall have occurred and be continuing and (2) the First Lien Collateral Agent or First Lien Secured Parties have not commenced (or attempted to commence or given notice of its intent to commence) the exercise of any of their rights or remedies with respect to the Collateral (including seeking relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding); (y) will not contest, protest or object to any foreclosure proceeding or action brought by the First Lien Collateral Agent or any First Lien Secured Party or any other exercise by the First Lien Collateral Agent or any First Lien Secured Party of any rights and remedies relating to the Collateral under the First Lien Loan Documents or otherwise, or (z) will not object to the forbearance by the First Lien Collateral Agent or the First Lien Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Collateral, in each case so long as the respective interests of the Second Lien Secured Parties attach to the proceeds thereof subject to the relative priorities described in Section 2 hereof and (ii) the First Lien Collateral Agent and the First Lien Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including set-off and the right to credit bid debt) and make determinations regarding the release, disposition, or restrictions with respect to the Collateral without any consultation with or the consent of the Second Lien Collateral Agent or any Second Lien Secured Party;
provided, that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Borrowers or any other Loan Party, the Second Lien Collateral Agent or the Second Lien Secured Parties may file a proof of claim or statement of interest with respect to the Second Lien Obligations, (B) the Second Lien Secured Parties shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Second Lien Secured Parties, including without limitation any claims secured by the Collateral, if any, in each case if not otherwise in contravention of the terms of this Agreement, (C) the Second Lien Secured Parties shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Loan Parties arising under either the Bankruptcy Law or applicable non-bankruptcy law, in each case if not otherwise in contravention of the terms of this Agreement, (D) the Second Lien Secured Parties shall be entitled to file any proof of claim and other filings and make any arguments and motions in order to preserve or protect its Liens on the Collateral that are, in each case, not otherwise in contravention of the terms of this Agreement, with respect to the Second Lien Obligations and the Collateral and (E) the Second Lien Collateral Agent or any Second Lien Secured Party may exercise any of its rights or remedies with respect to the Collateral after the termination of the Standstill Period to the extent permitted by clause (i)(x) above.
          In exercising rights and remedies with respect to the Collateral, the First Lien Collateral Agent and the First Lien Secured Parties may enforce the provisions of the First Lien Loan Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.
          (b) The Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties, agrees that, it will not take or receive any Collateral or any proceeds of Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any Collateral, unless and until the Discharge of First Lien Obligations has occurred. Without limiting the generality of the foregoing, unless and until the Discharge of First Lien Obligations has occurred, except as expressly provided in the proviso in clause (ii) of Section 3.1(a), the sole right of the Second Lien Collateral Agent and the Second Lien Secured Parties with respect to the Collateral is to hold a Lien on the Collateral pursuant to the Second Lien Security Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of First Lien Obligations has occurred in accordance with the terms of the Second Lien Loan Documents and applicable law.
          (c) (i) The Second Lien Collateral Agent, except as permitted by Section 3.1(a)(i)(x), for itself and on behalf of the Second Lien Secured Parties, agrees that the Second Lien Collateral Agent and the Second Lien Secured Parties will not take any action that would hinder any exercise of remedies under the First Lien Loan Documents, including any sale, lease, exchange, transfer or other disposition of the Collateral, whether by foreclosure or otherwise, and (ii) the Second Lien Collateral Agent, for itself and on behalf of the Second Lien Secured Parties, hereby waives any and all rights it or the Second Lien Secured Parties may have as a junior lien creditor or otherwise to object to the manner in which the First Lien Collateral Agent or the First Lien Secured Parties seek to enforce or collect the First Lien Obligations or the Liens granted in any of the Collateral, regardless of whether any action or failure to act by or on behalf of the First Lien Collateral Agent or First Lien Secured Parties is adverse to the interests of the Second Lien Secured Parties.
          (d) The Second Lien Collateral Agent hereby acknowledges and agrees that no covenant, agreement or restriction contained in the Second Lien Security Documents or any other Second Lien Loan Document shall be deemed to restrict in any way the rights and remedies of the First Lien Collateral Agent or the First Lien Secured Parties with respect to the Collateral as set forth in this Agreement and the First Lien Loan Documents.
          3.2 Cooperation. Prior to the expiration of the Standstill Period, the Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties, agrees that, unless and until the Discharge of First Lien Obligations has occurred, it will not commence, or join with any Person in commencing, any enforcement, collection, involuntary petition, execution, levy or foreclosure action or proceeding (including, without limitation, any Insolvency or Liquidation Proceeding) with respect to any Lien held by it under the Second Lien Security Documents or any other Second Lien Loan Document or otherwise.
          3.3 Actions Upon Breach.
     (a) If any Second Lien Secured Party, contrary to this Agreement, commences or participates in any action or proceeding against Company, any other Grantor or the Collateral, the First Lien Collateral Agent may interpose in the name of the First Lien

Secured Parties or in the name of Company or such Grantor the making of this Agreement as a defense or dilatory plea.
     (b) Should any Second Lien Secured Party, contrary to this Agreement, in any way take, or attempt or threaten to take, any action with respect to the Collateral (including, without limitation, any attempt to realize upon or enforce any remedy with respect to this Agreement), or fail to take any action required by this Agreement, the First Lien Collateral Agent (in its own name or in the name of a Guarantor) may obtain relief against such Second Lien Secured Party by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by the Second Lien Collateral Agent on behalf of each Second Lien Secured Party that (i) the First Lien Secured Parties’ damages from such actions may be difficult to ascertain and may be irreparable, and (ii) the Second Lien Collateral Agent on behalf of each Second Lien Secured Party waives any defense that the First Lien Secured Parties cannot demonstrate damage or be made whole by the awarding of damages.
          SECTION 4. Payments.
          4.1 Application of Proceeds. So long as the Discharge of First Lien Obligations has not occurred, any proceeds of Collateral received in connection with the sale or other disposition of, or collection on, such Collateral upon the exercise of remedies, shall be paid to the First Lien Collateral Agent for application to the First Lien Obligations in such order as specified in the relevant First Lien Loan Documents. Upon the Discharge of First Lien Obligations, the First Lien Collateral Agent shall deliver to the Second Lien Collateral Agent any proceeds of Collateral held by it in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct to be applied by the Second Lien Collateral Agent to the Second Lien Obligations in such order as specified in the Second Lien Loan Documents.
          4.2 Payments Turnover. So long as the Discharge of First Lien Obligations has not occurred, any Collateral or proceeds thereof (together with assets or proceeds subject to Liens referred to in the final sentence of Section 2.3) received by the Second Lien Collateral Agent or any Second Lien Secured Parties at a time prior to the Discharge of the First Lien Obligations shall be segregated and held in trust and forthwith paid over to the First Lien Collateral Agent for the benefit of the First Lien Secured Parties in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The First Lien Collateral Agent is hereby authorized to make any such endorsements as agent for the Second Lien Collateral Agent or any such Second Lien Secured Parties. This authorization is coupled with an interest and is irrevocable until such time as this Agreement is terminated in accordance with its terms.
          SECTION 5. Other Agreements.
          5.1 Releases.
          (a) If in connection with:

     (i) the exercise of any of First Lien Collateral Agent’s remedies in respect of the Collateral provided for in Section 3.1, including any sale, lease, exchange, transfer or other disposition of any such Collateral (whether or not after the commencement of an Insolvency or Liquidation Proceeding);
     (ii) any sale, lease, exchange, transfer or other disposition (collectively, a “Disposition”) of any Collateral permitted under the terms of the First Lien Loan Documents (whether or not an Event of Default thereunder, and as defined therein, has occurred and is continuing); or
     (iii) any agreement between the First Lien Collateral Agent and the Borrowers or any other Loan Party to release the First Lien Collateral Agent’s Lien on any portion of the Collateral or to release any Loan Party from its obligations under its guaranty of the First Lien Obligations (but only to the extent that a Disposition of the Collateral subject to the release would not have been prohibited under Section 6.05 of the Second Lien Credit Agreement (whether or not such release was in connection with a Disposition));
the First Lien Collateral Agent, for itself or on behalf of any of the First Lien Secured Parties, releases any of its Liens on any part of the Collateral, or releases any Loan Party from its obligations under its guaranty of the First Lien Obligations, then the Liens, if any, of the Second Lien Collateral Agent, for itself or for the benefit of the Second Lien Secured Parties, on such Collateral, and the obligations of such Loan Party under its guaranty of the Second Lien Obligations, shall be automatically, unconditionally and simultaneously released and the Second Lien Collateral Agent, for itself or on behalf of any such Second Lien Secured Parties, promptly shall execute and deliver to the First Lien Collateral Agent such termination statements, releases and other documents as the First Lien Collateral Agent may request to effectively confirm such release; provided, however, that the Second Lien Release shall not occur without the consent of the Second Lien Collateral Agent in the case of an Exercise of Remedies, as to any Collateral the net proceeds of the disposition of which will not be applied to (A) repay (and, to the extent applicable, to reduce permanently commitments with respect to) the First Lien Obligations or (B) otherwise preserve the value of the Collateral or prevent liquidation thereof.
          (b) Until the Discharge of First Lien Obligations occurs, the Second Lien Collateral Agent, for itself and on behalf of the Second Lien Secured Parties, hereby irrevocably constitutes and appoints the First Lien Collateral Agent and any officer or agent of the First Lien Collateral Agent, with full power of substitution, as its true and lawful attorney-in-fact, coupled with an interest, with full irrevocable power and authority in the place and stead of the Second Lien Collateral Agent or such holder or in the First Lien Collateral Agent’s own name, from time to time in the First Lien Collateral Agent’s discretion, for the purpose of carrying out the terms of this Section 5.1, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Section 5.1, including any endorsements or other instruments of transfer or release.
          (c) Until the Discharge of First Lien Obligations occurs, to the extent that the First Lien Secured Parties (i) have released any Lien on Collateral and any such Lien is later reinstated or (ii) obtain any new first priority liens, then the Second Lien Secured Parties shall be at the time of such reinstatement granted a second priority lien on any such Collateral.
          5.2 Insurance; Condemnation. Unless and until the Discharge of First Lien Obligations has occurred, the First Lien Collateral Agent and the First Lien Secured Parties shall have the sole and exclusive right, subject to the rights of the Loan Parties under the First Lien Loan Documents, to adjust settlement for any insurance policy covering the Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting the Collateral. Unless and until the Discharge of First Lien Obligations has occurred, and subject to the rights of the Loan Parties under the First Lien Loan Documents, all proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) if in respect to the Collateral shall be paid to the First Lien Collateral Agent for the benefit of the First Lien Secured Parties pursuant to the terms of the First Lien Loan Documents (including, without limitation, for purposes of cash collateralization of commitments, letters of credit and Hedging Agreements) and thereafter, to the extent no First Lien Obligations are outstanding, to the Second Lien Collateral Agent for the benefit of the Second Lien Secured Parties to the extent required under the Second Lien Security Documents and then, to the extent no Second Lien Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. Until the Discharge of First Lien Obligations has occurred, if the Second Lien Collateral Agent or any Second Lien Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award or payment in contravention of this Agreement, it shall pay such proceeds over to the First Lien Collateral Agent in accordance with the terms of Section 4.2 of this Agreement.
          5.3 Amendments to First Lien Loan Documents and Second Lien Loan Documents.
          (a) The First Lien Loan Documents may be amended, supplemented or otherwise modified in accordance with their terms and the First Lien Credit Agreement may be Refinanced in each case, without the consent of the Second Lien Collateral Agent or the Second Lien Lenders; provided, that any such amendment, supplement, modification or Refinancing shall not result in the sum of (A) the aggregate principal amount of Indebtedness outstanding under the First Lien Loan Documents (as so amended, supplemented, modified or Refinanced) plus (B) the undrawn portion of the revolving commitments under the First Lien Loan Documents (as so amended, supplemented, modified or Refinanced) exceeding the Maximum First Lien Credit Agreement Amount.
          (b) Prior to the Discharge of First Lien Obligations, no Second Lien Loan Document may be amended, supplemented or otherwise modified or entered into or any payment made consistent with an amendment thereof or change thereto without the prior written consent of the First Lien Collateral Agent (except pursuant to Section 5.3(d) or (e)) if the effect of such amendment or change is to (i) shorten the weighted average life to maturity thereunder, (ii) change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto) or add any event of default, (iii) change any financial maintenance covenant therein in a manner that would not preserve or improve, on equivalent economic terms, the absolute or percentage difference (whichever is greater) that exists on the date hereof between such numerical threshold or limitation in the First Lien Credit Agreement and the corresponding threshold or limitation in the Second Lien Credit Agreement or add any new financial maintenance covenant, (iv) change the prepayment provisions of the Second Lien Credit Agreement in a manner materially adverse to the Loan Parties (other than changes that do not shorten the maturity of Second Lien Loans to a date earlier than the maturity of the First Lien Loans) or add any mandatory prepayments thereto, or (v) make any other amendment thereof or change thereto, if the effect of such amendment or change with all other amendments or changes made, is to increase materially the obligations of the Loan Parties thereunder or to confer any additional rights on the Second Lien Lenders (or a representative on their behalf) that would be materially adverse to the Loan Parties under the First Lien Credit Agreement or any First Lien Lender. Without prejudice to any rights of the First Lien Lenders under the First Lien Credit Agreement, Indebtedness under the Second Lien Loan Documents may be Refinanced if the terms and conditions of such Refinancing Indebtedness (A) comply with the terms of the First Lien Credit Agreement (including the definition of “Refinancing Indebtedness” thereunder and Section 6.01(a) thereof) and (B) would be permitted as amendments to the Second Lien Loan Documents pursuant to the first sentence of this Section 5.3(b).
          (c) Without limiting the foregoing clauses (a) and (b) of this Section 5.3, until the date upon which the Discharge of First Lien Obligations shall have occurred, without the prior written consent of the First Lien Collateral Agent, no Second Lien Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Second Lien Credit Agreement or Second Lien Collateral Document, would contravene any of the terms of this Agreement.
          (d) The Second Lien Collateral Agent, on behalf of the Second Lien Secured Parties, agrees that each Second Lien Security Document shall include the following language (or language to similar effect):
“Notwithstanding anything herein to the contrary, the lien and security interest granted to the Second Lien Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Second Lien Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement, dated as of [ ], 2006 (as amended, restated, supplemented or otherwise modified, replaced or refinanced from time to time, the “Intercreditor Agreement”), initially among Citibank, N.A., as First Lien Collateral Agent, Citibank, N.A., as Second Lien Collateral Agent, and certain other persons party or that may become party thereto from time to time. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.”
In addition, the Second Lien Collateral Agent, on behalf of the Second Lien Secured Parties, agrees that each Second Lien Mortgage, if any, covering any Collateral shall contain language appropriate to reflect the subordination of such Second Lien Mortgage to the First Lien Security Document covering such Collateral.

          (e) In the event the First Lien Collateral Agent or any First Lien Secured Party and the relevant Loan Party enter into any amendment, waiver or consent in respect of any of the First Lien Security Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any First Lien Security Document or changing in any manner the rights of the First Lien Collateral Agent, such First Lien Secured Party, the Borrowers or any other Loan Party thereunder, then such amendment, waiver or consent shall apply automatically to any comparable provision of the Second Lien Credit Agreement and the Comparable Second Lien Security Documents without the consent of the Second Lien Collateral Agent or the Second Lien Secured Parties and without any action by the Second Lien Collateral Agent, the Borrowers or any other Loan Party with such amendments, waivers and modifications subject to the terms hereof, provided, that no such amendment, waiver or consent shall have the effect of (i) removing assets subject to the Lien of the Second Lien Security Documents, except to the extent that a release of such Lien is permitted by Section 5.1 of this Agreement and provided that there is a corresponding release of the Lien securing the First Lien Obligations, (ii) imposing duties on the Second Lien Collateral Agent without its consent or (iii) permitting other Liens on the Collateral not permitted under the terms of the Second Lien Loan Documents or Section 6 hereof. Notice of such amendment, waiver or consent shall be given to the Second Lien Collateral Agent within ten (10) Business Days after the effective date of such amendment, waiver or consent, but the failure to provide such notice shall not affect the validity of such amendment, waiver or consent.
          5.4 Rights As Unsecured Creditors. Except as otherwise set forth in Section 2.1, Section 3.1 and Section 6 of this Agreement, the Second Lien Collateral Agent and the Second Lien Secured Parties may exercise rights and remedies as unsecured creditors against any Loan Party in accordance with the terms of the Second Lien Loan Documents and applicable law. Except as otherwise set forth in Section 2.1, Section 3.1 and Section 6 of this Agreement, but subject to the terms of the First Lien Credit Agreement (including, without limitation, Sections 6.15 and 6.16 thereof), nothing in this Agreement shall prohibit the receipt by the Second Lien Collateral Agent or any Second Lien Secured Party of any required payments of interest and principal so long as such receipt is not the direct or indirect result of the exercise by the Second Lien Collateral Agent or any Second Lien Secured Party of rights or remedies as a secured creditor (including set-off) or enforcement in contravention of this Agreement of any Lien held by any of them. Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies the First Lien Collateral Agent or the First Lien Secured Party may have with respect to the Collateral.

          5.5 Bailee for Perfection.
          (a) The First Lien Collateral Agent agrees to hold that part of the Collateral that is in its possession or control (or in the possession or control of its agents or bailees), to the extent that possession thereof is taken to perfect a Lien thereon under the Uniform Commercial Code (such Collateral being the “Pledged Collateral”) for the benefit of and on behalf of the First Lien Secured Parties, the Second Lien Collateral Agent and the Second Lien Secured Parties and any assignee solely for the purpose of perfecting the security interest granted under the First Lien Loan Documents and the Second Lien Loan Documents, subject to the terms and conditions of this Section 5.5.
          (b) Subject to the terms of this Agreement, until the Discharge of First Lien Obligations has occurred, the First Lien Collateral Agent shall be entitled to deal with the Pledged Collateral in accordance with the terms of the First Lien Loan Documents as if the Liens of the Second Lien Collateral Agent under the Second Lien Security Documents did not exist. The rights of the Second Lien Collateral Agent shall at all times be subject to the terms of this Agreement and to the First Lien Collateral Agent’s rights under the First Lien Loan Documents.
          (c) The First Lien Collateral Agent shall have no obligation whatsoever to the First Lien Secured Parties and the Second Lien Collateral Agent or any Second Lien Secured Party to ensure that the Pledged Collateral is genuine or owned by any of the Loan Parties or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.5. The duties or responsibilities of the First Lien Collateral Agent under this Section 5.5 shall be limited solely to holding the Pledged Collateral for the benefit of and on behalf of the First Lien Secured Parties and the Second Lien Collateral Agent and any permitted assignee in accordance with this Section 5.5.
          (d) The First Lien Collateral Agent acting pursuant to this Section 5.5 shall not have by reason of the First Lien Security Documents, the Second Lien Security Documents, this Agreement or any other document or theory a fiduciary relationship in respect of the First Lien Secured Parties, the Second Lien Collateral Agent or any Second Lien Secured Party.
          (e) Upon the Discharge of First Lien Obligations under the First Lien Loan Documents to which the First Lien Collateral Agent is a party, the First Lien Collateral Agent shall deliver the remaining Pledged Collateral (if any) together with any necessary endorsements, (i) to the Second Lien Collateral Agent if Second Lien Obligations remain outstanding, and (ii) to the Borrowers (or the applicable pledgor) if no First Lien Obligations or Second Lien Obligations remain outstanding (in each case, so as to allow such Person to obtain control of such Pledged Collateral). The First Lien Collateral Agent further agrees to take all other action reasonably requested by such Person in connection with such Person obtaining a first-priority interest in the Collateral or as a court of competent jurisdiction may otherwise direct. Notwithstanding the first in time filing of the First Lien Collateral Agent’s Liens upon the Pledged Collateral and notwithstanding anything in Section 7.3 to the contrary, after the Discharge of First Lien Obligations the First Lien Collateral Agent agrees that the Second Lien Collateral Agent’s Liens upon the Pledged Collateral shall rank pari passu with the First Lien Collateral Agent’s Liens on the Pledged Collateral to the extent the First Lien Collateral Agent’s Liens remain in effect to secure any First Lien Obligations (such as Hedging Agreements) still in effect after the

Discharge of First Lien Obligations. After the Discharge of First Lien Obligations, subject to Section 5.6, any remaining First Lien Obligations (such as Hedging Agreements) shall not be entitled to any benefits under this Agreement other than the right to be secured on a pari passu basis with the Second Lien Obligations on terms no more disadvantageous than those of any other Second Lien Obligations.
          5.6 When Discharge of First Lien Obligations Deemed to Not Have Occurred. If at any time in connection with or after the Discharge of First Lien Obligations the Borrowers enter into any Refinancing of any First Lien Loan Document evidencing a First Lien Obligation, then such Discharge of First Lien Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement, the First Lien Loan Documents and the Second Lien Loan Documents, and the obligations under such Refinancing shall automatically be treated as First Lien Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, the related documents shall be treated as First Lien Loan Documents for all purposes of this Agreement and the first lien collateral agent under such Refinanced First Lien Loan Documents shall be a First Lien Collateral Agent for all purposes of this Agreement. Upon receipt of a notice stating that the Borrowers have entered into a new First Lien Loan Document (which notice shall include the identity of the new collateral agent, such agent, the “New Agent”), the Second Lien Collateral Agent shall promptly (a) enter into such documents and agreements (including amendments or supplements to this Agreement) as the Borrowers or such New Agent shall reasonably request in order to confirm to the New Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement and (b) deliver to the New Agent the Pledged Collateral together with any necessary endorsements (or otherwise allow the New Agent to obtain control of such Pledged Collateral). If the new First Lien Obligations under the new First Lien Loan Documents are secured by assets of the Loan Parties of the type constituting Collateral that do not also secure the Second Lien Obligations, then the Second Lien Obligations shall be secured at such time by a second priority Lien on such assets to the same extent provided in the Second Lien Security Documents.
          5.7 Purchase Right. Without prejudice to the enforcement of the First Lien Secured Parties’ remedies, the First Lien Secured Parties agree that at any time during the 30-day period following written notice from the Agent of any of the following: (a) an acceleration of the First Lien Obligations in accordance with the terms of the First Lien Credit Agreement, (b) a payment default under the First Lien Credit Agreement that has not been cured or waived by the First Lien Secured Parties within 30 days of the occurrence thereof or (c) the commencement of an Insolvency or Liquidation Proceeding (each, a “Purchase Event”), one or more of the Second Lien Secured Parties may request, and the First Lien Secured Parties hereby offer the Second Lien Secured Parties the option, to purchase all, but not less than all, of the aggregate amount of outstanding First Lien Obligations outstanding at the time of purchase at par, without warranty or representation or recourse, on a pro rata basis across the First Lien Secured Parties. If such right is exercised within the aforementioned 30-day period, the parties shall endeavor to close promptly thereafter but in any event within ten (10) Business Days of the request. If the Second Lien Secured Parties accept such offer, it shall be exercised pursuant to documentation mutually acceptable to each of the First Lien Collateral Agent and the Second Lien Collateral Agent. If the Second Lien Secured Parties do not accept such offer after the occurrence of the first such

Purchase Event or fail to close within the period specified above, the First Lien Secured Parties shall have no further obligations pursuant to this Section 5.7 and may take any further actions in their sole discretion in accordance with the First Lien Loan Documents and this Agreement.
          SECTION 6. Insolvency or Liquidation Proceedings.
          6.1 Finance and Sale Issues. Until the Discharge of First Lien Obligations has occurred, if the Borrowers or any other Loan Party shall be subject to any Insolvency or Liquidation Proceeding and the First Lien Collateral Agent shall desire to permit the use of cash collateral on which the First Lien Collateral Agent or any other creditor has a Lien or to permit the Borrowers or any other Loan Party to obtain financing, whether from the First Lien Secured Parties or any other entity, under Section 363 or Section 364 of Title 11 of the United States Code or any similar Bankruptcy Law (each, a “DIP Financing”), the Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties, agrees that it will raise no objection to such use of cash collateral or DIP Financing and will not request adequate protection or any other relief in connection therewith (except as expressly agreed by the First Lien Collateral Agent or to the extent permitted by Section 6.3) and, to the extent the Liens securing the First Lien Obligations are subordinated to or pari passu with such DIP Financing or have been refinanced in connection with such DIP Financing, the Second Lien Collateral Agent will subordinate its Liens in the Collateral to the Liens securing such DIP Financing (and all obligations relating thereto) so long as the aggregate principal amount (excluding any principal capitalized or refinanced) outstanding under the DIP Financing, together with the aggregate principal amount of other First Lien Obligations, does not exceed $1,130,000,000. The Second Lien Collateral Agent on behalf of the Second Lien Secured Parties, agrees that it will raise no objection nor oppose a sale or other disposition of any Collateral free and clear of its Liens or other claims under Section 363 of the Bankruptcy Code if the First Lien Secured Parties have consented to such sale or disposition of such assets and the Second Lien Collateral Agent and each other Second Lien Secured Party will be deemed to have consented under Section 363 of the Bankruptcy Code (and otherwise) to any sale supported by the First Lien Secured Parties and to have released their Liens in such assets, so long as the net proceeds thereof (other than amounts required by the Borrower to operate its business) are applied to permanently repay the First Lien Priority Obligations in accordance with the priorities set forth in Section 4.1 hereof. Notwithstanding anything herein to the contrary, (and without restricting the right of the Second Lien Secured Parties to seek bankruptcy court authority to advance funds to the Loan Parties on a senior secured basis during an Insolvency or Liquidation Proceeding in any other circumstance), the Second Lien Lenders or any combination thereof shall be permitted, without objection by any First Lien Secured Party, to advance funds to the Loan Parties on a senior secured basis during an Insolvency or Liquidation Proceeding, but not to exceed 180 days from the commencement thereof, to the extent such funds are reasonably necessary to preserve the Collateral and the First Lien Lenders are not otherwise prepared to do so.
          6.2 Relief from the Automatic Stay. Until the Discharge of First Lien Obligations has occurred, the Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Collateral, without the prior written consent of the First Lien Collateral Agent.

          6.3 Adequate Protection. The Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties, agrees that none of them shall contest (or support any other person contesting) (a) any request by the First Lien Collateral Agent or the First Lien Secured Parties for adequate protection, (b) any objection by the First Lien Collateral Agent or the First Lien Secured Parties to any motion, relief, action or proceeding based on the First Lien Collateral Agent or the First Lien Secured Parties claiming a lack of adequate protection or (c) the payment of interest, fees, expenses or other amounts to the First Lien Collateral Agent or any other First Lien Secured Party under Section 506(b) or 506(c) of the Bankruptcy Code or otherwise. Notwithstanding the foregoing provisions in this Section 6.3, in any Insolvency or Liquidation Proceeding, (i) if the First Lien Secured Parties (or any subset thereof) are granted adequate protection in the form of additional collateral and/or superpriority claims in connection with any DIP Financing or use of cash collateral, then the Second Lien Collateral Agent, on behalf of itself or any of the Second Lien Secured Parties, may seek or request adequate protection in the form of (x) a Lien on such additional collateral, which Lien will be subordinated to the Liens securing the First Lien Obligations and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing the Second Lien Obligations are so subordinated to the First Lien Obligations under this Agreement and (y) superpriority claims junior in all respects to the superpriority claims granted to the First Lien Secured Parties, provided, however, that the Second Lien Collateral Agent shall have irrevocably agreed, pursuant to Section 1129(a)(9) of the Bankruptcy Code, on behalf of itself and the Second Lien Secured Parties, in any stipulation and/or order granting such adequate protection, that such junior superpriority claims may be paid under any plan of reorganization in any combination of cash, debt, equity or other property having a value on the effective date of such plan equal to the allowed amount of such claims and (ii) not in limitation of Section 6.1, in the event the Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties, seeks or requests adequate protection in respect of Second Lien Obligations and such adequate protection is granted in the form of additional collateral, then the Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties, agrees that the First Lien Collateral Agent shall also be granted a senior Lien on such additional collateral as security for the First Lien Obligations and for any such DIP Financing provided by the First Lien Secured Parties and that any Lien on such additional collateral securing the Second Lien Obligations shall be subordinated to the Liens on such collateral securing the First Lien Obligations and any such DIP Financing provided by the First Lien Secured Parties (and all obligations relating thereto) and to any other Liens granted to the First Lien Secured Parties as adequate protection on the same basis as the other Liens securing the Second Lien Obligations are so subordinated to such First Lien Obligations under this Agreement. In addition, the Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties, agrees that none of them shall seek or request adequate protection in the form of current payments of interest in cash in connection with any DIP Financing.
          6.4 No Waiver. Nothing contained herein shall prohibit or in any way limit the First Lien Collateral Agent or any First Lien Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by the Second Lien Collateral Agent or any of the Second Lien Secured Parties, including the seeking by the Second Lien Collateral Agent or any Second Lien Secured Parties of adequate protection or the asserting by the Second Lien Collateral Agent or any Second Lien Secured Parties of any of its rights and remedies under the Second Lien Loan Documents or otherwise.

          6.5 Avoidance Issues. If any First Lien Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the Borrowers or any other Loan Party any amount (a “Recovery”), then such First Lien Secured Party shall be entitled to a reinstatement of First Lien Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery or any finding of the invalidity of a Lien of the First Lien Collateral Agent, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement.
          6.6 Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, both on account of First Lien Obligations and on account of Second Lien Obligations, then, to the extent the debt obligations distributed on account of the First Lien Obligations and on account of the Second Lien Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.
          6.7 Post-Petition Interest.
          (a) Neither the Second Lien Collateral Agent nor any Second Lien Secured Party shall oppose or seek to challenge any claim by the First Lien Collateral Agent or any First Lien Secured Party for allowance in any Insolvency or Liquidation Proceeding of First Lien Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the First Lien Secured Party’s Lien, and to the extent otherwise provided under the First Lien Loan Documents without regard to the existence of the Lien of the Second Lien Collateral Agent on behalf of the Second Lien Secured Parties on the Collateral.
          (b) Neither the First Lien Collateral Agent nor any other First Lien Secured Party shall oppose or seek to challenge any claim by the Second Lien Collateral Agent or any Second Lien Secured Party for allowance in any Insolvency or Liquidation Proceeding of Second Lien Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Lien of the Second Lien Collateral Agent and to the extent otherwise provided under the First Lien Loan Documents on behalf of the Second Lien Secured Party on the Collateral (after taking into account the First Lien Collateral).
          6.8 Waiver. The Second Lien Collateral Agent, for itself and on behalf of the Second Lien Secured Parties, waives any claim it may hereafter have against any First Lien Secured Party arising out of the election of any First Lien Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code, and/or out of any cash collateral or financing arrangement or out of any grant of a security interest in connection with the Collateral in any Insolvency or Liquidation Proceeding.
          6.9 Nature of Obligations; Post-Petition Interest. The Second Lien Collateral Agent, on behalf of the Second Lien Secured Parties, hereby acknowledges and agrees that (i) the Second Lien Secured Parties’ claims against the Loan Parties in respect of the Collateral constitute junior claims separate and apart (and of a different class) from the senior claims of the

First Lien Secured Parties against the Loan Parties in respect of the Collateral, (ii) the First Lien Obligations include all interest that accrues after the commencement of any Insolvency or Liquidation Proceeding of any Loan Party at the rate provided for in the applicable First Lien Loan Documents governing the same, whether or not a claim for post-petition interest is allowed or allowable in any such Insolvency or Liquidation Proceeding and (iii) this Agreement constitutes a “subordination agreement” under Section 510 of the Bankruptcy Code. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims against the Loan Parties in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior claims), then the Second Lien Collateral Agent, on behalf of the Second Lien Secured Parties, hereby acknowledges and agrees that all distributions pursuant to Section 4.1 or otherwise shall be made as if there were separate classes of senior and junior secured claims against the Loan Parties in respect of the Collateral (with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Second Lien Collateral Agent on behalf of the Second Lien Secured Parties), the First Lien Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest at the relevant contract rate (even though such claims may or may not be allowed in whole or in part in the respective Insolvency or Liquidation Proceeding) before any distribution is made in respect of the claims held by the Second Lien Collateral Agent, on behalf of the Second Lien Secured Parties, with the Second Lien Collateral Agent, on behalf of the Second Lien Secured Parties, hereby acknowledging and agreeing to turn over to the holders of the First Lien Obligations all amounts otherwise received or receivable by them to the extent needed to effectuate the intent of this sentence even if such turnover of amounts has the effect of reducing the amount of the claim of the Second Lien Secured Parties).
          6.10 Proofs of Claim. Subject to the limitations set forth in this Agreement, the First Lien Collateral Agent may file proofs of claim and other pleadings and motions with respect to any First Lien Obligations, any Second Lien Obligations or the Collateral in any Insolvency or Liquidation Proceeding. If a proper proof of claim has not been filed in the form required in such Insolvency or Liquidation Proceeding at least ten (10) days prior to the expiration of the time for filing thereof, the First Lien Collateral Agent shall have the right (but not the duty) to file an appropriate claim for and on behalf of the Second Lien Secured Parties with respect to any of the Second Lien Obligations or any of the Collateral. In furtherance of the foregoing, the Second Lien Collateral Agent hereby appoints the First Lien Collateral Agent as its attorney-in-fact, with full authority in the place and stead of the Second Lien Collateral Agent and full power of substitution and in the name of the Second Lien Secured Parties or otherwise, to execute and deliver any document or instrument that the First Lien Collateral Agent is required or permitted to deliver pursuant to this Section 6.10, such appointment being coupled with an interest and irrevocable.
          SECTION 7. Reliance; Waivers; Etc.
          7.1 Reliance. Other than any reliance on the terms of this Agreement, the First Lien Collateral Agent, on behalf of itself and the First Lien Secured Parties, acknowledges that it and such First Lien Secured Parties have, independently and without reliance on the Second Lien Collateral Agent or any Second Lien Secured Party, and based on documents and information deemed by them appropriate, made their own credit analyses and decisions to enter into such First Lien Loan Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the First Lien Credit Agreement or this Agreement. The Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties, acknowledges that it and the Second Lien Secured Parties have, independently and without reliance on the First Lien Collateral Agent or any First Lien Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the Second Lien Loan Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the Second Lien Loan Documents or this Agreement.
          7.2 No Warranties or Liability. The First Lien Collateral Agent, on behalf of itself and the First Lien Secured Parties, acknowledges and agrees that each of the Second Lien Collateral Agent and the Second Lien Secured Parties have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Second Lien Loan Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. The Second Lien Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Second Lien Loan Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. The Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties, acknowledges and agrees that the First Lien Collateral Agent and the First Lien Secured Parties have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the First Lien Loan Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. The First Lien Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under their respective First Lien Loan Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate.
          7.3 No Waiver of Lien Priorities.
          (a) No right of any First Lien Secured Party or the First Lien Collateral Agent to enforce any provision of this Agreement or any First Lien Loan Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Borrowers or any other Loan Party or by any act or failure to act by any First Lien Secured Party or the First Lien Collateral Agent, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the First Lien Loan Documents or any of the Second Lien Loan Documents, regardless of any knowledge thereof which the First Lien Collateral Agent or any First Lien Secured Parties may have or be otherwise charged with.
          (b) Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of the Borrowers and the other Loan Parties under the First Lien Loan Documents and subject to the provisions of Section 5.3(b)), the First Lien Secured Parties, the First Lien Collateral Agent and any of them may, at any time and from time to time in accordance with the First Lien Loan Documents and/or applicable law, without the consent of, or notice to, the Second Lien Collateral Agent or any Second Lien Secured Party, without incurring any liabilities to the Second Lien Collateral Agent or any Second Lien Secured Party and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of the Second Lien Collateral Agent or any Second

Lien Secured Party is affected, impaired or extinguished thereby) do any one or more of the following:
     (i) change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter, the terms of any of the First Lien Obligations or any Lien on any First Lien Collateral or guaranty thereof or any liability of the Borrowers or any other Loan Party, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the First Lien Obligations, without any restriction as to the amount (subject to Section 5.3(a) and the definition of “First Lien Loan Documents”), tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by the First Lien Collateral Agent or any of the First Lien Secured Parties, the First Lien Obligations or any of the First Lien Loan Documents;
     (ii) sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the First Lien Collateral or any liability of the Borrowers or any other Loan Party to the First Lien Secured Parties or the First Lien Collateral Agent, or any liability incurred directly or indirectly in respect thereof;
     (iii) settle or compromise any First Lien Obligation or any other liability of the Borrowers or any other Loan Party or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the First Lien Obligations) in any manner or order; and
     (iv) exercise or delay in or refrain from exercising any right or remedy against the Borrowers or any security or any other Loan Party or any other Person, and elect any remedy and otherwise deal freely with the Borrowers, any other Loan Party or any First Lien Collateral and any security and any guarantor or any liability of the Borrowers or any other Loan Party to the First Lien Secured Parties or any liability incurred directly or indirectly in respect thereof.
               (c) The Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties, also agrees that the First Lien Secured Parties and the First Lien Collateral Agent shall have no liability to the Second Lien Collateral Agent or any Second Lien Secured Party, and the Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties, hereby waives any claim against any First Lien Secured Party or the First Lien Collateral Agent, arising out of any and all actions which the First Lien Secured Parties or the First Lien Collateral Agent may take or permit or omit to take with respect to: (i) the First Lien Loan Documents, (ii) the collection of the First Lien Obligations or (iii) the foreclosure upon, or sale, liquidation or other disposition of, any First Lien Collateral. The Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties, agrees that the First Lien Secured Parties and the First Lien Collateral Agent have no duty to them in respect of the maintenance or preservation of the First Lien Collateral, the First Lien Obligations or otherwise.
               (d) The Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.
          7.4 Obligations Unconditional. All rights, interests, agreements and obligations of the First Lien Collateral Agent and the First Lien Secured Parties and the Second Lien Collateral Agent and the Second Lien Secured Parties, respectively, hereunder shall remain in full force and effect irrespective of:
     (a) any lack of validity or enforceability of any First Lien Loan Documents or any Second Lien Loan Documents or the perfection of any liens thereunder;
     (b) except as otherwise set forth in the Agreement, any change in the time, manner or place of payment of, or in any other terms of, all or any of the First Lien Obligations or Second Lien Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any First Lien Loan Document or any Second Lien Loan Document;
     (c) any exchange of any security interest in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the First Lien Obligations or Second Lien Obligations or any guarantee thereof;
     (d) the commencement of any Insolvency or Liquidation Proceeding in respect of the Borrowers or any other Loan Party; or
     (e) any other circumstances which otherwise might constitute a defense available to, or a discharge of, the Borrowers or any other Loan Party in respect of the First Lien Obligations, or of the Second Lien Collateral Agent or any Second Lien Secured Party in respect of this Agreement.
          SECTION 8. Miscellaneous.
          8.1 Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of the First Lien Loan Documents or the Second Lien Loan Documents, the provisions of this Agreement shall govern and control.
          8.2 Effectiveness; Continuing Nature of this Agreement; Severability. This Agreement shall become effective when executed and delivered by the parties hereto. This is a continuing agreement of lien subordination and the First Lien Secured Parties may continue, at any time and without notice to the Second Lien Collateral Agent or any Second Lien Secured Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Borrowers or any Loan Party constituting First Lien Obligations in reliance hereon. The Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. All references to the Borrowers or any other Loan Party shall include the Borrowers or such Loan Party as debtor and debtor-in-possession and any receiver or trustee for the Borrowers or any other Loan Party (as the case may be) in any Insolvency or Liquidation Proceeding. This Agreement shall terminate and be of no further force and effect, (i) with respect to the Second Lien Collateral Agent, the Second Lien Secured Parties and the Second Lien Obligations, upon the later of (1) the date upon which the obligations under the Second Lien Credit Agreement terminate if there are no other Second Lien Obligations outstanding on such date and (2) if there are other Second Lien Obligations outstanding on such date, the date upon which such Second Lien Obligations terminate and (ii) subject to Section 5.6, with respect to the First Lien Collateral Agent, the First Lien Secured Parties and the First Lien Obligations, the date of Discharge of First Lien Obligations, subject to the rights of the First Lien Secured Parties under Section 6.5.
          8.3 Amendments; Waivers.
     (a) No amendment, modification or waiver of any of the provisions of this Agreement by the Second Lien Collateral Agent or the First Lien Collateral Agent shall be deemed to be made unless the same shall be in writing signed on behalf of each of the First Lien Collateral Agent (acting pursuant to the consent of the Requisite Lenders, as such term is defined in the First Lien Credit Agreement) and the Second Lien Collateral Agent (acting pursuant to the consent of the Requisite Lenders, as such term is defined in the Second Lien Credit Agreement) or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. Notwithstanding the foregoing, nothing in this Section 8.3 shall restrict or prohibit (i) the resignation of the First Lien Collateral Agent or the appointment of a new First Lien Collateral Agent in accordance with the terms of the First Lien Credit Agreement or (ii) the resignation of the Second Lien Collateral Agent or the appointment of a new Second Lien Collateral Agent in accordance with the terms of the Second Lien Credit Agreement.
     (b) It is understood that the First Lien Administrative Agent and the Second Lien Administrative Agent, without the consent of any other First Lien Secured Party or Second Lien Secured Party, may in their discretion determine that a supplemental agreement (which may taken the form of an amendment and restatement of this Agreement) is necessary or appropriate to facilitate having additional indebtedness or other obligations (“Additional Debt”) of any of the Loan Parties become First Lien Obligations or Second Lien Obligations, as the case may be, under this Agreement, which supplement shall specify whether such Additional Debt constitutes First Lien Obligations or Second Lien Obligations; provided that such Additional Debt is permitted to be incurred by the First Lien Loan Documents and Second Lien Loan Documents then extant, and is permitted by said agreements to be subject to the provisions of this Agreement as First Lien Obligations or Second Lien Obligations, as applicable.

          8.4 Information Concerning Financial Condition of the Borrowers and their Subsidiaries. The First Lien Collateral Agent and the First Lien Secured Parties, on the one hand, and the Second Lien Collateral Agent and the Second Lien Secured Parties, on the other hand, shall each be responsible for keeping themselves informed of (a) the financial condition of the Borrowers and their Subsidiaries and all endorsers and/or guarantors of the First Lien Obligations or the Second Lien Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the First Lien Obligations or the Second Lien Obligations. The First Lien Collateral Agent and the First Lien Secured Parties shall have no duty to advise the Second Lien Collateral Agent or any Second Lien Secured Party of information known to it or them regarding such condition or any such circumstances or otherwise. In the event the First Lien Collateral Agent or any of the First Lien Secured Parties, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to the Second Lien Collateral Agent or any Second Lien Secured Parties, it or they shall be under no obligation (w) to make, and the First Lien Collateral Agent and the First Lien Secured Parties shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (x) to provide any additional information or to provide any such information on any subsequent occasion, (y) to undertake any investigation or (z) to disclose any information which, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.
          8.5 Subrogation. The Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of First Lien Obligations has occurred.
          8.6 Application of Payments. All payments received by the First Lien Collateral Agent or the First Lien Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the First Lien Obligations as provided for in the First Lien Loan Documents. The Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties, assents to any extension or postponement of the time of payment of the First Lien Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security which may at any time secure any part of the First Lien Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.
          8.7 SUBMISSION TO JURISDICTION; WAIVERS. (a) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY, FOR ITSELF, IN CONNECTION WITH ITS PROPERTIES AND ON BEHALF OF THE RESPECTIVE SECURED PARTIES IT REPRESENTS, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 8.8; AND

(D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT.
          (b) EACH OF THE PARTIES HERETO, ON BEHALF OF THE RESPECTIVE SECURED PARTIES IT REPRESENTS, HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER HEREOF, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO, ON BEHALF OF THE RESPECTIVE SECURED PARTIES IT REPRESENTS, ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO, ON BEHALF OF THE RESPECTIVE SECURED PARTIES IT REPRESENTS, FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 8.7(b) AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
          8.8 Notices. All notices to the Second Lien Secured Parties and the First Lien Secured Parties permitted or required under this Agreement shall also be sent to the Second Lien Collateral Agent and the First Lien Collateral Agent, respectively. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, faxed, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service and upon receipt of electronic mail, facsimile or U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.
          8.9 Further Assurances. The First Lien Collateral Agent, on behalf of itself and the First Lien Secured Parties, and the Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties, agrees that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested)

as the First Lien Collateral Agent or the Second Lien Collateral Agent may reasonably request to effectuate the terms of and the lien priorities contemplated by this Agreement.
          8.10 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
          8.11 Binding on Successors and Assigns. This Agreement shall be binding upon the First Lien Collateral Agent, the First Lien Secured Parties, the Second Lien Collateral Agent, the Second Lien Secured Parties and their respective successors and assigns. If either of the First Lien Collateral Agent or the Second Lien Collateral Agent resigns or is replaced pursuant to the First Lien Credit Agreement or the Second Lien Credit Agreement, as applicable, its successor shall be deemed to be a party to this Agreement and shall have all of the rights of and be subject to all of the obligations of this Agreement.
          8.12 Specific Performance. Each of the First Lien Collateral Agent and the Second Lien Collateral Agent may demand specific performance of this Agreement. The First Lien Collateral Agent, on behalf of itself and the First Lien Secured Parties, and the Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by any First Lien Collateral Agent or the Second Lien Collateral Agent, as the case may be.
          8.13 Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.
          8.14 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by facsimile or Adobe “.pdf” file shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.
          8.15 Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.
          8.16 No Third Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and their respective successors and assigns and shall inure to the benefit of each of the First Lien Secured Parties and the Second Lien Secured Parties. No other Person shall have or be entitled to assert rights or benefits hereunder.

          8.17 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Secured Parties on the one hand and the Second Lien Secured Parties on the other hand. None of the Borrowers, any other Loan Party or any other creditor thereof shall have any rights hereunder. Nothing in this Agreement is intended to or shall impair the obligations of the Borrowers or any other Loan Party, which are absolute and unconditional, to pay the First Lien Obligations and the Second Lien Obligations as and when the same shall become due and payable in accordance with their terms.

          IN WITNESS WHEREOF, the parties hereto have executed this Intercreditor Agreement as of the date first written above.

First Lien Collateral Agent CITIBANK, N.A., as First Lien Collateral Agent
By:
Name:
Title:

By:
Name:
Title:

Address: 390 Greenwich Street New York, New York 10013 Attention: [ ] Facsimile Number: (646) [ ] E-mail address: [ ]@citigroup.com

Second Lien Collateral Agent CITIBANK, N.A., as Second Lien Collateral Agent
By:
Name:
Title:

By:
Name:
Title:

Address: 390 Greenwich Street New York, New York 10013 Attention: [ ] Facsimile Number: (646) [ ] E-mail address: [ ]@citigroup.com

Acknowledged and Agreed to by: GA EBS MERGER, LLC
By:
Name:
Title:

CONSENT OF LOAN PARTIES
          Each of the undersigned Loan Parties has read the foregoing Agreement and consents thereto. Each of the undersigned Loan Parties agrees not to take any action that would be contrary to the provisions of the foregoing Agreement, and agrees that, except as otherwise provided therein, no First Lien Secured Party or Second Lien Secured Party shall have any liability to any Loan Party for acting in accordance with the provisions of the foregoing Agreement and the First Lien Credit Agreement, the Second Lien Credit Agreement and other collateral, security, loan and credit documents referred to therein.
          Without limitation to the foregoing, each Loan Party agrees to take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the First Lien Collateral Agent or the Second Lien Collateral Agent may reasonably request to effectuate the terms of and the lien priorities contemplated by this Agreement.
          For the purposes hereof, the address of (i) the Borrowers shall be as set forth below the Borrowers’ name on the signature pages hereto and (ii) each other Loan Party shall be care of the Borrower at such address.
(signature page follows)

Dated as of [     ], 2006

GA EBS MERGER, LLC

By:
Name:
Title:

Address:
[ ]

MEDIFAX-EDI HOLDING COMPANY

By:

Name:
Title:

Address:
[ ]

MASTER LLC

By:

Name:
Title:

Address:
[ ]

[ ]

By:

Name:
Title:

Address:
[ ]

Exhibit A
ADDITIONAL PARTY ADDENDUM
          Reference is made to the Intercreditor Agreement dated as of the date hereof between Citibank, N.A., as First Lien Collateral Agent and Citibank, N.A., as Second Lien Collateral Agent, as the same may be amended, restated, supplemented, waived, or otherwise modified from time to time (the “Intercreditor Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.
          The undersigned, by execution of this Additional Party Addendum on [         ], hereby acknowledges and agrees to be bound by the provisions of the Intercreditor Agreement as if it were an original party thereto and to be the [First/Second] Lien Administrative Agent and the [First/Second] Lien Collateral Agent thereunder. The undersigned represents and warrants that it has received a copy of each of the First Lien Loan Documents and Second Lien Loan Documents and satisfies each and all of the criteria set forth therein to become such a party to the Intercreditor Agreement.
          This Additional Party Addendum shall be governed and construed in accordance with the laws of the State of New York. Notices delivered to the undersigned pursuant to this Additional Party Addendum shall be delivered in accordance with the notice provisions set forth in the Credit Agreement but to the address set forth below or such other address provided in writing, to the other parties to the Intercreditor Agreement.

By:
Name:
Title:

Date:

Address:

CONFIDENTIAL DISCLOSURE SCHEDULE TO THE
$179,000,000
SECOND LIEN CREDIT AGREEMENT
Dated as of November 16, 2006
among
GA EBS MERGER LLC
(which on the Closing Date will be merged with and into
EMDEON BUSINESS SERVICES LLC),
as Borrower,
MEDIFAX-EDI HOLDING COMPANY,
as Additional Borrower,
EBS MASTER LLC,
as Holdco,
THE LENDERS REFERRED TO HEREIN,
CITIBANK, N.A.,
as Administrative Agent, Collateral Agent and Issuing Bank,
CITIGROUP GLOBAL MARKETS INC.
and
DEUTSCHE BANK SECURITIES INC.
as Joint Lead Arrangers,
CITIGROUP GLOBAL MARKETS INC.
DEUTSCHE BANK SECURITIES INC.
and
BEAR, STEARNS & CO. INC.
as Joint Bookrunner,
DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Syndication Agent
and
BEAR STEARNS CORPORATE LENDING INC.,
as Documentation Agent

Schedule 1.01(a)
Subsidiary Guarantors
1. Dakota Imaging LLC
2. Envoy LLC
3. CareInsite LLC
4. THINC Acquisition LLC
5. THINC, L.L.C.
6. MedE America LLC
7. MedE America of Ohio LLC
8. Claims Processing Service LLC
9. Kinetra LLC
10. IMS-NET of Illinois LLC
11. IMS-NET of Central Florida LLC
12. Illinois Medical Information Network LLC
13. IMS-Net of Colorado LLC
14. Interactive Payer Network LLC
15. Emdeon Clinical Services, LLC
16. Advanced Business Fulfillment, LLC
17. Healthcare Interchange LLC
18. ExpressBill LLC
19. MediFAX-EDI Holding Company1
20. MediFAX-EDI, LLC
21. Medi, Inc.
22. MediFAX, Inc.
23. MediFAX-EDI Holdings, Inc.
24. MediFAX-EDI Services, Inc.

[1]	First lien only.

Schedule 3.07
Litigation
1.	(a) Jerry Beeman, et al v. Anthem Prescription Management, Inc., et al., Case No. EDCV 04-407 VAP (SGLx), United States District Court, Central District of California, Riverside Division, Case No. 04-56384, United States Court of Appeals, 9th Circuit.

(b) Anthony Bradley, et al v. First Health Services Corporation, et al., Case No. BC 319292, Superior Court of California, County of Los Angeles, Case No. B185672, California Court of Appeal, Second Appellate District, Division Eight.

2.	Billingnetwork.com, Inc. (“BN”) and its counsel have sent several letters to Emdeon alleging infringement by Emdeon and one or more of the Companies of certain of BN’s intellectual property rights. One or more of these letters might be construed as a threat to initiate action(s).

Schedule 3.09
Subsidiaries

Jurisdiction of
Name	Organization	Ownership
Dakota Imaging LLC	Delaware	100% by Envoy LLC
Dakota Imaging, S.A.	Costa Rica	100% by Dakota Imaging LLC
CareInsite LLC	Massachusetts	100% by Envoy LLC
THINC Acquisition LLC	Delaware	100% by CareInsite LLC
THINC, L.L.C.	New York	99% by CareInsite LLC and 1% by THINC Acquisition LLC
MediFAX-EDI Holding Company	Delaware	100% by EBS Holdco, Inc. prior to the merger with EBS Merger Co.; 100% by Emdeon Business Services LLC following the contribution of the shares of MediFAX-EDI Holding Company pursuant to the Merger Agreement
MediFAX-EDI LLC	Tennessee	100% by MediFAX-EDI Holding Company
Medi, Inc.	California	100% by MediFAX-EDI LLC
MediFAX, Inc.	Tennessee	100% by MediFAX-EDI LLC
MediFAX-EDI Holdings, Inc.	Delaware	100% by MediFAX-EDI LLC
MediFAX-EDI Services, Inc.	Delaware	100% by MediFAX-EDI LLC
Claims Processing Service LLC	Delaware	100% by Envoy LLC
Kinetra LLC	Delaware	100% by Envoy LLC
IMS-Net of Colorado LLC	Delaware	100% by Kinetra LLC
IMS-NET of Illinois LLC	Delaware	100% by Kinetra LLC
IMS-NET of Central Florida LLC	Delaware	100% by Kinetra LLC
Illinois Medical Information Network LLC	Delaware	100% by IMS-NET of Illinois LLC
IMS-Net of Arkansas, Inc.	Arkansas	51% by Kinetra LLC; 49% by Baptist Medical System
Minnesota Medical Communication Network, LLC	Colorado	90% by Kinetra LLC; 10% by Blue Cross Blue Shield of Minnesota
Emdeon Clinical Services, LLC	Delaware	100% by Envoy LLC
Envoy LLC	Delaware	100% by Emdeon Business Services LLC
Advanced Business Fulfillment, LLC	Delaware	100% by Envoy LLC

Jurisdiction of
Name	Organization	Ownership
Healthcare Interchange LLC	Delaware	100% by MedE America LLC
MedE America LLC	Delaware	100% by Emdeon Business Services LLC
MedE America of Ohio LLC	Delaware	100% by MedE America LLC
Interactive Payer Network LLC	Delaware	100% by Envoy LLC
EBS Master LLC	Delaware	52% by EBS Acquisition LLC; 42.72% by EBS Holdco, Inc.; 5.28% by ENVOY/ExpressBill, Inc.
Emdeon Business Services LLC	Delaware	100% by EBS Master LLC
GA EBS Merger LLC	Delaware	100% by EBS Acquisition LLC — prior to merger with Emdeon Business Services LLC
EBS Merger Co.	Delaware	100% by GA EBS Merger LLC — prior to merger with MediFAX-EDI Holding Company
ExpressBill LLC	Delaware	100% by Emdeon Business Services LLC

Schedule 3.10(b)
Real Property
Fee Properties
None.
Leased Properties
Real Property

Lessee	Location/Address	Description of Lease Documents

ENVOY/ExpressBill, Inc. (assigned to ExpressBill LLC)	15649 N. Greenway-Hayden Loop, Scottsdale, AZ 85260	Standard Industrial/Commercial Single Tenant Lease-Net dated January 13, 2006

Medi, Inc.	3600 Data Drive, #386, Rancho Cordova, CA 95670	Residential Rental Agreement dated October 15, 2002

Health Management Systems, Inc. and Quality Medical Adjudication, Inc.	10381 Old Placerville Rd., Sacramento, CA 95827	Standard Form Office Lease dated November 5, 1997 as amended by (i) First Amendment to Lease dated March 27, 2003 and (ii) Second Amendment to Lease dated March 8, 2005

Medi, Inc.	241 Lombard Street Thousand Oaks, CA 91360	Standard Office Lease — Net Lease Agreement dated February 1, 2000, as amended by Amendments to Lease Agreement dated July 1, 2001, October 1, 2001 and November 30, 2005

Medi.com	300 Rolling Oaks Drive, #121, Thousand Oaks, CA 91361	Rental Agreement dated September 30, 2000; Renewal of Apartment Lease dated February 23, 2001 and month-to-month letters dated May 21, 2002 and March 27, 2006.

Claims Processing Services LLC (f/k/a Claims Processing Service, Inc.)	220 Burnham Street South Windsor, CT 06074	Lease Agreement dated March 24, 1994, as amended by (i) Lease Extension effective May 1, 1999, (ii) Lease Extension effective November 1, 2001 and (iii) Agreement to Amend and Extend Lease Agreement dated July 6, 2004

MediFax-EDI Services, Inc.	300 Delaware Avenue, Suite 1210, Wilmington, DE 19801	Sublease and Administrative Services Agreement dated 1 October 2004 which includes access to a conference room and equipment room (as common areas), as amended by Addendum to Sublease and Administrative Services Agreement effective October 1, 2004

Lessee	Location/Address	Description of Lease Documents
MediFax-EDI Holdings, Inc.	103 Foulk Road, Wilmington, DE 19803
Sublease and Administrative Services Agreement dated October 1, 2004 which includes access to a conference room and equipment room (as common areas), as amended by Addendum to Sublease and Administrative Services Agreement effective October 1, 2004

Envoy LLC (f/k/a Envoy Corporation)	4300 Duhme Road, Suite 200, Madeira Beach, FL 33708	Lease Agreement dated August 8, 2000 Lease Extension Agreement dated May 5, 2005 (including Addendum thereto)

Electronic Claims & Funding, Inc.	2865 Amwiler Road, Suites 100, 200 & 300, Atlanta, GA 30360	Lease dated July 10, 1995, as amended by (i) First Amendment dated January 3, 1997, (ii) Amendment to Lease dated April 1, 1999, (iii) Third Amendment to Lease Agreement dated December 12, 2000 and (iv) Fourth Amendment to Lease dated June 2002

Envoy LLC (f/k/a Envoy Corporation, as successor to Control-O-Fax Corporation)	3070 W. Airline Highway, Waterloo, IA 50703	Lease Agreement dated January 28, 1992 between Control-O-Fax Management, Inc. and Control-O-Fax Corporation as amended by the First Amendment to Lease dated May 15, 2006

Envoy LLC (f/k/a Envoy Corporation)	800 W. Fifth Avenue, Suite 205F, Naperville, IL 60563	Office and Warehouse Lease Agreement dated October 20, 2004, as supplemented by the Lease renewal letter dated December 27, 2005

Envoy LLC (f/k/a Envoy Corporation)	27-43 Wormwood Avenue, Boston, MA 02210	Lease of Premises dated 10 May 2006

Dakota Imaging LLC (f/k/a Dakota Imaging, Inc.)	7130 Minstrel Way, Suite L140, Columbia, MD 21045	Deed of Lease dated June 23, 2000, as amended by (i) First Amendment to Lease Agreement dated September 23, 2002, (ii) Second Amendment to Lease Agreement dated September 7, 2004, (iii) Consent Judgment dated June 17, 2002, District Court for Howard County, MD, (iv) Third Amendment to Deed of Lease dated December 9, 2005, (v) Fourth Amendment to Deed of Lease dated April 27, 2006, and (vi) Fifth Amendment to Deed of Lease dated September 18, 2006

Lessee	Location/Address	Description of Lease Documents
Dakota Imaging LLC (f/k/a Dakota Imaging, Inc.)	7130 Minstrel Way, Suite 130, Columbia, MD 21045
Commercial Lease dated August 13, 1997, as amended by (i) Lease Amendment No. 1 dated August 18, 1998, (ii) Consent Judgment dated June 17, 2002, District Court for Howard County, MD, (iii) Second Lease Amendment dated September 22, 2002, (iv) Third Amendment to Lease Agreement dated October 15, 2002, (v) Fourth Amendment to Lease Agreement dated January 21, 2004, (vi) Fifth Amendment to Lease Agreement dated December 9, 2005, (vii) Sixth Amendment to Lease Agreement dated April 27, 2006, and (viii) Seventh Amendment to Lease Agreement dated September 18, 2006

Advanced Business Fulfillment, LLC	3183/3195 Rider Trail South, Bridgeton, MO 63044	Lease dated November 3, 1997 between H W Development, L.L.C. and Anthony, Allan & Quinn, Inc., as amended by (i) Starting Date Agreement dated January 9 1998, (ii) First Amendment to Lease dated May 2, 2000, (iii) Starting Date Agreement dated August 21, 2000, (iv) Second Amendment to Lease dated August 21, 2000, (v) Third Amendment to Lease dated September 2, 2003, making ABF the lessee under the Lease and (vi) Fourth Amendment to Lease dated April 5, 2005

Emdeon Corporation f/k/a Healtheon/WebMD Corp. (fourth amendment assigns the lease to Envoy Corporation)	160 Lawrence Bell Drive, Suite 100, Amherst, NY 14221	Lease Agreement dated December 7, 1999, as amended by (i) First Amendment to Lease dated November 20, 2001, (ii) Second Amendment to Lease dated October 5, 2004, (iii) Third Amendment to Lease dated September 21, 2005, and (iv) Fourth Amendment to Lease dated August 25, 2006

Envoy LLC (f/k/a Envoy Corporation, as successor to Professional Office Services, Inc.)	100 N. Byrne Road, Toledo, OH 43607	Lease Agreement dated December 6, 1997

Envoy LLC (f/k/a Envoy Corporation)	7 Great Valley Parkway, Suite 190,	Agreement of Lease dated January 3, 2003
Malvern, PA 19355

MedE America LLC (f/k/a MedE America Corporation)	775 Spartan Boulevard, Suite 202, Spartanburg, SC 29301	Lease Agreement dated January 12, 2005

Lessee	Location/Address	Description of Lease Documents
Dakota Imaging LLC (f/k/a Dakota Imaging, Inc.)	16 Zane Grey, Suite 250, El Paso, TX 79906	Standard Industrial/Commercial Multi-Tenant Lease — Net dated September 28, 2005 and Commencement of Lease Agreement dated January 12, 2006

MediFAX-EDI Holding Company f/k/a The Potomac Group, Inc.	1283 Murfreesboro Road, Nashville, TN 37217	Amended and Restated Office Building Lease Agreement dated December 13, 1996 as amended by (i) the Amendment to Amended and Restated Office Building Lease Agreement dated April 16, 1998, (ii) Second Amendment to Amended and Restated Office Building Lease Agreement dated January 14, 2001, (iii) Third Amendment to Amended and Restated Office Building Lease Agreement dated July 26, 2002, and (iv) three Landlord Subordination Agreements dated May 6, 1996, January 31, 2001 and October 31, 2001

Envoy LLC (f/k/a Envoy Corporation)	1661 Murfreesboro Road, Nashville, TN 37217	Lease Agreement dated September 11, 1986, with respect to Suite E in Building B, as amended by Amendment # 1 to Lease Agreement dated November 25, 1987, as amended by (i) Lease Extension and Modification dated May 29, 1992 (ii) Lease Extension and Modification Agreement Number Two dated August 10, 1994, (iii) Lease Modification Agreement Number Three dated May 4, 1995; (iv) Lease Modification Agreement Number Four dated February 1, 1997; (v) Addendum to Lease dated August 29, 1999; (vi) Lease Extension and Modifications Agreement Number Five dated January 31, 2001; (vii) Lease Modification Agreement Number Six dated April 15, 2005; and (viii) Lease Extension and Modification Agreement Number Seven dated May 31, 2006

Lessee	Location/Address	Description of Lease Documents

Envoy LLC (f/k/a Envoy Corporation)	1661 Murfreesboro Road, Nashville, TN 37217	Lease Agreement dated January 4, 1990 for Suite G, in Building B, as amended by Lease Extension and Modification Agreement #1 dated November 9, 1990, as amended by (i) Lease Extension and Modification dated May 29, 1992 (ii) Lease Extension and Modification Agreement Number Two dated August 10, 1994, (iii) Lease Modification Agreement Number Three dated May 4, 1995; (iv) Lease Modification Agreement Number Four dated February 1, 1997; (v) Addendum to Lease dated August 29, 1999; (vi) Lease Extension and Modifications Agreement Number Five dated January 31, 2001; (vii) Lease Modification Agreement Number Six dated April 15, 2005; and (viii) Lease Extension and Modification Agreement Number Seven dated May 31, 2006

Envoy LLC (f/k/a Envoy Corporation)	26 Century Boulevard, Nashville, TN 37214	Sublease Agreement dated December 31, 2000 (as amended or supplemented by (1) a Parking Space Agreement dated December 28, 2001, between Shorenstein Realty Investors Two, L.P. and Envoy, (2) Landlord’s Consent to Sublease dated March 21, 2001, (3) Commencement Letter dated April 18, 2002, (4) letter dated March 25, 2004 and (5) First Amendment to Sublease dated as of June 8, 2006), to Lease dated December 26, 1995, between Willis Corroon Corporation of Tennessee and Willis Corroon Corporation, as amended by (i) First Amendment to Lease dated as of October 31, 1996, (ii) Second Amendment to Lease dated as of May 27, 1998, (iii) Third Amendment to Lease dated as of November 23, 1998, (iv) Fourth Amendment to Lease dated as of March 6, 2000, and (v) Fifth Amendment to Lease dated as of March 8, 2001

Envoy LLC (f/k/a Envoy Corporation)	3055 Lebanon Road, Buildings 1 & 3, Nashville, TN 37214	Office Lease Agreement dated May 26, 2000, as amended by (i) the First Amendment to Lease Agreement dated as of September 29, 2000, (ii) Work Letter Agreement dated September 29, 2000, and (iii) Commencement Date Agreement dated April 17, 2001

Envoy LLC (f/k/a Envoy Corporation)	3993 Crowfarn Drive, Memphis, TN 38118	Agreement of Lease dated June 26, 2006

Lessee	Location/Address	Description of Lease Documents

Interactive Payer Network LLC (f/k/a Interactive Payer Network, Inc.)	5910 Landerbrook Drive, Suite 110, Mayfield Heights, OH 44124	Office Lease Agreement dated December 29, 1999 as amended by (i) Parking License Agreement dated 2000 (ii) First Lease Amendment dated July 19, 2000, (iii) Second Lease Amendment dated June 22, 2004, and (iv) Letter of Understanding dated February 24, 2005

Envoy LLC (f/k/a Envoy Corporation)	2045 Midway Drive Twinsburg, OH 44087	Lease Agreement dated as of September 25, 2006
Other Real Property
None

Schedule 3.10(c)
Real Property
1. 15649 N. Greenway-Hayden Loop, Scottsdale, AZ 85260
Standard Industrial/Commercial Single-Tenant Lease — Net dated January 13, 2006 between Remes Investments, LLC and ENVOY/ExpressBill, Inc. (the “Greenway-Hayden Loop Lease”)
The Greenway-Hayden Loop Lease may require the consent of the landlord in connection with the Transactions.
2. 10381 Old Placerville Rd., Sacramento, CA 95827
Standard Form Office Lease dated November 5, 1997 between Old Placerville Road Development Company and Health Management Systems, Inc. and Quality Medical Adjudication, Inc., as amended by (i) First Amendment to Lease dated March 27, 2003 and (ii) Second Amendment to Lease dated March 8, 2005 (the “Old Placerville Rd. Lease”)
The Old Placerville Rd. Lease may require the consent of the landlord in connection with the Transactions.
3. 241 Lombard Street, Thousand Oaks, CA 91360
Standard Office Lease — Net Lease Agreement dated February 1, 2000 between Lombard LLC and Medi, Inc., as amended by Amendments to Lease Agreement dated July 1, 2001, October 1, 2001 and November 30, 2005 (the “Lombard Street Lease”)
The Lombard Street Lease may require the consent of the landlord in connection with the Transactions.
4. 300 Delaware Avenue, Suite 1210, Wilmington, DE 19801
Sublease and Administrative Services Agreement dated 1 October 2004 between Blue Diamond Realty LLC and Medifax-EDI Services, Inc which includes access to a conference room and equipment room (as common areas), as amended by Addendum to Sublease and Administrative Services Agreement effective October 1, 2004
5. 103 Foulk Road, Wilmington, DE 19803
Sublease and Administrative Services Agreement dated October 1, 2004 between Blue Diamond Realty LLC and Medifax-EDI Holdings, Inc which includes access to a conference room and equipment room (as common areas), as amended by Addendum to Sublease and Administrative Services Agreement effective October 1, 2004

6. 4300 Duhme Road, Suite 200, Madeira Beach, FL 33708
Lease Agreement dated August 8, 2000 between Ted P. Wittner and Envoy Corporation, as amended by Lease Extension Agreement dated May 5, 2005 (including Addendum thereto). (the “Duhme Road Lease”)
The Duhme Road Lease may require the consent of the landlord in connection with the Transactions.
7. 2865 Amwiler Road, Suites 100, 200 & 300, Atlanta, GA 30360
Lease between dated July 10, 1995 between Rand Realty Co and Electronic Claims & Funding, Inc., as amended by (i) First Amendment dated January 3, 1997, (ii) Amendment to Lease dated April 1, 1999, (iii) Third Amendment to Lease Agreement dated December 12, 2000 and (iv) Fourth Amendment to Lease dated June 2002. (the “Amwiler Road Lease”)
The Amwiler Road Lease may require the consent of the landlord in connection with the Transactions.
8. 3070 W. Airline Highway, Waterloo, IA 50703
Sublease Agreement dated November 1, 2004 between Envoy Corporation (as successor to Control-O-Fax Corporation), as Sublandlord, and Alliance Printing Company, LLC, as Subtenant, as amended by the First Amendment to Sublease dated October 21, 2005.
9. 27-43 Wormwood Avenue, Boston, MA 02210
Lease of Premises dated 10 May 2006 between Fort Point Place — VEF V, LLC and Envoy Corporation (the “Wormwood Avenue Lease”)
The Wormwood Avenue Lease may require the consent of the landlord in connection with the Transactions.
10. 7130 Minstrel Way, Suite L140, Columbia, MD 21045
Deed of Lease dated June 23, 2000 between Washington Metropolitan Area Transit Authority, Local 922 Teamsters Retirement Plan and Dakota Imaging, Inc., as amended by (i) First Amendment to Lease Agreement dated September 23, 2002, (ii) Second Amendment to Lease Agreement dated September 7, 2004, (iii) Consent Judgment dated June 17, 2002, District Court for Howard County, MD, (iv) Third Amendment to Deed of Lease dated December 9, 2005, (v) Fourth Amendment to Deed of Lease dated April 27, 2006, and (vi) Fifth Amendment to Deed of Lease dated September 18, 2006 (the “Minstrel Way Lease”).
The Minstrel Way Lease may require the consent of the landlord in connection with the Transactions.
Dakota Imaging, Inc. is currently in negotiations to enter into an agreement to lease facilities located at 10620 Guilford Road, Jessup, Maryland 20794. If such an agreement is entered into by Dakota Imaging, Inc., the employees located at 7130 Minstrel Way, Suite L140 will move to the facilities located at this Guilford Road address.

11. 100 N. Byrne Road, Toledo, OH 43607
Lease Agreement dated December 6, 1997 between BDM Properties and Envoy Corporation (as successor to Professional Office Services, Inc.) (the “Byrne Road Lease’)
The Byrne Road Lease may require the consent of the landlord in connection with the Transactions.
12. 7 Great Valley Parkway, Suite 190, Malvern, PA 19355
Agreement of Lease dated January 3, 2003 between Liberty Property Limited Partnership and Envoy Corporation (the “Great Valley Parkway Lease”)
The Great Valley Parkway Lease may require the consent of the landlord in connection with the Transactions.
13. 16 Zane Grey, Suite 250, El Paso, TX 79906
Standard Industrial/Commercial Multi-Tenant Lease — Net dated September 28, 2005 between Marvin L. Oates as Co-Trustee of the Marvin L. Oates Trust, and Buzz Oates Development, L.P. and Dakota Imaging, Inc. and Commencement of Lease Agreement dated January 12, 2006 (the “Zane Grey Lease”)
The Zane Grey Lease may require the consent of the landlord in connection with the Transactions.
14. 26 Century Boulevard, Nashville, TN 37214
Sublease Agreement dated December 31, 2000 between Willis North America Inc. and Envoy Corporation (“Envoy”) (as amended or supplemented by (1) a Parking Space Agreement dated December 28, 2001, between Shorenstein Realty Investors Two, L.P. and Envoy, (2) Landlord’s Consent to Sublease dated March 21, 2001, (3) Commencement Letter dated April 18, 2002, (4) letter dated March 25, 2004 and (5) First Amendment to Sublease dated as of June 8, 2006 between Willis North America Inc. and Envoy) (the “Century Boulevard Sublease”), to Lease dated December 26, 1995, between Willis Corroon Corporation of Tennessee and Willis Corroon Corporation, as amended by (i) First Amendment to Lease dated as of October 31, 1996, (ii) Second Amendment to Lease dated as of May 27, 1998, (iii) Third Amendment to Lease dated as of November 23, 1998, (iv) Fourth Amendment to Lease dated as of March 6, 2000, and (v) Fifth Amendment to Lease dated as of March 8, 2001 (the “Century Boulevard Lease”). In addition, Envoy has an informal arrangement with the HEI Nashille, Ltd. (“HEI”), commonly known as the hotel Sheraton Music City located in Nashville, Tennessee, for the temporary use of a parking area owned by HEI, which the parties expect to formalize. This informal arrangement modified Envoy’s previous parking arrangement and shuttle services being provided by Flight Park pursuant to the General Contract For Services dated July 1, 2003.
The Century Boulevard Lease and the Century Boulevard Sublease may require the consent of the Landlord and the sublandlord, respectively, in connection with the Transactions.

15. 3055 Lebanon Road, Buildings 1 & 3, Nashville, TN 37214
Office Lease Agreement dated May 26, 2000, between Donelson Corporate Centre, L.P. and Envoy Corporation, as amended by (i) the First Amendment to Lease Agreement dated as of September 29, 2000, (ii) Work Letter Agreement dated September 29, 2000, and (iii) Commencement Date Agreement dated April 17, 2001 (the “Lebanon Road Lease”)
The Lebanon Road Lease may require the consent of the landord in connection with the Transactions.
16. 3993 Crowfarn Drive, Memphis, TN 38118
Agreement of Lease dated June 26, 2006 between Level 3 Communications, LLC and Envoy Corporation (the “Crowfarn Drive Lease”)
The Crowfarn Drive Lease may require the consent of the landlord in connection with the Transactions.

Schedule 3.19(c)
Intellectual Property
Counsel to Emdeon and MediFAX-EDI, LLC (“Medifax LLC”), Thomas W. Miller of the law firm of Miller, Griffen & Marks, P.S.C., sent (a) a letter dated April 26, 2006 to Frank Goins, a former employee of Medifax LLC, asserting, among other things, the misappropriation by Mr. Goins of proprietary information of Emdeon and Medifax LLC and (b) a letter dated April 26, 2006 to James Lacy of ZirMed, Inc. (“ZirMed”), Mr. Goins’ new employer, alleging, among other things, that ZirMed aided and abetted in Mr. Goins’ violation of his duties to Emdeon and Medifax LLC. The parties have since entered into the following agreements to resolve this matter: (1) Stipulation of Settlement dated as of July 18, 2006 between Envoy, Medifax LLC and Mr. Goins, (2) Tolling Agreement between Medifax LLC and Mr. Goins, (3) Stipulation of Settlement dated as of July 18, 2006 between Envoy, Medifax LLC and ZirMed and (4) Tolling Agreement between Medifax LLC and ZirMed.

Schedule 3.20(c)
Mortgaged Filling Offices
None.

Schedule 5.17
Post-Closing Matters
None.
`

Schedule 6.01(w)
Existing Indebtedness
1. Earnout payments with respect to the following agreements:
     (a) Agreement and Plan of Merger entered into as of September 24, 2003 by and among Envoy, WebMD Corporation, Crown Subsidiary, Inc., Claims Processing Service, Inc., and Joseph L. DiNardo. There is one more potential earnout payment under this agreement, which would be due in April 2007, for a maximum possible amount of $1,040,000.
     (b) Stock Purchase Agreement dated July 18, 2006 among Envoy, Interactive Payer Network, Inc. (“IPN”) and the former shareholders of IPN. The maximum total amount that could be owed over the course of two years from the date of the acquisition is $3,000,000. Additional earnout payments of up to $3,000,000 may be due to the former shareholders of IPN from the date hereof until August 1, 2008.
2. Pursuant to Section 2.10(b) of the Merger Agreement, the Companies are to be left with a $15,000,000 minimum cash balance. This minimum cash balance shall be treated as a loan to the Companies from Emdeon Corporation, to be repaid within 60 days of the Closing Date pursuant to Section 2.15(b) of the Merger Agreement.
3. Letters of credit

JP Morgan Chase	T-223027	$3,750,000	Willis North America, Inc. 26 Century Blvd. Nashville, TN 37214	26 Century Blvd. Nashville, TN	3/21/02	3/31/07	$3,921,193

JP Morgan Chase	T-223028	$2,000,000	Shorenstein Realty Investors Two, LP c/o Shorenstein Company, L.P. 555 California Street, 49th Floor San Francisco, CA 94104	26 Century Blvd. Nashville, TN	3/21/02	3/31/07	$2,091,303

JP Morgan Chase	T-3039917	$68,828	485 Properties LLC c/o CB Richard Ellis 1281 Murfreesboro Road Ste. 102 Nashville, TN 37217	Medifax-EDI Inc. 1283 Murfreesboro Rd. Nashville, TN 37217	7/28/04	8/14/07	$105,101
4. Surety Bonds

Safeco	6232641	$500,000	USAA	Until cancelled	ABF Contract
Zurich	LPM 8796771	$134,000	Illinois	10/24/2006	MedE America of Ohio TPA
Zurich	LPM 8600743	$100,000	Nevada	1/1/2007	MedE America of Ohio TPA
Zurich	LPM 8601647	$85,000	Texas	6/7/2007	MedE America of Ohio TPA
Zurich	LPM 8600742	$50,000	Missouri	5/6/2007	MedE America of Ohio TPA
Zurich	LPM 8601646	$50,000	Ohio	6/7/2007	MedE America of Ohio TPA
Hartford	20BDDEC5275	$500,000	GA / FL / UT	7/18/2007	MedE America of Ohio TPA
Travelers	104736080	$5,000	Arizona	9/19/2007	MedE America of Ohio TPA
Travelers	104736081	$25,000	Arkansas	9/19/2007	MedE America of Ohio TPA
Travelers	104736082	$10,000	Oklahoma	9/19/2007	MedE America of Ohio TPA

Schedule 6.02(h)
Existing Liens
Dakota Imaging LLC

State Department of Assessments and Taxation, Maryland

AT&T Capital Leasing Services, Inc.	UCC Original	150628246	03/03/95	Equipment pursuant to Lease No. 00452589

AT&T Capital Leasing Services, Inc.	UCC Original	152498479	09/06/95	Equipment pursuant to Lease No. 00485267

Assignee: Norwest Financial Leasing, Inc. By Copy World of Baltimore Inc.	UCC Original	180308192	01/30/98	Equipment

IBM Credit Corporation	UCC Original	180648231	03/05/98	Equipment pursuant to Supplement #422533

IBM Credit Corporation	UCC Original	181048178	06/01/00	Equipment pursuant to Supplement #805989

IBM Credit Corporation	UCC Original	181050592	06/22/00	Equipment pursuant to Supplement #814450

Colonial Pacific Leasing	UCC Original	181095826	09/17/01	Equipment

IBM Credit Corporation	UCC Original	181131428	09/25/02	Equipment pursuant to Supplement #115260

CIT Technology Financing Services, Inc.	UCC Original	181134101	10/24/02	Equipment

CIT Technology Financing Services, Inc.	UCC Original	181164460	09/05/03	Equipment

	IBM Credit LLC	UCC Original	181159547	10/24/03	Equipment pursuant to Supplement #B10256

	IBM Credit LLC	UCC Original	181171248	11/07/03	Equipment pursuant to Supplement #B12253

	CIT Technology Financing Services, Inc.	UCC Original	181171899	11/17/03	Equipment

Howard County, MD	AT&T Capital Leasing	UCC Original	153-508	03/06/1995	(Copy not available in Howard County)
Medi, Inc.

Secretary of State, California	IBM Credit LLC	UCC Original	03-36060485	12/19/03	Equipment pursuant to Supplement #B18923
Claims Processing Service LLC

Secretary of State, Connecticut	Pitney Bowes Credit Corporation	UCC Original	0002070201	05/18/01	Equipment pursuant to Lease dated 01/17/01
Advanced Business Fulfillment, LLC

Secretary of State, Missouri

Oce’ Printing Systems USA, Inc.	UCC Original	4161613	05/03/01	Debtor listed is Anthony, Allan & Quinn, Inc.; for Equipment under Leasing Schedule # 100-0337141-003

	UCC Amendment	20030047131B	05/05/03	Amendment to change Debtor Name to Advanced Business Fulfillment, Inc.

Oce’ Printing Systems USA, Inc.	UCC Original	20018034594F	09/18/01	Debtor listed is Anthony, Allan & Quinn, Inc.; for Equipment under Leasing Schedule #100-0337141-004

	UCC Amendment	20030047110K	05/05/03	Amendment to change Debtor Name to Advanced Business Fulfillment, Inc.

Stralfors Inc.	UCC Original	20020133044M	12/12/02	Equipment

Xerox Capital Services LLC	UCC Original	20030025616G	03/13/03	Equipment

U.S. Commerce Equipment Finance, L.L.C.	UCC Original	20030076754F	07/22/03	Equipment

Assignee: Allegiant Bank	UCC Amendment	20030088686B	08/26/03	Assignment of Initial Financing Statement #20030076754F

Oce North America, Inc.	UCC Original	20040053343F	05/17/04	Equipment under Trial Agmt #T501026

Oce Financial Services, Inc.	UCC Original	20040059069G	06/01/04	Equipment under Trial Agmt #672725

Oce North America, Inc.	UCC Original	20040087307B	08/16/04	Equipment under Purchase Sch #501026-5758

Oce North America, Inc.	UCC Original	20040087311H	08/16/04	Equipment under Purchase Sch #501026-5757

Oce North America, Inc.	UCC Original	20040105722E	10/06/04	Equipment under Purchase Sch #501026-7443

Oce’ North America, Inc.	UCC Original	20050115621E	11/18/05	Equipment under Purchase Sch #501026-6576

Oce’ North America, Inc.	UCC Original	20050115647B	11/18/05	Equipment under Purchase Sch #501026-7965

Oce’ North America, Inc.	UCC Original	20050117965H	11/28/05	Equipment under Trial Agmt #696887
ENVOY/ExpressBill, Inc. (assigned to ExpressBill LLC)

Secretary of	Bell & Howell	UCC	202026541	04/19/02	In Lieu of
State,	Financial	Original			Continuation
Tennessee	Services				Filing for #808234
	Company				filed
on 08/02/96 with
Secretary of State of
Arizona; for equipment

Schedule 6.06(h)
Existing Investments
None.

Schedule 6.12
Transactions with Affiliates
1.	Marketing Agreement, dated as of January 31, 2006, by and among Emdeon Corporation, Envoy Corporation and WebMD Health Corp.
2.	Subcontract Agreement, dated as of September 30, 2004, by and between Vips, Inc. and Envoy Corporation.
3.	Subcontract Agreement, dated as of January 31, 2005, by and between Vips, Inc. and MedE America Corporation.
4.	Lease Agreement dated as of September 25, 2006 between PRX Holdings Corp. (an Affiliate of Parent) and Envoy Corporation.
5.	CDHP Marketing Plan Agreement, dated as of September 25, 2006, by and among EBS Master LLC, WebMD Health Corp., Envoy Corporation and Advanced Business Fulfillment, LLC, with side letter.
6.	Amended and Restated Business Services Agreement, dated as of September 25, 2006, by and among EBS Master LLC, Envoy Corporation and WebMD Health Corp.
7.	Data License Agreement, dated as of September 25, 2006, by and among Emdeon Corporation, EBS Master LLC and the Business Services Entities as defined therein.
8.	Provisional Patent License Agreement, dated as of September 25, 2006, by and between Envoy Corporation and WebMD Health Corp.
9.	Database Agreement, dated as of September 25, 2006, by and between Envoy Corporation and WebMD Health Corp.
10.	Transition Services Agreement, dated as of November 16, 2006, by and between Emdeon Corporation and Emdeon Business Services LLC.
11.	Trademark Assignment Agreement, dated as of November 16, 2006, by and between HLTH Domain Corporation, a Delaware corporation and wholly owned subsidiary of Emdeon Corporation, and Emdeon Business Services LLC.
12.	Assignment and Assumption Agreement, dated as of November 16, 2006, by and between Envoy LLC and Emdeon Corporation.
13.	Contribution Agreement, dated as of November 13, 2006, by and among ENVOY/ExpressBill, Inc., a Tennessee corporation, EBS Master LLC, Emdeon Business Services LLC and ExpressBill LLC, as amended on November 15, 2006.